As filed with the Securities and Exchange Commission on July 13, 2011
Registration No. 333-174054

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INDEPENDENCE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

96 Cummings Point Road
Stamford, Connecticut 06902
(203) 358-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam C. Vandervoort
Vice President, General Counsel and Secretary
Independence Holding Company
485 Madison Avenue, 14th Floor
New York, New York 10022
(212) 355-4141
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
(213) 485-1234

Approximate date of commencement of proposed exchange offer:  As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

☐large accelerated filer	☐ an accelerated filer	☒ a non-accelerated filer	☐smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	908,085	N/A	$8,557,787.10	$993.56

(1)
This Registration Statement registers the maximum number of shares of the Registrant’s common stock par value $1.00 per share, that may be issued in connection with the exchange offer by the Registrant for a number of outstanding shares of American Independence Corp. common stock par value $0.01 per share, after giving effect Exchange Ratio described herein.

(2)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the total number shares of American Independence Corp. common stock estimated to be held by holders as of the date hereof that may be exchanged for shares of common stock of the registrant if all of such shares are acquired in the Offer, based upon a market value of $5.89 per share of American Independence Corp. common stock, the average of the high and low prices of shares of American Independence Corp. common stock reported on The NASDAQ Global Market on July 12, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities offered by prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 13, 2011

INDEPENDENCE HOLDING COMPANY

Offer to Exchange
Up to 1,452,935 Shares of Common Stock
of
American Independence Corp.
for
Shares of Independence Holding Company Common Stock
by
Independence Holding Company

At an Exchange Ratio of One Share of American Independence Corp. Common Stock for
0.625 Shares of Independence Holding Company Common Stock

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ___________, 2011, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Independence Holding Company is offering to exchange up to 1,452,935  shares of common stock of American Independence Corp. at an exchange ratio of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, stated value $1.00 per share, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal.  This offer is referred to in this prospectus as the “exchange offer” or the “offer.” In addition, you will receive cash instead of any fractional shares of Independence Holding Company common stock to which you may be entitled.

Independence Holding Company is seeking to acquire up to 1,452,935  shares of American Independence Corp. common stock in the offer to increase ownership of its majority-owned subsidiary American Independence Corp. Following the consummation of the offer, Independence Holding Company intends to evaluate its investment in the American Independence Corp. common stock on a continual basis and may, from time to time, communicate with, make proposals to, or otherwise attempt to influence, American Independence Corp. management, members of American Independence Corp.’s board of directors and other stockholders of American Independence Corp. regarding the capitalization, business, operations and future plans of American Independence Corp.

Independence Holding Company’s common stock is traded on the New York Stock Exchange under the symbol “IHC.”  American Independence Corp.’s common stock is traded on the NASDAQ Stock Exchange under the symbol “AMIC.”  On July 12, 2011, the last full trading day before Independence Holding Company announced the commencement of this offer and filed this prospectus, the closing price of a share of Independence Holding Company common stock was $10.49 and the closing price of a share of American Independence Corp. common stock was $5.90 Based on these closing prices and the exchange ratio in the offer of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, the Independence Holding Company offer has a value of $6.56 per share of American Independence Corp. common stock, representing a 11.1% premium over American Independence Corp.’s closing share price on July 12, 2011.  Based on the average closing prices of the shares on July 12, 2011 and on each of the preceding 60 trading days, the offer represents a premium of 6.6%.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 13.

Independence Holding Company’s obligation to exchange shares of Independence Holding Company common stock for shares of American Independence Corp. common stock is subject to specified conditions, which are more fully described in the section captioned “The Offer—Conditions of the Offer.”  Independence Holding Company’s offer is not conditioned on any minimum number of shares being tendered.

Independence Holding Company has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Independence Holding Company.

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INDEPENDENCE HOLDING COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND INDEPENDENCE HOLDING COMPANY A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2011

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF AMERICAN INDEPENDENCE CORP.

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	2

WHERE YOU CAN FIND MORE INFORMATION	6

NOTE ON AMERICAN INDEPENDENCE CORP. INFORMATION	6

SUMMARY	7

FORWARD-LOOKING STATEMENTS	12

RISK FACTORS	13

COMPARATIVE MARKET PRICE DATA	20

COMPARATIVE HISTORICAL PER SHARE DATA	21

SELECTED FINANCIAL DATA OF INDEPENDENCE HOLDING COMPANY	22

SELECTED FINANCIAL DATA OF AMERICAN INDEPENDENCE CORP	22

HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES	23

HISTORICAL AND PRO FORMA PER SHARE INFORMATION	23

SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	24

MARKET FOR INDEPENDENCE HOLDING COMPANY COMMON EQUITY	25

MARKET FOR AMERICAN INDEPENDENCE CORP. COMMON EQUITY	26

BACKGROUND AND REASONS FOR THE OFFER	28

THE OFFER	29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR INDEPENDENCE HOLDING COMPANY	44

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF INDEPENDENCE HOLDING COMPANY	68

DIRECTORS AND EXECUTIVE OFFICERS OF INDEPENDENCE HOLDING COMPANY	69

EXECUTIVE COMPENSATION OF INDEPENDENCE HOLDING COMPANY	72

EXECUTIVE COMPENSATION	72

SUMMARY COMPENSATION TABLE	74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	80

BUSINESS OF INDEPENDENCE HOLDING COMPANY	82

ii

DISTRIBUTION	84

PRINCIPAL PRODUCTS	85

LIFE INSURANCE IN-FORCE	88

ACQUISITIONS OF POLICY BLOCKS	89

REINSURANCE AND POLICY RETENTION LIMITS	89

INVESTMENTS AND RESERVES	91

COMPETITION AND REGULATION	92

DISCONTINUED OPERATIONS	93

EMPLOYEES	93

PROPERTIES OF INDEPENDENCE HOLDING COMPANY	94

LEGAL PROCEEDINGS OF INDEPENDENCE HOLDING COMPANY	94

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR AMERICAN INDEPENDENCE CORP	95

CRITICAL ACCOUNTING POLICIES	97

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF AMERICAN INDEPENDENCE CORP	111

DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN INDEPENDENCE CORP	113

EXECUTIVE COMPENSATION FOR AMERICAN INDEPENDENCE CORP	113

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	116

BUSINESS OF AMERICAN INDEPENDENCE CORP	117

PROPERTIES OF AMERICAN INDEPENDENCE CORP	122

LEGAL PROCEEDINGS OF AMERICAN INDEPENDENCE CORP	122

MATERIAL CONTRACTS WITH AMERICAN INDEPENDENCE CORP	123

COMPARISON OF SHAREHOLDERS’ RIGHTS	124

ADDITIONAL NOTE REGARDING THE OFFER	129

LEGAL MATTERS	129

EXPERTS	129

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	F-82

AMERICAN INDEPENDENCE CORP. AND SUBSIDIARIES	F-83

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	F-139

INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	II-1

UNDERTAKINGS	II-2

iii

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, and we will not consummate the exchange offer until the SEC has declared the registration statement effective. You should read this prospectus, including the annex, together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

None of Independence Holding Company, the Exchange Agent or the Information Agent have authorized any person (including any dealer, salesperson or broker) to provide you with any information or to make any representation other than as contained in this prospectus. Independence Holding Company does not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information included in this prospectus is accurate as of the date of this prospectus. You should not assume that the information included in this prospectus is accurate as of any other date.

The exchange offer is being made on the basis of this prospectus and the letter of transmittal and is subject to the terms described in this prospectus and the letter of transmittal. This prospectus does not constitute an offer to participate in the exchange offer to any person in any jurisdiction in which it would be unlawful to make such exchange offers. Any decision to participate in the exchange offer must be based on the information included in this prospectus. In making an investment decision, prospective investors must rely on their own examination of Independence Holding Company and the terms of the exchange offer, including the merits and risks involved. Investors should not construe anything in this prospectus and the letter of transmittal as legal, investment, business or tax advice. Each investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable laws or regulations.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to in this prospectus will be made available to holders in the exchange offer at no cost. See “Where You Can Find More Information.”

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

References in this prospectus to “dollars” or “$” are to the currency of the United States.

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources that we believe to be reliable.

           QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of American Independence Corp. common stock are highlights of selected information included elsewhere in this prospectus. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors” and the Consolidated Financial Statements and Notes thereto.

What is Independence Holding Company’s Proposed Transaction?

Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, Independence Holding Company is offering to acquire up to 1,452,935  outstanding shares of American Independence Corp. common stock, in exchange for shares of Independence Holding Company common stock.  According to American Independence Corp.’s transfer agent, there were 8,522,702 shares of American Independence Corp. common stock outstanding as of the close of business on July 1, 2011.  As of the date of this prospectus, Independence Holding Company (and its wholly owned subsidiary, Madison Investors Corporation) owned 5,364,826 shares of American Independence Corp. common stock, representing approximately 63% of the outstanding shares.  If Independence Holding Company acquires the maximum 1,452,935  shares in the offer, it (and its subsidiary) would collectively own 6,817,761 shares of American Independence Corp. common stock, representing approximately 80% of the outstanding shares.

How Many Shares Will Independence Holding Company Purchase in the Offer?

Independence Holding Company will purchase up to 1,452,935  shares of American Independence Corp. common stock in the offer, or such lesser number of shares as are validly tendered and not properly withdrawn.  If more than 1,452,935  shares that would have otherwise been accepted are tendered pursuant to the offer, tendered shares will be purchased on a pro rata basis.

What Will I Receive in Exchange for My Shares of American Independence Corp. Common Stock?

In exchange for each share of American Independence Corp. common stock that is purchased pursuant to the offer, you will receive 0.625 shares of Independence Holding Company common stock.  In addition, you will receive cash instead of any fractional shares of Independence Holding Company common stock to which you may be entitled.  The number of shares of Independence Holding Company common stock into which one share of American Independence Corp. common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.”  Accordingly, a stockholder tendering two shares would receive one share of Independence Holding Company common stock, plus cash in lieu of fractional shares.

What is the Per Share Value of the Offer and the Premium Over American Independence Corp.’s Share Price?

Independence Holding Company’s common stock is traded on the New York Stock Exchange under the symbol “IHC.”  American Independence Corp.’s common stock is traded on the New York Stock Exchange under the symbol “AMIC.”  On July 12, 2011, the last full trading day before Independence Holding Company announced the commencement of this offer and filed this prospectus, the closing price of a share of Independence Holding Company common stock was $10.49 and the closing price of a share of American Independence Corp. common stock was $5.90.  Based on these closing prices and the exchange ratio in the offer of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, the Independence Holding Company offer has a value of $6.56 per share of American Independence Corp. common stock, representing a 11.1% premium over American Independence Corp.’s closing share price on July 12, 2011.  Based on the average closing prices of the shares on July 12, 2011 and on each of the preceding 60 trading days, the offer represents a premium of 6.6%.

The value of the offer will change as the market prices of Independence Holding Company common stock and American Independence Corp. common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Independence Holding Company common stock.  Stockholders are encouraged to obtain current market quotations for shares of Independence Holding Company and American Independence Corp. common stock prior to making any decision with respect to the offer.  See “Risk Factors” and “Comparative Market Price Data.”

What does the Board of Directors of American Independence Corp. Think of the Offer?

American Independence Corp.’s board of directors has not approved this offer or otherwise commented on it as of the date of this prospectus.  Within 10 business days after the date of this prospectus, American Independence Corp. is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.  Independence Holding Company has not discussed the offer with the board of directors of American Independence Corp. and expects its related parties on the American Independence Corp. board to abstain from any deliberations or decisions by such board related to the offer.

What are the Conditions of the Offer?

Independence Holding Company’s obligation to exchange shares of Independence Holding Company common stock for shares of American Independence Corp. common stock pursuant to the offer is subject to several conditions referred to below under “The Offer—Conditions of the Offer,” including the following:

☐
the “registration statement condition” —no stop order suspending the effectiveness of the registration statement of which this prospectus is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

☐
the “listing condition”— the shares of Independence Holding Company common stock to be issued pursuant to the offer shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

The satisfaction or existence of any of the conditions to the offer, including the registration statement condition and the listing condition, will be determined by Independence Holding Company in its reasonable discretion.  Any and all conditions to the offer, including the registration statement condition and the listing condition, may be waived (to the extent legally permissible) by Independence Holding Company in its reasonable discretion.

Will I Be Taxed on the Independence Holding Company Common Stock I Receive?

The receipt of Independence Holding Company common stock by a U.S. holder in exchange for its shares of American Independence Corp. common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes.  For a discussion of material U.S. federal tax consequences of the offer, see the section captioned “The Offer—Taxation.”

BECAUSE TAX MATTERS ARE COMPLICATED, INDEPENDENCE HOLDING COMPANY URGES YOU TO CONTACT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Is Independence Holding Company’s Financial Condition Relevant to My Decision to Tender in the Offer?

Yes.  Independence Holding Company’s financial condition is relevant to your decision to tender your shares because shares of American Independence Corp. common stock accepted in the offer will be exchanged for shares of Independence Holding Company common stock.  You should therefore consider Independence Holding Company’s financial condition before you decide to become one of Independence Holding Company’s stockholders through the offer.

What Percentage of Independence Holding Company’s Shares Will Former Holders of Shares of American Independence Corp. Common Stock Own After the Offer?

Based on the exchange ratio for the offer, Independence Holding Company estimates that, if the maximum 1,452,935  American Independence Corp. shares are exchanged pursuant to the offer, former American Independence Corp. stockholders would own, in the aggregate, approximately 5.7% of the outstanding shares of Independence Holding Company common stock, in addition to any current holdings.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Independence Holding Company After the Offer.”

How Long Do I Have to Decide Whether to Tender in the Offer?

You have until 5:00 p.m., New York City time, on ___________, 2011 to decide whether to tender your shares in the offer unless Independence Holding Company extends the period of time during which the offer is open.  If you cannot deliver everything required to make a valid tender to Broadridge Corporate Issuer Solutions, Inc., the exchange agent for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in “The Offer—Guaranteed Delivery.”  When Independence Holding Company makes reference to the “expiration of the offer” or the “expiration date” anywhere in this prospectus, this is the time to which Independence Holding Company is referring, including, when applicable, any extension period that may apply.

Can the Offer Be Extended and Under What Circumstances?

Independence Holding Company may, in its sole discretion, extend the offer at any time or from time to time.  For instance, the offer may be extended if any of the conditions specified in “The Offer—Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer.

How Will I Be Notified if the Offer is Extended?

If Independence Holding Company decides to extend the offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

How Do I Tender My Shares?

To tender shares, you must deliver the certificates representing your shares, together with a properly completed and duly executed letter of transmittal, to the exchange agent not later than the time the offer expires.  If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.  If you cannot deliver everything required to make a valid tender to the exchange agent for the offer prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within three business days after the expiration of the offer by using the enclosed notice of guaranteed delivery.  However, the exchange agent must receive the missing items within that three business day period.  For a complete discussion on the procedures for tendering your shares, see “The Offer—Procedure for Tendering” and “The Offer—Guaranteed Delivery.”

Will I Have to Pay any Fee or Commission to Exchange Shares of American Independence Corp. Common Stock?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Until What Time Can I Withdraw Tendered Shares?

You can withdraw tendered shares at any time until the offer has expired and, if Independence Holding Company has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

How Do I Withdraw Tendered Shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent for the offer, while you have the right to withdraw the shares.  If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares.  For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

When and How Will I Receive the Independence Holding Company Shares for My Tendered Shares?

Independence Holding Company will exchange up to 1,452,935  validly tendered and not properly withdrawn American Independence Corp. shares promptly after the expiration date of the offer, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.”  Independence Holding Company will exchange your validly tendered and not properly withdrawn shares by depositing shares of Independence Holding Company common stock with the exchange agent, which will act as your agent for the purpose of receiving shares from Independence Holding Company and transmitting such shares to you.  In all cases, exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Are Dissenters’ Rights Available in the Offer?

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process.  Dissenters’ rights are not available in the offer.  See “The Offer—Purpose of the Offer; Dissenters’ Rights.”

What is the Market Value of My Shares of American Independence Corp. Common Stock as of a Recent Date?

On July 12, 2011, the last full trading day before Independence Holding Company filed this prospectus, the closing price of a share of common stock of American Independence Corp. as reported on the NASDAQ Stock Exchange was $5.90.  Independence Holding Company advises you to obtain a recent quotation for the American Independence Corp. common stock before deciding whether to tender your shares.

Where Can I Find More Information on Independence Holding Company and American Independence Corp.?

You can find more information about Independence Holding Company and American Independence Corp. from various sources described in the section captioned “Where You Can Find More Information.”

Who Can I Talk to If I Have Questions About the Offer?

If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your American Independence Corp. common stock, please contact the exchange agent listed on the back cover of this prospectus. If you would like additional copies of this prospectus, our annual, quarterly, and current reports or proxy statement, please contact the information agent. The contact information for the exchange agent and the information agent is set forth on the back cover of this prospectus. Holders of American Independence Corp. common stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their American Independence Corp. common stock with questions and requests for assistance.

IF YOU HOLD YOUR AMERICAN INDEPENDENCE CORP. COMMON STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER AMERICAN INDEPENDENCE CORP. COMMON STOCK ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND HAVE NO EFFECT. IF YOUR INTEREST AS A HOLDER OF AMERICAN INDEPENDENCE CORP. COMMON STOCK IS IN CERTIFICATED FORM, YOU MUST DELIVER THE AMERICAN INDEPENDENCE CORP. COMMON STOCK CERTIFICATE TO BE EXCHANGED IN THE MANNER SPECIFIED IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

WHERE YOU CAN FIND MORE INFORMATION

Independence Holding Company and American Independence Corp. file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Independence Holding Company and American Independence Corp. file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.  Independence Holding Company’s and American Independence Corp.’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Independence Holding Company has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Independence Holding Company common stock to be issued in the offer.  This prospectus is a part of that registration statement.  As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.  For further information, reference is made to the registration statement and its exhibits.  Independence Holding Company may also file amendments to the registration statement.  You may obtain copies of the Form S-4 (and any amendments thereto) by contacting the information agent as directed on the back cover of this prospectus.

NOTE ON AMERICAN INDEPENDENCE CORP. INFORMATION

In respect of information relating to American Independence Corp.’s business, operations and management presented in, or omitted from, this prospectus, Independence Holding Company has relied upon publicly available information, primarily information publicly filed by American Independence Corp. with the SEC.  Information publicly filed by American Independence Corp. may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information.”  American Independence Corp. is a majority-owned subsidiary of Independence Holding Company, but non-public information concerning American Independence Corp. was not available to Independence Holding Company for the purpose of preparing this prospectus.  American Independence Corp. did not cooperate with Independence Holding Company in, and has not been involved in, the preparation of this prospectus and has not verified the information contained in this prospectus relating to American Independence Corp.  Publicly available information concerning American Independence Corp. may contain errors.  Independence Holding Company has no knowledge that would indicate that any statements contained herein regarding American Independence Corp.’s operations, financial condition or condition in general, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue.  However, Independence Holding Company was not involved in the preparation of such reports and documents.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Business” and our consolidated financial statements. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the notes. References in this prospectus to “IHC,” “the Company,” “we,” “us,” “our” and “ours” refer to Independence Holding Company and its subsidiaries unless the context otherwise requires.

Our Company

We are a Delaware corporation that was formed in 1980.  We are a holding company principally engaged in the life and health insurance business with principal executive offices located at 96 Cummings Point Road, Stamford, Connecticut 06902. We provide specialized life and health coverage and related services to commercial customers and individuals.  We focus on niche products and/or narrowly defined distribution channels in the United States.  Our wholly owned insurance company subsidiaries, Standard Security Life Insurance Company of New York (“Standard Security Life”) and Madison National Life Insurance Company, Inc. (“Madison National Life”) market their products through independent and affiliated brokers, producers and agents.  At July 1, 2011, we own a 62.95% equity interest in American Independence Corp., which owns Independence American Insurance Company (“Independence American”), a managing general underwriter (“MGU”) and controlling interests in two agencies.  Independence American also distributes its products through independent and affiliated brokers, producers and agents, as well as to consumers through a dedicated controlled distribution.

Our website is located at www.ihcgroup.com.  Detailed information about Independence Holding Company, its corporate affiliates and insurance products and services can be found on our website. In addition, we make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports available, free of charge, through our website, as soon as reasonably practicable after they are filed with or furnished to the SEC.  The information on our website, however, is not incorporated by reference in, and does not form part of, this prospectus.

The Offer

Independence Holding Company is offering to exchange up to 1,452,935  shares of American Independence Corp. common stock at an exchange ratio of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Independence Holding Company common stock to which you may be entitled.

If we acquire all 1,452,935  shares we are seeking, we (including our wholly owned subsidiary, Madison Investors Corporation) will own approximately 80% of the issued and outstanding shares of American Independence Corp.

If more than 1,452,935  shares of American Independence Corp. common stock are validly tendered and not properly withdrawn, tendered shares will be purchased on a pro rata basis.

On July 12, 2011, the last full trading day before Independence Holding Company announced the commencement of this offer and filed this prospectus, the closing price of a share of Independence Holding Company common stock was $10.49 and the closing price of a share of American Independence Corp. common stock was $5.90.  Based on these closing prices and the exchange ratio in the offer of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, the Independence Holding Company exchange offer has a value of $6.56 per share of American Independence Corp. common stock, representing a 11.1% premium over American Independence Corp.’s closing share price on July 12, 2011.  Based on the respective average closing prices of the shares on July 12, 2011 and on each of the preceding 60 trading days, the offer represents a premium of 6.6%.

The value of the offer will change as the market prices of Independence Holding Company common stock and American Independence Corp. common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Independence Holding Company common stock.  Stockholders are encouraged to obtain current market quotations for shares of Independence Holding Company and American Independence Corp. common stock prior to making any decision with respect to the offer.  See “Risk Factors” and “Comparative Market Price Data.”

Independence Holding Company estimates that it will incur approximately $175,000 of fees and expenses in connection with the offer, including cash to be paid in lieu of fractional shares.  See “Fees and Expenses.”

Reasons for the Offer

We are seeking to acquire up to 1,452,935  shares of American Independence Corp. common stock in the offer.  We are making this offer to increase ownership of our majority-owned subsidiary American Independence Corp.  If we acquire all 1,452,935  shares we are seeking, we (including our wholly owned subsidiary, Madison Investors Corporation) will own approximately 80% of the issued and outstanding shares of American Independence Corp. stock. We believe that if we acquire greater ownership of American Independence Corp., we could further consolidate our financial results with those of American Independence Corp., thereby improving our financial presentation.  Increased ownership would also enhance our ability to provide additional management focus on American Independence Corp., which would permit American Independence Corp. to grow its business more rapidly and thereby benefit IHC as an American Independence Corp. stockholder.  We believe that American Independence Corp. stockholders who tender their shares will also enjoy increased liquidity in the marketplace.  We also believe that the offer will not adversely affect the tax position of American Independence Corp.  See “Business of American Independence Corp—Federal Net Operating Loss Carryforwards” on page [INSERT PAGE NUMBER].

Following the consummation of the offer, Independence Holding Company may, from time to time, acquire additional shares of American Independence Corp. common stock through open market purchases, individual negotiated transactions or otherwise, dispose of shares of American Independence Corp. common stock or formulate other purposes, plans or proposals regarding American Independence Corp. or the American Independence Corp. common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Ownership of Independence Holding Company After the Offer

Based on the exchange ratio for the offer, Independence Holding Company estimates that if the maximum 1,452,935  American Independence Corp. shares are exchanged pursuant to the offer, former American Independence Corp. stockholders would own, in the aggregate, approximately 5.7% of the outstanding shares of Independence Holding Company common stock, in addition to their current holdings, if any.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Independence Holding Company After the Offer.”

Conditions of the Offer

Independence Holding Company’s obligation to exchange shares of Independence Holding Company common stock for shares of American Independence Corp. common stock pursuant to the offer is subject to several conditions referred to below under “The Offer—Conditions of the Offer,” including the registration statement condition and the listing condition.  Independence Holding Company’s offer is not conditioned on any minimum number of shares being tendered.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on ___________, 2011, unless extended by Independence Holding Company.  For more information, you should read the discussion below under the caption “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

To the extent legally permissible, Independence Holding Company reserves the right, in its sole discretion, at any time or from time to time:

☐	to extend, for any reason, the period of time during which the offer is open;

☐	to delay acceptance for exchange of, or exchange of, any shares of American Independence Corp. common stock pursuant to the offer in order to comply in whole or in part with applicable law;

☐
to terminate the offer and not accept or exchange any shares of American Independence Corp. common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

☐	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Independence Holding Company has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of American Independence Corp. common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.  However, Independence Holding Company may not assert a non-regulatory condition after the expiration of the offer.

Procedure for Tendering Shares

The procedure for tendering shares of American Independence Corp. common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form.  Independence Holding Company urges you to read the section captioned “The Offer—Procedure for Tendering” as well as the accompanying letter of transmittal.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Independence Holding Company has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Exchange of Shares of American Independence Corp. Common Stock; Delivery of Shares of Independence Holding Company Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Independence Holding Company will accept for exchange, and will exchange for Independence Holding Company common stock, up to 1,452,935  shares of American Independence Corp. common stock validly tendered and not properly withdrawn promptly after the expiration date.

Cash Instead of Fractional Shares of Independence Holding Company Common Stock

Independence Holding Company will not issue certificates representing fractional shares of Independence Holding Company common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Independence Holding Company common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Independence Holding Company common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Regulatory Approvals

Independence Holding Company is not aware of any material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights

You will receive Independence Holding Company common stock if you tender your shares of American Independence Corp. common stock in the offer.  There are a number of differences between the rights of a stockholder of American Independence Corp. and the rights of a stockholder of Independence Holding Company.  Independence Holding Company urges you to review the discussion in the section captioned “Comparison of Stockholders’ Rights.”

Description of Independence Holding Company Common Stock

Voting and Meetings of Stockholders

All shares of common stock have equal non-cumulative voting rights of one vote per share. Special meetings of stockholders may be called by the board of directors of the Company, the chairman of the board of directors, the executive committee of the board of directors or the president of the Company. A special meeting must be called upon receipt by any of them or the secretary of the Company of a written request signed by the holders of record of a majority of the shares of stock that would be entitled to vote on the matter or matters specified in the request if the meeting were held on the date the request is received and the record date were the preceding day. Except as required by law, the holders of record of a majority of the shares of stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Directors are elected by plurality vote. Each matter, other than election of directors, is decided by a majority of votes cast. Any action that may be taken at a meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to take the action at a meeting at which all shares entitled to vote on the matter were present and voted.

Dividends and Distributions

Subject to the provisions of any series of preferred stock that may at the time be outstanding, the holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by the board of directors. In the event of the liquidation of the Company, or upon distribution of our assets, after the payment in full of such preferential amounts to which any holders of preferred stock may be entitled, the remaining assets of the Company available for distribution to stockholders will be distributed ratably among the holders of the outstanding shares of common stock, subject to any participating or similar rights of holders of preferred stock. Holders of the common stock have no conversion, preemptive, exchange, preference or redemption rights.

Directors

The number of directors constituting the board is determined by the vote of a majority of the board. The board of directors is not classified. Directors elected at an annual meeting serve until the next annual meeting and until their successors are elected and qualified. Vacancies and newly created directorships may be filled by a majority of directors then in office. Directors need not be stockholders of the Company. Any director may be removed, with or without cause, by the vote or written consent of the holders of a majority of shares entitled to vote in the election of directors. To the fullest extent permitted by Delaware law, a director of the Company is not liable to the Company or our stockholders for monetary damages for breach of fiduciary duties. This does not include breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law or a transaction in which a director derived an improper personal benefit.

Preferred Stock

The board of directors of the Company is authorized at any time to provide for the issuance of shares of preferred stock to the extent of the shares of preferred stock authorized in the Company’s charter. The preferred stock may be issued in one or more series and with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as stated in the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors.

Delaware Section 203

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the transaction in which the interested stockholder became such was approved in advance by the board of directors of the corporation or the business combination is approved by stockholders in a specified manner. A “business combination” includes mergers, assets sales and certain other transactions involving the corporation resulting in a disproportionate benefit to the interested stockholder. An “interested stockholder” is a person who, together with its affiliates and associates, owns beneficially, or owned beneficially within the prior three years, 15% or more of the corporation’s voting stock.

Risk Factors

Independence Holding Company’s business and the offer are subject to several risks.  In deciding whether to tender your shares of American Independence Corp. common stock pursuant to the offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology.  Similarly, statements that describe Independence Holding Company’s objectives, plans or goals are forward-looking.  Independence Holding Company’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Independence Holding Company and its industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below.  Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements.  Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while Independence Holding Company believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS
Risk Factors Relating to the Offer

The exchange ratio for the offer is fixed and will not be adjusted.  Because the market price of shares of Independence Holding Company common stock may fluctuate, American Independence Corp. stockholders cannot be sure of the market value of the shares of Independence Holding Company common stock that they will receive in the offer.

Subject to the terms and conditions of the offer, each outstanding share of American Independence Corp. common stock that is accepted for exchange pursuant to the offer will be exchanged for 0.625 shares of Independence Holding Company common stock.  This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Independence Holding Company common stock or American Independence Corp. common stock.  If the price of Independence Holding Company common stock declines (which may occur as a result of a number of reasons (many of which are out of Independence Holding Company’s control), including as a result of the risks described in this “Risk Factors” section), American Independence Corp. stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before Independence Holding Company announced the commencement of this offer.  Because the offer may not be completed until specified conditions have been satisfied or waived (please see the section of this prospectus entitled “The Offer — Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Independence Holding Company accepts shares of American Independence Corp. common stock for exchange.  Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Independence Holding Company common stock that will be issued to you if Independence Holding Company accepts your shares for exchange.  American Independence Corp. stockholders are urged to obtain current market quotations for Independence Holding Company and American Independence Corp. common stock when they consider whether to tender their shares of American Independence Corp. common stock pursuant to the offer.

The information regarding American Independence Corp. included in, or omitted from, this prospectus has been obtained from its public filings, which Independence Holding Company did not prepare.

In respect of all information relating to American Independence Corp. presented in or omitted from this prospectus, Independence Holding Company has relied upon publicly available information, including information publicly filed by American Independence Corp. with the SEC.  Although Independence Holding Company has no knowledge that would indicate that any statements contained herein regarding American Independence Corp.’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Independence Holding Company was not involved in the preparation of such reports and documents.

The market price of Independence Holding Company common stock may decline as a result of the offer.

The market price of Independence Holding Company’s common stock may decline as a result of the offer.  In particular, Independence Holding Company may issue up to 908,085 shares of Independence Holding Company common stock pursuant to the offer.  The increase in the number of shares of Independence Holding Company common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Independence Holding Company common stock.

Independence Holding Company will determine, in its reasonable discretion, whether or not the conditions to the offer have been satisfied, and the conditions to the offer are for Independence Holding Company’s sole benefit.

The satisfaction or existence of any of the conditions to the offer will be determined by Independence Holding Company in its reasonable discretion.  These conditions are for the sole benefit of Independence Holding Company and its affiliates and may be asserted by Independence Holding Company in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Independence Holding Company in its reasonable discretion in whole or in part at any time or from time to time before the expiration date, although all conditions to the offer must be satisfied or waived prior to the expiration of the offer.  Independence Holding Company may terminate the offer if any of the conditions to the offer are not satisfied prior to the expiration date, as determined by Independence Holding Company in its reasonable discretion.  Independence Holding Company also may amend the terms and conditions of the offer.

The receipt of Independence Holding Company common stock in exchange for American Independence Corp. common stock in the offer is expected to be a taxable transaction for U.S. federal income tax purposes.

A stockholder who exchanges American Independence Corp. common stock for Independence Holding Company common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Independence Holding Company common stock and cash in lieu of fractional shares received and the holder’s adjusted tax basis in the American Independence Corp. common stock exchanged pursuant to the offer.  Stockholders who recognize gain for U.S. federal income tax purposes may need or desire to sell a portion of the Independence Holding Company common stock they receive in the offer to satisfy the associated tax liability.  Because tax matters are complicated, Independence Holding Company urges you to contact your tax advisor to determine the particular tax consequences to you of the offer.

Upon your receipt of shares of Independence Holding Company common stock in the offer, you will become a stockholder in Independence Holding Company, which may change some of the rights and privileges you hold as a stockholder of American Independence Corp.

Independence Holding Company is a Delaware corporation governed by the Delaware General Corporation Law, or the “DGCL,” and by its articles of incorporation and bylaws.  American Independence Corp. is also a Delaware corporation governed by the DGCL and by its certificate of incorporation and bylaws.  Upon your receipt of shares of Independence Holding Company common stock in the offer, you will become a stockholder in Independence Holding Company, which may adversely affect some of the rights and privileges you hold as a stockholder of American Independence Corp.  For a detailed discussion of the rights of Independence Holding Company stockholders versus the rights of American Independence Corp. stockholders, see the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors Relating to Independence Holding Company’s Business

The risks and uncertainties described below are not the only ones that we face, but are those that we have identified as being the most significant factors that make investment in our stock speculative or risky or that have special application to us.  Additional risks and uncertainties that we do not know about, or that we deem less significant than those identified below, may also make investment in our stock speculative or risky. If any of the adverse events associated with the risks described below occurs, our business, financial condition or results of operations could be materially adversely affected. In such a case, the trading price of our stock could decline.

Federal healthcare reform and financial reform may adversely affect our business, cash flows, financial condition and results of operations.

The Patient Protection and Affordable Care Act (“PPACA”) was signed into law by President Obama during March 2010.  PPACA requires us, for certain products in certain lines of business, to increase benefits, to limit rescission to cases of intentional fraud and, eventually, to insure pre-existing conditions, among other things.  If, for those products, our actual loss ratios fall short of required minimum loss ratios (by state and legal entity, subject to certain adjustments), we will be required to rebate the difference to consumers. We have made, and are continuing to make, significant changes to our operations, products and strategy to adapt to the new environment.  If our plans for operating in the new environment are unsuccessful or if there is less demand than we expect for our products in the new environment, our results could be adversely affected.

Additionally, in July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which implements comprehensive changes to the regulation of financial services in the U.S. Among other things, the Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”).  While the CFPB does not have direct jurisdiction over insurance products, it is possible that regulations promulgated by the CFPB may extend its authority more broadly to cover certain insurance products and thereby may adversely affect our results of operations.

Our investment portfolio is subject to various risks that may result in realized investment losses.  In particular, decreases in the fair value of fixed maturities may greatly reduce the value of our investments, and as a result, our financial condition may suffer.

We are subject to credit risk in our investment portfolio. Defaults by third parties in the payment or performance of their obligations under these securities could reduce our investment income and realized investment gains or result in the continued recognition of investment losses. The value of our investments may be materially adversely affected by increases in interest rates, downgrades in the preferred stocks and bonds included in our portfolio and by other factors that may result in the continued recognition of other-than-temporary impairments. Each of these events may cause us to reduce the carrying value of our investment portfolio.

In particular, at December 31, 2010, fixed maturities represented $793.7 million or 86.3% of our total investments of $919.7 million. The fair value of fixed maturities and the related investment income fluctuates depending on general economic and market conditions. The fair value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us will generally increase or decrease in line with changes in market interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. The impact of value fluctuations affects our Consolidated Financial Statements. Because all of our fixed maturities are classified as available for sale, changes in the fair value of our securities are reflected in our stockholders’ equity (accumulated other comprehensive income or loss). No similar adjustment is made for liabilities to reflect a change in interest rates. Therefore, interest rate fluctuations and economic conditions could adversely affect our stockholders’ equity, total comprehensive income and/or cash flows. For mortgage-backed securities, credit risk exists if mortgagees default on the underlying mortgages. Although at December 31, 2010, approximately 96.0% of the fixed maturities were investment grade and continue to be rated on average AA, all of our fixed maturities are subject to credit risk. If any of the issuers of our fixed maturities suffer financial setbacks, the ratings on the fixed maturities could fall (with a concurrent fall in fair value) and, in a worst case scenario, the issuer could default on its financial obligations. If the issuer defaults, we could have realized losses associated with the impairment of the securities.

We regularly monitor our investment portfolio to ensure that investments that are other-than-temporarily impaired are identified in a timely fashion, properly valued and any impairment is charged against earnings in the proper period. Assessment factors include, but are not limited to, the length of time and the extent to which the market value has been less than cost, the financial condition and rating of the issuer, whether any collateral is held and the Company’s intent to sell, or be required to sell, debt securities before the anticipated recovery of its remaining amortized cost basis. However, the determination that a security has incurred an other-than-temporary decline in value requires the judgment of management. Inherently, there are risks and uncertainties involved in making these judgments. Therefore, changes in facts and circumstances and critical assumptions could result in management’s decision that further impairments have occurred. This could lead to additional losses on investments, particularly those that management has the intent and ability to hold until recovery in value occurs.

Our earnings could be materially affected by an impairment of goodwill.

Goodwill represented $51.7 million of our $1.4 billion in total assets as of December 31, 2010. We review our goodwill annually for impairment or more frequently if indicators of impairment exist. We regularly assess whether any indicators of impairment exist, which requires a significant amount of judgment. Such indicators may include: a sustained significant decline in our share price and market capitalization; a decline in our expected future cash flows; a significant adverse change in the business climate; and/or slower growth rates, among others. Any adverse change in one of these factors could have a significant impact on the recoverability of these assets and could have a material impact on our consolidated financial statements.  If we experience a sustained decline in our results of operations and cash flows, or other indicators of impairment exist, we may incur a material non-cash charge to earnings relating to impairment of our goodwill, which could have a material adverse effect on our results.

Changes in state regulations, or the application thereof, may adversely affect our business, financial condition and results of operations.

 A number of states are contemplating significant reform of their health insurance markets. These proposals include provisions affecting both public programs and privately financed health insurance arrangements.  We cannot assure you that, if enacted into law, any of these proposals would not have a material, adverse effect on our business, results of operations or financial condition.

Less-fundamental change in the regulatory requirements imposed on us may also harm our business or results of operations. For example, some states have imposed time limits for the payment of uncontested covered claims and required health care and dental service plans to pay interest on uncontested claims not paid promptly within the required time period. Some states have also granted their insurance regulatory agencies additional authority to impose monetary penalties and other sanctions on health and dental plans engaging in certain unfair payment practices. If we were unable, for any reason, to comply with these requirements, it could result in substantial costs to us and could materially adversely affect our results of operations and financial condition.

If rating agencies downgrade our insurance companies, our results of operations and competitive position in the industry may suffer.

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Standard Security Life and Madison National Life are both rated “A-” (Excellent) by A.M. Best Company, Inc.  Best’s ratings reflect its opinions of an insurance company’s financial strength, operating performance, strategic position, and ability to meet its obligations to policyholders and are not evaluations directed to investors.  The ratings of Standard Security Life and Madison National Life are subject to periodic review by Best.  If Best reduces either or both Madison National Life’s or Standard Security Life’s ratings from its current levels, our business would be adversely affected.

Our loss reserves are based on an estimate of our future liability, and if actual claims prove to be greater than our reserves, our results of operations and financial condition may be adversely affected.

We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, where material, including legal and other fees, and costs not associated with specific claims but related to the claims payment functions for reported and unreported claims incurred as of the end of each accounting period. Because setting reserves is inherently uncertain, we cannot be sure that current reserves will prove adequate. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings, and these charges could be material. Reserves do not represent an exact calculation of liability.  Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of known facts and circumstances. Many factors could affect these reserves, including economic and social conditions, frequency and severity of claims, medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, and changes in doctrines of legal liability and damage awards in litigation. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant reporting lag between the occurrence of the insured event and the time it is reported to us.  The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled and are reflected in the results of the periods in which such estimates are changed.

Our results may fluctuate as a result of factors generally affecting the insurance and reinsurance industry.

The results of companies in the insurance and reinsurance industry historically have been subject to significant fluctuations and uncertainties. Factors that affect the industry in general could also cause our results to fluctuate. The industry and our financial condition and results of operations may be affected significantly by:

•	Fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital;
•	Rising levels of actual costs that are not known by companies at the time they price their products;
•	Losses related to epidemics, terrorist activities, random acts of violence or declared or undeclared war;
•	Changes in reserves resulting from different types of claims that may arise and the development of judicial interpretations relating to the scope of insurers’ liability;
•	The overall level of economic activity and the competitive environment in the industry;
•	Greater than expected use of health care services by members;
•	New mandated benefits or other regulatory changes that change the scope of business or increase our costs; and
•	Failure of MGUs to adhere to underwriting guidelines as required by us in their MGU agreements.

The occurrence of any or a combination of these factors, which is beyond our control, could have a material adverse effect on our results.

Our inability to assess underwriting risk accurately could reduce our net income.

Our success is dependent on our ability to assess accurately the risks associated with the businesses on which we retain risk. If we fail to assess accurately the risks we retain, we may fail to establish the appropriate premium rates and our reserves may be inadequate to cover our losses, requiring augmentation of the reserves, which in turn would reduce our net income.

Our agreements with our producers (including our MGUs) require that each producer follow underwriting guidelines published by us and amended from time to time.  Failure to follow these guidelines may result in termination or modification of the agreement. We perform periodic audits to confirm adherence to the guidelines, but it is possible that we would not detect a breach in the guidelines for some time after the infraction, which could result in a material impact on the Net Loss Ratio (defined as insurance benefits, claims and reserves divided by (premiums earned less underwriting expenses)) for that producer and could have an adverse impact on our operating results.

If we fail to comply with extensive state and federal regulations, we will be subject to penalties, which may include fines and suspension and which may adversely affect our results of operations and financial condition.

We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. This regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

•	Approval of policy forms and premium rates;
•
Standards of solvency, including risk-based capital measurements, which are a measure developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify insurance companies that potentially are inadequately capitalized;

•	Licensing of insurers and their agents and regulation of their conduct in the market;
•	Restrictions on the nature, quality and concentration of investments;
•	Restrictions on transactions between insurance companies and their affiliates;

•	Restrictions on the size of risks insurable under a single policy;
•	Requiring deposits for the benefit of policyholders;
•	Requiring certain methods of accounting;
•	Prescribing the form and content of records of financial condition required to be filed; and
•	Requiring reserves for unearned premium, losses and other purposes.

State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

A large portion of our business depends on our compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities have broad discretion to grant, renew, or revoke licenses and approvals. Regulatory authorities may deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations, or interpretations that we believe to be generally followed by the industry, which may be different from the requirements or interpretations of regulatory authorities. If we do not have the requisite licenses and approvals and do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our insurance-related activities or otherwise penalize us. That type of action could have a material adverse effect on our business. Also, changes in the level of regulation of the insurance industry (whether federal, state or foreign), or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse effect on our business.

We may be unsuccessful in competing against larger or better-established business rivals.

We compete with a large number of other companies in our selected lines of business.  We face competition from specialty insurance companies and HMOs, and from diversified financial services companies and insurance companies that are much larger than we are and that have far greater financial, marketing and other resources. Some of these competitors also have longer experience and more market recognition than we do in certain lines of business. In addition to competition in the operation of our business, we face competition from a variety of sources in attracting and retaining qualified employees. We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand operations into new markets. If we fail to do so, our results of operations and cash flows could be materially adversely affected.

We rely on reinsurance arrangements to help manage our business risks, and failure to perform by the counterparties to our reinsurance arrangements may expose us to risks we had sought to mitigate.

We utilize reinsurance to mitigate our risks in various circumstances. Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers.  Our reinsurers may be unable or unwilling to pay the reinsurance recoverable owed to us now or in the future or on a timely basis. A reinsurer’s insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement with us could have an adverse effect on our financial condition, results of operations and cash flows.

We may be required to accelerate the amortization of deferred acquisition costs, which would increase our expenses and reduce profitability.

Deferred acquisition costs, or DAC, represent certain costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts and are deferred and amortized over the estimated life of the related insurance policies and contracts. These costs include commissions in excess of ultimate renewal commissions and certain other sales incentives, solicitation and printing costs, sales material and other costs, such as underwriting and contract and policy issuance expenses. Under U.S. generally accepted accounting principles (“GAAP”), DAC is amortized through operations over the lives of the underlying contracts in relation to the anticipated recognition of premiums or gross profits.

Our amortization of DAC generally depends upon anticipated profits from investments, surrender and other policy and contract charges, mortality, morbidity and maintenance and expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses may cause us to increase the amortization of DAC, resulting in higher expenses and lower profitability.

We regularly review our DAC asset balance to determine if it is recoverable from future income. The portion of the DAC balance deemed to be unrecoverable, if any, is charged to expense in the period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a book of business of insurance policies or annuity contracts, or if withdrawals or surrender charges associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies or annuities, we would be required to recognize the additional DAC amortization as a current-period expense. In general, we limit our deferral of acquisition costs to costs assumed in our pricing assumptions.

The failure to maintain effective and efficient information systems could adversely affect our business.

Our business depends significantly on effective information systems, and we have different information systems for our various businesses. We have committed and will continue to commit significant resources to develop, maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. Our failure to maintain effective and efficient information systems could have a material adverse effect on our financial condition and results of operations.

Failure to protect our policyholders’ confidential information and privacy could adversely affect our business.

In the conduct of our business, we are subject to privacy regulations and to confidentiality obligations. For example, the collection and use of patient data in our health insurance operations is the subject of national and state legislation, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and certain other activities we conduct are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect certain confidential information we obtain from our existing vendors, partners and policyholders. These obligations generally include protecting such confidential information in the same manner and to the same extent as we protect our own confidential information. If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, such as penalties, fines and loss of license, as well as loss of reputation and possible litigation.

COMPARATIVE MARKET PRICE DATA

Independence Holding Company’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “IHC.”  Shares of American Independence Corp. common stock are traded on the NASDAQ Stock Exchange under the symbol “AMIC.”

As reported on the NYSE and the NASDAQ Stock Exchange, the following table sets forth historical closing prices per share for shares of Independence Holding Company common stock and shares of American Independence Corp. common stock, respectively, on July 12, 2011, the last full trading day before Independence Holding Company filed this prospectus.  The table below illustrates the number of shares and per share value of Independence Holding Company common stock you would receive based on these closing prices and the exchange ratio for the offer.

	Independence Holding Company Common Stock	American Independence Corp. Common Stock	Shares of Independence Holding Company Common Stock to be Received	Per Share Value of Independence Holding Company Common Stock to be Received
July 12, 2011	$10.49	$5.90	908,085	$6.56

The value of the offer will change as the market prices of Independence Holding Company common stock and American Independence Corp. common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Independence Holding Company common stock.  YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

COMPARATIVE HISTORICAL PER SHARE DATA

The tables set forth below show basic and diluted income per share for continuing operations and net income attributable to IHC, cash dividends per share and book value per share for each of Independence Holding Company for its fiscal year ended December 31, 2010 and for American Independence Corp. for its fiscal year ended December 31, 2010.

You should read the information presented in this table below together with the historical financial statements of Independence Holding Company and the related notes, the historical financial statements of American Independence Corp. and the related notes, which are included in this prospectus.

Year Ended December 31, 2010
Independence Holding Company historical data
Basic income per common share:
Income from continuing operations	$1.44
Net income attributable to IHC shareholders	$1.42

Diluted income per common share:
Income from continuing operations	$1.44
Net income attributable to IHC shareholders	$1.42

Cash dividends declared per share	$0.05

Book value per share (period end)	$15.14

Year Ended December 31, 2010
American Independence Corp. historical data
Basic income per common share:
Income from continuing operations	$0.25
Net income attributable to AMIC shareholders	$0.25

Diluted income per common share:
Income from continuing operations	$0.25
Net income attributable to AMIC shareholders	$0.25

Cash dividends declared per share	$-

Book value per share (period end)	$10.82

SELECTED FINANCIAL DATA OF INDEPENDENCE HOLDING COMPANY

The following is a summary of selected consolidated financial data of the Company for the three months ended March 31, 2011 and 2010 and for each of the last five years excluding the credit life and disability segment, which is included in discontinued operations.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Income Data:
Total revenues	$104,319	$116,350	$435,368	$354,838	$353,687	$402,322	$342,262
Income (loss) from continuing operations	3,800	16,377	23,669	(7,433)	(24,578)	1,565	14,896
Net income (loss)	3,800	16,250	23,413	(7,132)	(23,934)	(2,267)	14,476
Net income (loss) attributable to IHC	3,184	16,034	21,737	(7,122)	(23,840)	(2,328)	14,061
Balance Sheet Data (period end):
Total investments	898,701	868,432	919,727	831,081	761,093	776,059	859,176
Total assets	1,341,097	1,355,556	1,361,792	1,304,476	1,273,894	1,306,955	1,267,643
Insurance liabilities	922,436	945,565	920,581	927,212	951,590	895,169	858,880
Debt and junior subordinated debt securities	45,646	47,146	45,646	47,146	48,146	50,646	53,146
IHC stockholders’ equity	239,176	222,346	230,628	202,967	162,702	222,851	231,150
Noncontrolling interests	23,580	28,583	29,646	540	248	390	720
Per Share Data:
Cash dividends declared per common share	-	-	.05	.05	.05	.05	.05
Basic income (loss) per common share from continuing operations	.21	1.06	1.44	(.48)	(1.59)	.10	.97
Diluted income (loss) per common share from continuing operations	.21	1.05	1.44	(.48)	(1.59)	.10	.95
Book value per common share (period end)	15.11	14.55	15.14	13.16	10.56	14.63	15.23

The Selected Financial Data of the Company should be read in conjunction with the accompanying Consolidated Financial Statements and Notes thereto included in this prospectus.

           SELECTED FINANCIAL DATA OF AMERICAN INDEPENDENCE CORP.

 The following is a summary of selected consolidated financial data of American Independence Corp. for the three months ended March 31, 2011 and 2010 and for each of the last five years.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Income Data:
Total revenues	$21,722	$22,844	$89,404	$104,247	$113,312	$119,096	$81,485
Income from continuing operations	1,057	1,034	2,982	3,166	1,511	1,353	1,770
Net income (loss)	1,057	1,034	2,982	3,166	1,436	1,353	1,716
Net income (loss) attributable to AMIC	937	843	2,099	2,612	965	1,138	1,454
Balance Sheet Data (period end):
Total investments	64,959	57,603	64,449	57,630	52,847	60,148	56,206
Total assets	133,969	132,530	133,349	134,382	130,625	142,115	134,760
Insurance liabilities	29,140	30,818	29,192	34,807	39,740	47,512	40,150
AMIC stockholders’ equity	92,953	90,275	92,060	88,973	82,932	84,677	83,084
Noncontrolling interests	14	194	117	286	429	52	39
Per Share Data:
Basic income per common share from continuing operations	.11	.10	.25	.31	.12	.13	.18
Diluted income per common share from continuing operations	.11	.10	.25	.31	.12	.13	.18
Book value per common share (period end)	10.92	10.61	10.82	10.46	9.75	9.96	9.82

The Selected Financial Data of American Independence Corp. should be read in conjunction with the accompanying Consolidated Financial Statements and Notes thereto included in this prospectus.

HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Independence Holding Company’s historical ratio of earnings to fixed charges for the three months ended March 31, 2011 and for the two fiscal years ended December 31, 2010 and 2009, and the pro forma ratio of earnings to fixed charges for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010.

	Actual						Pro Forma
	Three Months Ended March 31,		Years Ended December 31,				Three Months Ended March 31,	Year Ended December 31,
	2011		2010		2009		2011	2010

Ratio of earnings to fixed charges	1.54	x	18.22	x	(6.61	)x	$2.07x	$18.98x

           HISTORICAL AND PRO FORMA PER SHARE INFORMATION
The table set forth below shows actual and pro forma income from continuing operations per share, net income per share, dividends per common share and book value per share for Independence Holding Company and American Independence Corp. for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010.

	Three Months Ended March 31, 2011
	Independence Holding Company		American Independence Corp.
	Actual	Pro Forma	Actual	Equivalent Pro Forma(1)
Basic income per common share:
Income from continuing operations	$0.21	$0.07	$0.11	$0.04
Net income attributable to common shareholders	0.21	0.07	0.11	0.04
Diluted income per common share:
Income from continuing operations	0.21	0.07	0.11	0.04
Net income attributable to common shareholders	0.21	0.07	0.11	0.04
Dividends per common share	-	-	-	-
Book value per common share (period end)	15.11	14.81	10.92	9.26

	Year Ended December 31, 2010
	Independence Holding Company		American Independence Corp.
	Actual	Pro Forma	Actual	Equivalent Pro Forma(1)
Basic income per common share:
Income from continuing operations	$1.44	$1.50	$.25	$0.94
Net income attributable to common shareholders	1.42	1.48	0.25	0.93
Diluted income per common share:
Income from continuing operations	1.44	1.50	0.25	0.94
Net income attributable to common shareholders	1.42	1.48	0.25	0.93
Dividends per common share	0.05	0.05	-	0.03
Book value per common share (period end)	15.14	14.28	10.82	8.93
(1) Based on the exchange ratio of 1.6 shares of AMIC common stock for each share of IHC common stock.

SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

For illustrative purposes only, presented below is summary selected unaudited pro forma financial information that is intended to provide you with a better picture of what the financial results might have looked like had Independence Holding Company acquired 80% of American Independence Corp. on January 1, 2010.  The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated  statements of operations combine information from the historical condensed consolidated balance sheets and statements of operations of Independence Holding Company and American Independence Corp as of and for the three months ended March 31, 2011 and, the year ended December 31, 2010, giving effect to the offer as if it had occurred on January 1, 2010.

The summary selected unaudited pro forma  financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Independence Holding Company’s financial position or results of operations actually would have been had the offer been completed as of the dates indicated. In addition, the summary selected unaudited pro forma  financial information does not purport to project the future financial position or operating results of Independence Holding Company. American Independence Corp. has not participated in the preparation of the summary selected unaudited pro forma consolidated financial information or this prospectus/offer to exchange, and has not reviewed or verified the information, assumptions or estimates relating to American Independence Corp in the unaudited pro forma condensed consolidated financial information.

March 31, 2011
Pro Forma Balance Sheet:
(In thousands, except per share data)

Assets	$1,341,097

Liabilities	$1,078,341

IHC stockholders’ equity	247,885
Noncontrolling interests	14,871
Total equity	262,756

Total Liabilities and Stockholders’ equity	$1,341,097

Book value per share	$14.81

	Three Months Ended	Twelve Months Ended
	March 31, 2011	December 31, 2010
Pro Forma Statements of Operations:
(In thousands, except per share data)

Total revenues	$104,319	$448,968
Income from continuing operations	1,481	26,500

Net income	$1,481	$26,244
Less: income from noncontrolling interests	(375)	(1,358)
Net income attributable to IHC	$1,106	$24,886

Basic income per common share:
Income from continuing operations	$0.07	$1.50
Net income attributable to IHC	$0.07	$1.48

Diluted income per common share:
Income from continuing operations	$0.07	$1.50
Net income attributable to IHC	$0.07	$1.48

The Summary Selected Unaudited Pro Forma Consolidated Financial Information of Independence Holding Company should be read in conjunction with the accompanying Pro Forma Condensed Consolidated Financial Statements and Notes thereto included in this prospectus.

MARKET FOR INDEPENDENCE HOLDING COMPANY COMMON EQUITY

Market Information

The Company’s common stock trades under the symbol IHC on the New York Stock Exchange.  The following table shows the high and low sales prices for IHC’s common stock.

	HIGH	LOW
QUARTER ENDED:
December 31, 2010	$8.75	$7.04
September 30, 2010	7.40	5.72
June 30, 2010	10.00	5.83
March 31, 2010	9.97	5.84

QUARTER ENDED:
December 31, 2009	$6.69	$4.75
September 30, 2009	6.91	5.56
June 30, 2009	7.97	4.63
March 31, 2009	5.93	2.54

IHC’s stock price closed at $8.12 on December 31, 2010.

Holders of Record

At March 15, 2011, the number of record holders of IHC’s common stock was 1,725.

Dividends

IHC declared a cash dividend of $.025 per share on its common stock on June 24, 2011.

IHC declared a cash dividend of $.025 per share on its common stock on each of June 24, 2010 and December 28, 2010 for a total annual dividend of $.05 per share.

IHC declared a cash dividend of $.025 per share on its common stock on each of June 26, 2009 and December 23, 2009 for a total annual dividend of $.05 per share.

IHC declared a cash dividend of $.025 per share on its common stock on each of June 23, 2008 and December 23, 2008 for a total annual dividend of $.05 per share.

Private Placements

In 2008, IHC issued 127,520 shares of common stock as private placements of unregistered securities under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the shares are “restricted securities”, subject to a legend and will not be freely tradable in the United States until the shares are registered for resale under the Securities Act, or to the extent they are tradable under Rule 144 promulgated under the Securities Act or any other available exemption. Information pertaining to the Company’s common stock is provided in Note 16 of Notes to Consolidated Financial Statements included in this prospectus.

Share Repurchase Program

IHC has a program, initiated in 1991, under which it repurchases shares of its common stock. In January 2010, the Board of Directors authorized the repurchase of up to 500,000 shares of IHC’s common stock, inclusive of prior authorizations, under the 1991 plan. As of December 31, 2010, 293,600 shares were still authorized to be repurchased under the plan. There were no share repurchases during the quarter ended December 31, 2010.

MARKET FOR AMERICAN INDEPENDENCE CORP. COMMON EQUITY

Market Information

Since November 15, 2002, American Independence Corp. (“AMIC”) common stock has been listed and traded on the NASDAQ Stock Exchange under the symbol “AMIC”.

Quarter Ended:	High	Low
December 31, 2010	$5.63	$4.44
September 30, 2010	5.54	4.36
June 30, 2010	6.29	4.60
March 31, 2010	6.55	4.16

Quarter Ended:	High	Low
December 31, 2009	$5.20	$4.10
September 30, 2009	5.25	3.89
June 30, 2009	4.78	3.30
March 31, 2009	4.17	2.60

Holders of Record

At February 28, 2011, there were 82 record holders of American Independence Corp.’s common stock.  The closing price for American Independence Corp.’s common stock at December 31, 2010 was $4.85.

AMIC’s ability to utilize its federal NOL carryforwards would be substantially reduced if AMIC were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code.  AMIC will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year ‘“testing period” by “5% stockholders”.  In order to reduce the risk of an ownership change, in November 2002, AMIC’s stockholders approved an amendment to its certificate of incorporation restricting transfers of shares of its common stock that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of AMIC’s NOL carryforwards and certain federal income tax credits.  The certificate of incorporation generally restricts any person from attempting to sell, transfer or dispose, or purchase or acquire any AMIC stock, if such transfer would affect the percentage of AMIC stock owned by a 5% stockholder.  Any person attempting such a transfer will be required, prior to the date of any proposed transfer, to request in writing that the board of directors review the proposed transfer and authorize or not authorize such proposed transfer.  Any attempted transfer made in violation of the stock transfer restrictions will be null and void.  In the event of an attempted or purported transfer involving a sale or disposition of capital stock in violation of stock transfer restrictions, the transferor will remain the owner of such shares.  Notwithstanding these transfer restrictions, there could be circumstances under which an issuance by AMIC of a significant number of new shares of common stock or other new class of equity security having certain characteristics (for example, the right to vote or convert into common stock) might result in an ownership change under the Code.

Dividends

American Independence Corp. does not have any legal restriction on paying dividends, and no dividend on American Independence Corp.’s stock was declared during 2010.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2010 with respect to compensation plans under which shares of AMIC common stock may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	359,234	$9.95	6,537,222

Issuer Purchases of Equity Securities

In June 2010, the Board of Directors of AMIC authorized the repurchase of up to 200,000 shares of AMIC’s common stock.  The repurchase program may be discontinued or suspended at any time.  As of December 31, 2010, 188,268 shares were still authorized to be repurchased under the program.  There were no share repurchases during the quarter ended December 31, 2010.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

On July 30, 2002, Independence Holding Company acquired Pacific Century Cyberworks Limited’s entire interest in American Independence Corp. pursuant to a Stock Agreement dated as of July 30, 2002 (the “Stock Agreement”), among Cyber Net Technologies Limited, a British Virgin Islands Corporation and a wholly owned subsidiary of Pacific Century CyberWorks Limited, a company incorporated in Hong Kong with limited liability, and Madison Investors Corporation, a Delaware corporation, and/or one of its affiliates.  As a result of this transaction, Pacific Century Cyberworks Limited’s two appointees resigned from the Board of Directors of American Independence Corp., and Edward Netter, then Chairman of Independence Holding Company, and Roy T. K. Thung, then Chief Executive Officer of Independence Holding Company, were appointed to the Board of Directors of American Independence Corp.  The Stock Agreement required Independence Holding Company and its Affiliates to obtain the prior written consent of American Independence Corp. before acquiring ownership of more than 40% of the outstanding shares of American Independence Corp.

By the end of 2003, Independence Holding Company (and its subsidiaries) owned approximately 39% of American Independence Corp.’s outstanding shares.  In accordance with the procedures set forth in the certificate of incorporation of American Independence Corp., and with the provisions of the Stock Agreement, Independence Holding Company’s ownership of American Independence Corp.’s outstanding common stock increased through open-market and privately negotiated purchases to 49.7% by January 24, 2008.  On March 1, 2010, the Board of Directors of American Independence Corp. gave approval to Independence Holding Company to acquire additional shares of American Independence Corp.’s common stock, not to exceed 80% of the total shares outstanding.  Through subsequent open-market and privately negotiated purchases, by March 1, 2011, Independence Holding Company (and its subsidiaries) owned 5,364,826 shares of Company common stock, which as of July 1, 2011, represented 62.95% of the total shares outstanding.

Reasons for the Offer

Independence Holding Company is seeking to acquire up to 1,452,935  shares of American Independence Corp. common stock in the offer.  We are making this offer to increase ownership of our majority-owned subsidiary American Independence Corp.  If we acquire all 1,452,935  shares we are seeking, we (and our wholly owned subsidiary, Madison Investors Corporation) will own approximately 80% of the issued and outstanding shares of American Independence Corp. We believe that if we acquire greater ownership of American Independence Corp., we could further consolidate our financial results with those of American Independence Corp., thereby improving our financial presentation.  Increased ownership would also enhance our ability to provide additional Independence Holding Company management focus on American Independence Corp., which would permit American Independence Corp. to grow its business more rapidly and thereby benefit Independence Holding Company as an American Independence Corp. stockholder.  We believe that American Independence Corp. stockholders who tender their shares will enjoy increased liquidity in the marketplace.  We also believe that the offer will not adversely affect the tax position of American Independence Corp.  See “Business of American Independence Corp—Federal Net Operating Loss Carryforwards” on page 119.

Following the consummation of the offer, Independence Holding Company may, from time to time, acquire additional shares of American Independence Corp. common stock through open market purchases, individual negotiated transactions or otherwise, dispose of shares of American Independence Corp. common stock or formulate other purposes, plans or proposals regarding American Independence Corp. to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

THE OFFER

Independence Holding Company is offering to exchange up to 1,452,935  shares of American Independence Corp. common stock at an exchange ratio of one share of American Independence Corp. common stock for 0.625 shares of Independence Holding Company common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Independence Holding Company common stock to which you may be entitled.

The term “expiration date” means 5:00 p.m., New York City time, on ___________, 2011, unless Independence Holding Company extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

If you are a registered stockholder and tender your shares of American Independence Corp. common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions.  If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees.  Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares of American Independence Corp. common stock pursuant to the offer will be paid by Independence Holding Company.

Independence Holding Company is seeking to acquire up to 1,452,935  shares of American Independence Corp. common stock in the offer.  If Independence Holding Company acquires 1,452,935  shares of American Independence Corp. it (along with its wholly owned subsidiary, Madison Investors Corporation) will own approximately 80% of the issued and outstanding shares of American Independence Corp. Following the consummation of the offer, Independence Holding Company intends to evaluate its investment in American Independence Corp. common stock on a continual basis and may, from time to time, communicate with, make proposals to, or otherwise attempt to influence, American Independence Corp. management, members of American Independence Corp.’s board of directors and other stockholders of American Independence Corp. regarding the capitalization, business, operations and future plans of American Independence Corp.

Based on the exchange ratio for the offer, Independence Holding Company estimates that, if the maximum 1,452,935  American Independence Corp. shares are exchanged pursuant to the offer, former American Independence Corp. stockholders would own, in the aggregate, approximately 5.7% of the outstanding shares of Independence Holding Company common stock, in addition to their current holdings, if any.  For a detailed discussion of the assumptions on which this estimate is based, see “—Ownership of Independence Holding Company After the Offer.”

Independence Holding Company’s obligation to exchange shares of Independence Holding Company common stock for shares of American Independence Corp. common stock pursuant to the offer is subject to several conditions referred to below under “Conditions of the Offer” including the registration statement condition.  Independence Holding Company’s offer is not conditioned on any minimum number of shares being tendered.

Pursuant to Section 220 of the DGCL, Independence Holding Company has asked American Independence Corp. for its stockholder list and security position listings to communicate with you and to distribute Independence Holding Company’s offer to you.  This prospectus, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of American Independence Corp. common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on American Independence Corp.’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of American Independence Corp. common stock.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on ___________, 2011, unless extended by Independence Holding Company.  For more information, you should read the discussion below under the caption “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Independence Holding Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, for any reason, the period of time during which the offer remains open, and Independence Holding Company can do so by giving oral or written notice of such extension to the exchange agent.  If Independence Holding Company decides to so extend the offer, Independence Holding Company will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Independence Holding Company is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived.  During any such extension, all shares of American Independence Corp. common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of American Independence Corp. common stock.  You should read the discussion under “The Offer—Withdrawal Rights” for more details.

To the extent legally permissible, Independence Holding Company also reserves the right, in its sole discretion, at any time or from time to time:

☐	to delay acceptance for exchange of, or exchange of, any shares of American Independence Corp. common stock pursuant to the offer in order to comply in whole or in part with applicable law;

☐
to terminate the offer and not accept or exchange any shares of American Independence Corp. common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

☐	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Independence Holding Company has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of American Independence Corp. common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.  However, Independence Holding Company may not assert a non-regulatory condition after the expiration of the offer.

Independence Holding Company will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter.  In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Subject to applicable law and without limiting the manner in which Independence Holding Company may choose to make any public announcement, Independence Holding Company assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

Independence Holding Company will promptly pay for all securities properly tendered and not withdrawn by the expiration date or will promptly return all securities after termination or withdrawal of the offer as required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Independence Holding Company confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act and will comply with the provisions of Rule 14d-4(b) and (d) under the Exchange Act in disseminating information about the material change to American Independence Corp. stockholders.  If, prior to the expiration date, Independence Holding Company changes the percentage of shares of American Independence Corp. common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of American Independence Corp. common stock are accepted for exchange pursuant to Independence Holding Company’s offer, regardless of whether the shares were tendered before or after the change.  If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Independence Holding Company will extend the offer until the expiration of that ten business day period.  For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Because the offer is for less than all of the outstanding American Independence Corp. common stock, Exchange Act Rule 14d-11 does not permit Independence Holding Company to provide a subsequent offering period after the expiration of the offer.

Exchange of American Independence Corp. Shares; Delivery of Independence Holding Company Common Stock and Cash

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Independence Holding Company will accept for exchange, and will exchange, up to 1,452,935  shares of American Independence Corp. common stock validly tendered and not properly withdrawn promptly after the expiration date.  In addition, subject to applicable rules of the SEC, Independence Holding Company expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of American Independence Corp. common stock in order to comply with any applicable law.  In all cases, exchange of shares of American Independence Corp. common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those shares of American Independence Corp. common stock (or a confirmation of a book-entry transfer of those shares of American Independence Corp. common stock in the exchange agent’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, Independence Holding Company will be deemed to have accepted for exchange shares of American Independence Corp. common stock validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those shares of American Independence Corp. common stock pursuant to the offer.  The exchange agent will deliver Independence Holding Company common stock in exchange for shares of American Independence Corp. common stock pursuant to the offer and cash instead of fractional shares of Independence Holding Company common stock promptly after receipt of such notice.  The exchange agent will act as your agent for the purpose of receiving Independence Holding Company common stock (and cash to be paid in lieu of fractional shares of Independence Holding Company common stock) from Independence Holding Company and transmitting such stock and cash, as applicable, to you.  You will not receive any interest on any cash that Independence Holding Company pays you, even if there is a delay in making the exchange.

If Independence Holding Company does not accept any tendered shares of American Independence Corp. common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), or if certificates are submitted for more shares of American Independence Corp. common stock than are tendered, Independence Holding Company will return certificates for such unexchanged shares of American Independence Corp. common stock without expense to the tendering stockholder or, in the case of shares of American Independence Corp. common stock tendered by book-entry transfer of such shares of American Independence Corp. common stock into the exchange agent’s account at DTC pursuant to the procedures set forth below in the section entitled “—Procedure for Tendering,” those shares of American Independence Corp. common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Independence Holding Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of American Independence Corp. common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Independence Holding Company of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of American Independence Corp. common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of Independence Holding Company Common Stock

Independence Holding Company will not issue certificates representing fractional shares of Independence Holding Company common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Independence Holding Company common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Independence Holding Company common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Proration

If more than 1,452,935  shares of American Independence Corp. common stock are validly tendered and not properly withdrawn prior to the expiration date, Independence Holding Company will, upon the terms and subject to the conditions of the offer, accept shares for exchange on a pro rata basis.  If proration of tendered shares is required, Independence Holding Company will determine the proration factor promptly following the expiration date.  Proration for each stockholder tendering shares will be based on the ratio of the number of shares validly tendered and not properly withdrawn by such stockholder to the total number of shares validly tendered and not properly withdrawn by all stockholders.  Because of the difficulty in determining the number of shares validly tendered, including shares tendered by guaranteed delivery procedures as described below, and not properly withdrawn, Independence Holding Company does not expect that it will be able to announce the final proration factor until five to seven business days after the expiration date.  The preliminary results of any proration will be announced by press release promptly after the expiration date.  American Independence Corp. stockholders may obtain preliminary proration information from the information agent for the offer and may be able to obtain this information from their brokers.

Procedure for Tendering

For you to validly tender shares of American Independence Corp. common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of American Independence Corp. common stock must be received by the exchange agent at such address or those shares of American Independence Corp. common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under “—Guaranteed Delivery.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of American Independence Corp. common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Independence Holding Company may enforce that agreement against such participant.

The exchange agent will establish accounts with respect to the shares of American Independence Corp. common stock at DTC in connection with the offer within two business days after the date of this offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of American Independence Corp. common stock by causing DTC to transfer such shares into the exchange agent’s account in accordance with DTC’s procedure for such transfer.  However, although delivery of shares of American Independence Corp. common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.  Independence Holding Company cannot assure you that book-entry delivery of American Independence Corp. shares will be available.  If book-entry delivery is not available, you must tender American Independence Corp. shares by means of delivery of American Independence Corp. share certificates or pursuant to the guaranteed delivery procedures set forth below under “—Guaranteed Delivery.”

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of American Independence Corp. common stock are tendered by a registered holder of shares of American Independence Corp. common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of American Independence Corp. common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “eligible institution”).  Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of American Independence Corp. common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of American Independence Corp. common stock are to be issued, to a person other than the registered holder(s), the American Independence Corp. share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, Independence Holding Company will exchange shares of American Independence Corp. common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of American Independence Corp. common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint Independence Holding Company’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of American Independence Corp. common stock tendered and accepted for exchange by Independence Holding Company and with respect to any and all other shares of American Independence Corp. common stock and other securities issued or issuable in respect of such shares of American Independence Corp. common stock on or after the expiration date.  That appointment is effective, and voting rights will be affected, when and only to the extent that Independence Holding Company deposits with the exchange agent the shares of its common stock and cash in lieu of fractional shares in consideration for the shares of American Independence Corp. common stock that you have tendered.  All such proxies will be considered coupled with an interest in the tendered shares of American Independence Corp. common stock and therefore will not be revocable.  Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective).  Independence Holding Company’s designees will, with respect to the shares of American Independence Corp. common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of American Independence Corp.’s stockholders or otherwise.  Independence Holding Company reserves the right to require that, in order for shares of American Independence Corp. common stock to be deemed validly tendered, immediately upon the exchange of those shares, Independence Holding Company must be able to exercise full voting rights with respect to those shares.

THE METHOD OF DELIVERY OF AMERICAN INDEPENDENCE CORP. SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT.  IF DELIVERY IS BY MAIL, INDEPENDENCE HOLDING COMPANY RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.  IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.  SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.  IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL’S EXEMPT STATUS.

Guaranteed Delivery

If you wish to tender shares of American Independence Corp. common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or complete the procedure for book-entry transfer on a timely basis, your shares of American Independence Corp. common stock may nevertheless be tendered, as long as all of the following conditions are satisfied:

☐	you make your tender by or through an eligible institution;

☐
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Independence Holding Company, is received by the exchange agent as provided below prior to the expiration date; and

☐
the certificates for all tendered shares of American Independence Corp. common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal, are received by the exchange agent within three trading days after the date of execution of such notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand, overnight courier, facsimile transmission or mail to the exchange agent.  The notice must include a guarantee by an eligible institution in the form set forth in the notice.

The tender of shares of American Independence Corp. common stock pursuant to any of the procedures described above will constitute a binding agreement between Independence Holding Company and you upon the terms and subject to the conditions of the offer.

Matters Concerning Validity and Eligibility

Independence Holding Company will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of American Independence Corp. common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law.  Independence Holding Company reserves the absolute right to reject any and all tenders of shares of American Independence Corp. common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful.  Independence Holding Company also reserves the absolute right to waive any defect or irregularity in the tender of any shares of American Independence Corp. common stock.  No tender of shares of American Independence Corp. common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of American Independence Corp. common stock have been cured or waived.  None of Independence Holding Company, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of American Independence Corp. common stock or will incur any liability for failure to give any such notification.  Independence Holding Company’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF AMERICAN INDEPENDENCE CORP. COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Independence Holding Company has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  If Independence Holding Company elects to extend the offer, is delayed in its acceptance for exchange of shares of American Independence Corp. common stock or is unable to accept shares of American Independence Corp. common stock for exchange pursuant to the offer for any reason, then, without prejudice to Independence Holding Company’s rights under the offer, the exchange agent may, on behalf of Independence Holding Company, retain tendered shares of American Independence Corp. common stock, and such shares of American Independence Corp. common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law.  Please see the section of this prospectus entitled “— Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus.  Any such notice of withdrawal must specify the name of the person who tendered the shares of American Independence Corp. common stock to be withdrawn, the number of shares of American Independence Corp. common stock to be withdrawn and the name of the registered holder of such shares of American Independence Corp. common stock, if different from that of the person who tendered such shares of American Independence Corp. common stock.  If certificates evidencing shares of American Independence Corp. common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of American Independence Corp. common stock have been tendered by or for the account of an eligible institution, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution.  If shares of American Independence Corp. common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus entitled “— Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of American Independence Corp. common stock.

Withdrawals of shares of American Independence Corp. common stock may not be rescinded.  Any shares of American Independence Corp. common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares of American Independence Corp. common stock may be re-tendered at any time prior to the expiration date by following one of the procedures discussed under the sections entitled “—Procedure for Tendering” or “—Guaranteed Delivery.”

Independence Holding Company will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding to the fullest extent permitted by law.  None of Independence Holding Company, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Independence Holding Company will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Independence Holding Company will accept the tendered shares of American Independence Corp. common stock for exchange, promptly after expiration of the offer, except as otherwise provided above under “Proration.”

Ownership of Independence Holding Company After the Offer

Based on the exchange ratio for the offer and assuming that:

☐	Independence Holding Company exchanges pursuant to the offer the maximum 1,452,935 shares of American Independence Corp. common stock; and

☐	15,833,215 shares of Independence Holding Company common stock, which is the number of shares outstanding as of July 1, 2011, are outstanding;

former American Independence Corp. stockholders would own, in the aggregate, approximately 5.7% of the outstanding shares of Independence Holding Company common stock, in addition to their current holdings, if any.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to U.S. holders (as defined below) of American Independence Corp. common stock whose stock is exchanged for Independence Holding Company common stock pursuant to the offer.  The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect.  The discussion applies only to U.S. holders who hold their American Independence Corp. common stock as capital assets (generally property held for investment) and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their American Independence Corp. common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold American Independence Corp. common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, regulated investment companies and real estate investment trusts, or persons that have a functional currency other than the United States dollar.  This discussion does not address the U.S. federal tax consequences to any stockholder of American Independence Corp. who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

For purposes of this discussion, a U.S. holder is any beneficial owner of American Independence Corp.  common stock that is any of the following: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The receipt of Independence Holding Company common stock and cash in lieu of fractional shares by a U.S. holder in exchange for American Independence Corp. common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder who exchanges American Independence Corp. common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Independence Holding Company common stock and cash in lieu of fractional shares received and the holder’s adjusted tax basis in the American Independence Corp. common stock exchanged pursuant to the offer.  Gain or loss will be determined separately for each block of American Independence Corp. common stock (i.e., American Independence Corp. common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer.  Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the American Independence Corp. common stock for more than one year on the date of acceptance for exchange pursuant to the offer.  Long-term capital gain of noncorporate stockholders is generally taxable at preferential rates.  Certain limitations apply to the use of capital losses.

A U.S. holder’s tax basis in the Independence Holding Company common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer.  A holder’s holding period in the Independence Holding Company common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

Dissenters’ Rights

Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process.  Dissenters’ rights are not available in the offer.

Plans for American Independence Corp.

Following the consummation of the offer, Independence Holding Company may, from time to time, communicate with, make proposals to, or otherwise attempt to influence, American Independence Corp. management, members of American Independence Corp.’s board of directors and other stockholders of American Independence Corp. regarding the capitalization, business, operations and future plans of American Independence Corp.

Following the consummation of the offer, Independence Holding Company (and its wholly owned subsidiary, Madison Investors Corporation) may own up to 80% of the issued and outstanding shares of American Independence Corp. Independence Holding Company may, from time to time, acquire additional shares of American Independence Corp. common stock, dispose of shares of American Independence Corp. common stock or formulate other purposes, plans or proposals regarding American Independence Corp. or the American Independence Corp. common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Except as indicated in this prospectus, neither Independence Holding Company nor any of Independence Holding Company’s subsidiaries or affiliates has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of American Independence Corp. or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of American Independence Corp. or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of American Independence Corp. or any of its subsidiaries, (4) any change in the current board of directors or management of American Independence Corp., (5) any other material change in American Independence Corp.’s corporate structure or business, (6) the delisting of any class of equity security of American Independence Corp. from a national securities exchange or (7) any class of equity securities of American Independence Corp. becoming eligible for termination of registration under the Exchange Act.

Effect of the Offer on the Market for Shares of American Independence Corp. Common Stock; Registration Under the Exchange Act; NASDAQ Listing

Effect of the Offer on the Market for the Shares of American Independence Corp. Common Stock

The exchange of shares of American Independence Corp. common stock by Independence Holding Company pursuant to the offer will reduce the number of holders of American Independence Corp. common stock and the number of shares of American Independence Corp. common stock held by individual holders. Independence Holding Company does not expect the offer to adversely affect the liquidity of the shares of American Independence Corp. common stock.

Registration Under the Exchange Act

Based upon American Independence Corp.’s public filings with the SEC, Independence Holding Company believes that American Independence Corp. common stock is currently registered under the Exchange Act.  Independence Holding Company does not expect the offer to result in the termination of the registration of the American Independence Corp. common stock under the Exchange Act.

NASDAQ Listing

Based upon American Independence Corp.’s public filings with the SEC, Independence Holding Company believes that the common stock of American Independence Corp. is currently listed and traded on the NASDAQ Stock Market.  Independence Holding Company does not expect the offer to result in the delisting of American Independence Corp. common stock.

Conditions of the Offer

Notwithstanding any other provision of the offer, Independence Holding Company is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Independence Holding Company’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of American Independence Corp. common stock, and may terminate or amend the offer, if, at the expiration date, the following conditions have not been satisfied or, to the extent legally permissible, waived:

☐
the “registration statement condition”— no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

☐
the “listing condition”— the shares of Independence Holding Company common stock to be issued pursuant to the offer shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

In addition, notwithstanding any other provision of the offer, Independence Holding Company is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Independence Holding Company’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of American Independence Corp. common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)
there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the offer, the acceptance for exchange of or exchange of some or all of the shares of American Independence Corp. common stock sought by Independence Holding Company or any of its subsidiaries or affiliates, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the offer, (c) seeking to impose limitations on Independence Holding Company’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of the shares of American Independence Corp. common stock acquired or owned by Independence Holding Company or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares acquired or owned by Independence Holding Company or any of its subsidiaries or affiliates on all matters properly presented to American Independence Corp.’s stockholders, (d) seeking to require divestiture by Independence Holding Company or any of its subsidiaries or affiliates of any shares of American Independence Corp. common stock, or (e) that otherwise, in Independence Holding Company’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of American Independence Corp. or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of American Independence Corp. common stock; or

(ii)
any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the offer or the acceptance for exchange of or exchange of shares of American Independence Corp. common stock, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of the date of this prospectus) to the offer, that, in Independence Holding Company’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (e) of paragraph (i) above; or

(iii)
any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of American Independence Corp. or any of its subsidiaries or affiliates that has or reasonably would be expected to have a material adverse effect on American Independence Corp. or any of its subsidiaries or affiliates, based upon prevailing interpretations of Delaware law by the Court of Chancery of the State of Delaware; or

(iv)
there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the date of the offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in Independence Holding Company’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations of American Independence Corp. and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e)  the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (f) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in Independence Holding Company’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (g) in the case of any of the foregoing existing at the time of the date of the offer, a material acceleration or worsening thereof; or

(v)
(a) a tender or exchange offer for some or all of the shares of American Independence Corp. common stock has been publicly proposed to be made or has been made by another person (including American Independence Corp. or any of its subsidiaries or affiliates), or has been publicly disclosed, (b) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving American Independence Corp.; or

(vi)
American Independence Corp. or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of American Independence Corp. common stock or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of American Independence Corp. common stock or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of American Independence Corp. common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of American Independence Corp. common stock or options to employees or directors in the ordinary course of business consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of American Independence Corp., (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of American Independence Corp., other than regular dividends on the common stock, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of American Independence Corp. or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Independence Holding Company’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of American Independence Corp. or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of American Independence Corp. common stock, or (i) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents); or

(vii)
any covenant, term or condition in any instrument or agreement of American Independence Corp. or any of its subsidiaries, in Independence Holding Company’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of American Independence Corp. or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of American Independence Corp. common stock.

The satisfaction or existence of any of the conditions to the offer will be determined by Independence Holding Company in its reasonable discretion.  These conditions are for the sole benefit of Independence Holding Company and its affiliates and may be asserted by Independence Holding Company in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Independence Holding Company in its reasonable discretion in whole or in part at any time or from time to time before the expiration date (provided that all conditions to the offer must be satisfied or waived prior to the expiration of the offer).  Independence Holding Company expressly reserves the right to waive any of the conditions to the offer (to the extent legally permissible) and to make any change in the terms of or conditions to the offer.  Independence Holding Company’s failure at any time to exercise its rights under any of these conditions will not be deemed a waiver of any such right.  The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the expiration date.  Any determination made by Independence Holding Company concerning the events described in this section “—Conditions to the Offer” will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

Dividends and Distributions

If on or after the date of this prospectus, American Independence Corp.:

(a)   splits, combines or otherwise changes its shares of common stock or its capitalization,

(b)   acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

(c)   issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

(d)   discloses that it has taken such action,

then, without prejudice to Independence Holding Company’s rights under “—Extension, Termination and Amendment” and “—Conditions of the Offer,” Independence Holding Company may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

Independence Holding Company is not aware of any governmental license or regulatory permit that appears to be material to American Independence Corp.’s business that might be adversely affected by Independence Holding Company’s acquisition of shares of American Independence Corp. common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Independence Holding Company’s acquisition or ownership of shares of American Independence Corp. common stock pursuant to the offer.  Should any of these approvals or other actions be required, Independence Holding Company currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Independence Holding Company, American Independence Corp. or any of their respective subsidiaries, which could result in the failure of a condition to the offer.  Independence Holding Company’s obligation under the offer to accept for exchange and exchange shares of American Independence Corp. common stock is subject to certain conditions.  See “—Conditions of the Offer.”

Relationships With American Independence Corp.

On July 30, 2002, Independence Holding Company acquired Pacific Century Cyberworks Limited’s entire interest in American Independence Corp. pursuant to a Stock Agreement dated as of July 30, 2002, among Cyber Net Technologies Limited, a British Virgin Islands Corporation and a wholly owned subsidiary of Pacific Century CyberWorks Limited, a company incorporated in Hong Kong with limited liability, and Madison Investors Corporation, a Delaware corporation, and/or one of its Affiliates.  As a result of this transaction, Pacific Century Cyberworks Limited’s two appointees resigned from the Board of Directors of American Independence Corp., and Edward Netter, then Chairman of Independence Holding Company, and Roy T. K. Thung, then Chief Executive Officer of Independence Holding Company, were appointed to the Board of Directors of American Independence Corp.  The Stock Agreement required Independence Holding Company and its Affiliates to obtain the prior written consent of American Independence Corp. before acquiring ownership of more than 40% of the outstanding shares of American Independence Corp.

By the end of 2003, Independence Holding Company (and its subsidiaries) owned approximately 39% of American Independence Corp.’s outstanding shares.  In accordance with the procedures set forth in American Independence Corp.’s certificate of incorporation, and with the provisions of American Independence Corp.’s Stock Agreement, Independence Holding Company’s ownership of American Independence Corp.’s outstanding common stock increased through open-market and privately negotiated purchases to 49.7% by January 24, 2008.  On March 1, 2010, Board of Directors of American Independence Corp. gave approval, pursuant to the Stock Agreement, to Independence Holding Company to acquire additional shares of American Independence Corp.’s common stock, not to exceed 80% of the total shares outstanding.  Through subsequent open-market and privately negotiated purchases, by March 1, 2011, Independence Holding Company (and its subsidiaries) owned 5,364,826 shares of American Independence Corp.’s common stock, which as of July 1, 2011, represented 62.95% of the total shares outstanding.

American Independence Corp.’s subsidiary, Independence American, is primarily a reinsurer, and currently derives most of its business from pro rata quota share reinsurance treaties with Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc., which are wholly owned subsidiaries of Independence Holding Company.  These treaties were entered into in 2002 and terminate on December 31, 2014, unless terminated sooner by Independence American.  Standard Security Life and Madison National Life must cede at least 15% of their medical stop-loss business to Independence American under these treaties.  Additionally, Standard Security Life and Madison National Life have received regulatory approval to cede up to 30% to Independence American under most of Independence Holding Company’s medical stop-loss programs. For the twelve months ended December 31, 2010 and 2009, Standard Security Life and Madison National Life ceded an average of approximately 20% and 23%, respectively, of their medical stop-loss business to Independence American.  Commencing in July 2004, Independence American began reinsuring 20% of Standard Security Life’s statutory disability business.  Standard Security Life and Madison National Life ceded approximately 9% of their fully insured health business to Independence American in 2010 and 2009.

Independence American assumes these premiums from Standard Security Life and Madison National Life, and records related insurance income, expenses, assets and liabilities.  Independence American pays administrative fees and commissions to subsidiaries of Independence Holding Company in connection with fully insured health business written by Independence American.  Additionally, American Independence Corp.’s other subsidiaries market, underwrite and provide administrative services, and provides medical management and claims adjudication, for a substantial portion of the medical stop-loss business written by the insurance subsidiaries of Independence Holding Company.  American Independence Corp. also contracts for several types of insurance coverage (e.g., directors and officers and professional liability coverage) jointly with Independence Holding Company.  The cost of this coverage is split proportionally between American Independence Corp. and Independence Holding Company according to the type of risk.

American Independence Corp. and its subsidiaries incurred expense of $1,151,000 and $1,083,000 for the twelve months ended December 31, 2010 and 2009, respectively, from a service agreement with Independence Holding Company and its subsidiaries.  These payments reimburse IHC and its subsidiaries, at agreed upon rates including an overhead factor, for management services provided to the Company and its subsidiaries, including accounting, legal, compliance, underwriting, and claims.

As of the date of this prospectus, Independence Holding Company (and its wholly owned subsidiary, Madison Investors Corporation) beneficially owned 5,364,826 shares of American Independence Corp. common stock, representing approximately 63% of the outstanding shares of American Independence Corp. common stock, based on 8,522,702 shares reported by American Independence Corp.’s transfer agent to be outstanding as of July 1, 2011.  In the 60 days prior to the date of this prospectus, neither Independence Holding Company nor any of its affiliates has effected any transactions in the securities of American Independence Corp.  Except as set forth in this prospectus, to Independence Holding Company’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of American Independence Corp. or has effected any transaction in securities of American Independence Corp. during the past 60 days.

Independence Holding Company and Independence American are parties to that certain Investment Counsel Agreement, dated as of January 1, 2011, pursuant to which Independence Holding Company provides advice to Independence American’s board of directors regarding investing Independence American’s portfolio of investible assets in consideration of an annual fee equal to three-tenths of one percent of the mean value of the portfolio’s assets.  Either party may terminate this agreement with 30 days’ notice to the other.

Independence Holding Company, American Independence Corp. and Madison Investors Corporation are parties to that certain Stock Agreement, dated as of July 30, 2002, the provisions of which that remain in effect (i) give Independence Holding Company the right to appoint certain members of American Independence Corp.’s board of directors and (ii) require certain approvals of the American Independence Corp. board for acquisitions of Company stock.

Source and Amount of Funds

Independence Holding Company estimates that the total amount of cash required to complete the transactions contemplated by the offer, including payment of cash in lieu of fractional shares of Independence Holding Company common stock and payment of fees and expenses related to the transactions, will be approximately $175,000.  Independence Holding Company intends to obtain the funds needed to pay these costs from its available cash.

Fees and Expenses

Independence Holding Company has retained Morrow & Co., LLC, as information agent in connection with the offer.  The information agent may contact holders of American Independence Corp. common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of American Independence Corp. common stock.  Independence Holding Company will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses.  Independence Holding Company agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, Independence Holding Company has retained Broadridge Corporate Issuer Solutions, Inc., as the exchange agent for the offer.  Independence Holding Company will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Independence Holding Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Independence Holding Company will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

The following is an estimate of the fees and expenses Independence Holding Company expects to incur in connection with the offer:

Description	Amount
SEC filing fee	$859.25
Legal fees	$120,000
Accounting fees	$7,500
Information agent fees and expenses	15,000
Exchange agent fees and expenses	$10,000
Printing and mailing costs	$10,000
Miscellaneous expenses	$10,000
Total expenses	$173,359.25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR INDEPENDENCE HOLDING COMPANY

OVERVIEW

Please see the discussion under “BUSINESS OF INDEPENDENCE HOLDING COMPANY” beginning on page 81 of this prospectus for the definitions of certain capitalized terms used in the following discussion that are not otherwise obvious from the context.

Independence Holding Company, a Delaware corporation (NYSE: IHC), is a holding company principally engaged in the life and health insurance business through: (i) its wholly owned insurance companies, Standard Security Life and Madison National Life; (ii) its majority owned insurance company, Independence American; and (iii) its marketing and administrative companies, including managing general underwriters (“MGUs”) in which it owns a significant voting interest, IHC Health Solutions, Inc. (“IHC Health Solutions”), Actuarial Management Corporation (“AMC”), MedWatch, LLC and Hospital Bill Analysis, LLC. These companies are sometimes collectively referred to as the “Insurance Group”, and IHC and its subsidiaries (including the Insurance Group) are sometimes collectively referred to as the “Company.”

IHC’s health insurance products serve niche sectors of the commercial market through multiple classes of business and varied distribution channels.  Medical Stop-Loss is marketed to large employer groups that self-insure their medical risks; in 2010 the Company’s average case size was 350 covered lives.  The small-group major medical product is purchased by employers with between two and 50 covered lives.  With regard to those persons in the growing individual market, IHC’s products offer major medical coverage for individuals and families and persons with short-term medical needs, and limited medical and scheduled benefit plans through select distribution partners.  Standard Security Life’s limited medical product is primarily purchased by hourly workers and others who are generally not eligible for coverage under their employer’s group medical plan.  The dental and vision products are marketed to large and small groups as well as individuals. IHC is beginning to sell health and life products for the senior market with select distribution partners. With respect to IHC’s life and disability business, Madison National Life has historically sold almost all of this business through one distribution source specializing in serving school districts and municipalities.

While management considers a wide range of factors in its strategic planning and decision-making, underwriting profit is consistently emphasized as the primary goal in all decisions as to whether or not to increase our retention in a core line, expand into new products, acquire an entity or a block of business, or otherwise change our business model.  Management’s assessment of trends in healthcare and morbidity, with respect to medical stop-loss, fully insured medical, disability and DBL; mortality rates with respect to life insurance; and changes in market conditions in general play a significant role in determining the rates charged, deductibles and attachment points quoted, and the percentage of business retained. IHC also seeks transactions that permit it to leverage its vertically integrated organizational structure by generating fee income from production and administrative operating companies as well as risk income for its carriers and profit commissions.  Management has always focused on managing costs of its operations and providing its insureds with the best cost containment tools available.

The following is a summary of key performance information and events:

On March 5, 2010, IHC acquired a controlling interest in AMIC. Upon achieving control AMIC’s income and expense amounts became consolidated with IHC’s results. Accordingly, the individual line items on the Consolidated Statement of Operations for 2010 reflect approximately ten months of the operations of AMIC with no corresponding amounts for 2009 or 2008.

The results of operations for the years ended December 31, 2010, 2009 and 2008, are summarized as follows (in thousands):

	2010	2009	2008

Revenues	$435,368	$354,838	$353,687
Expenses	399,116	372,940	394,664

Income (loss) from continuing operations before income taxes	36,252	(18,102)	(40,977)
Income taxes (benefits)	12,583	(10,669)	(16,399)

Income (loss) from continuing operations	23,669	(7,433)	(24,578)

Discontinued operations:
Income (loss) from discontinued operations	(256)	301	644

Net income (loss)	23,413	(7,132)	(23,934)
(Income) loss from noncontrolling interests in subsidiaries	(1,676)	10	94

Net income (loss) attributable to IHC	$21,737	$(7,122)	$(23,840)

•
Income from continuing operations of $1.44 per share, diluted, for the year ended December 31, 2010 compared to a loss of $.48 per share, diluted, for the year ended December 31, 2009. Net income for 2010 includes a $16.7 million after-tax gain on the bargain purchase of AMIC.  Net income for 2009 includes a $16.8 million after-tax loss resulting from an other-than-temporary impairment related to the Company’s investment in AMIC due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC had been below IHC’s carrying value;

•	Consolidated investment yield (on an annualized basis) of 4.6% in 2010 as compared to 5.1% in 2009;
•	Book value of $15.14 per common share; a 15% increase from December 31, 2009, primarily reflecting net income (including gain on bargain purchase) and net unrealized gains on securities;

The following is a summary of key performance information by segment:

•
The Medical Stop-Loss segment reported income from continuing operations before taxes of $1.9 million and $3.7 million for the years ended December 31, 2010 and 2009, respectively. The decrease is primarily attributable to the cancellation of underperforming managing general underwriters and market conditions;

•
Premiums earned decreased $6.5 million for the year ended December 31, 2010 when compared to 2009. Excluding $32.9 million of earned premiums related to the consolidation of AMIC’s results for the year ended December 31, 2010, premiums earned decreased $39.4 million, due to reduced production volume for the reasons stated above;

•	Combined ratios for the year ended December 31, 2010 include reported stop-loss combined ratios from AMIC of 100.1%, as adjusted for purchase accounting;
•	Underwriting experience, as indicated by its GAAP Combined Ratios, for the Medical Stop-Loss segment is as follows (in thousands):

	2010	2009	2008

Premiums Earned	$121,156	$127,724	$159,392
Insurance Benefits, Claims & Reserves	89,968	92,899	117,076
Expenses	32,404	34,069	40,918

Loss Ratio(A)	74.3%	72.7%	73.4%
Expense Ratio (B)	26.7%	26.7%	25.7%
Combined Ratio (C)	101.0%	99.4%	99.1%

(A)	Loss ratio represents insurance benefits claims and reserves divided by premiums earned.
(B)	Expense ratio represents net commissions, administrative fees, premium taxes and other underwriting expenses divided by premiums earned.

(C)	The combined ratio is equal to the sum of the loss ratio and the expenses ratio.

•
The Fully Insured Health segment reported $3.1 million of income from continuing operations before taxes for the year ended December 31, 2010 as compared to a loss before taxes of $7.8 million for the year ended December 31, 2009;

•
Fee and other income from this segment decreased by $1.9 million for the year ended December 31, 2010 compared to 2009. Excluding $4.1 million attributable to the consolidation of AMIC, fee and other income decreased by $6.0 million primarily due to a decrease in non-IHC carrier business administered by IHC Administrative Services and reduced profit commissions from the comparable period in 2009;

•
Excluding $10.2 million attributable to the consolidation of AMIC, the Fully Insured Health segment experienced decreases in other general expenses of $9.6 million, due to its lower volume of business;

•
In 2009, this segment wrote-off $5.1 million of previously capitalized software. The Company had been working with a software developer on this project for a number of years in order to improve the Company’s administrative efficiency as it sought in prior years to quickly expand its premiums under management.  During testing of the software, it was determined that the system was not capable of administering the Company’s lines of business as is and it would take a substantial additional investment to implement.  As a result of our decision to reduce the speed of our expansion in this segment, the Company determined not to continue to expend capital on this software.  The termination of this project did not impact the Company’s ability to service its business;

•	Underwriting experience as indicated by its GAAP Combined Ratios, for the Fully Insured segment is as follows (in thousands):

	2010	2009	2008

Premiums Earned	$120,818	$84,698	$81,020
Insurance Benefits, Claims & Reserves	81,676	58,500	51,559
Expenses	35,192	25,634	24,351

Loss Ratio	67.6%	69.1%	63.6%
Expense Ratio	29.1%	30.2%	30.1%
Combined Ratio	96.7%	99.3%	93.7%

•
Income before taxes from the Group disability, life, annuities and DBL segment decreased $.5 million for the year ended December 31, 2010 compared to 2009. The LTD line experienced higher profitability in 2010 which was more than offset by higher death claims experienced by group term life primarily in the first quarter of 2010;

•
Income before taxes from the Individual life, annuities and other segment decreased $4.1 million for the year ended December 31, 2010 compared to the prior year primarily as a result of a commutation of reserves in 2009 and decreased investment income in 2010;

•
Income before taxes from the Corporate segment increased $26.9 million for the year ended December 31, 2010 compared to the prior year primarily due to inclusion of a $27.8 million gain as a result of the March 2010 acquisition of a controlling interest in AMIC;

•
Net realized investment gains were $4.6 million for the year ended December 31, 2010 compared to net realized investment gains of $8.8 million in 2009. Other-than-temporary impairment losses for the years ended December 31, 2010 and 2009 were $3.8 million and $30.0 million, respectively. In 2009 the Company recorded a $29.2 million pre-tax loss resulting from an other-than-temporary related to the Company’s investment in AMIC due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC has been below IHC’s carrying value; and

•	Premiums by principal product for the years indicated are as follows (in thousands):

Gross Direct and Assumed
Earned Premiums:	2010	2009	2008

Medical Stop-Loss	$161,530	$202,056	$253,886
Fully Insured Health	207,409	190,895	199,378
Group disability; life, annuities and DBL	102,986	103,499	78,517
Individual life, annuities and other	34,549	31,096	32,338

	$506,474	$527,546	$564,119

Net Premiums Earned:	2010	2009	2008

Medical Stop-Loss	$121,156	$127,724	$159,392
Fully Insured Health	120,818	84,698	81,020
Group disability; life, annuities and DBL	55,828	54,896	46,957
Individual life, annuities and other	28,344	27,481	29,919

	$326,146	$294,799	$317,288

Information pertaining to the Company’s business segments is provided in Note 22 of Notes to Consolidated Financial Statements included in this prospectus.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. GAAP. The preparation of the Consolidated Financial Statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A summary of the Company’s significant accounting policies and practices is provided in Note 1 of the Notes to the Consolidated Financial Statements included in this prospectus. Management has identified the accounting policies described below as those that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of the Company’s Consolidated Financial Statements and this Management’s Discussion and Analysis.

Insurance Premium Revenue Recognition and Policy Charges

Life

Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Premiums from these products are recognized as revenue when due.

Annuities and interest-sensitive life contracts, such as universal life and interest-sensitive whole life, are contracts whose terms are not fixed and guaranteed. Premiums from these policies are reported as funds on deposit. Policy charges consist of fees assessed against the policyholder for cost of insurance (mortality risk), policy administration and early surrender. These revenues are recognized when assessed against the policyholder account balance.

Policies that do not subject the Company to significant risk arising from mortality or morbidity are considered investment contracts. Deposits received from such contracts are reported as other policyholder funds. Policy charges for investment contracts consist of fees assessed against the policyholder account for maintenance, administration and surrender of the policy prior to contractually specified dates, and are recognized when assessed against the policyholder account balance.

Health

Premiums for short-duration medical insurance contracts are intended to cover expected claim costs resulting from insured events that occur during a fixed period of short duration. The Company has the ability to cancel the annual contract or to revise the premium rates at the beginning of each annual contract period to cover future insured events. Insurance premiums from annual health contracts are collected monthly and are recognized as revenue evenly as insurance protection is provided.

Premiums related to long-term and short-term disability contracts are recognized on a pro rata basis over the applicable contract term.

Insurance Reserves

The Company maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, where material, (including legal, other fees, and costs not associated with specific claims but related to the claims payment function)  for reported and unreported claims incurred as of the end of each accounting period.  These loss reserves are based on actuarial assumptions and are maintained at levels that are in accordance with GAAP.  The Company’s estimate of loss reserves represents management’s best estimate of the Company’s liability at the balance sheet date.

Loss reserves differ for short-duration and long-duration insurance policies, including annuities. Reserves are based on approved actuarial methods, but necessarily include assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments.

All of the Company’s short-duration contracts are generated from its accident and health business, and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Management believes that the Company’s methods of estimating the liabilities for insurance reserves provided appropriate levels of reserves at December 31, 2010. Changes in the Company’s reserve estimates are recorded through a charge or credit to its earnings.

Life

For traditional life insurance products, the Company computes insurance reserves primarily using the net premium method based on anticipated investment yield, mortality, and withdrawals. These methods are widely used in the life insurance industry to estimate the liabilities for insurance reserves. Inherent in these calculations are management and actuarial judgments and estimates that could significantly impact the ending reserve liabilities and, consequently, operating results. Actual results may differ, and these estimates are subject to interpretation and change.

Policyholder funds represent interest-bearing liabilities arising from the sale of products, such as universal life, interest-sensitive life and annuities. Policyholder funds are comprised primarily of deposits received and interest credited to the benefit of the policyholder less surrenders and withdrawals, mortality charges and administrative expenses.

Interest Credited

Interest credited to policyholder funds represents interest accrued or paid on interest-sensitive life policies and investment policies. Amounts charged to operations (including interest credited and benefit claims incurred in excess of related policyholder account balances) are reported as insurance benefits, claims and reserves-life and annuity. Credit rates for certain annuities and interest-sensitive life policies are adjusted periodically by the Company to reflect current market conditions, subject to contractually guaranteed minimum rates.

Health

The Company believes that its recorded insurance reserves are reasonable and adequate to satisfy its ultimate liability.  The Company primarily uses its own loss development experience, but will also supplement that with data from its outside actuaries, reinsurers and industry loss experience as warranted. To illustrate the impact that Loss Ratios have on the Company’s loss reserves and related expenses, each hypothetical 1% change in the Loss Ratio for the health business (i.e., the ratio of insurance benefits, claims and settlement expenses to earned health premiums) for the year ended December 31, 2010, would increase reserves (in the case of a higher ratio) or decrease reserves (in the case of a lower ratio) by approximately $2.9 million with a corresponding increase or decrease in the pre-tax expense for  insurance benefits, claims and reserves in the Consolidated Statement of Operations.  Depending on the circumstances surrounding a change in the Loss Ratio, other pre-tax amounts reported in the Consolidated Statement of Operations could also be affected, such as amortization of deferred acquisition costs and commission expense.

The Company’s health reserves by segment are as follows (in thousands):

	December 31, 2010
	Claim	Policy	Total Health
	Reserves	Claims	Reserves

Medical Stop-Loss	$64,221	$117	$64,338
Fully Insured Health	34,540	-	34,540
Group Disability	74,675	15,958	90,633
Individual Accident and Health and Other	8,011	446	8,457
	$181,447	$16,521	$197,968

	December 31, 2009
	Claim	Policy	Total Health
	Reserves	Claims	Reserves

Medical Stop-Loss	$71,387	$117	$71,504
Fully Insured Health	34,817	-	34,817
Group Disability	67,887	16,705	84,592
Individual Accident and Health and Other	10,055	1,833	11,888
	$184,146	$18,655	$202,801

Medical Stop-Loss

All of the Company’s Medical Stop-Loss policies are short-duration and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims or open claims from prior periods, including losses incurred for claims that have not been reported (“IBNR”). Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

The two “primary” assumptions underlying the calculation of loss reserves for Medical Stop-Loss business are (i) projected Net Loss Ratio, and (ii) claim development patterns.  The projected Net Loss Ratio is set at expected levels consistent with the underlying assumptions (“Projected Net Loss Ratio”). Claim development patterns are set quarterly as reserve estimates are developed and are based on recent claim development history (“Claim Development Patterns”).  The Company uses the Projected Net Loss Ratio to establish reserves until developing losses provide a better indication of ultimate results and it is feasible to set reserves based on Claim Development Patterns.  The Company has concluded that a reasonably likely change in the Projected Net Loss Ratio assumption could have a material effect on the Company’s financial condition, results of operations, or liquidity (“Material Effect”) but a reasonably likely change in the Claim Development Pattern would not have a Material Effect.

Projected Net Loss Ratio

Generally, during the first twelve months of an underwriting year, reserves for Medical Stop-Loss are first set at the Projected Net Loss Ratio, which is set using assumptions developed using completed prior experience trended forward. The Projected Net Loss Ratio is the Company’s best estimate of future performance until such time as developing losses provide a better indication of ultimate results.

While the Company establishes a best estimate of the Projected Net Loss Ratio, actual experience may deviate from this estimate.  This was the case with the 2007, 2008 and 2009 underwriting years which deviated by 5.7, 3.4 and 4.3 Net Loss Ratio points, respectively. After the recorded reserve increase, it is reasonably likely that the actual experience will fall within a range up to five Net Loss Ratio points above or below the expected Projected Net Loss Ratio for the 2010 underwriting year at December 31, 2010. The impact of these reasonably likely changes at December 31, 2010, would be an increase in net reserves (in the case of a higher ratio) or a decrease in net reserves (in the case of a lower ratio) of up to approximately $2.4 million with a corresponding increase or decrease in the pre-tax expense for insurance benefits, claims and reserves in the 2010 Consolidated Statement of Operations.

Major factors that affect the Projected Net Loss Ratio assumption in reserving for Medical Stop-Loss relate to: (i) frequency and severity of claims; (ii) changes in medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, the impact of new medical technology and changes in medical treatment protocols; and (iii) the adherence by the MGUs that produce and administer this business to the Company’s underwriting guidelines. Changes in these underlying factors are what determine the reasonably likely changes in the Projected Net Loss Ratio as discussed above.

Claim Development Patterns

Subsequent to the first twelve months of an underwriting year, the Company’s developing losses provide a better indication of ultimate losses. At this point, claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels.  Development factors based on historical patterns are applied to paid and reported claims to estimate fully developed claims. Claim Development Patterns are reviewed quarterly as reserve estimates are developed and are based on recent claim development history. The Company must determine whether changes in development represent true indications of emerging experience or are simply due to random claim fluctuations.

The Company also establishes its best estimates of claim development factors to be applied to more developed treaty year experience.  While these factors are based on historical Claim Development Patterns, actual claim development may vary from these estimates.  The Company does not believe that reasonably likely changes in its actual claim development patterns would have a Material Effect.

Predicting ultimate claims and estimating reserves in Medical Stop-Loss is more complex than fully insured medical and disability business due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims, whereas fluctuations in aggregate coverage are largely attributable to frequency of underlying claims rather than severity. Liabilities for first dollar medical reserves and disability coverages are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data.

Due to the short-term nature of Medical Stop-Loss, redundancies or deficiencies will typically emerge during the course of the following year rather than over a number of years.  For Employer Stop-Loss, as noted above, the Company maintains its reserves based on underlying assumptions until it determines that an adjustment is appropriate based on emerging experience from all of its MGUs for prior underwriting years.

Fully Insured Health

Reserves for fully insured medical and dental business are established using historical claim development patterns. Claim development by number of months elapsed from the incurred month is studied each month and development factors are calculated. These claim development factors are then applied to the amount of claims paid to date for each incurred month to estimate fully complete claims. The difference between fully complete claims and the claims paid to date is the estimated reserve. Total reserves are the sum of the reserves for all incurred months.

The primary assumption in the determination of fully insured reserves is that historical claim development patterns tend to be representative of future claim development patterns. Factors which may affect this assumption include changes in claim payment processing times and procedures, changes in product design, changes in time delay in submission of claims, and the incidence of unusually large claims. The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impacts of any changes in these factors are minimal. The time delay in submission of claims tends to be stable over time and not subject to significant volatility. Since our analysis considered a variety of outcomes related to these factors, the Company does not believe that any reasonably likely change in these factors will have a Material Effect.

Group Disability

The Company’s Group Disability segment is comprised of Long Term Disability (“LTD”) and Disability Benefits Law (“DBL”).  The two “primary” assumptions on which Group Disability reserves are based are: (i) morbidity levels; and (ii) recovery rates. If morbidity levels increase, for example due to an epidemic or a recessionary environment, the Company would increase reserves because there would be more new claims than expected.  In regard to the assumed recovery rate, if disabled lives recover more quickly than anticipated then the existing claims reserves would be reduced; if less quickly, the existing claims reserves would be increased. Advancements in medical treatments could affect future recovery, termination, and mortality rates. With respect to LTD only, other assumptions are:  (i) changes in market interest rates; (ii) changes in offsets; (iii) advancements in medical treatments; and (iv) cost of living.  Changes in market interest rates could change reserve assumptions since the payout period could be as long as 40 years. Changes in offsets such as Social Security benefits, retirement plans and state disability plans also impact reserving. As a result of the forgoing assumptions, it is possible that the historical trend may not be an accurate predictor of the future development of the block. As with most long term insurance reserves that require judgment, the reserving process is subject to uncertainty and volatility and fluctuations may not be indicative of the claim development overall.

While the Company believes that larger variations are possible, the Company does not believe that reasonably likely changes in its “primary” assumptions would have a Material Effect.

Individual Accident and Health and Other

This segment is a combination of closed lines of business as well as certain small existing lines.  While the assumptions used in setting reserves vary between these different lines of business, the assumptions would generally relate to the following: (i) the rate of disability; (ii) the morbidity rates on specific diseases; and (iii) accident rates. The reported reserves are based on management’s best estimate for each line within this segment. General uncertainties that surround all insurance reserving methodologies would apply.  However, since the Company has so few policies of this type, volatility may occur due to the small number of claims.

Deferred Acquisition Costs

Costs that vary with and are primarily related to acquiring insurance policies and investment type contracts are deferred and recorded as deferred policy acquisition costs (“DAC”).  These costs are principally broker fees, agent commissions, and the purchase prices of the acquired blocks of insurance policies and investment type contracts. DAC is amortized to expense and reported separately in the Consolidated Statements of Operations. All DAC within a particular product type is amortized on the same basis using the following methods:

For traditional life insurance and other premium paying policies amortization of DAC is charged to expense over the related premium revenue recognition period.  Assumptions used in the amortization of DAC are determined based upon the conditions as of the date of policy issue or assumption and are not generally revised during the life of the policy.

For long duration type contracts, such as annuities and universal life business, amortization of DAC is charged to expense over the life of the underlying contracts based on the present value of the estimated gross profits (“EGPs”) expected to be realized. EGPs consist of margins based on expected mortality rates, persistency rates, interest rate spreads, and other revenues and expenses.  The Company regularly evaluates its EGPs to determine if actual experience or other evidence suggests that earlier estimates should be revised. If the Company determines that the current assumptions underlying the EGPs are no longer the best estimate for the future due to changes in actual versus expected mortality rates, persistency rates, interest rate spreads, or other revenues and expenses, the future EGPs are updated using the new assumptions and prospective unlocking occurs. These updated EGPs are utilized for future amortization calculations. The total amortization recorded to date is adjusted through a current charge or credit to the Consolidated Statement of Operations.

Internal replacements of insurance and investment contracts determined to result in a replacement contract that is substantially changed from the original contract, will be accounted for as an extinguishment of the original contract, resulting in a release of the unamortized deferred acquisition costs, unearned revenue, and deferred sales inducements associated with the replaced contract.

Investments

The Company has classified all of its investments as either available-for-sale or trading securities. These investments are carried at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss) in the Consolidated Balance Sheets for available-for-sale securities or as unrealized gains or losses in the Consolidated Statements of Operations for trading securities. Fixed maturities and equity securities available-for-sale totaled $841.7 million and $750.7 million at December 31, 2010 and 2009, respectively. Premiums and discounts on debt securities purchased at other than par value are amortized and accreted, respectively, to interest income in the Consolidated Statements of Operations, using the constant yield method over the period to maturity. Net realized gains and losses on investments are computed using the specific identification method and are reported in the Consolidated Statements of Operations.

Fair value is determined using quoted market prices when available. In some cases, we use quoted market prices for similar instruments in active markets and/or model-derived valuations where inputs are observable in active markets. When there are limited or inactive trading markets, we use industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management assumptions and available current market information. Further, we retain independent pricing vendors to assist in valuing certain instruments.

Declines in value of securities available-for-sale that are judged to be other-than-temporary are determined based on the specific identification method. The Company reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. The factors considered by management in its regular review include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; the Company’s intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates.  For fixed maturities, if the Company intends to sell a security, or it is more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations. If a decline in fair value of a debt security is judged by management to be other-than-temporary, and: (i) the Company does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, the Company assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists. For any such security, the impairment is bifurcated into: (a) the amount of the total impairment related to the credit loss; and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Consolidated Balance Sheet.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the security to recovery. If a decline in fair value is judged by management to be other-than-temporary, or management does not have the intent and ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statements of Operations. For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities. Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features require the use of the equity model in analyzing the security for other-than-temporary impairment.

Goodwill and Other Intangible Assets

Goodwill carrying amounts are evaluated for impairment, at least annually, at the reporting unit level which is equivalent to an operating segment. If the fair value of a reporting unit is less than its carrying amount, further evaluation is required to determine if a write-down of goodwill is required. In determining the fair value of each reporting unit, we used an income approach, applying a discounted cash flow method which included a residual value.  Based on historical experience, we make assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for the reporting unit. Any impairment of goodwill would be charged to expense. No impairment charge for goodwill was required in 2010 or 2008.  At December 31, 2009, the Company wrote-off $4.2 million of goodwill in connection with an other-than-temporary impairment loss related to its then equity method investment in AMIC. During 2010, the Company obtained a controlling interest in AMIC. See Note 2 in the Notes to Consolidated Financial Statements included in this prospectus for further information.

Other intangible assets are amortized to expense over their estimated useful lives and are subject to impairment testing. Any impairment write-down of other intangible assets would be charged to expense. For the year ended December 31, 2009, selling, general and administrative expenses include the write-off of $5.1 million of previously capitalized software. See Note 11 in the Notes to Consolidated Financial Statements included in this prospectus for further information regarding the impairment loss in 2009. No impairment charges for intangible assets were required in 2010 or 2008.

At December 31, 2010, the Company’s market capitalization was less than its book value indicating a potential impairment of goodwill.  As a result, the Company assessed the factors contributing to the performance of IHC stock in 2010.  The Company does not believe that an impairment of goodwill exists at this time.

If we experience a sustained decline in our results of operations and cash flows, or other indicators of impairment exist, we may incur a material non-cash charge to earnings relating to impairment of our goodwill, which could have a material adverse effect on our results.

Deferred Income Taxes

The provision for deferred income taxes is based on the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates to temporary differences between amounts reported in the Consolidated Financial Statements and the tax bases of existing assets and liabilities. A valuation allowance is recognized for the portion of deferred tax assets that, in management’s judgment, is not likely to be realized.  The effect on deferred income taxes of a change in tax rates or laws is recognized in income tax expense in the period that includes the enactment date.  The Company has certain tax-planning strategies that were used in determining that a valuation allowance was not necessary on its deferred taxes.

RESULTS OF OPERATIONS

Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Information by business segment for the year ended December 31, 2010 and 2009 is as follows:

			Equity		Benefits,	Amortization	Selling,
December 31,		Net	Income	Fee and	Claims	of Deferred	General
2010	Premiums	Investment	From	Other	and	Acquisition	and
(In thousands)	Earned	Income	AMIC	Income	Reserves	Costs	Administrative	Total

Medical stop-loss	$121,156	4,080	14	5,404	89,968	-	38,808	$1,878
Fully Insured	120,818	1,454	244	28,168	81,676	28	65,854	3,126
Group disability, life, annuities and DBL	55,828	9,668	22	454	41,440	497	17,389	6,646
Individual life, annuities and other	28,344	25,839	-	4,458	38,234	5,718	12,472	2,217
Corporate	-	760	-	27,830	-	-	5,120	23,470
Sub total	$326,146	$41,801	$280	$66,314	$251,318	$6,243	$139,643	37,337

Net realized investment gains								4,646
Other-than-temporary impairment losses								(3,819)
Interest expense								(1,912)
Income from continuing operations before income taxes								36,252
Income taxes								12,583
Income from continuing operations								$23,669
			Equity		Benefits,	Amortization	Selling,
December 31,		Net	Income	Fee and	Claims	of Deferred	General
2009	Premiums	Investment	From	Other	and	Acquisition	and
(In thousands)	Earned	Income	AMIC	Income	Reserves	Costs	Administrative	Total

Medical stop-loss	$127,724	3,690	786	921	92,899	-	36,513	$3,709
Fully Insured	84,698	789	387	30,101	58,500	28	65,255	(7,808)
Group disability, life, annuities and DBL	54,896	9,657	116	323	39,270	364	18,251	7,107
Individual life, annuities and other	27,481	28,070	-	5,087	34,565	5,127	14,644	6,302
Corporate	-	1,314	-	-	-	-	4,707	(3,393)
Sub total	$294,799	$43,520	$1,289	$36,432	$225,234	$5,519	$139,370	5,917

Net realized investment losses								8,789
Other-than-temporary impairment losses								(29,991)
Interest expense								(2,817)
Loss from continuing operations before income tax benefits								(18,102)
Income tax benefits								(10,669)
Loss from continuing operations								$(7,433)

Acquisition of AMIC

On March 5, 2010, IHC acquired a controlling interest in AMIC as a result of the purchase of AMIC common stock in the open market. In determining the bargain purchase gain with regard to the acquisition of the controlling interest in AMIC, IHC first recognized a gain of $2.2 million as a result of re-measuring its equity interest in AMIC to its fair value of $22.0 million immediately before the acquisition based on the closing market price of AMIC’s common stock. Then, upon the acquisition of a controlling interest on March 5, 2010, the Company consolidated the net assets of AMIC. Accordingly, the Company determined the fair value of the identifiable assets acquired and liabilities assumed from AMIC on such date.  The fair value of the net assets acquired exceeded the sum of: (i) the fair value of the consideration paid; (ii) the fair value of IHC’s equity investment prior to the acquisition; and (iii) the fair value of the noncontrolling interests in AMIC, resulting in a bargain purchase gain of $25.6 million. The total gain, amounting to $27.8 million pre-tax, is included in gain on bargain purchase of AMIC on the Company’s Consolidated Statement of Operations. This gain is a result of the quoted market price of AMIC being significantly less than the fair value of the net assets of AMIC.  This disparity is due to the low trading volume in AMIC shares, and a discount on the shares traded due to a lack of control by minority stockholders.  The fair value of the noncontrolling interests in AMIC was based on the closing market price of AMIC’s common stock.

Prior to obtaining control, IHC recorded its investment in AMIC using the equity method.  IHC recorded changes in its investment in AMIC in the “Equity income from AMIC” line in the Consolidated Statements of Operations.  Upon achieving control, on March 5, 2010, AMIC’s income and expense amounts became consolidated with IHC’s results. Accordingly, the individual line items on the Consolidated Statement of Operations for 2010 reflect approximately ten months of the operations of AMIC with no corresponding amounts for 2009.

Premiums Earned

Premiums earned in 2010 include $61.6 million of earned premiums related to the consolidation of AMIC with no comparable amounts in 2009. Excluding these amounts, earned premiums in 2010 decreased by $30.3 million compared to 2009. The decrease is primarily due to: (i) a $39.5 million decrease in the Medical Stop-Loss segment primarily due to reduced production from the termination of certain non-owned managing general underwriters and market conditions; and (ii) a $1.8 million decrease in the Group disability, life, annuities and DBL segment primarily resulting from a $1.3 million decrease in group term life business, a $1.8 million net decrease in point of service and other lines of this segment, offset by an increase of 1.3 million in the LTD line due to new business written; partially offset by (iii) a $10.1 million increase in premiums earned in the Fully Insured Health segment comprised primarily of a $4.0 million increase in dental premiums and a $4.4 million increase in small group premiums as a result of both increased production and increased retention, and a $4.2 million net increase in other lines of this segment due to increased production, principally in the limited medical and vision lines, offset by a $2.5 million decrease in student accident premiums as a result of the cancellation of a producer of this product; and (iv) a $.9 million increase in premiums earned in the Individual life, annuities and other segment.

Net Investment Income

Total net investment income decreased $1.7 million. The overall annualized investment yields were 4.6% and 5.1% (approximately 4.8% and 5.3%, on a tax advantaged basis) for 2010 and 2009, respectively. The annualized investment yields on bonds, equities and short-term investments were 4.5% and 4.9% in 2010 and 2009, respectively. The decrease in investment income is due to a decrease in yields and the shorter duration of our portfolio.  IHC has approximately $164.5 million in highly rated shorter duration securities earning on average 1.4%. A portfolio that is shorter in duration enables us, if we deem prudent, the flexibility to reinvest in higher yielding longer-term securities in an increasing interest rate environment.

Net Realized Investment Gains and Other-Than-Temporary Impairment Losses, Net

Net realized investment gains decreased $4.2 million in 2010. These amounts include gains and losses from sales of fixed maturities and equity securities available-for-sale, trading securities and other investments. Decisions to sell securities are based on management’s ongoing evaluation of investment opportunities and economic and market conditions, thus creating fluctuations in gains and losses from period to period. Net realized investment gains in 2010 were reduced by an additional loss of $3.3 million resulting from discussions in the fourth quarter of 2010 with the trustee in bankruptcy pertaining to the resolution of claims related to the non-affiliate broker-dealer that managed the trading accounts of the Company in 2008. The $3.3 million pre-tax loss consisted of: (i) the reversal of $.5 million of anticipated SIPC recoveries initially recorded by a subsidiary of IHC; (ii) the reversal of $.5 million of anticipated SIPC recoveries initially recorded by AMIC; and (iii) an additional $2.3 million of withdrawals by IHC and AMIC deemed subject to return. A settlement agreement was entered into with the trustee in the first quarter of 2011 and payment by the Company is expected to be made on or before July, 15, 2011. See Note 8 in the Notes to Consolidated Financial Statements included in this prospectus for more information about net realized investment gains and losses.

 Other-than-temporary impairment losses in 2010 consist of $3.1 million of credit losses resulting from expected cash flows of debt securities that are less than the debt securities’ amortized cost and $.7 million resulting from the Company’s intent to sell certain municipal debt securities prior to the recovery of their amortized cost bases. Other-than-temporary impairment losses in 2009 consist of $29.2 million related to an other-than-temporary impairment of the Company’s investment in AMIC due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC was below IHC’s carrying value and $.8 million resulting from the Company’s intent to sell certain securities prior to the recovery of their amortized cost bases. See the discussion above related to the offsetting bargain purchase gain related to the acquisition of AMIC in March 2010.

Fee Income and Other Income

Fee income in 2010 includes $5.8 million of fee income related to the consolidation of AMIC with no comparable amounts in 2009.  Excluding these amounts, fee income in 2010 decreased by $2.4 million compared to 2009. The decrease is primarily a result of decreased profit commissions and a lower volume of other fully-insured business administered by IHC Administrative Services.

Excluding amounts generated by AMIC, other income in 2010 decreased by $1.4 million compared to 2009. In 2009, other income includes income resulting from the commutation of a block of business.

Insurance Benefits, Claims and Reserves

Benefits, claims and reserves in 2010 include $42.0 million of benefits, claims and reserves related to the consolidation of AMIC with no comparable amounts in 2009. Excluding these amounts, benefits, claims and reserves in 2010 decreased by $15.9 million compared to 2009. The decrease is primarily attributable to: (i) a $26.8 million decrease in the Medical Stop-Loss segment, largely resulting from a decrease in premiums earned; partially offset by (ii) an increase of $6.6 million in the Fully Insured Health segment, principally due to increases in claims and reserves on dental, small group, short term medical, limited medical and vision lines of business partially offset by a decrease in student accident reserves as a result of a lower volume of business;  (iii) a $3.7 million increase in the Individual life, annuity and other segment primarily resulting from an increase in individual annuity contracts in 2010 and an increase in ordinary life and annuities over 2009 levels due to the commutation of reserves in 2009; and (iv) an increase of $.6 million in the Group disability, life, annuities and DBL segment largely as a result of higher claims on the group term life line of business offset by a decrease in the point of service line.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs increased $.7 million.

Interest Expense on Debt

Interest expense decreased $.9 million primarily as a result of principal repayments and lower interest rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in 2010 include $23.1 million of AMIC related expenses with no comparable amounts in 2009. Excluding AMIC expenses, total selling, general and administrative expenses in 2010 decreased by $22.9 million compared to 2009. The decrease is primarily due to: (i) an $8.6 million decrease in commissions and other general expenses in the Medical Stop-Loss segment due to a decrease in volume as a result of reduced production; (ii) an $9.6 million decrease in the Fully Insured Health segment largely due to a decrease in general expenses as a result of lower business volume and a reduction in work force, (iii) a $1.6 million decrease in the Group disability, life, annuities and DBL segment primarily due to decreased  premiums in the group term life and point of service lines; (iv) a $2.2 million decrease in commission, other general and administrative expenses associated with the Individual life, annuities and other segment, partially related to the ceding of a block of life and annuity business in 2009; and (v) a $.9 million decrease in corporate general and administrative expenses.

Income Taxes

Income tax expense increased primarily as the result of the gain recorded on the acquisition of a controlling interest in AMIC in the first quarter of 2010. The effective tax rate was 34.8% for the year ended 2010 compared to (59.0%) for the year ended 2009. In 2009, the effective tax rate is the result of (i) tax expense on pre-tax income generated by the life companies; more than offset by (ii) tax benefits derived from tax exempt interest and dividend received deductions as a result of the Company’s investments in both state and political subdivisions and preferred securities; and (iii) tax benefits on pre-tax losses from the non-life businesses which have higher effective rates due to state tax benefits.

Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Information by business segment for the years ended December 31, 2009 and 2008 is as follows:

			Equity		Benefits,	Amortization	Selling,
		Net	Income	Fee and	Claims	of Deferred	General
December 31,	Premiums	Investment	From	Other	and	Acquisition	and
2009	Earned	Income	AMIC	Income	Reserves	Costs	Administrative	Total
(In thousands)

Medical stop-loss	$127,724	3,690	786	921	92,899	-	36,513	$3,709
Fully Insured	84,698	789	387	30,101	58,500	28	65,255	(7,808)
Group disability, life, annuities and DBL	54,896	9,657	116	323	39,270	364	18,251	7,107
Individual life, annuities and other	27,481	28,070	-	5,087	34,565	5,127	14,644	6,302
Corporate	-	1,314	-	-		-	4,707	(3,393)
Sub total	$294,799	$43,520	$1,289	$36,432	$225,234	$5,519	$139,370	5,917

Net realized investment losses								8,789
Other-than-temporary impairment losses								(29,991)
Interest expense								(2,817)
Loss from continuing operations before income tax benefits								(18,102)
Income tax benefits								(10,669)
Loss from continuing operations								$(7,433)

			Equity		Benefits,	Amortization	Selling,
		Net	Income	Fee and	Claims	of Deferred	General
December 31,	Premiums	Investment	From	Other	and	Acquisition	and
2008	Earned	Income	AMIC	Income	Reserves	Costs	Administrative	Total
(In thousands)

Medical stop-loss	$159,392	4,273	338	1,282	117,076	-	43,823	$4,386
Fully Insured	81,020	895	96	39,184	51,559	80	69,057	499
Group disability, life, annuities and DBL	46,957	10,323	46	338	33,718	149	16,441	7,356
Individual life, annuities and other	29,919	31,306	-	1,716	38,184	6,116	11,824	6,817
Corporate	-	(2,753)	-	3	-	-	2,861	(5,611)
Sub total	$317,288	$44,044	$480	$42,523	$240,537	$6,345	$144,006	13,447

Net realized investment gains								(12,401)
Other-than-temporary impairment losses								(38,247)
Interest expense								(3,776)
Income from continuing operations before income taxes								(40,977)
Income taxes								(16,399)
Income from continuing operations								$(24,578)

Premiums Earned

The decrease in premiums earned is largely due to: (i) the Medical Stop-Loss segment which decreased $31.7 million, primarily due to reduced production from stricter underwriting guidelines and the termination of certain managing general underwriters; and (ii) the individual life, annuities and other segment which decreased $2.4 million, primarily due to the ceding and commutation of certain ordinary life and annuity business during 2009, slightly offset by an increase in premiums due to the 2008 acquisition; offset by (iii) the Fully Insured Health segment which had a $3.7 million increase in premiums to $84.7 million in 2009 compared to $81.0 million in 2008, comprised primarily of a $4.2 million increase in dental premiums as a result of increased production, a $1.8 million increase in small group premiums earned as a result of new production sources and increased retention, offset by a $3.5 million decrease in student accident premiums as a result of the cancellation of a producer of this product and a $1.2 million net increase in all other lines of this segment due to increase retention; and (iv) a $7.9 million increase in the group disability, life, annuities and DBL segment primarily from the LTD line due to an increase in retention and new business written.

Net Investment Income

Total net investment income decreased $.5 million primarily due to a decrease in assets due to the ceded block of life and annuity business. The overall annualized investment yields were 5.1% and 4.9% (approximately 5.3% and 5.0%, on a tax advantaged basis) for the years ended December 31, 2009 and 2008, respectively. The annualized investment yields on bonds, equities and short-term investments were 4.9% and 5.2% for the years ended December 31, 2009 and 2008, respectively. A decrease in interest and dividend income, as a result of a reallocation of the investment portfolio towards more liquid assets during 2009, was more than offset by a decrease in losses from partnership investments. In addition, the Company experienced unprecedented pre-payments in GNMAs during the second quarter of 2009 resulting in significantly reduced yields on such investments.

Net Realized Investment Gains and Other-Than-Temporary Impairment Losses, Net

Net realized investment gains increased $21.2 million to $8.8 million in 2009 compared to losses of $12.4 million in 2008. These amounts include gains and losses from sales of fixed maturities and equity securities available-for-sale, as well as trading securities and other investments. Decisions to sell securities are based on management’s ongoing evaluation of investment opportunities and economic and market conditions, thus creating fluctuations in gains and losses from period to period. In 2008, the Company became aware of certain activities engaged in by the non-affiliate broker-dealer that managed the trading accounts of the Company. The Company reduced the value of the assets held in such accounts to their estimated recoverable amounts. As a result, the Company recorded a $6.8 million pre-tax loss, net of expected recoveries, in the fourth quarter of 2008 related to such accounts. See Note 8 in the Notes to Consolidated Financial Statements included in this prospectus for more information about net realized investment gains and losses.

 Other-than-temporary impairment losses in 2009 consist of $29.2 million related to an other-than-temporary impairment of the Company’s investment in AMIC due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC had been below IHC’s carrying value and $.8 million resulting from the Company’s intent to sell certain securities prior to the recovery of their amortized cost bases. For the year ended December 31, 2008, the Company recorded pretax losses of $38.2 million from other-than-temporary impairments due to the write-down in value of investments in preferred stocks of certain financial institutions and fixed maturities (primarily Alt-A mortgage securities) primarily due to the severity of the decrease in fair value and length of time that these securities were in a loss position.

Fee Income and Other Income

Fee income decreased $10.4 million primarily as a result of a decrease in gross premiums from the small group line of business in the Fully Insured Health segment due in part to stricter underwriting guidelines and downward pressure on enrollment due to the recession and due to a decrease in other business administered by IAC.

Total other income increased $4.2 million primarily due to (i) income resulting from the commutation, in 2009, of a block of business, (ii) administrative fees associated with a coinsurance agreement, and (iii) deferred gain amortization associated with a block of ordinary life and annuities business ceded in second quarter of 2009.

Insurance Benefits, Claims and Reserves

Benefits, claims and reserves decreased $15.3 million. The decrease is primarily due to: (i) a decrease of $24.2 million in the Medical Stop-Loss segment, primarily resulting from a decrease in premiums earned; (ii) a $3.6 million decrease in the individual life, annuities and other segment primarily resulting from the commutation of reserves in the third quarter of 2009 and the ceding of a block of ordinary life and annuity policies in 2009; offset by (iii) an increase of $6.9 million in the Fully Insured Health segment, primarily as a result of the increase in claims and reserves in dental and small group lines of business; (iv) an increase of $5.6 million in the group disability, life, annuities and DBL segment primarily as a result of increased LTD retention, new LTD business written and higher loss ratios on the GTL business.

Amortization of Deferred Acquisition Costs

Amortization of deferred acquisition costs decreased $.8 million primarily due to lower investment income assumptions used in making this calculation in 2009 as a result of a decrease in yields on insurance investments.

Interest Expense on Debt

Interest expense decreased $1.0 million primarily as a result of principal repayments and lower interest rates.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses decreased $4.6 million in 2009 as compared to 2008. The decrease is primarily due to: (i) a $7.3 million decrease in commissions and other general expenses in the Medical Stop-Loss segment due to a decrease in volume as a result of reduced production; (ii) a $3.8 million decrease in the Fully Insured Health segment primarily consisting of a $6.6 million decrease in general expenses resulting from a lower volume of business and a reduction in work force partially offset by a $5.1 million write-off of capitalized software in the fourth quarter of 2009 (see below); offset by (iii) a $2.8 million increase in compensation, commission and administrative expenses associated with the individual life, annuities and other segment, primarily as a result of the acquisition of a block of life and annuity business in the third quarter of 2008; (iv) a $1.9 million increase in the group disability, life, annuities and DBL segment primarily due to an increase in premiums earned; and (v) a $1.8 million increase in corporate overhead expenses primarily due to interest income on accrued income tax refunds included in 2008 selling, general and administrative expenses and an increase in legal expenses.

In the fourth quarter of 2009, the Fully-Insured segment wrote-off $5.1 million of previously capitalized software. The Company had been working with a software developer on this project for a number of years in order to improve the Company’s administrative efficiency as it sought in prior years to quickly expand its premiums under management.  The software was delivered to the Company in the fourth quarter of 2009.  During testing of the software, it was determined that the system was not capable of administering the Company’s lines of business as is and it would take a substantial additional investment to implement.  As the Company is not willing to incur the additional investment to make the software functional, the carrying value was fully written off.

Income Taxes

Income tax expense increased $5.7 million to a tax benefit of $10.7 million for the year ended December 31, 2009 from a tax benefit of $16.4 million for the year ended 2008. The effective tax rate was (59.0)% for the year ended 2009 compared to (40.1%) for the year ended 2008. In 2009, the effective tax rate is the result of (i) tax expense on pre-tax income generated by the life companies; (ii) tax benefits derived from tax exempt interest and dividend received deductions as a result of the Company’s investments in both state and political subdivisions and preferred securities; and (iii) tax benefits on pre-tax losses from the non-life businesses which have higher effective rates due to state tax benefits. In 2008, the effective tax rate is the result of tax benefits generated by a pre-tax net loss combined with tax benefits derived from tax exempt interest and dividend received deductions as a result of the Company’s investments in both state and political subdivisions and preferred securities.

LIQUIDITY

Insurance Group

The Insurance Group normally provides cash flow from: (i) operations; (ii) the receipt of scheduled principal payments on its portfolio of fixed maturities; and (iii) earnings on investments. Such cash flow is partially used to fund liabilities for insurance policy benefits. These liabilities represent long-term and short-term obligations.

Corporate

Corporate derives its funds principally from: (i) dividends from the Insurance Group; (ii) management fees from its subsidiaries; and (iii) investment income from Corporate liquidity. Regulatory constraints historically have not affected the Company’s consolidated liquidity, although state insurance laws have provisions relating to the ability of the parent company to use cash generated by the Insurance Group. The Insurance Group declared and paid $3,450,000 and $3,000,000 of dividends to Corporate in 2010 and 2009, respectively. No dividends were declared or paid by the Insurance Group to Corporate in 2008.

Corporate utilizes cash primarily for the payment of general overhead expenses, common stock dividends, common stock repurchases and debt repayment.

Cash Flows

As of December 31, 2010, the Company had $11.4 million of cash and cash equivalents compared with $7.4 million as of December 31, 2009.

Net cash provided by operating activities of continuing operations for the year ended December 31, 2010 was $5.7 million. Net cash used by operating activities of discontinued operations for the year ended December 31, 2010 was $1.2 million.

The Company has $459.4 million of insurance reserves that it expects to ultimately pay out of current assets and cash flows from future business. If necessary, the Company could utilize the cash received from maturities and repayments of its fixed maturity investments if the timing of claim payments associated with the Company’s insurance resources does not coincide with future cash flows. For the year ended December 31, 2010, cash received from the maturities and other repayments of fixed maturities was $129.9 million.

Net cash provided by investing activities for the year ended December 31, 2010 was $4.6 million, primarily the result of net cash received from other investments and policy block acquisitions.

Net cash used by financing activities for the year ended December 31, 2010 was $ 5.0 million and primarily includes dividends paid, the repurchases of common stock and repayment of debt among other items.

The Company believes it has sufficient cash to meet its currently anticipated business requirements over the next twelve months including working capital requirements and capital investments.

BALANCE SHEET

Total investments, net of amounts due from brokers, increased $73.8 million to $902.3 million during the year ended December 31, 2010 from $828.5 million at December 31, 2009 largely due to $57.3 million of investments acquired through the acquisition of AMIC and $15.1 million in pre-tax unrealized gains on available-for-sale securities.

The Company had net receivables from reinsurers of $122.7 million at December 31, 2010. All of such reinsurance receivables are either due from highly rated companies or are adequately secured. No allowance for doubtful accounts was necessary at December 31, 2010. In 2010, the Company entered into an assumption reinsurance agreement related to its discontinued credit business which resulted in a decrease in unearned premium reserves and a corresponding decrease in amounts due from reinsurers.

Other assets increased $5.6 million primarily due intangible assets recorded as a result of the acquisition of AMIC and other subsidiaries, partially offset by a decrease in tax assets.

Asset Quality and Investment Impairments

The nature and quality of insurance company investments must comply with all applicable statutes and regulations, which have been promulgated primarily for the protection of policyholders. Although the Company’s gross unrealized losses on available-for-sale securities totaled $15.0 million at December 31, 2010, approximately 96.0% of the Company’s fixed maturities were investment grade and continue to be rated on average AA. The Company marks all of its available-for-sale securities to fair value through accumulated other comprehensive income or loss. These investments tend to carry less default risk and, therefore, lower interest rates than other types of fixed maturity investments. At December 31, 2010, approximately 4.0% (or $31.4 million) of the carrying value of fixed maturities was invested in non-investment grade fixed maturities (primarily mortgage securities) (investments in such securities have different risks than investment grade securities, including greater risk of loss upon default, and thinner trading markets). The increase in non-investment grade securities is primarily due to the downgrades in credit ratings of certain Alt-A mortgage securities. The Company does not have any non-performing fixed maturity investments at December 31, 2010.

At December 31, 2010, the Company had $28,730,000 invested in whole loan CMOs backed by Alt-A mortgages. Of this amount, 42% were in CMOs that originated in 2005 or earlier and 58% were in CMOs that originated in 2006. The Company’s mortgage security portfolio has no direct exposure to sub-prime mortgages. The unrealized losses for the equity securities was primarily due to wider spreads from preferred stocks issued by financial institutions following the disruption in credit markets since the time of their acquisition. Some of these financial institutions have exposure to sub-prime mortgages.

Approximately 2.8% of fixed maturities, primarily municipal obligations, in our investment portfolio are insured by financial guaranty insurance companies. The purpose of this insurance is to increase the credit quality of the fixed maturities and their credit ratings. If the obligations of these financial guarantors ceased to be valuable, either through a credit rating downgrade or default, these debt securities would likely receive lower credit ratings by the rating agencies that would reflect the creditworthiness of the various obligors as if the fixed maturities were uninsured. The following table summarizes the credit quality of our fixed maturity portfolio as rated, and as rated if the fixed maturities were uninsured, at December 31, 2010:

		As Rated
Bond Ratings	As Rated	If Uninsured

AAA	58.4%	58.4%
AA	17.7%	17.7%
A	18.0%	16.2%
BBB	1.9%	3.7%

Total Investment Grade	96.0%	96.0%

BB or lower	4.0%	4.0%

Total Fixed Maturities	100.0%	100.0%

Changes in interest rates, credit spreads, and investment quality ratings may cause the market value of the Company’s investments to fluctuate.  The Company does not have the intent to sell nor is it more likely than not that the Company will have to sell debt securities in unrealized loss positions that are not other-than-temporarily impaired before recovery.  In the event that the Company’s liquidity needs require the sale of fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments, the Company may realize investment losses.

The Company reviews its investments regularly and monitors its investments continually for impairments, as discussed in Note 1(G) (vi) of the Notes to Consolidated Financial Statements in this prospectus. For the years ended December 31, 2010 and 2009 the Company recorded losses of $3.8 million and $.8 million, respectively, for other-than-temporary impairments on available-for-sale securities. The following table summarizes the carrying value of securities with fair values less than 80% of their amortized cost at December 31, 2010 by the length of time the fair values of those securities were below 80% of their amortized cost (in thousands):

		Greater than	Greater than
		3 months,	6 months,
	Less than	less than	less than	Greater than
	3 months	6 months	12 months	12 months	Total

Fixed maturities	$1,929	$-	$332	$383	$2,644
Equity securities	-	55	-	-	55
Total	$1,929	$55	$332	$383	$2,699

The unrealized losses on all available-for-sale securities have been evaluated in accordance with the Company’s impairment policy and were determined to be temporary in nature at December 31, 2010. In 2010, the Company experienced 15.1 million of unrealized gains which, net of deferred taxes ($4.3 million) and net of deferred policy acquisition costs ($3.1 million), increased stockholders’ equity by $7.7 million (reflecting net unrealized gains of $.6 million at December 31, 2010 compared to net unrealized losses of $7.1 million at December 31, 2009). From time to time, as warranted, the Company may employ investment strategies to mitigate interest rate and other market exposures. Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalances in liquidity that exist in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and the Company may incur additional write-downs.

Goodwill

Goodwill represents the excess of the amount we paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition.  The Company tests goodwill for impairment at least annually and between annual tests if an event or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is considered impaired when the carrying amount of goodwill exceeds its implied fair value.

All goodwill carrying amounts are evaluated for impairment at the reporting unit level which is equivalent to an operating segment. Goodwill was allocated to each reporting unit or operating segment at the time of acquisition.  At December 31, 2010, total goodwill was $51.7 million, of which $46.0 million was attributable to the Fully Insured Health segment and $5.7 million to the Medical Stop Loss segment.

Based upon the goodwill impairment testing performed at December 31, 2010, the fair value of each reporting unit exceeded its carrying value and no impairment charge was required.  Fair value exceeded carrying value by at least 8% in both the Fully Insured Health and the Medical Stop Loss segments.

In determining the fair value of each reporting unit, we used an income approach, applying a discounted cash flow method which included a residual value.  Based on historical experience, we made assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for the reporting unit.

Management uses a significant amount of judgment in estimating the fair value of the Company’s reporting units.  The key assumptions underlying the fair value process are subject to uncertainty and change.  The following represent some of the potential risks that could impact these assumptions and the related expected future cash flows: (i) increased competition; (ii) an adverse change in the insurance industry and overall business climate; (iii) changes in state and federal regulations; (iv) rating agency downgrades of our insurance companies; and (v) a sustained and significant decrease in our share price and market capitalization.  As a result of the global economic crisis that began in 2008, we experienced a significant decline in our stock price. Due to this significant decline, our market capitalization as of December 31, 2010 was significantly below the sum of our reporting units’ fair values. If we experience a sustained decline in our results of operations and cash flows, or other indicators of impairment exist, we may incur a material non-cash charge to earnings relating to impairment of our goodwill, which could have a material adverse effect on our results.

Health Reserves

The following table summarizes the prior year net favorable amount incurred in 2010 according to the year to which it relates, together with the opening reserve balance (net of reinsurance recoverable) to which it relates (in thousands):

	Reserves at	Prior Year Amount
	January 1, 2010	Incurred in 2010
Total Reserves
2009	$71,623	$(3,418)
2008	11,736	340
2007	4,334	(516)
2006 and Prior	14,397	1,128

Total	$102,090	$(2,466)

The following sections describe, for each segment, the unfavorable (favorable) development experienced in 2010, together with the key assumptions and changes therein affecting the reserve estimates.

Medical Stop-Loss

The Company experienced net unfavorable development of $1.3 million in the Medical Stop-Loss segment. The deficiency was the result of on-going analysis of recent loss development trends primarily attributable to the increased frequency of claims and the severity of primary claims.

Group Disability

The Group Disability segment had a favorable development of $4.3 million. This amount consists of a favorable development of $4.8 million on the 2009 reserves due to DBL ($1.4 million) and LTD ($3.4 million) and a net unfavorable development of $.5 million for all other years primarily due to LTD.

Due to the long-term nature of LTD, in establishing loss reserves the Company must make estimates for case reserves, incurred but not reported reserves (“IBNR”), and reserves for Loss Adjustment Expenses (“LAE”).  Case reserves generally equal the actuarial present value of the liability for future benefits to be paid on claims incurred as of the balance sheet date. The IBNR reserve is established based upon historical trends of existing incurred claims that were reported after the balance sheet date. The LAE reserve is calculated based on an actuarial expense study.  Since the LTD block of policies is relatively small, with the potential for very large claims on individual policies, results can vary from year to year. If a small number of claimants with large claim reserves were to recover or several very large claims were incurred, the results could distort the Company’s reserve estimates from year to year.  However, there were no individual factors in 2010 that caused the favorable development in LTD. With respect to DBL, reserves for the most recent quarter of earned premium are established using a Net Loss Ratio methodology.  The Net Loss Ratio is determined by applying the completed prior four quarters of historical Net Loss Ratios to the last quarter of earned premium.  Reserves associated with the premium earned prior to the last quarter are established using a completion factor methodology. The completion factors are developed using the historical payment patterns for DBL. The favorable development in the DBL line is due to lower than expected claims.

There were normal fluctuations to the Company’s experience factor. The IBNR factors were updated to reflect the current experience. The reserving process used by management was consistent from 2009 to 2010.

Individual Accident and Health and Other

The Individual Accident and Health and Other segment had unfavorable development of $.6 million. The Company experienced $.6 million unfavorable variance related to 2008 reserves on our Blanket Accident and sickness product that is sold to volunteer fire districts, primarily due to the severity of a few claims related to that treaty year.

CAPITAL RESOURCES

Due to its strong capital ratios, broad licensing and excellent asset quality and credit-worthiness, the Insurance Group remains well positioned to increase or diversify its current activities. It is anticipated that future acquisitions or other expansion of operations will be funded internally from existing capital and surplus and parent company liquidity. In the event additional funds are required, it is expected that they would be borrowed or raised in the public or private capital markets to the extent determined to be necessary or desirable. In November 2004, December 2003 and March 2003, the Company borrowed $15.0 million, $12.0 million and $10.0 million, respectively, through pooled trust preferred issuances by unconsolidated subsidiary trusts. In August 2009, the outstanding line of credit was cancelled and converted into an amortizing term loan. At December 31, 2010 the outstanding balance of the term loan was $7.5 million. See Note 14 of the Notes to Consolidated Financial Statements in this prospectus.

IHC enters into a variety of contractual obligations with third parties in the ordinary course of its operations, including liabilities for insurance reserves, funds on deposit, debt and operating lease obligations.  However, IHC does not believe that its cash flow requirements can be fully assessed based solely upon an analysis of these obligations.  Future cash outflows, whether they are contractual obligations or not, also will vary based upon IHC’s future needs.  Although some outflows are fixed, others depend on future events.

The chart below reflects the maturity distribution of IHC’s contractual obligations at December 31, 2010 (in thousands):

		Junior				Funds
		Subordinated	Interest		Insurance	on
	Debt	Debt	On Debt	Leases	Reserves	Deposit	Total

2011	$1,500	$-	$1,805	$3,691	$142,163	$46,932	$196,091
2012	6,000	-	1,688	2,625	45,907	43,990	100,210
2013	-	-	1,552	1,941	39,169	41,339	84,001
2014	-	-	1,552	1,570	35,452	38,959	77,533
2015	-	-	1,552	1,574	33,048	36,564	72,738
2016 and
Thereafter	-	38,146	28,185	2,576	163,708	200,782	433,397
Totals	$7,500	$38,146	$36,334	$13,977	$459,447	$408,566	$963,970

OUTLOOK

The Company remained highly liquid in 2010 with a shorter duration portfolio. As a result, the yields on our investment portfolio were, and continue to remain, lower than in prior years and investment income may continue to be depressed for the balance of the year. IHC has approximately $164.5 million in highly rated shorter maturity securities earning on average 1.4%; our portfolio as a whole is rated, on average, AA. The low duration of our portfolio enables us, if we deem prudent, the flexibility to reinvest in much higher yielding longer-term securities, which would significantly increase investment income.  A low duration portfolio such as ours also mitigates the adverse impact of potential inflation.  IHC will continue to monitor the financial markets and invest accordingly.

In March 2010, IHC acquired control of AMIC through the purchase of additional shares of AMIC common stock in the open market; at December 31, 2010, IHC owned approximately 50.1% of the outstanding common stock of AMIC. The acquisition furthers our goal of creating efficiencies by integrating the back office operations of our MGUs and marketing companies. Subsequent to year end, through March 15, 2011, the Company has acquired an additional 1,100,325 shares of AMIC common stock, increasing its ownership to 63.0%.

 For 2011, we will continue to emphasize:

•
Preparing for health care reform by proactively adjusting our mix of Fully Insured Health products and distribution strategies to take advantage of changing market demands, while continuing to increase the efficiency of our fully insured administrative companies.

•
Increasing the efficiency of our medical stop-loss operations and seeking to acquire additional Medical Stop-Loss business to increase our premiums in a controlled underwriting environment. We have determined that the results of MGUs in which we have ownership generally outperform those of ones we do not own by a substantial margin, which is why we have reduced our block to focus primarily on business written by owned MGUs.

•	Closely monitoring the experience in our Group disability, life annuities and DBL business.

We will continue to focus on our strategic objectives, including expanding our distribution network.  However, the success of a portion of our Fully Insured Health business may be affected by the passage of the Patient Protection and Affordable Care and Education Reconciliation Act of 2010 signed by President Obama in March 2010, and its subsequent interpretations by state and federal regulators and its possible revision by the newly-elected Congress. The National Association of Insurance Commissioners has now issued its proposed regulations. The regulations proposed to-date (including those mandating minimum loss ratios) seem to have validated our strategy of pursuing niche lines of business across many states utilizing multiple carriers. We have begun a comprehensive review of all the options for IHC and we are continuing a thorough evaluation of our options for those health insurance products that may be affected.  Although the law will generally require insurers to operate with a lower expense structure for major medical plans in the small employer and individual markets, the law appears to make exceptions for carriers, such as ours, that have a minimal presence in any one state. “Non-essential” lines of business are not impacted by health care reform.

Our results depend on the adequacy of our product pricing, our underwriting and the accuracy of our reserving methodology, returns on our invested assets and our ability to manage expenses.  Therefore, factors affecting these items, including unemployment and global financial markets, may have a material adverse effect on our results of operations and financial condition.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF INDEPENDENCE
HOLDING COMPANY

The Company manages interest rate risk by seeking to maintain an investment portfolio with a duration and average life that falls within the band of the duration and average life of the applicable liabilities. Options may be utilized to modify the duration and average life of such assets.

The following summarizes the estimated pre-tax change in fair value (based upon hypothetical parallel shifts in the U.S. Treasury yield curve) of the fixed income portfolio assuming immediate changes in interest rates at specified levels at December 31, 2010:

	Change in Interest Rates

	200 basis point rise	100 basis point rise	Base scenario	100 basis point decline	200 basis point decline

Corporate securities	$247,651	$259,238	$271,995	$285,784	$299,466
CMO’s	54,146	58,754	64,452	68,931	72,560
U.S. Government obligation	15,784	16,364	16,968	17,593	18,054
Agency MBS	9,173	9,697	10,224	10,443	10,504
GSE	64,469	67,495	70,527	72,093	72,509
State & Political Subdivision	307,795	332,528	359,490	384,978	408,344

Total Estimated fair value	$699,018	$744,076	$793,656	$839,822	$881,437

Estimated change in value	$(94,638)	$(49,580)		$46,166	$87,781

The Company monitors its investment portfolio on a continuous basis and believes that the liquidity of the Insurance Group will not be adversely affected by its current investments. This monitoring includes the maintenance of an asset-liability model that matches current insurance liability cash flows with current investment cash flows. This is accomplished by first creating an insurance model of the Company’s in-force policies using current assumptions on mortality, lapses and expenses. Then, current investments are assigned to specific insurance blocks in the model using appropriate prepayment schedules and future reinvestment patterns.

The results of the model specify whether the investments and their related cash flows can support the related current insurance cash flows. Additionally, various scenarios are developed changing interest rates and other related assumptions. These scenarios help evaluate the market risk due to changing interest rates in relation to the business of the Insurance Group.

In the Company’s analysis of the asset-liability model, a 100 to 200 basis point change in interest rates on the Insurance Group’s liabilities would not be expected to have a material adverse effect on the Company. With respect to its liabilities, if interest rates were to increase, the risk to the Company is that policies would be surrendered and assets would need to be sold. This is not a material exposure to the Company since a large portion of the Insurance Group’s interest sensitive policies are burial policies that are not subject to the typical surrender patterns of other interest sensitive policies, and many of the Insurance Group’s universal life and annuity policies were acquired from liquidated companies which tend to exhibit lower surrender rates than such policies of continuing companies. Additionally, there are charges to help offset the benefits being surrendered. If interest rates were to decrease substantially, the risk to the Company is that some of its investment assets would be subject to early redemption. This is not a material exposure because the Company would have additional unrealized gains in its investment portfolio to help offset the future reduction of investment income. With respect to its investments, the Company employs (from time to time as warranted) investment strategies to mitigate interest rate and other market exposures.

DIRECTORS AND EXECUTIVE OFFICERS OF INDEPENDENCE HOLDING COMPANY

The table below sets forth the names and positions of Independence Holding Company’s directors and executive officers.  None of these persons has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.  All of Independence Holding Company’s directors and officers are citizens of the U.S. and can be reached c/o Independence Holding Company, 485 Madison Avenue, 14th Floor, New York, New York 10022.

Name	Age	Position	Since
Mr. Bernon R. Erickson, Jr.	50	Chief Health Actuary and Senior Vice President	2007
Mr. Larry R. Graber	61	Senior Vice President – Life and Annuities and Director	2000
Ms. Teresa A. Herbert	49	Chief Financial Officer and Senior Vice President	2005
Mr. David T. Kettig	52	Chief Operating Officer, Senior Vice President and Director	2011
Mr. Allan C. Kirkman	67	Director	1980
Mr. John L. Lahey	64	Director	2006
Mr. Steven B. Lapin	65	Vice Chairman and Director	1991
Mr. Jeffrey C. Smedsrud	52	Chief Marketing and Strategy Officer and Senior Vice President	2006
Mr. Henry B. Spencer	71	Vice President – Investments	2005
Mr. James G. Tatum, C.F.A.	69	Director	2000
Mr. Roy T.K. Thung	67	Chief Executive Officer; President and Chairman of the Board	1990
Mr. Adam C. Vandervoort	36	Vice President; General Counsel and Secretary	2006

Set forth below is certain biographical information for each of Independence Holding Company’s directors and executive officers:

Mr. Bernon R. Erickson, Jr.
Chief Health Actuary and Senior Vice President

Since April 2007, Chief Health Actuary and Senior Vice President; since June 2007, Chief Health Actuary and Senior Vice President of American Independence Corp. (“AMIC”); since April 2007, Chief Executive Officer and President of Actuarial Management Corporation, a wholly owned subsidiary of IHC; for more than five years prior to April 2007, President and founder of Actuarial Management Corporation.

Mr. Larry R. Graber
Senior Vice President – Life and Annuities and Director

Since February 2006, Senior Vice President — Life and Annuities of IHC; since April 1996, a director and President of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of IHC; since April 1996, a director and President of Southern Life and Health Insurance Company, an insurance company and wholly owned subsidiary of Geneve Holdings, Inc. with principal offices in Homewood, Alabama; for more than the past five years, a director of Standard Security.

Ms. Teresa A. Herbert
Chief Financial Officer and Senior Vice President

Since March 2005, Chief Financial Officer and Senior Vice President; since March 2001, Vice President of Geneve Corporation; since November 2002, Chief Financial Officer and Senior Vice President of AMIC; since March 2011, a director of AMIC.

Mr. David T. Kettig
Chief Operating Officer, Senior Vice President and Director

Since April 2011, Director of IHC; since April 2009, Chief Operating Officer and Senior Vice President of IHC; from January 2006 to April 2009, Co-Chief Operating Officer and Senior Vice President of IHC; from March 2005 to January 2006, Senior Vice President, General Counsel and Secretary of IHC; since April 2009, Chief Operating Officer and Senior Vice President of AMIC; from June 2007 to April 2008, Co-Chief Operating Officer and Senior Vice President of AMIC; from November 2002 to June 2007, Chief Operating Officer and Senior Vice President of AMIC; since March 2011, a director of AMIC; since December 2006, President of Independence American Insurance Company, a wholly owned subsidiary of AMIC.

Mr. Allan C. Kirkham
Director

For more than five years prior to his retirement in October 2005, Executive Vice President of Mellon Bank, N.A., a national bank.

Mr. John L. Lahey
Director

For more than the past twenty years, President of Quinnipiac University, a private university located in Hamden, Connecticut; since 1995, a member of the Board of Trustees of Yale-New Haven Hospital, a hospital located in New Haven, Connecticut; since 1994, a director of the UIL Holdings Corporation, a publicly held utility holding company with principal offices in New Haven, Connecticut; since June 2006, a director of Standard Security.  Mr. Lahey also serves as a director of New York City St. Patrick’s Day Parade, Inc., and since 2003 has served as a member of the American Bar Association’s Council of the Section of Legal Education and Admissions to the Bar.

Mr. Steven B. Lapin
Vice Chairman and Director

Since July 1999, Vice Chairman of IHC’s Board; for more than five years prior to July 1999, President and Chief Operating Officer of IHC;  since March 2011, Chairman, Chief Executive Officer and President of Geneve Corporation (“Geneve”), a private company controlled by Geneve Holdings, Inc (“GHI”); for more than five years prior to March 2011,  President and Chief Operating Officer and a director of Geneve; since January 1998, a director of The Aristotle Corporation, a private company controlled by GHI (“Aristotle”); for more than the past five years prior to March 2011, President and Chief Operating Officer of Aristotle; since March 2011, Chairman, Chief Executive Officer and President of Aristotle; since April 2011, a director of AMIC.

Mr. Jeffrey C. Smedsrud
Chief Marketing and Strategy Officer and Senior Vice President

Since March 2006, Chief Marketing and Strategy Officer and Senior Vice President; since June 2007, Chief Marketing and Strategy Officer and Senior Vice President of AMIC; since March 2006, Chief Executive Officer and President of IHC Health Solutions, Inc., a wholly owned subsidiary of IHC; for more than five years prior thereto, president and founder of CA Marketing and Management Services, LLC, the corporate predecessor to IHC Health Solutions, Inc.; prior thereto, managing partner of CORE Marketing.

Mr. Henry B. Spencer
Vice President – Investments

Since March 2005, Vice President — Investments; since March 2005, Vice President — Investments of Geneve Corporation; since March 2005, Vice President — Investments of AMIC; for more than five years prior to March 2005, Chief Investment Officer of Head Asset Management, an investment advisory affiliate of Head & Co., merchant bankers in the insurance industry, located in New York, New York; for eleven years prior thereto, Senior Vice President — Investments for Guardian Life Insurance Company, located in New York, New York.

Mr. James G. Tatum, C.F.A.
Director

Since June 2002, Chairman of the Audit Committee; since June 2006, a director of Standard Security; for more than the past five years, sole proprietor of J. Tatum Capital, LLC, a registered investment advisor, located in Birmingham, Alabama, managing funds primarily for individual and trust clients; Chartered Financial Analyst for more than twenty-five years; since April 2011, a director of AMIC.

Mr. Roy T.K. Thung
Chief Executive Officer, President and Chairman

Since March 2011, Chief Executive Officer, President and Chairman of the Board of Directors of IHC; since January 2000, Chief Executive Officer of IHC; since July 1999, President of IHC; for more than five years prior to July 1999, Executive Vice President and Chief Financial Officer of IHC; from May 1990 to November 1993, Senior Vice President, Chief Financial Officer and Treasurer of IHC; for more than the past five years, Executive Vice President of Geneve; since June 2002, a director of Aristotle; since July 2002, a director of AMIC; since November 2002, Chief Executive Officer and President of AMIC.

Mr. Adam C. Vandervoort
Vice President, General Counsel and Secretary

Since September 2006, Vice President, General Counsel and Secretary; since September 2006, Vice President, General Counsel and Secretary of AMIC; for more than five years prior to September 2006, attorney in private practice. Mr. Vandervoort is licensed to practice law in the states of California, Connecticut and New York.

Our written Code of Business Ethics and Corporate Code of Conduct may be found on its website, www.ihcgroup.com, under the Corporate Information / Corporate Governance tabs.  Collectively, the two Codes apply to all of its directors, officers and employees, including its principal executive officer and its senior financial officers.  Any amendment to or waiver from either of the Codes will be posted to the same location on its website, to the extent such disclosure is legally required.

EXECUTIVE COMPENSATION OF INDEPENDENCE HOLDING COMPANY

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

Compensation of each of IHC’s executive officers is intended to be based on performance – IHC’s performance and the executive’s performance.  The Compensation Committee has responsibility for establishing and reviewing the compensation for all of IHC’s executive officers.

In establishing executive officer compensation, the following are among the Compensation Committee’s objectives:

•	attract and retain individuals of superior ability and managerial talent;
•	ensure compensation is aligned with IHC’s corporate strategies, business objectives and the long-term interests of IHC’s stockholders; and
•	enhance incentives to increase IHC’s stock price and maximize stockholder value by providing a portion of total compensation in IHC equity and equity-related instruments.

IHC’s overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with IHC’s success and their contributions to such success.  To this end, base salary and bonus are designed to reward annual achievements and to be commensurate with an executive’s scope of responsibilities, demonstrated leadership abilities and management experience and effectiveness.  Other elements of compensation focus on motivating and challenging IHC’s executive officers to achieve superior, long-term, sustained results.

Implementation of Objectives

Salaries

The salary of an IHC executive officer is based on his or her level of responsibility, experience and qualifications and recent performance.  Adjustments to salary are made in response to changes in any of the foregoing factors and changes in market conditions.  Executive officer salaries are typically reviewed by the Compensation Committee every twelve months.  The Compensation Committee has sole authority to determine the compensation for IHC’s Chief Executive Officer.  Neither the Compensation Committee nor IHC has retained a compensation consultant or similar organization for assistance in reviewing or setting executive officer salaries or other compensation.

Cash Bonuses

Following the close of each fiscal year, IHC’s Chief Executive Officer and President makes recommendations to the Compensation Committee as to cash bonuses for IHC’s executive officers (excluding himself), based on an analysis of IHC’s performance in the year ended versus IHC’s plan for such year and an analysis of each executive officer’s individual contribution during the year.  The Compensation Committee then convenes outside the presence of the Chief Executive Officer and President and, following appropriate deliberation, approves bonuses for all IHC executive officers.

The salaries paid and annual bonuses awarded to IHC’s CEO, CFO and the three other most highly compensated executive officers in 2010 (the “named executive officers”) are set forth in the Summary Compensation Table on page 74.

Equity Awards

IHC’s 2006 Stock Incentive Plan (the “Plan”) provides the opportunity for the Compensation Committee to make equity incentive awards to, among others, IHC’s executive officers.  Each of IHC’s named executive officers holds stock options, having varying exercise prices and expiration dates (based on the date granted).  Please see the information set forth in the tables below for additional information.  IHC does not have a target level of stock ownership applicable to any of its employees, including the named executive officers.  The Compensation Committee determines the amount of the award with reference to factors including the present value of the award relative to the executive officer’s salary and anticipated cash bonus, the anticipated importance of the executive’s position to IHC’s future results and the size of the executive’s total compensation relative both to other executives within IHC and to compensation levels at other companies.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits IHC’s deductions for compensation paid to the named executive officers to $1 million unless certain requirements are met.  The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation for IHC.  The Compensation Committee, however, reserves the right to use its judgment, where merited by the Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to IHC.  No named executive officer received compensation in 2010 in excess of the $1 million limitation provided by Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible for determining the compensation of IHC’s executive officers.  The Compensation Committee has sole authority to determine the compensation for IHC’s Chief Executive Officer.  The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer and our Chief Financial Officer.  Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be incorporated by reference in IHC’s 2010 Annual Report on Form 10-K and included in this proxy statement.

Compensation Committee
Mr. Allan C. Kirkman
Mr. James G. Tatum

Compensation Risk Assessment

The Compensation Committee, at its meeting on March 16, 2011, considered the Company’s compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Compensatory Arrangements

As of July 1, 2011, the Compensation Committee of the Board of Directors of Independence Holding Company approved and authorized changes to the compensation paid to the Company’s independent directors, in recognition of their efforts. Effective as of July 1, 2011, each of the independent directors of the Company will be entitled to the following compensation: (i) annual retainer in the amount of $36,000 (increased from $25,000); (ii) meeting fee attendance in the amount of $1,500 per meeting of the full Board, Audit Committee, Compensation Committee and any other Board committee (increased from $400); and (iii) annual restricted stock awards in the amount of 2,250 shares of common stock of the Company (increased from 750 shares). In addition to the preceding compensation, the chairman of each Board committee will receive an annual fee in the amount of $9,000 (increased from $5,000).

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for IHC’s CEO, CFO and its three other most highly compensated executive officers in 2010 for the years 2010, 2009 and 2008.  Amounts reported under the “Option Awards” column represent expense recorded for financial statement purposes.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
		($)	($)	($)		($)	($)		($)		($)

Mr. Roy T.K. Thung	2010	$421,601	$228,000	$78,667	(1)	$169,733	$105,548	(2)	$9,963	(3)	$1,013,512
Chief Executive Officer and	2009	$421,601	$228,000	$(2,059	)(1)	$86,000	$99,573	(2)	$9,868	(3)	$842,983
President	2008	$421,601	$114,000	$(51,018	)(1)	$68,083	$93,937	(2)	$11,161	(3)	$657,764

Ms. Teresa A. Herbert	2010	$256,134	$94,500	—		$30,917	$19,305	(4)	$19,475	(5)	$420,331
Chief Financial Officer and	2009	$256,134	$94,500	—		$45,396	$18,212	(4)	$18,973	(5)	$433,215
Senior Vice President	2008	$256,134	$47,250	—		$83,211	$17,182	(4)	$21,355	(5)	$425,132

Mr. Bernon R. Erickson, Jr.	2010	$319,712	$15,000	—		$33,900	—		$43,302	(7)	$411,914
Chief Health Actuary and	2009	$311,565	$116,719	$32,236	(6)	$28,667	—		$41,075	(7)	$530,262
Senior Vice President	2008	$311,565	$176,488	$70,333	(6)	$22,694	—		$45,150	(7)	$626,230

Mr. David T. Kettig	2010	$309,000	$150,000	—		$31,179	$15,627	(4)	$6,616	(8)	$512,422
Chief Operating Officer	2009	$309,000	$140,000	—		$50,972	$14,743	(4)	$10,093	(8)	$524,808
and Senior Vice President	2008	$300,000	$57,500	—		$95,378	$13,909	(4)	$13,813	(8)	$489,600

Mr. Jeffrey C. Smedsrud	2010	$319,712	$89,744	—		$30,498	$2,858	(4)	$40,475	(9)	$483.287
Chief Marketing and	2009	$329,600	$50,000	—		$56,549	$2,697	(4)	$20,152	(9)	$458,998
Strategy Officer and Senior	2008	$329,600	$20,000	—		$83,528	$2,544	(4)	$19,306	(9)	$454,978
Vice President

(1)	Represents the expense (recovery) recorded for financial statement reporting purposes in connection with stock appreciation rights.
(2)	Represents the increase in the value of Mr. Thung’s Retirement Benefits Agreement with IHC for the year indicated.
(3)
Of the amount shown for 2010, $6,983 represents employer matching contributions to Mr. Thung’s 401(k) account, $2,230 represents reimbursements related to use of automobile and $750 represents life insurance premiums paid by IHC; of the amount shown for 2009, $6,983 represents employer matching contributions to Mr. Thung’s 401(k) account, $2,116 represents reimbursements related to use of automobile and $769 represents life insurance premiums paid by IHC; of the amount shown for 2008, $6,555 represents employer matching contributions to Mr. Thung’s 401(k) account, $3,220 represents reimbursements related to use of automobile and $1,386 represents life insurance premiums paid by IHC.

(4)	Represents 100% of the annual earnings on nonqualified deferred compensation, not merely the portion attributable to an above-market rate of return.
(5)
Of the amount shown for 2010, $11,766 represents reimbursements related to use of automobile, $6,615 represents employer matching contributions to Ms. Herbert’s 401(k) account and $1,094 represents life insurance premiums paid by IHC; of the amount shown for 2009, $11,167 represents reimbursements related to use of automobile, $6,615 represents employer matching contributions to Ms. Herbert’s 401(k) account and $1,191 represents life insurance premiums paid by IHC; of the amount shown for 2008, $13,833 represents reimbursements related to use of automobile, $6,210 represents employer matching contributions to Ms. Herbert’s 401(k) account and $1,312 represents life insurance premiums paid by IHC.

(6)	Represents amounts expensed for financial statement reporting purposes in connection with restricted stock award.
(7)
Of the amount shown for 2010, $25,000 represents reimbursements related to use of automobile, $13,084 represents reimbursement for club dues, $3,210 represents employer matching contributions to Mr. Erickson’s 401(k) account, and $2,000 represents employer contributions to Mr. Erickson’s health savings account; of the amount shown for 2009, $25,000 represents reimbursements related to use of automobile, $10,000 represents reimbursement for country club dues, $3,.675 represents employer matching contributions to Mr. Erickson’s 401(k) account, and $2,400 represents employer contributions to Mr. Erickson’s health savings account; of the amount shown for 2008, $25,000 represents reimbursements related to use of automobile, $10,000 represents reimbursement for country club dues, $7,750 represents employer matching contributions to Mr. Erickson’s 401(k) account, and $2,400 represents employer contributions to Mr. Erickson’s health savings account.

(8)
Of the amount shown for 2010, $3,675 represents employer matching contributions to Mr. Kettig’s 401(k) account, $1,600 represents employer contributions to Mr. Kettig’s health savings account and $1,341 represents life insurance premiums paid by IHC; of the amount shown for 2009, $5,607 represents employer matching contributions to Mr. Kettig’s 401(k) account, $1,600 represents employer contributions to Mr. Kettig’s health savings account, $3,250 represents reimbursement related to use of automobile and $1,213 represents life insurance premiums paid by IHC; of the amount shown for 2008, $7,750 represents employer matching contributions to Mr. Kettig’s 401(k) account, $1,600 represents employer contributions to Mr. Kettig’s health savings account, $3,250 represents reimbursement related to use of automobile and $1,213 represents life insurance premiums paid by IHC.

(9)
Of the amount shown for 2010, $16,400 represents reimbursement related to use of automobile, $20,400 represents reimbursement for country club dues and $3,675 represents employer matching contributions to Mr. Smedsrud’s 401(k) account; of the amount shown for 2009, $7,452 represents reimbursement related to use of automobile, $6,950 represents reimbursement for country club dues and $5,750 represents employer matching contributions to Mr. Smedsrud’s 401(k) account; of the amount shown for 2008, $4,866 represents reimbursement related to use of automobile, $7,540 represents reimbursement for country club dues and $6,900 represents employer matching contributions to Mr. Smedsrud’s 401(k) account.

Grants of Plan-Based Award

The following table sets forth information regarding grants of plan-based awards made to the named executive officers during 2010.

Name	Award Type	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price On Grant Date	Grant Date Fair Value of Stock and Option Awards
	(1)			(#)	($/Sh)	($/Sh)	($)
Mr. Roy T.K. Thung	Stock Option	1/5/2010	1/5/2010	160,000	$10.00	$6.35	$251,200

Mr. Roy T.K. Thung	Stock Appreciation Right	1/5/2010	1/5/2010	100,000	$10.00	$6.35	—

Ms. Teresa A. Herbert	Stock Option	1/5/2010	1/5/2010	43,000	$10.00	$6.35	$67,510

Mr. Bernon R. Erickson, Jr.	Stock Option	1/5/2010	1/5/2010	10,000	$10.00	$6.35	$15,700

Mr. David T. Kettig	Stock Option	1/5/2010	1/5/2010	48,000	$10.00	$6.35	$75,360

Mr. Jeffrey C. Smedsrud	Stock Option	1/5/2010	1/5/2010	35,000	$10.00	$6.35	$54,950

(1)	Stock options and stock appreciation rights granted to named executive officers vest ratably in three annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information about unexercised stock options and unvested shares of restricted stock held as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
				($)		(#)	($)

Mr. Roy T.K. Thung	50,000	25,000	(1)	$10.99	3/19/2013	—	—
	—	160,000	(2)	$10.00	1/4/2015
	—	100,000	(3)	$10.00	1/4/2015

Ms. Teresa A. Herbert	16,667	8,333	(1)	$10.99	3/19/2013	—	—
	—	43,000	(2)	$10.00	1/4/2015

Mr. Bernon R. Erickson, Jr.	16,667	8,333	(1)	$10.99	3/19/2013	—	—
	—	10,000	(2)	$10.00	1/4/2015

Mr. David T. Kettig	16,667	8,333	(1)	$10.99	3/19/2013	—	—
	—	48,000	(2)	$10.00	1/4/2015

Mr. Jeffrey C. Smedsrud	16,667	8,333	(1)	$10.99	3/19/2013	—	—
		35,000	(2)	$10.00	1/4/2015

(1)	Options granted on 3/19/2008 are exercisable in one-third annual increments beginning 3/19/2009.
(2)	Options granted on 1/5/2010 are exercisable in one-third annual increments beginning 1/5/2011.
(3)	Stock appreciation rights granted on 1/5/2010 are exercisable in one-third increments beginning on 1/5/2011.

Nonqualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2010.  The amounts in the first column represent contributions to deferred compensation during the year 2010.

Name	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)

Mr. Roy T.K. Thung	—	—	—	—

Ms. Teresa A. Herbert	—	$19,305	—	$341,058

Mr. Bernon R. Erickson, Jr.	—	—	—	—

Mr. David T. Kettig	—	$15,672	—	$276,090

Mr. Jeffrey C. Smedsrud	—	$2,858	—	$50,499

Potential Payments to Named Executive Officers

With Mr. Thung

IHC is party to a Retirement Benefits Agreement with Mr. Roy T.K. Thung, dated as of September 30, 1991, and amended by amendments dated as of December 20, 2002, June 17, 2005 and December 31, 2008, pursuant to which Mr. Thung is entitled to a lump-sum cash payment upon a “separation from service” from IHC of $1,659,556.96, increasing on a cumulative, compounding basis of 6% per annum from December 31, 2008.  “Separation from service” is as defined under U.S. Treasury Regulations 1.409A-1(h)(1), and would generally include Mr. Thung’s death, retirement or any other termination of employment, including permanent disability.  For example, had this provision been triggered on December 31, 2010, Mr. Thung would have been entitled to receive a payment in the amount of $1,864,678.20.

With Ms. Herbert

IHC is party to the Officer Employment Agreement, by and between IHC and Ms. Teresa A. Herbert, IHC’s Chief Financial Officer and Senior Vice President, dated as of April 18, 2011.  Under this employment agreement, if Ms. Herbert’s employment by IHC or its affiliate were to cease under certain circumstances, Ms. Herbert would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Ms. Herbert during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months and (ii) a number of months equal to the aggregate number of years of service of Ms. Herbert to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Ms. Herbert’s employment by IHC being involuntarily terminated under circumstances that would not constitute “cause” (i.e., Ms. Herbert’s material failure to follow IHC’s lawful directions, material failure to follow IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or her engaging in unlawful behavior that would damage IHC or its reputation), or such employment being voluntarily terminated under circumstances that would constitute “good reason” (i.e., in connection with IHC’s (or its successor’s) material breach of its obligations under the employment agreement or upon IHC’s non-renewal of the employment agreement).  The initial term of Ms. Herbert’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ notice of non-renewal is given by IHC.  For example, had the severance provision in Ms. Herbert’s agreement been triggered on May 1, 2011, Ms. Herbert would have been entitled to receive approximately $29,611 per month for twenty-two months ($651,442 in the aggregate).

With Mr. Erickson

IHC is party to the Officer Employment Agreement, by and among IHC, Actuarial Management Corporation. (“AMC”), a wholly owned subsidiary of IHC, and Mr. Bernon R. Erickson, Jr., IHC’s Chief Health Actuary and Senior Vice President, dated as of April 18, 2011.  Under this employment agreement, if Mr. Erickson’s employment by AMC or its affiliate were to cease under certain circumstances, Mr. Erickson would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Erickson during the preceding five years (under certain conditions), adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months and (ii) a number of months equal to the aggregate number of years of service of Mr. Erickson to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Erickson’s employment by AMC being involuntarily terminated under circumstances that would not constitute “cause” (i.e., Mr. Erickson’s material failure to follow AMC’s or IHC’s lawful directions, material failure to follow AMC’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage AMC, IHC or their reputations), or such employment being voluntarily terminated under circumstances that would constitute “good reason” (i.e., in connection with AMC’s (or its successor’s) material breach of its obligations under the employment agreement or upon AMC’s non-renewal of the employment agreement).  The initial term of Mr. Erickson’s employment agreement is one year from the date it was entered into, but, by its terms, it will be automatically extended for successive one-year periods unless ninety days’ notice of non-renewal is given by AMC.  For example, had the severance provision in Mr. Erickson’s agreement been triggered on May 1, 2011, Mr. Erickson would have been entitled to receive approximately $34,958 per month for twelve months ($419,496 in the aggregate).

With Mr. Kettig

IHC is party to the Officer Employment Agreement, by and among IHC, Standard Security Life Insurance Company of New York (“SSL”), a wholly owned subsidiary of IHC, and Mr. David T. Kettig, IHC’s Chief Operating Officer, Senior Vice President and director, dated as of April 18, 2011.  Under this employment agreement, if Mr. Kettig’s employment by SSL or its affiliate were to cease under certain circumstances, Mr. Kettig would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Kettig during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months and (ii) a number of months equal to the aggregate number of years of service of Mr. Kettig to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Kettig’s employment by SSL being involuntarily terminated under circumstances that would not constitute “cause” (i.e., Mr. Kettig’s material failure to follow SSL’s or IHC’s lawful directions, material failure to follow SSL’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage SSL, IHC or their reputations), or such employment being voluntarily terminated under circumstances that would constitute “good reason” (i.e., in connection with SSL’s (or its successor’s) material breach of its obligations under the employment agreement or upon SSL’s non-renewal of the employment agreement).  The initial term of Mr. Kettig’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ notice of non-renewal is given by SSL.  For example, had the severance provision in Mr. Kettig’s agreement been triggered on May 1, 2011, Mr. Kettig would have been entitled to receive approximately $35,743 per month for twenty months ($714,860 in the aggregate).

With Mr. Smedsrud

IHC is party to the Officer Employment Agreement, by and among IHC, IHC Health Solutions, Inc. (“HS”), a wholly owned subsidiary of IHC, and Mr. Jeffrey C. Smedsrud, IHC’s Chief Marketing and Strategy Officer and Senior Vice President, dated as of April 18, 2011.  Under this employment agreement, if Mr. Smedsrud’s employment by HS or its affiliate were to cease under certain circumstances, Mr. Smedsrud would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Smedsrud during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months and (ii) a number of months equal to the aggregate number of years of service of Mr. Smedsrud to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Smedsrud’s employment by HS being involuntarily terminated under circumstances that would not constitute “cause” (i.e., Mr. Smedsrud’s material failure to follow HS’s or IHC’s lawful directions, material failure to follow HS’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage HS, IHC or their reputations), or such employment being voluntarily terminated under circumstances that would constitute “good reason” (i.e., in connection with HS’s (or its successor’s) material breach of its obligations under the employment agreement or upon HS’s non-renewal of the employment agreement).  The initial term of Mr. Smedsrud’s employment agreement is one year from the date it was entered into, but, by its terms, it will be automatically extended for successive one-year periods unless ninety days’ notice of non-renewal is given by HS.  For example, had the severance provision in Mr. Smedsrud’s agreement been triggered on May 1, 2011, Mr. Smedsrud would have been entitled to receive approximately $34,222 per month for twelve months ($410,664 in the aggregate).

Stock Incentive Plans

Under the terms of IHC’s stock incentive plans, the Compensation Committee is obligated to make appropriate provision for the holders of awards thereunder in the event of a change in control of IHC or similar event.  The specifics of such an occurrence cannot be anticipated, and thus the prospective effect upon IHC cannot reliably be quantified.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2010 with respect to compensation plans under which shares of IHC common stock may be issued.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number Of Shares Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected In The First Column)

Equity Compensation Plans Approved By Stockholders	756,480	$11.86	736,346

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

Messrs. Kirkman, Netter and Tatum served on the Compensation Committee of the Board during fiscal year 2010. Mr. Edward Netter was formerly an IHC executive officer.  Please see below for additional description of IHC’s relationship with Mr. Netter and his immediate family.

Transactions with Management and Other Relationships

With GHI

IHC and GHI, IHC’s controlling stockholder, operate under cost-sharing arrangements pursuant to which certain items are allocated between the two companies.  During 2010, IHC paid GHI (or accrued for payment thereto) approximately $513,000 under such arrangements, and paid or accrued approximately an additional $138,000 for the first quarter of 2011.  Such cost-sharing arrangements include GHI’s providing IHC with the use of office space as IHC’s corporate headquarters for annual consideration of $161,000 in 2010.  The foregoing arrangement is subject to the annual review and approval of the Audit Committee, and IHC’s management believes that the terms thereof are no less favorable than could be obtained by IHC from unrelated parties on an arm’s-length basis.

With Mr. Edward Netter

At December 31, 2010, IHC had a $5.2 million limited partnership investment in a fund invested in Dolphin Limited Partnership III, L.P. (“Dolphin III”).  Mr. Donald Netter is the Senior Managing Director of Dolphin Holdings Corp. III, the managing member.  Mr. Donald Netter is an immediate family member of Mr. Edward Netter, an IHC director during 2010 who passed away in 2011.  Pursuant to the relevant partnership agreements, all unaffiliated limited partners are charged quarterly management fees, an annual performance-based incentive allocation and other defined expenses, all of which IHC believes to be comparable to other similar investment management vehicles with which it is familiar.

With Southern Life and Health Insurance Company

Southern Life and Health Insurance Company (“Southern”) is controlled by GHI.  During 2010, IHC and its subsidiaries paid $44,612 to Southern in connection with Southern’s lease of real property to a subsidiary of IHC and provision of certain administrative services, and paid or accrued in respect thereof approximately an additional $8,834 for the first quarter of 2011.

Review, Approval, or Ratification of Transactions with Related Persons

Section 5.7 of IHC’s by-laws provide that no contract or transaction between IHC and one or more of its directors or officers (or their affiliates) is per se void (or voidable) if, among other things, the material facts as to the relevant relationships and interests were disclosed to the Board (or the relevant committee thereof) and the transaction in question was approved by a majority of the disinterested directors voting on the matter.  The Audit Committee’s charter requires the Audit Committee to review and approve all interested-party transactions, and IHC’s other governance documents specifically prohibit various conflicts of interest and impose disclosure requirements in connection with any potential conflict of interest.

The Audit Committee, with the assistance of IHC’s Vice President and General Counsel, has reviewed and approved each of the related-party transactions set forth above.  IHC is not aware of any transaction reportable under paragraph (a) of Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, in respect of 2010, that was not so reviewed and approved.

Director Independence

As a company listed on the NYSE, IHC uses as its definition of independence the independence standards prescribed in the NYSE Listed Company Manual (the “Manual”).  Each of Messrs. Kirkman, Tatum and Lahey met such independence requirements.  The Board has affirmatively determined that none of them had any material relationship with IHC at all applicable times during 2010.

IHC qualifies as a “controlled company” as defined in Section 303A.00 of the Manual because more than 50% of IHC’s voting power is held by GHI.  Therefore, IHC is not subject to certain NYSE requirements that would otherwise require IHC to have: (i) a majority of independent directors on the Board (Manual Section 303A.01); (ii) compensation of IHC’s executive officers determined by a compensation committee composed solely of independent directors (Manual Section 303A.04); or (iii) director nominees selected, or recommended for the Board’s selection, by a nominating committee composed solely of independent directors (Manual Section 303A.05).

Of IHC’s directors, none of Messrs. Lapin, Graber, Kettig and Thung is independent under the NYSE’s standards.

For each independent director, after reasonable investigations and in reliance on representations by such independent director to IHC, IHC believes there is no transaction, relationship, or arrangement between each such director not disclosed under the caption “Transactions with Related Persons.”

BUSINESS OF INDEPENDENCE HOLDING COMPANY

Business Overview

Independence Holding Company is a Delaware corporation (NYSE: IHC) that was formed in 1980. We are a holding company principally engaged in the life and health insurance business with principal executive offices located at 96 Cummings Point Road, Stamford, Connecticut 06902. At December 31, 2010, we own a 50.1% controlling interest in American Independence Corp. (NASDAQ:AMIC), which owns Independence American several managing general underwriters (“MGUs”) and controlling interests in three agencies. As of March 15, 2011, subsequent to year-end, IHC’s ownership interest increased to 63.0%.

Our website is located at www.ihcgroup.com.  Detailed information about IHC, its corporate affiliates and insurance products and services can be found on our website. In addition, we make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports available, free of charge, through our website, as soon as reasonably practicable after they are filed with or furnished to the SEC.  The information on our website, however, is not incorporated by reference in, and does not form part of, this prospectus.

IHC provides specialized life and health coverage and related services to commercial customers and individuals.  We focus on niche products and/or narrowly defined distribution channels in the United States.  Our wholly owned insurance company subsidiaries, Standard Security Life and Madison National Life market their products through independent and affiliated brokers, producers and agents.  Independence American also distributes through these sources as well as to consumers through a dedicated controlled distribution.

Madison National Life, Standard Security Life and Independence American are sometimes collectively referred to as the “Insurance Group.” IHC and its subsidiaries (including the Insurance Group) are sometimes collectively referred to as the “Company”, or “IHC”, or are implicit in the terms “we”, “us” and “our”.

IHC retains much of the risk that it underwrites, and focuses on the following lines of business:

•	Medical excess (or “stop-loss”)
•	Multiple fully insured health lines
•	Group disability and life
•	Individual life, primarily through block acquisitions

Standard Security Life, Madison National Life and Independence American are each rated A- (Excellent) by A.M. Best Company, Inc. (“Best”). Standard Security Life is domiciled in New York and licensed as an insurance company in all 50 states, the District of Columbia, the Virgin Islands and Puerto Rico.  Madison National Life is domiciled in Wisconsin, licensed to sell insurance products in 49 states, the District of Columbia, the Virgin Islands and Guam, and is an accredited reinsurer in New York. Independence American is domiciled in Delaware and licensed to sell insurance products in 49 states and the District of Columbia. We have been informed by Best that a Best rating is assigned after an extensive quantitative and qualitative evaluation of a company’s financial condition and operating performance and is also based upon factors relevant to policyholders, agents, and intermediaries, and is not directed toward protection of investors. Best ratings are not recommendations to buy, sell or hold any of our securities.

Our administrative companies underwrite, market, administer and/or price life and health insurance business for our owned and affiliated carriers, and, to a lesser extent, for non-affiliated insurance companies.  They receive fees for these services and do not bear any of the insurance risk of the companies to which they provide services, other than through profit commissions or profit slides. During 2010, our principal administrative companies were IHC Health Solutions, Inc. (“IHC Health Solutions”), Majestic Underwriters, LLC (“Majestic”), and Actuarial Management Corporation (“AMC”).  In January 2010, we acquired interests in three additional administrative companies by: (i) buying the assets of Alliance Underwriters, LLC (“AU”), a stop-loss managing general underwriter; (ii) acquiring 51% of the stock of MedWatch, LLC; and (iii) acquiring 51% of the stock of Hospital Bill Analysis, LLC.  AMIC’s administrative company is IHC Risk Solutions, LLC, the result of the May 1, 2011 merger of AMIC’s wholly owned subs, Risk Assessment Strategies, Inc., and Voorhees Risk Management, LLC, d.b.a. Marlton Risk Group, IHC Risk Solutions-IIG and IHC Risk Solutions, Inc. Our general agencies earn commissions for selling life and health insurance products underwritten by IHC’s owned and affiliated insurance companies and also by unaffiliated carriers. In addition, AMIC owns controlling interests in Independent Producers of America, LLC (“IPA”) and Healthinsurance.org LLC. IPA is a national, career agent marketing organization. Healthinsurance.org LLC is an online marketing company that owns www.healthinsurance.org, a lead generation site for individual health insurance.

For information pertaining to the Company’s business segments, reference is made to Note 22 of the Notes to Consolidated Financial Statements included in this prospectus.

Our Philosophy

Our business strategy consists of maximizing underwriting profits through a variety of niche life and health insurance products and/or through distribution channels that enable us to access underserved markets or markets in which we believe we have a competitive advantage.  Historically, our carriers have focused on establishing preferred relationships with producers who seek an alternative to larger, more bureaucratic health insurers, and on providing these producers with personalized service and unique rewards programs.  More recently, we have also begun to focus on alternative distribution sources, such as captive agencies and direct-to-consumer initiatives.  While our management considers a wide range of factors in its strategic planning and decision-making, underwriting profit is consistently emphasized as the primary goal in all decisions. We seek transactions that will generate fee income and profit commissions for our administrative companies as well as risk income for our insurance carriers thereby permitting us to leverage IHC’s vertically integrated organizational structure.

As a result of our expansion into the Fully Insured Health Segment in 2005 and our increased control of distribution through corporate acquisitions, we have strengthened our ability to respond to market cycles in the health insurance sector by redeploying the focus of our insurance underwriting activity across a larger number of business lines.  In recent years, we have encouraged our owned and affiliated MGUs to be more selective in order to achieve better underwriting results, terminated all under-performing non-owned programs and discontinued less profitable niches within the Fully Insured Health Segment, such as student health insurance. As a result of these changes, we have seen a decrease in our gross written stop-loss premiums and have marginally increased our gross written fully insured health premiums.  Net earned premiums have increased primarily due to a reduction in reinsurance. While we have benefitted from fee income generated by our administrative and sales companies in recent years, which is generally not subject to insurance risk, we have seen a decrease in these fees in the current year as a result of a lower volume of premiums administered.  At the same time, we also experienced a decrease in administrative costs in our Fully Insured Health segment resulting from consolidation and efficiency initiatives implemented at the end of 2009.

DISTRIBUTION

Medical Stop-Loss

We market medical stop-loss primarily through MGUs which are non-salaried contractors that receive administrative fees. MGUs are responsible for underwriting accounts in accordance with guidelines formulated and approved by us, billing and collecting premiums, paying commissions to agents, third party administrators (“TPAs”) and/or brokers, and processing claims. We are responsible for selecting MGUs, establishing underwriting guidelines, maintaining approved policy forms and overseeing claims for reimbursement, as well as for establishing appropriate accounting procedures and reserves. In order to accomplish this, we audit the MGUs’ underwriting, claims and policy issuance practices to assure compliance with our guidelines, provide the MGUs with access to our medical management and cost containment expertise, and review cases that require referral based on our underwriting guidelines. MGUs receive fee income, generally a percentage of gross premiums produced by them on behalf of the insurance carriers they represent, and typically are entitled to additional income based on underwriting results.

Standard Security Life, Madison National Life and Independence American write approximately 69% of their medical stop-loss business through Majestic, the AMIC Stop-loss Subsidiaries and TRU Services, LLC (“TRU”) (collectively, the “Affiliated MGUs”).

The agents and brokers that produce this business are non-salaried contractors that receive commissions.

Fully Insured Health

The Fully Insured Health Segment includes five lines of business (major medical health plans for small groups, individuals and families, dental/vision, short-term medical (“STM”), and limited medical) that are sold in the majority of states through multiple and varied distribution strategies.  The largest line of business in this segment continues to be major medical for small employer groups (defined as employers with between two and fifty employees) which decreased in premium in 2010, but the other lines collectively increased by an offsetting amount. The majority of our business in this segment is written through general agents, agents and brokers.  We also market (i) directly to agents through the IHC Health Solutions telesales unit, (ii) through private-label arrangements managed by IHC Health Solutions with non-affiliated carriers, and (iii) through AMIC’s captive agency relationships.

We entered the Fully Insured Health Segment as a result of several strategic acquisitions and partnerships starting in 2005.  We have built a controlled platform to write small-group major medical, major medical health plans for individuals and families, dental/vision, short-term medical and limited medical. Our senior management team has extensive experience in these lines of business and the majority of our current fully insured health block was previously administered (on behalf of other carriers) by the companies we have acquired. Much of this existing block has been transferred to our carriers so we now benefit from administrative fee income at a variety of levels, earn risk profits and receive profit commissions from our reinsurers. The acquisition in 2007 of AMC not only brought in-house the actuarial expertise necessary to maintain the profitability of our fully insured business, but also added another source of fee income and potential profit commissions. The acquisition of IHC Health Solutions, also in 2007, has provided us with a marketing company specializing in alternative distribution methods and strategic partnerships.

In January 2010, in order to improve efficiency and service to our clients, we combined the operations of GroupLink and HPA, along with the medical management and marketing services of IAC, into those of IHC Health Solutions, Inc., and the claims processing and administrative function of IAC was rebranded as IHC Administrative Services, Inc. As a result of these changes, all marketing, sales, underwriting and administrative functions have been collected under IHC Health Solutions, Inc.  Certain other transactional services continue to reside within IHC Administrative Services, Inc. in 2011.

The two entities together have approximately 300 salaried employees performing all aspects of underwriting, policy administration and managing fully insured group and individual health insurance on behalf of IHC and other carriers, and manage approximately $255 million of individual and group health and life premiums and premium equivalents for multiple insurers.

The agents and brokers who produce the Fully Insured Health business are non-salaried contractors who receive commissions. IHC grew the gross earned premiums from this segment very quickly from 2005 to 2007, chose to decrease gross earned premiums in 2008 and 2009, then elected to increase again in 2010 to be closer to 2007 levels. We anticipate modest growth in 2011.

Other Products

Our other products are primarily distributed by general agents, agents and brokers. Standard Security Life also markets specialized defined benefit and defined contribution service award programs with separate group life coverage to volunteer emergency services personnel and blanket accident insurance sold through two specialized general agents.  The short-term statutory disability benefit product in New York State (“DBL”) is marketed primarily through independent general agents who are paid commissions based upon the amount of premiums produced. Madison National Life’s disability and group life products are primarily sold in the Midwest to school districts, municipalities and hospital employer groups through a managing general agent that specializes in these target markets.

For a number of years Madison National Life has sold a whole-life product with an annuity rider to military personnel and civil service employees.  As a result of this experience, in 2008 Madison National Life formed a subsidiary, IHC Financial Group, Inc. (“IHC Financial Group”), to recruit agents to sell life and annuity products to state and federal employees. Since these products are currently not available through IHC’s carriers, IHC Financial Group has contracted with highly rated insurance companies to sell their life and annuity products to these individuals. The income for IHC Financial Group is derived completely from commissions on the sale of the products of these other companies. The agents and brokers who produce this business are non-salaried contractors who receive commissions.  We did not earn significant income from this subsidiary in 2010, but do anticipate increased growth as we continue to recruit new agents.  We anticipate that premiums from our whole-life and annuity rider product will be slightly higher in 2011. In the last quarter of 2010, Madison National Life began selling a final expense whole life product. It is expected to write about $5 million of annualized premium in 2011.

           PRINCIPAL PRODUCTS

Medical Stop-Loss

The Company is a leading writer nationally of excess or stop-loss insurance for self-insured employer groups that desire to manage the risk of large medical claims (“Medical Stop-Loss”). Standard Security Life was one of the first carriers to market Medical Stop-Loss insurance, starting in 1987, and the Insurance Group is now one of the largest writers of this product in the United States. Medical Stop-Loss insurance provides coverage to public and private entities that elect to self-insure their employees’ medical coverage for losses within specified ranges, which permits such groups to manage the risk of excessive health insurance costs by limiting specific and aggregate losses to predetermined amounts.  This coverage is available on either a specific or a specific and aggregate basis, although the majority of the Insurance Group’s policies cover both specific and aggregate claims. Plans are designed to fit the identified needs of the self-insured employer by offering a variety of deductibles (i.e., the level of claims after which the medical stop-loss benefits become payable).

IHC experienced a reduction in premiums in the Medical Stop-Loss line of business in 2010 due to the termination of certain employer medical stop-loss MGUs and general economic conditions.

Fully Insured Health Products

Group Major Medical

The Company began selling group major medical insurance (including CDHPs) primarily to small employers (two to 50 covered lives) during 2005, and significantly expanded its book of business in 2006-2007. IHC markets this product in the majority of states. It is fully insured major medical coverage that is principally designed to work with health reimbursement accounts (“HRA”) and health savings accounts (“HSA”) which are implemented by employers that wish to provide this benefit as part of an employee welfare benefit plan.  These plans are offered primarily as preferred provider organizations (“PPO”) plans, and provide a variety of cost-sharing options, including deductibles, coinsurance and co-payment. CDHPs are designed to provide participants with economic incentives to be informed consumers of healthcare.

In addition to small group, the Company offers a unique group medical plan to employers (small and large) who are contractors working on government-funded projects under the Davis-Bacon and Service Contract Acts (the “Acts”), much of which is associated with current and future U.S. infrastructure improvements. This plan helps contactors meet the provisions of a “bona fide” fringe benefit for their hourly workers as required in the Acts.

The Company experienced a $4 million increase in net retained premiums in the small group line in 2010. Gross premiums decreased primarily as a result of fewer groups purchasing major medical coverage and fewer participants in each group as a result of recessionary economic conditions, and stricter underwriting guidelines.

Short-Term Medical

IHC sells individual major medical products (“STM”) in 45 states. STM is designed specifically for people with transient needs for health coverage. Typically, STM products are written as major medical coverage with a defined duration, which is normally twelve months or less. Among the typical purchasers of STM products are self-employed professionals, recent college graduates, persons between jobs, employed individuals not currently eligible for group insurance, and others who need insurance for a specified period of time.

IHC’s gross premium declined in this line of business in 2010; however net premiums increased due to increased retention. We anticipate modest growth in this line of business.

Dental/Vision

IHC sells group and individual dental products in the majority of states. We administer the majority of IHC’s dental business and are also the primary distribution source of this line of business. The dental portfolio includes indemnity and PPO plans for employer groups of two or more lives and for individuals within affinity groups.  Employer plans are offered on both employer paid and employee voluntary bases.  As part of the distribution of our dental products, we also offer vision, group life and short-term disability benefits. Vision plans will offer a flat reimbursement amount for exams and materials.  Life plans are available on scheduled or percentage of salary basis and short-term disability is offered as a percentage of salary or flat amount.

Standard Security Life writes vision policies in the State of New York on behalf of national vision providers.  IHC does not control the distribution or underwriting of this product, and therefore it does not retain its normal share of the risk and does not earn administrative fee income, other than the carrier fee.

IHC experienced growth in this line of business in 2010, particularly in its individual dental product, and we anticipate continued growth in future years.

Major Medical for Individuals and Families

The Company markets major medical plans for individuals and families that include CDHP products which are approved in the majority of states.  The Company believes that the demand for individual medical products is growing steadily, due in large part, to employers reducing the number of employees eligible for group coverage, and to an increase in the number of self-employed individuals. Many of these plans are Federally Qualified High Deductible Health Plans that allow the policy or certificate holder to establish an HSA.  For these products, each application is individually underwritten for consideration of coverages.

The Company anticipates growth in this line of business in 2011 as a result of new distribution sources and more focus on individual products by the telesales unit of IHC Health Solutions.

Hospital Income Plans (“HIP”)

The Company began to market scheduled benefit HIP plans through its captive distribution in late 2010. The product has been well received as both a supplement to a major medical and as a practical solution for uninsured consumers. In 2010, the Company recorded less than $.5 million of gross written premium but expects to write $2 - $4 million in 2011, through its own captive distribution and through other carefully selected distribution partners.

Limited Medical

Standard Security Life issues a limited medical policy that offers affordable health coverage to hourly, part-time and/or seasonal employees, which is currently approved in a majority of states. Limited medical plans are a low cost alternative to major medical insurance for those Americans who cannot afford traditional health insurance. Employers are using these plans to recruit and retain employees, save costs and compete more effectively. These plans also permit employees who do not otherwise have health insurance to begin to participate in the healthcare system.

In 2010, the Company recorded $9.5 million of gross premiums and projects continued growth in 2011. In 2011, the Company expects to issue limited medical plans to uninsured consumers who pay for their own health insurance through carefully selected distribution sources.

Student Medical

In 2010, IHC sold student accident and student health insurance (collectively, “Student Medical”). The student accident product was primarily offered to sports, youth, recreational and educational markets.

IHC experienced a decrease in this line of business in 2010. The Company has decided to exit this line of business due to lower than expected operating results.

Medicare Supplement

In 2011, the Company expects to begin issuing Medicare supplement plans that will be sold both by its own distribution sources and through direct-to-consumer channels in collaboration with a long-time marketing partner. The Company does not anticipate issuing more than $2 - $4 million of gross written premium. The Company expects to retain about 20% of the premium on a net retained basis.

Final Expense

In the last quarter of 2010, the Company began marketing a whole life product commonly referred to as a final expense life policy. This whole life product is sold to people in the 50 to 85 years old range. The face amounts can range from $2,500 to $50,000. We are currently averaging about $12,000 per policy. This product is marketed through an exclusive arrangement with a large national marketing company.

Group Disability; Life, Annuities and DBL

Group Long-Term and Short-Term Disability

The Company sells group long-term disability (“LTD”) products to employers that wish to provide this benefit to their employees. Depending on an employer’s requirements, LTD policies (i) cover between 40% and 90% of insurable salary; (ii) have elimination periods (i.e., the period between the commencement of the disability and the start of benefit payments) of between 30 and 730 days; and (iii) terminate after two, five or ten years, or extend to age 65 or the employee’s Social Security normal retirement date. Benefit payments are reduced by social security, workers compensation, pension benefits and other income replacement payments. Optional benefits are available to employees, including coverage for partial or residual disabilities, survivor benefits and cost of living adjustments. The Company also markets short-term disability (“STD”) policies that provide a weekly benefit to disabled employees until the earlier of:  recovery from disability, eligibility for long-term disability benefits or the end of the STD benefit period.

The Company experienced an increase in sales to school districts and municipalities in 2010 primarily as a result of new business from the primary producer. We expect a slight increase in premiums in 2011.

New York Short-Term Disability (DBL)

Standard Security Life markets DBL.  All companies with more than one employee in New York State are required to provide DBL insurance for their employees. DBL coverage provides temporary cash payments to replace wages lost as a result of disability due to non-occupational injury or illness.  The DBL policy provides for (i) payment of 50% of salary to a maximum of $170 per week; (ii) a maximum of 26 weeks in a consecutive 52 week period; and (iii) benefit commencement on the eighth consecutive day of disability. Policies covering fewer than 50 employees have fixed rates approved by the New York State Insurance Department. Policies covering 50 or more employees are individually underwritten.  Standard Security Life’s DBL premiums declined in 2010 due to rate reductions on its large cases due to favorable loss experience as well as a decrease in case size due to the reduction in employees as a result of the current economic environment. The Company anticipates premiums will be relatively flat in 2011.

Group Term Life and Annuities

Madison National Life and Standard Security Life sell group term life products, including group term life, accidental death and dismemberment (“AD&D”), supplemental life and supplemental AD&D and dependent life.  As with its group disability business, IHC anticipates modest growth in this line of business through expansion of its sales of these group term life products through existing distribution sources.  Standard Security Life anticipates modest growth in its specialized defined benefit and defined contribution service award programs, with separate group life coverage, to Volunteer Emergency Services personnel.

Individual Life, Annuities and Other

This category includes: (i) insurance products that are in runoff as a result of the Insurance Group’s decision to discontinue writing such products; (ii) blocks of business that were acquired from other insurance companies; (iii) individual life and annuities written through Madison National Life’s military and civilian government employee division and through its final expense distribution agency; (iv) blanket accident insurance sold through a specialized general agent; and (v) certain miscellaneous insurance products.

The following lines of Standard Security Life’s in-force business are in runoff: individual accident and health, individual life, single premium immediate annuities, disability income, accidental medical, accidental death and AD&D insurance for athletes, executives and entertainers, and miscellaneous insurance business. Madison National Life’s runoff in this category consists of existing blocks of individual life, including pre-need (i.e., funeral expense) coverage, traditional and interest-sensitive life blocks which were acquired in prior years, individual accident and health products, annual and single premium deferred annuity contracts and individual annuity contracts.

LIFE INSURANCE IN-FORCE

The following table summarizes the aggregate life insurance in-force of the Insurance Group excluding the credit life and disability segment which is discontinued operations (in thousands):

	2010	2009	2008

LIFE INSURANCE IN-FORCE:
Group	$9,615,359	$9,800,776	$5,749,229
Individual term	501,123	531,854	495,075
Individual permanent	1,428,283	1,462,126	1,534,056

TOTAL LIFE INSURANCE IN-FORCE (1), (2)	$11,544,765	$11,794,756	$7,778,360

NEW LIFE INSURANCE:
Group	$1,070,815	$3,820,519	$218,479
Individual term	25,402	26	482
Individual permanent	83,463	77,734	64,799

TOTAL NEW LIFE INSURANCE	$1,179,680	$3,898,279	$283,760

NOTES:

(1)	Includes participating insurance	$157,651	$170,840	$228,140

(2)	Before ceded reinsurance of:
	Group	$5,248,587	$5,624,680	$2,228,998
	Individual	548,856	548,879	97,942

	Total ceded reinsurance	$5,797,443	$6,173,559	$2,326,940

In 2009, there was a large increase in group term life insurance in-force as a result of new distribution sources.

ACQUISITIONS OF POLICY BLOCKS

In addition to its core life and health lines of business distributed as described above, IHC’s acquisition group acquires blocks of existing life insurance, annuity and disability policies from other insurance companies, guaranty associations and liquidators. Most of the acquired blocks have been primarily life, annuities or disability policies. Not only have these transactions yielded a healthy rate of return on the investment, but the overall long-term nature of the policies acquired serves as a counterbalance to the bulk of the policies currently being written which are short-term in nature.

During 2010, Madison National Life acquired a block of life insurance policies with approximately $1.6 million of life reserves.

During 2008, Madison National Life acquired a block of life insurance policies with approximately $64.4 million of life reserves. The block consists of approximately $32.2 million of older, traditional life reserves and $32.2 million of annuity reserves.

During 2006, Madison National Life acquired a total of $8.0 million of reserves in the following transactions: (i) effective January 1, 2006, entered into an agreement with an unaffiliated insurer to 100% coinsure dental policies totaling approximately $0.1 million of reserves; (ii) effective October 1, 2006, entered into an agreement with an unaffiliated insurer to 100% coinsure life insurance policies totaling approximately $7.7 million  of reserves; and (iii) effective October 1, 2006, entered into an agreement with an unaffiliated insurer to 100% coinsure life insurance policies totaling approximately $0.2 million  of reserves.

REINSURANCE AND POLICY RETENTION LIMITS

The Company’s average retention of gross and assumed Medical Stop-Loss exposure was 75% in 2010. Prior to the acquisition of AMIC in 2010, the Company’s average retention of Medical Stop-Loss exposure was 56.7% in 2009 and 55.9% in 2008. Standard Security Life and Madison National Life also ceded, on average, 23.0%, and 22.9% in 2009 and 2008, respectively, of their Medical Stop-Loss business to their affiliate, Independence American. Standard Security Life retained 80% of DBL premium with the balance ceded, commencing July 1, 2004, to Independence American.

In 2010, IHC retained approximately 58% of gross and assumed Fully Insured Health exposure, up from approximately 44% in 2009. Retentions on other lines of business remained relatively constant in 2010. The Company purchases quota share reinsurance and excess reinsurance in amounts deemed appropriate by its risk committee. The Company monitors its retention amounts by product line, and has the ability to adjust its retention as appropriate.

Reinsurance is used to reduce the potentially adverse financial impact of large individual or group risks, and to reduce the strain on statutory income and surplus related to new business.  By using reinsurance, the Insurance Group is able to write policies in amounts larger than it could otherwise accept.  The amount reinsured is the portion of each policy in excess of the retention limit on a particular policy.

Maximum net retention limits for Standard Security Life at December 31, 2010 were: (i) $210,000 per life on individual life and corresponding disability waiver of premium; (ii) no retention on accidental death benefits provided by rider to individual life policies; (iii) up to $1,000,000 on any one medical stop-loss claim; (iv) $2,500 of monthly benefits on disability income policies; (v) $25,000 on its special disability business; and (vi) up to $1,000,000 for fully insured medical in a calendar year.  Standard Security Life also maintains catastrophe reinsurance in order to protect against particularly adverse mortality which might occur with respect to its overall life business. At December 31, 2010, maximum net monthly retention limits on any one life for Madison National Life were: (i) $8,000 per month on group long-term disability insurance; (ii) $1,600 per week on group short-term disability insurance; (iii) $125,000 per individual on group term life, accidental death benefits, including supplemental life and accidental death and dismemberment; (iv) $125,000 on substandard ordinary life, group family life and individual ordinary life; (v) up to $1,000,000 on any one medical stop-loss claim; (vi) individual monthly benefits from $1,000 to $2,500 depending on recipient age and length of benefit period for individual accident and health insurance; and (vii) up to 900,000 for fully insured medical in a calendar year. Maximum net retention limits for Independence American at December 31, 2010 were: (i) up to $1,000,000 on any one medical stop-loss claim; and (ii) up to $1,000,000 for fully insured medical in a calendar year.

Effective April 1, 2009, Madison National Life entered into a reinsurance treaty with an unaffiliated reinsurer to cede $48.8 million of life reserves.

The following reinsurers represent approximately 82% of the total ceded premium for the year ended December 31, 2010:

Munich Re America, Inc.	22%
Union Security Insurance Company	19%
Fidelity Security Life Insurance Company	15%
Everest Reinsurance Company	11%
National Insurance Company of Wisconsin, Inc.	5%
Gerber Life Insurance Company	5%
American Fidelity Assurance Company	5%

82%

The Insurance Group remains liable with respect to the insurance in-force which has been reinsured in the unlikely event that the assuming reinsurers are unable to satisfy their obligations. The Insurance Group cedes business (i) to individual reinsurance companies that are rated “A-” or better by Best or (ii) upon provision of adequate security. The ceding of reinsurance does not discharge the primary liability of the original insurer to the insured. Since the risks under the Insurance Group’s business are primarily short-term, there would be limited exposure as a result of a change in a reinsurer’s creditworthiness during the term of the reinsurance. At December 31, 2010 and 2009, the Insurance Group’s ceded reinsurance in-force (excluding the credit life and disability segment which is discontinued operations) was $5.8 billion and $6.2 billion, respectively.

For further information pertaining to reinsurance, reference is made to Note 21 of Notes to Consolidated Financial Statements included in this prospectus.

INVESTMENTS AND RESERVES

More than 99% of the Company’s cash, cash equivalents and securities portfolio are managed by employees of IHC and its affiliates, and ultimate investment authority rests with IHC’s in-house investment group. The remaining $5.2 million is invested with independent investment managers. As a result of the nature of IHC’s insurance liabilities, IHC endeavors to maintain a significant percentage of its assets in investment grade securities, cash and cash equivalents. At December 31, 2010, approximately 96.0% of the fixed maturities were investment grade and continue to be rated on average AA. The internal investment group provides a summary of the investment portfolio and the performance thereof at the meetings of the Company’s board of directors.

As required by insurance laws and regulations, the Insurance Group establishes reserves to meet obligations on policies in-force. These reserves are amounts which, with additions from premiums expected to be received and with interest on such reserves at certain assumed rates, are calculated to be sufficient to meet anticipated future policy obligations.  Premiums and reserves are based upon certain assumptions with respect to mortality, morbidity on health insurance, lapses and interest rates effective at the time the polices are issued. The Insurance Group also establishes appropriate reserves for substandard business, annuities and additional policy benefits, such as waiver of premium and accidental death.  Standard Security Life and Madison National Life are also required by law to have an annual asset adequacy analysis, which, in general, projects the amount and timing of cash flows to the estimated maturity date of liabilities, prepared by the certifying actuary for each insurance company. Standard Security Life, Madison National Life and Independence American invest their respective assets, which support the reserves and other funds in accordance with applicable insurance law, under the supervision of their respective board of directors. The Company manages interest rate risk seeking to maintain a portfolio with a duration and average life that falls within the band of the duration and average life of the applicable liabilities. The Company utilizes options to modify the duration and average life of the assets.

Under Wisconsin insurance law, there are restrictions relating to the percentage of an insurer’s admitted assets that may be invested in a specific issuer or in the aggregate in a particular type of investment. With respect to the portion of an insurer’s assets equal to its liabilities plus a statutorily-determined security surplus amount, a Wisconsin insurer cannot, for example, invest more than a certain percentage of its assets in non-amortizable evidences of indebtedness, securities of any one person (other than a subsidiary and the United States government), or common stock of any corporation and its affiliates (other than a subsidiary).

Under New York insurance law, there are restrictions relating to the percentage of an insurer’s admitted assets that may be invested in a specific issuer or in the aggregate in a particular type of investment. For example, a New York life insurer cannot invest more than a certain percentage of its admitted assets in common or preferred shares of any one institution, obligations secured by any one property (other than those issued, guaranteed or insured by the United States or any state government or agency thereof), or medium and lower grade obligations. In addition, there are certain qualitative investment restrictions.

Under Delaware insurance law, there are restrictions relating to the percentage of an insurer’s admitted assets that may be invested in a specific issuer or in the aggregate in a particular type of investment.  In addition, there are qualitative investment restrictions.

The following table reflects the asset value in dollars (in thousands) and as a percentage of total investments of the Company as of December 31, 2010:

	CARRYING	% OF TOTAL
INVESTMENTS BY TYPE	VALUE	INVESTMENTS

Fixed maturities:
United States Government and government agencies and authorities	$27,192	3.0%
Government-sponsored enterprise	70,527	7.6%
States, municipalities and political subdivisions	359,490	39.1%
All other debt securities	336,447	36.6%

Total fixed maturities	793,656	86.3%

Equity securities:
Common stocks	4,669	.5%
Non-redeemable preferred stocks	43,404	4.7%

Total equity securities	48,073	5.2%

Short-term investments	53	-
Securities purchased under agreements to resell	41,081	4.5%
Investment partnership interests	6,364	.7%
Operating partnership interests	6,138	.7%
Policy loans	23,216	2.5%
Investment in trust subsidiaries	1,146	.1%

Total investments	$919,727	100.0%

The Company’s total pre-tax investment performance for each of the last three years is summarized below, including amounts recognized in net income and unrealized gains and losses recognized in stockholders’ equity as accumulated other comprehensive income or loss:

	2010	2009	2008
	(In thousands)

Consolidated Statements of Operations
Net investment income	$41,801	$43,520	$44,044
Net realized investment gains (losses)	4,646	8,789	(12,401)
Other-than-temporary impairments	(3,819)	(29,991)	(38,247)

Consolidated Balance Sheets
Net unrealized gains (losses)	15,107	87,488	(70,747)

Total pre-tax investment performance	$57,735	$109,806	$(77,351)
The above net unrealized gains (losses), which have been recognized in the Consolidated Balance Sheets, represent the net change in unrealized gains and losses on available-for-sale securities that occurred during the year, including the increase or decrease in fair value of securities that were previously impaired, but prior to adjustments for deferred acquisition costs and deferred income taxes. The Company does not have any non-performing fixed maturity investments at December 31, 2010.

COMPETITION AND REGULATION

We compete with many large insurance companies, small regional health insurers and managed care organizations.  Although most life insurance companies are stock companies, mutual companies also write life insurance in the United States.  Mutual companies may have certain competitive advantages since profits inure directly to the benefit of the policyholders.

The health insurance industry tends to be cyclical, and excess products, such as medical stop-loss, tend to be more volatile than fully insured health products.  During a “soft” market cycle, a larger number of companies offer insurance on a certain line of business, which causes premiums in that line to trend downward.  In a “hard” market cycle, insurance companies limit their writings in certain lines of business following periods of excessive losses and insurance and reinsurance companies redeploy their capital to lines that they believe will achieve higher margins.

IHC is an insurance holding company; as such, IHC and its subsidiary carriers and administrative companies are subject to regulation and supervision by multiple state insurance regulators, including the New York State Insurance Department (Standard Security Life’s domestic regulator), the Wisconsin Department of Insurance (Madison National Life’s domestic regulator) and the Office of the Insurance Commissioner of the State of Delaware (Independence American’s domestic regulator).  Each of Standard Security Life, Madison National Life and Independence American is subject to regulation and supervision in every state in which it is licensed to transact business. These supervisory agencies have broad administrative powers with respect to the granting and revocation of licenses to transact business, the licensing of agents, the approval of policy forms, the approval of commission rates, the form and content of mandatory financial statements, reserve requirements and the types and maximum amounts of investments which may be made. Such regulation is primarily designed for the benefit of policyholders rather than the stockholders of an insurance company or insurance holding company.

Certain transactions within the IHC holding company system are also subject to regulation and supervision by such regulatory agencies.  All such transactions must be fair and equitable.  Notice to or prior approval by the applicable insurance department is required with respect to transactions affecting the ownership or control of an insurer and of certain material transactions, including dividend declarations, between an insurer and any person in its holding company system. Under New York, Wisconsin and Delaware insurance laws, “control” is defined as the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person.  Under New York law, control is presumed to exist if any person, directly or indirectly, owns, controls or holds with the power to vote ten percent or more of the voting securities of any other person; in Wisconsin, the presumption is defined as to more than ten percent of the voting securities of another person; and in Delaware, “control” is defined as the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, and is presumed to exist if any person, directly or indirectly, owns, controls or holds with the power to vote ten percent or more of the voting securities of any other person. In all three states, the acquisition of control of a domestic insurer needs to be approved in advance by the Commissioner of Insurance. See Note 23 of Notes to Consolidated Financial Statements included in this prospectus for information as to restrictions on the ability of the Company’s insurance subsidiaries to pay dividends.

Risk-based capital requirements are imposed on life and property and casualty insurance companies. The risk-based capital ratio is determined by dividing an insurance company’s total adjusted capital, as defined, by its authorized control level risk-based capital.  Companies that do not meet certain minimum standards require specified corrective action.  The risk-based capital ratios for each of Standard Security Life and Madison National Life exceed such minimum ratios.

DISCONTINUED OPERATIONS

The Company sold its credit life and disability segment by entering into a 100% coinsurance agreement with an unaffiliated insurer effective December 31, 2007. For the years ended December 31, 2010, 2009 and 2008 the Company recorded income (loss) from discontinued operations of $(.3) million, $.3 million and $.6 million, respectively, net of taxes, representing expenses and changes in claims and reserves related to the insurance liabilities for claims incurred prior to the aforementioned sale.

EMPLOYEES

At December 31, 2010, the Company, including its direct and indirect majority or wholly owned subsidiaries, collectively had approximately 650 employees.

PROPERTIES OF INDEPENDENCE HOLDING COMPANY

IHC

IHC has entered into a renewable short-term arrangement with Geneve Corporation, an affiliate, for the use of 6,750 square feet of office space as its corporate headquarters in Stamford, Connecticut.

Standard Security Life

Standard Security Life leases 13,000 square feet of office space in New York, New York as its corporate headquarters, and 3,000 square feet of office space in Farmington, New York for its DBL claims processing center.

Madison National Life

Madison National Life leases 28,060 square feet of space in Madison, Wisconsin as its corporate headquarters.

Majestic Underwriters

Majestic leases 4,495 square feet of office space in Troy, Michigan as its corporate headquarters.

IHC Health Solutions, Inc.

IHC Health Solutions, Inc. leases 9,167 square feet of office space in Indianapolis, Indiana, 7,424 square feet of office space in Bloomington, Minnesota and 7,947 square feet of office space in Tampa, Florida.

IHC Administrative Services, Inc.

IHC Administrative Services, Inc. leases 49,117 square feet of office space in Phoenix, Arizona as its corporate headquarters and 9,350 square feet in Rockford, Illinois.

Actuarial Management Corporation

AMC leases 6,408 square feet of office space in Lafayette, California as its corporate headquarters.

Alliance Underwriters, LLC

Alliance Underwriters, LLC, which shares office space with Hospital Bill Analysis, LLC and MedWatch, LLC, leases 8,496 square feet of office space in Lake Mary, Florida as its corporate headquarters.

IHC Risk Solutions, LLC

IHC Risk Solutions, LLC leases 4,200 square feet of office space in South Windsor, Connecticut and 6,182 square feet of office space in Marlton, New Jersey.

LEGAL PROCEEDINGS OF INDEPENDENCE HOLDING COMPANY

We are involved in legal proceedings and claims that arise in the ordinary course of our businesses. We have established reserves that we believe are sufficient given information presently available relating to our outstanding legal proceedings and claims.  We do not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on our financial condition or cash flows, although there could be such an effect on our results of operations for any particular period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR AMERICAN INDEPENDENCE CORP.

Please see the discussion under “BUSINESS OF AMERICAN INDEPENDENCE CORP.” beginning on page 117 of this prospectus for the definitions of certain capitalized terms used in the following discussion that are not otherwise obvious from the context.

Overview

American Independence Corp. is an insurance holding company engaged in the insurance and reinsurance business through AMIC’s wholly owned insurance company, Independence American, its marketing organizations, including its two medical stop-loss managing general underwriter subsidiaries (“AMIC’s MGUs”), its three insurance and marketing agencies IIG, IPA and HIO, and its claims administration company, RSI.  Since November 2002, AMIC has been affiliated with Independence Holding Company (“IHC”), which owned 50.1% of AMIC’s stock as of December 31, 2010.  In March 2010, upon approval of the AMIC Board of Directors, IHC acquired control of AMIC through the purchase of approximately 28,000 shares of common stock of AMIC in the open market.  Subsequent to December 31, 2010, IHC acquired 1,100,325 shares of AMIC, bringing its ownership to 63%.  IHC’s senior management has provided direction to AMIC through service agreements between AMIC and IHC.  In 2010, the majority of Independence American’s revenue was from reinsurance premiums.  The majority of these premiums are ceded to Independence American from IHC under long-term reinsurance treaties to cede its gross medical stop-loss premiums written to Independence American.  In addition, Independence American assumes fully insured health and short-term statutory disability benefit product in New York State (“DBL”) premiums from IHC, and assumes medical stop-loss premiums from unaffiliated carriers.  Independence American began writing group major medical, medical stop-loss, major medical plans for individuals and families, and short-term medical in 2007, and added dental in 2009.  Given its A- (Excellent) rating from A.M. Best, Independence American expects to expand the distribution of its medical stop-loss products, and slightly increase the business written on its paper, especially major medical plans for individuals and families.

While management considers a wide range of factors in its strategic planning, the overriding consideration is underwriting profitability.  Management’s assessment of trends in healthcare and in the medical stop-loss market play a significant role in determining whether to expand Independence American’s health insurance premiums.  Since Independence American reinsures a portion of all of the business produced by AMIC’s MGUs, and since these companies are also eligible to earn profit sharing commissions based on the profitability of the business they place, AMIC’s MGUs also emphasize underwriting profitability.  In addition, management focuses on controlling operating costs.  By sharing employees with IHC and sharing resources among its subsidiaries, American Independence Corp. strives to maximize its earnings.

The following is a summary of key performance information and events (in thousands):

	Year Ended
	December 31,
	2010	2009	2008

Revenues	$89,404	$104,247	$113,312
Expenses	85,331	99,609	111,170
Income from continuing operations before income tax	4,073	4,638	2,142
Provision for income taxes	1,091	1,472	631
Income from continuing operations	2,982	3,166	1,511
Loss on disposition of discontinued operations, net of tax	-	-	(75)
Net income	2,982	3,166	1,436
Less: Net income attributable to the non-controlling interest	(883)	(554)	(471)
Net income attributable to American Independence Corp.	$2,099	$2,612	$965

•	The book value of American Independence Corp.’s stockholders’ equity increased to $10.82 per share at December 31, 2010 compared to $10.46 per share at December 31, 2009.
•
Net income per share decreased to $.25 per share, diluted, or $2.1 million, for the year ended December 31, 2010, compared to $.31 per share, diluted, or $2.6 million for the year ended December 31, 2009.

•	At December 31, 2010, 97.6% of American Independence Corp.’s fixed maturities were investment grade.

•
Consolidated investment yields were 4.0% and 4.6% for the years ended December 31, 2010 and 2009, respectively.  The lower yield is due to a decrease in investments in collateralized mortgage obligations and mortgage-backed securities, and an increase in higher rated government sponsored enterprise investments and municipal investments which bear lower interest rates.

•
Premiums earned decreased 14% to $73.9 million for the year ended December 31, 2010 from $85.5 million for the year ended December 31, 2009, primarily due to lower assumed medical stop-loss premiums and lower group major medical premiums written.

•
American Independence Corp. recorded improved loss ratios in fully insured health for the year ended December 31, 2010.  American Independence Corp. was adversely impacted by higher losses on one medical stop-loss program which caused an increase in loss ratio for the year ended December 31, 2010 (see Note 20 of Notes to Consolidated Financial Statements).

•	For the years ended December 31, 2010 and 2009, Independence American wrote $14.1 million and $10.9 million, respectively, of individual health business produced by its marketing organization IPA.
•	Underwriting experience, as indicated by its GAAP Combined Ratios on its three lines of business for the years ended December 31, 2010 and 2009 are as follows (in thousands):

▪ Medical Stop-Loss	2010	2009	2008

Premiums Earned	$39,247	$46,378	$54,574
Insurance Benefits Claims and Reserves	28,789	30,937	37,838
Expenses	11,070	14,333	17,105

Loss Ratio(A)	73.4%	66.7%	69.3%
Expense Ratio (B)	28.2%	30.9%	31.3%
Combined Ratio (C)	101.6%	97.6%	100.6%

▪ Fully Insured Health	2010	2009	2008

Premiums Earned	$31,394	$35,834	$38,975
Insurance Benefits Claims and Reserves	19,568	26,823	30,370
Expenses	8,227	8,220	8,932

Loss Ratio(A)	62.3%	74.9%	77.9%
Expense Ratio (B)	26.2%	22.9%	22.9%
Combined Ratio (C)	88.5%	97.8%	100.8%

▪ DBL	2010	2009	2008

Premiums Earned	$3,218	$3,303	$3,435
Insurance Benefits Claims and Reserves	1,869	1,898	1,906
Expenses	936	999	999

Loss Ratio(A)	58.1%	57.5%	55.5%
Expense Ratio (B)	29.1%	30.2%	29.1%
Combined Ratio (C)	87.2%	87.7%	84.6%

(A)	Loss ratio represents insurance benefits claims and reserves divided by premiums earned.
(B)	Expense ratio represents net commissions (including profit commissions), administrative fees, premium taxes and other underwriting expenses divided by premiums earned.
(C)	The combined ratio is equal to the sum of the loss ratio and the expense ratio.

•
In 2010, AMIC’s MGUs wrote an aggregate of $39.9 million of annualized gross premium compared to $54.8 million in 2009.  This reduction in premiums was due, in part, to planned pricing increases, stricter underwriting guidelines, the continuing generally “soft” market, and liquidation of IndependenceCare.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of American Independence Corp. conform to GAAP. The preparation of the Consolidated Financial Statements in conformity with GAAP requires American Independence Corp.’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A summary of American Independence Corp.’s significant accounting policies and practices is provided in Note 2 of the Notes to the American Independence Corp. Consolidated Financial Statements included in this prospectus. Management has identified the accounting policies described below as those that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of American Independence Corp.’s Consolidated Financial Statements and this Management’s Discussion and Analysis.

Insurance Reserves

American Independence Corp. maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, where material, including legal and other fees, for reported and unreported claims incurred as of the end of each accounting period.  These loss reserves are based on actuarial assumptions and are maintained at levels that are estimated in accordance with GAAP.  American Independence Corp.’s estimate of loss reserves represents management’s best estimate of American Independence Corp.’s liability at the balance sheet date.

All of American Independence Corp.’s policies are short-duration and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims or open claims from prior periods, including losses incurred for claims that have not been reported (“IBNR”). Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Management believes that American Independence Corp.’s methods of estimating the liabilities for insurance reserves provided appropriate levels of reserves at December 31, 2010. Changes in American Independence Corp.’s reserve estimates are recorded through a charge or credit to its earnings.

Medical Stop-Loss

American Independence Corp.’s medical stop-loss business is comprised of employer stop-loss and HMO Reinsurance.  The two “primary” or “key” assumptions underlying the calculation of loss reserves for medical stop-loss business are (i) projected net loss ratio, and (ii) claim development patterns.  The projected net loss ratio is set at expected levels consistent with the underlying assumptions (“Projected Net Loss Ratio”). Claim development patterns are set quarterly as reserve estimates are developed and are based on recent claim development history (“Claim Development Patterns”).  American Independence Corp. uses the Projected Net Loss Ratio to establish reserves until developing losses provide a better indication of ultimate results and it is feasible to set reserves based on Claim Development Patterns.  American Independence Corp. has concluded that a reasonably likely change in the Projected Net Loss Ratio assumption could have a material effect on American Independence Corp.’s financial condition, results of operations, or liquidity (“Material Effect”) but a reasonably likely change in the Claim Development Pattern would not have a Material Effect.

Projected Net Loss Ratio

Generally, during the first twelve months of an underwriting year, reserves for medical stop-loss are first set at the Projected Net Loss Ratio, which is determined using assumptions developed using completed prior experience trended forward. The Projected Net Loss Ratio is American Independence Corp.’s best estimate of future performance until such time as developing losses provide a better indication of ultimate results.

While American Independence Corp. establishes a best estimate of the Projected Net Loss Ratio, actual experience may deviate from this estimate.  This was the case with the 2007, 2008 and 2009 underwriting years that increased (decreased) by (1.0), (0.6), and 4.2 Loss Ratio points, respectively.  While American Independence Corp. believes that larger variations are possible, based on American Independence Corp.’s experience to date, it is reasonably likely that the actual experience will fall within a range up to five Net Loss Ratio points above or below the expected Projected Net Loss Ratio for the 2010 underwriting year at December 31, 2010.  The impact of these reasonably likely changes at December 31, 2010, would be an increase in net reserves (in the case of a higher ratio) or a decrease in net reserves (in the case of a lower ratio) of up to approximately $0.8 million with a corresponding increase or decrease in the pre-tax expense for insurance benefits, claims and reserves in the 2010 Consolidated Statement of Operations.

Major factors that affect the Projected Net Loss Ratio assumption in reserving for medical stop-loss relate to: (i) frequency and severity of claims; (ii) changes in medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, the impact of new medical technology and changes in medical treatment protocols; and (iii) the adherence by the MGUs that produce and administer this business to applicable underwriting guidelines.  Changes in these underlying factors are what determine the reasonably likely changes in the Projected Net Loss Ratio as discussed above.

Claim Development Patterns

Subsequent to the first twelve months of an underwriting year, American Independence Corp.’s developing losses provide a better indication of ultimate losses. At this point, claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels.  Development factors based on historical patterns are applied to paid and reported claims to estimate fully developed claims. Claim Development Patterns are reviewed quarterly as reserve estimates are developed and are based on recent claim development history. American Independence Corp. must determine whether changes in development represent true indications of emerging experience or are simply due to random claim fluctuations.

American Independence Corp. also establishes its best estimates of claim development factors to be applied to more developed treaty year experience.  While these factors are based on historical Claim Development Patterns, actual claim development may vary from these estimates.  American Independence Corp. does not believe that reasonably likely changes in its actual claim development patterns would have a Material Effect.

Predicting ultimate claims and estimating reserves in medical stop-loss is more complex than fully insured medical and disability business due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims, whereas fluctuations in aggregate coverage are largely attributable to frequency of underlying claims rather than severity. Liabilities for first dollar medical reserves and disability coverages are computed using completion factors and expected loss ratios derived from actual historical premium and claim data.

Due to the short-term nature of medical stop-loss, redundancies or deficiencies will typically emerge during the course of the following year rather than over a number of years.  For Employer Stop-Loss, as noted above, American Independence Corp. maintains its reserves based on underlying assumptions until it determines that an adjustment is appropriate based on emerging experience from all of AMIC’s MGUs for prior underwriting years.

Fully Insured Health

Reserves for fully insured medical and dental business are established using historical claim development patterns.  Claim development by number of months elapsed from the incurred month is studied each month and development factors are calculated.  These claim development factors are then applied to the amount of claims paid to date for each incurred month to estimate fully complete claims.  The difference between fully complete claims and the claims paid to date is the estimated reserve.  Total reserves are the sum of the reserves for all incurred months.

The primary assumption in the determination of fully insured health reserves is that historical claim development patterns are representative of future claim development patterns.  Factors which may affect this assumption include changes in claim payment processing times and procedures, changes in product design, changes in time delay in submission of claims and the incidence of unusually large claims.  The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impact of any changes in these factors are minimal.  The time delay in submission of claims tends to be stable over time and not subject to significant volatility.  Since American Independence Corp.’s analysis considered a variety of outcomes related to these factors, American Independence Corp. does not believe that any reasonably likely change in these factors will have a Material Effect.

Premium and MGU Fee Income Revenue Recognition

Direct and assumed premiums from short-duration contracts are recognized as revenue over the period of the contracts in proportion to the amount of insurance protection provided.  American Independence Corp. records MGU fee income as policy premium payments are earned.  Its MGUs are compensated in two ways.  They earn fee income based on the volume of business produced, and collect profit-sharing commissions if such business exceeds certain profitability benchmarks.  Profit-sharing commissions are accounted for beginning in the period in which American Independence Corp. believes they are reasonably estimable, which is typically at the point that claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels.

Reinsurance

Amounts recoverable or paid for under reinsurance contracts are included in total assets or total liabilities as due from reinsurers or due to reinsurers.  In 2010, Independence American derived a majority of its business from pro rata quota share reinsurance treaties with Standard Security Life and Madison National Life, which are wholly owned subsidiaries of IHC.  These treaties terminate on December 31, 2014, unless terminated sooner by Independence American.  Standard Security Life and Madison National Life must cede at least 15% of their medical stop-loss business to Independence American under these treaties.  Additionally, Standard Security Life, Madison National Life and Independence American have received regulatory approval to cede up to 30% to Independence American under most of IHC’s medical stop-loss programs. For each of the twelve months ended December 31, 2010 and 2009, Standard Security Life and Madison National Life ceded an average of approximately 20% of their medical stop-loss business to Independence American. Independence American reinsures 20% of Standard Security Life’s DBL business.  Standard Security Life and Madison National Life also ceded approximately 9% of the majority of their fully insured health business lines to Independence American.  In addition, in 2010, Independence American ceded 50% of its major medical for individuals and families business to unaffiliated reinsurers.

Income Taxes
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Management believes that although sufficient uncertainty exists regarding the future realization of deferred tax assets, the valuation allowance has been adjusted to account for the expected utilization of net operating losses against future taxable income.

American Independence Corp. has net operating loss carryforwards for federal income tax purposes available to reduce future income subject to income taxes.  The net operating loss carryforwards expire between 2019 and 2029.

U.S. Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code.

Investments

American Independence Corp. has classified all of its investments as available-for-sale securities.  These investments are carried at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss) in the Consolidated Balance Sheets.  Fixed maturities and equity securities available-for-sale totaled $57.7 million and $55.1 million at December 31, 2010 and 2009, respectively.  Premiums and discounts on debt securities purchased at other than par value are amortized and accreted, respectively, to interest income in the Consolidated Statements of Operations, using the constant yield method over the period to maturity.  Net realized gains and losses on investments are computed using the specific identification method and are reported in the Consolidated Statements of Operations.

Fair value is determined using quoted market prices when available. In some cases, American Independence Corp. uses quoted market prices for similar instruments in active markets and/or model-derived valuations where inputs are observable in active markets. When there are limited or inactive trading markets, American Independence Corp. uses industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management assumptions and available current market information. Further, American Independence Corp. retains independent pricing vendors to assist in valuing certain instruments.

Declines in value of securities available-for-sale that are judged to be other-than-temporary are determined based on the specific identification method. American Independence Corp. reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. The factors considered by management in its regular review include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; American Independence Corp.’s intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates.  For fixed maturities, if American Independence Corp. intends to sell a security, or it is more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations. If a decline in fair value of a debt security is judged by management to be other-than-temporary, and: (i) American Independence Corp. does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, American Independence Corp. assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists. For any such security, the impairment is bifurcated into: (a) the amount of the total impairment related to the credit loss; and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Consolidated Balance Sheet.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and American Independence Corp.’s ability and intent to hold the security to recovery. If a decline in fair value is judged by management to be other-than-temporary or management does not have the intent and ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statements of Operations for the difference between the carrying value and the fair value of the securities. For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities. Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features require the use of the equity model in analyzing the security for other-than-temporary impairment.

Goodwill and Other Intangibles

Goodwill and intangible assets with indefinite lives, which consist of licenses, are not amortized but are evaluated for impairment in the aggregate at the end of the fourth quarter of each year, or more frequently if indicators arise.  If the fair value of American Independence Corp. is less than its carrying amount (including goodwill), further evaluation is required to determine if a write-down of goodwill is required.  Any impairment write-down of goodwill would be charged to expense.  No impairment charge was required in 2010 or 2009.  If American Independence Corp. experiences a sustained decline in its results of operations and cash flows, or other indicators of impairment exist, American Independence Corp. may incur a material non-cash charge to earnings relating to impairment of its goodwill, which could have a material adverse effect on its results.

RESULTS OF OPERATIONS

Results of Operations for the Year Ended December 31, 2010, compared to the Year Ended December 31, 2009

				Benefits,	Selling,
		Fees and	Net	Claims	General	Amortization
December 31,	Premiums	Other	Investment	and	and	and
2010	Earned	Income	Income	Reserves	Admin	Depreciation	Total
(In thousands)

Independence
American:
Medical stop-loss	$39,247	-	1,683	28,789	10,923	147	$1,071
Fully Insured Health	31,394	-	508	19,568	7,725	502	4,107
DBL	3,218	-	75	1,869	936	-	488
Total Independence
American	73,859	-	2,266	50,226	19,584	649	5,666
MGU Subs and
Agencies	-	13,450	236	-	13,071	212	403
Corporate	-	-	16	-	1,589	-	(1,573)
Subtotal	$73,859	13,450	2,518	50,226	34,244	861	4,496

Net realized investment losses							(244)
Other-than-temporary impairment losses							(179)
Income before income taxes							4,073
Income taxes							(1,091)
Net income							2,982
Less: Net income attributable to the non-controlling interest							(883)
Net income attributable to American Independence Corp.							$2,099

				Benefits,	Selling,
		Fees and	Net	Claims	General	Amortization
December 31,	Premiums	Other	Investment	and	and	and
2009	Earned	Income	Income	Reserves	Admin	Depreciation	Total
(In thousands)

Independence
American:
Medical stop-loss	$46,378	46	1,942	30,937	14,186	147	$3,096
Fully Insured Health	35,834	162	548	26,823	7,719	501	1,501
DBL	3,303	-	72	1,898	999	-	478
Total Independence
American	85,515	208	2,562	59,658	22,904	648	5,075
MGU Subs and
Agencies	-	15,324	361	-	14,768	194	723
Corporate	-	1	1	-	1,437	-	(1,435)
Subtotal	$85,515	15,533	2,924	59,658	39,109	842	4,363

Net realized investment gains							275
Other-than-temporary impairment losses							-
Income before income taxes							4,638
Income taxes							(1,472)
Net Income							3,166
Less: Net income attributable to the non-controlling interest							(554)
Net income attributable to American Independence Corp.							$2,612

Premiums Earned.  Premiums earned decreased 14%, or $11,656,000 from 2009 to 2010.  American Independence Corp. currently has three lines of business.  Premiums relating to medical stop-loss business decreased $7,131,000.  This is due to a decrease in medical stop-loss premiums assumed by Independence American ($9,285,000), offset by an increase in medical stop-loss premiums written by Independence American ($2,154,000).  Premiums relating to fully insured health consisting of group major medical, limited medical, short-term medical, dental, vision, and individual health decreased $4,440,000.  The decrease is primarily due to a decrease in group major medical premiums written by Independence American ($4,193,000) and a decrease in group major medical premiums assumed from IHC ($2,347,000), offset by an increase in individual health premiums written by Independence American ($1,608,000).  Premiums relating to DBL decreased $85,000.  For 2010, Independence American assumed 10% of IHC’s short-term medical business, approximately 9% of certain of IHC’s group major medical business, 20% of IHC’s DBL business and approximately 20% of IHC’s medical stop-loss business.  There were no significant changes to these percentages from the prior year.

MGU and Agency Income.  MGU and agency income decreased $1,915,000 from 2009 to 2010.  MGU fee income-administration decreased $1,457,000 to $4,129,000 for 2010, compared to $5,586,000 for 2009, as AMIC’s MGUs have decreased their volume of business as a result of market conditions.  MGU fee income-profit commission decreased $102,000 to $919,000 for 2010, compared to $1,021,000 for 2009.  Profit commissions for a given year are based primarily on the performance of business written during portions of the three preceding years.  Therefore, profit commissions for 2010 are based on business written during portions of 2007, 2008 and 2009.  In 2010, income from its Agencies consisted of commission income and other fees of $5,752,000 from IPA, revenue of $2,261,000 from HIO, and $364,000 of claims administration fees from RSI.  In 2009, income from its Agencies consisted of commission income and other fees of $6,772,000 from IPA, revenue of $1,455,000 from HIO, and $506,000 of claims administration fees from RSI.

Net Investment Income.  Net investment income decreased $406,000 from 2009 to 2010.  The investment yields were 4.0% for 2010 and 4.6% for 2009.  The lower yield is due to a decrease in investments in collateralized mortgage obligations and mortgage-backed securities, and an increase in higher rated government sponsored enterprise investments and municipal investments which bear lower interest rates.

Net Realized Investment Gains and Other-Than-Temporary Impairment Losses.  American Independence Corp. recorded a net realized investment loss of $244,000 for 2010, compared to a gain of $275,000 for 2009.  American Independence Corp. recorded realized gains of $1,022,000 on bonds and equity securities offset by an additional loss of $1,266,000 resulting from discussions in the fourth quarter of 2010 with the trustee in bankruptcy pertaining to the resolution of claims related to the non-affiliate broker-dealer that managed the trading accounts of American Independence Corp. in 2008 (see Note 7 of Notes to Consolidated Financial Statements).  The $1,266,000 pre-tax loss consisted of the reversal of $500,000 of anticipated Securities Investor Protection Corporation (“SIPC”) recoveries initially recorded in 2008 and $766,000 of withdrawals by AMIC deemed subject to return.  A settlement agreement was entered into with the trustee in the first quarter of 2011 and payment by American Independence Corp. is expected to be made on or before July 15, 2011.  American Independence Corp.’s decision as to whether to sell securities is based on management’s ongoing evaluation of investment opportunities and economic market conditions, thus creating fluctuations in realized gains or losses from period to period.  For 2010 and 2009, American Independence Corp. recorded $179,000 and $0, respectively, of other-than-temporary-impairment losses.  This credit loss was a result of the expected cash flows of debt securities being less than their amortized cost.

Other Income.  Other income decreased $168,000 from 2009 to 2010.  Included in 2009 is income of $205,000 representing a decrease in the fair value of the derivative liability relating to the agreement with Employers Direct Health, Inc. (“EDH”) (see Note 20 of Notes to Consolidated Financial Statements).

Insurance Benefits, Claims and Reserves.  Insurance benefits claims and reserves decreased 16%, or $9,432,000 from 2009 to 2010.  The decrease is primarily comprised of a decrease in direct group major medical of $5,558,000 due to lower premiums written and improved loss ratios, a decrease in assumed medical stop-loss of $6,160,000 due to lower earned premiums, and a decrease in assumed fully insured of $1,862,000 due to lower premiums written and lower loss ratios, offset by an increase of $4,011,000 in direct medical stop-loss as a result of higher premiums and higher loss ratios.

Selling, General and Administrative.  Selling, general and administrative expenses decreased $4,865,000 from 2009 to 2010.  This decrease is primarily due to (i) a decrease in commission and brokerage expenses of $3,847,000 incurred by Independence American, which resulted, in large part, from a decrease in assumed medical stop-loss premiums, assumed fully insured premiums, and direct group major medical premiums written, offset slightly by higher profit commission expense and administration fees, and (ii) lower expenses at IndependenceCare of $683,000, primarily due to lower payroll expenses as a result of closing the operation, and lower expenses at IPA of $893,000, primarily due to lower agent commissions and expenses.

Amortization and Depreciation.  Amortization and depreciation expense increased $19,000 from 2009 to 2010.

Income Taxes. The provision for income taxes decreased $381,000 to $1,091,000, an effective rate of 34.2%, for 2010, compared to $1,472,000, an effective rate of 36.0%, for 2009.  Net income for 2010 and 2009 includes a non-cash provision for federal income taxes of $1,023,000 and $1,311,000, respectively.  The state tax effective rate decreased to 1.0% for 2010, compared to 3.1% for 2009.  As compared to AMIC’s MGUs, Independence American pays a nominal amount of state income tax; therefore, American Independence Corp.’s state tax effective rate will decrease relative to an increase in Independence American’s pre-tax income or a decrease in MGU pre-tax income.  For as long as AMIC utilizes its NOL carryforwards, it will not pay any income taxes, except for federal alternative minimum taxes and state income taxes.

Net Income attributable to the non-controlling interest.  Net income attributable to the non-controlling interest increased $329,000 from 2009 to 2010.  The net income for 2010 and 2009 relates to the 49% non-controlling interest in HIO and the 49% non-controlling interest in IPA.

Net Income attributable to American Independence Corp.  The net income attributable to American Independence Corp. decreased to $2,099,000, or $.25 per share, diluted, for 2010, compared to $2,612,000, or $.31 per share, diluted, for 2009.

Results of Operations for the Year Ended December 31, 2009, compared to the Year Ended December 31, 2008

				Benefits,	Selling,
		Fees and	Net	Claims	General	Amortization
December 31,	Premiums	Other	Investment	and	and	and
2009	Earned	Income	Income	Reserves	Admin	Depreciation	Total
(In thousands)

Independence
American:
Medical stop-loss	$46,378	46	1,942	30,937	14,186	147	$3,096
Fully Insured Health	35,834	162	548	26,823	7,719	501	1,501
DBL	3,303	-	72	1,898	999	-	478
Total Independence
American	85,515	208	2,562	59,658	22,904	648	5,075
MGU Subs and
Agencies	-	15,324	361	-	14,768	194	723
Corporate	-	1	1	-	1,437	-	(1,435)
Subtotal	$85,515	15,533	2,924	59,658	39,109	842	4,363

Net realized investment gains							275
Other-than-temporary impairment losses							-
Income before income taxes							4,638
Income taxes							(1,472)
Net income							3,166
Less: Net income attributable to the non-controlling interest							(554)
Net income attributable to American Independence Corp.							$2,612

				Benefits,	Selling,
		Fees and	Net	Claims	General	Amortization
December 31,	Premiums	Other	Investment	and	and	and
2008	Earned	Income	Income	Reserves	Admin	Depreciation	Total
(In thousands)

Independence
American:
Medical stop-loss	$54,574	197	2,273	37,838	16,958	147	$2,101
Fully Insured Health	38,975	846	715	30,370	8,430	502	1,234
DBL	3,435	-	76	1,906	999	-	606
Total Independence
American	96,984	1,043	3,064	70,114	26,387	649	3,941
MGU Subs and
Agencies	-	14,534	436	-	12,448	144	2,378
Corporate	-	70	83	-	1,428	-	(1,275)
Subtotal	$96,984	15,647	3,583	70,114	40,263	793	5,044

Net realized investment losses							(1,896)
Other-than-temporary impairment losses							(1,006)
Income before income taxes							2,142
Income taxes							(631)
Income from continuing operations							1,511
Loss on disposition of discontinued operations, net of tax							(75)
Net income							1,436
Less: Net income attributable to the non-controlling interest							(471)
Net income attributable to American Independence Corp.							$965

Premiums Earned.  Premiums earned decreased 12%, or $11,469,000 from 2008 to 2009.  American Independence Corp. currently has three lines of business.  Premiums relating to medical stop-loss business decreased $8,196,000.  This is due to a decrease in medical stop-loss premiums assumed by Independence American ($9,443,000), partially offset by an increase in medical stop-loss written by Independence American ($1,247,000).  Premiums relating to fully insured health consisting of group major medical, limited medical, short-term medical, dental, vision, and individual health decreased $3,141,000.  The decrease is primarily due to a decrease in group major medical premiums written by Independence American ($5,888,000) and a decrease in group major medical premiums assumed from IHC ($862,000), offset by an increase in individual health premiums written by Independence American ($3,306,000).  Premiums relating to DBL decreased $132,000.  For 2009, Independence American assumed 10% of IHC’s short-term medical business, approximately 9% of certain of IHC’s group major medical business, 20% of IHC’s DBL business and approximately 23% of IHC’s medical stop-loss business.  There were no significant changes to these percentages from the prior year.

MGU and Agency Income.  MGU and agency income increased $792,000 from 2008 to 2009.  MGU fee income-administration decreased $2,236,000 to $5,586,000 for 2009, compared to $7,822,000 for 2008, as AMIC’s MGUs have decreased their volume of business as a result of stricter underwriting guidelines.  MGU fee income-profit commission decreased $15,000 to $1,021,000 for 2009, compared to $1,036,000 for 2008.  Profit commissions for a given year are based primarily on the performance of business written during portions of the three preceding years.  Therefore, profit commissions for 2009 are based on business written during portions of 2006, 2007 and 2008.  In 2009, income from its Agencies consisted of commission income and other fees of $6,772,000 from IPA, revenue of $1,455,000 from HIO, and $506,000 of claims administration fees from ECA.  In 2008, income from its Agencies consisted of commission income and other fees of $4,749,000 from IPA and revenue of $965,000 from HIO.

Net Investment Income.  Net investment income decreased $659,000 from 2008 to 2009.  The investment yields were 4.6% 2009 and 5.3% for 2008.  The lower yield is due to an increase in more liquid assets which bear lower interest rates.

Net Realized Investment Gains and Other-Than-Temporary Impairment Losses.  American Independence Corp. recorded a net realized investment gain of $275,000 for 2009, compared to a loss of $1,896,000 for 2008.  For 2009 and 2008, American Independence Corp. recorded a realized loss of $0 and $1,006,000, respectively, for other-than-temporary impairments.  The loss of $1,006,000 as of December 31, 2008 represents a loss on bonds and preferred stock that American Independence Corp. determined to be other-than-temporary due to the severity of the decrease in market values and the length of time that these securities were in a loss position.  Also, in the fourth quarter of 2008, American Independence Corp. became aware of certain activities engaged in by the non-affiliate broker-dealer that managed a trading account of American Independence Corp.  Accordingly, American Independence Corp. recorded a $2,006,000 loss, net of expected recoveries, in the fourth quarter of 2008 relating to assets invested with this broker-dealer.  American Independence Corp.’s decision as to whether to sell securities is based on management’s ongoing evaluation of investment opportunities and economic market conditions, thus creating fluctuations in realized gains or losses from period to period.

Other Income.  Other income decreased $882,000 from 2008 to 2009.  Included in 2009 is income of $205,000 representing a decrease in the fair value of the derivative liability relating to the agreement with Employers Direct Health, Inc. (“EDH”) (see Note 20 of Notes to the American Independence Corp. Consolidated Financial Statements).  Included in 2008 is income of $1,043,000 representing a decrease in the fair value of the derivative liability relating to the agreement with EDH.  The unrealized gain for 2009 and 2008 reflects the lower probability of EDH business meeting target benchmarks.

Insurance Benefits, Claims and Reserves.  Insurance benefits claims and reserves decreased 15%, or $10,456,000 from 2008 to 2009.  The decrease is primarily comprised of a decrease in assumed medical stop-loss of $6,892,000 and a decrease in direct fully insured of $3,533,000 due to lower premiums written and improved loss ratios in group major medical, slightly offset by higher premiums and higher loss ratios in individual health.

Selling, General and Administrative.  Selling, general and administrative expenses decreased $1,154,000 from 2008 to 2009.  This decrease is primarily due to (i) lower commission expense of $4,022,000 incurred by Independence American primarily resulting from a decrease in premiums assumed in medical stop-loss business and group major medical premiums written, and (ii) lower expenses at IndependenceCare and Marlton of $1,022,000 and $608,000, respectively, primarily due to lower payroll expenses. This was offset by (i) the additional expense at IPA of $3,157,000 which includes commissions and other general expenses of the agency, (ii) $934,000 at ECA, which was formed in the fourth quarter of 2008, and (iii) an increase in underwriting expenses at Independence American of $540,000 due to costs associated with higher individual health premiums written.

Amortization and Depreciation.  Amortization and depreciation expense increased $49,000 from 2008 to 2009.  The increase in amortization is primarily due to the acquisition of 51% of IPA in 2008.

Income Taxes. The provision for income taxes increased $841,000 to $1,472,000, an effective rate of 36.0%, for 2009, compared to $631,000, an effective rate of 37.8%, for 2008.  Net income for 2009 and 2008 includes a non-cash provision for federal income taxes of $1,311,000 and $497,000, respectively.  The state tax effective rate decreased to 3.1% for 2009, compared to 8.1% for 2008.  As compared to AMIC’s MGUs, Independence American pays a nominal amount of state income tax; therefore, American Independence Corp.’s state tax effective rate will decrease relative to an increase in Independence American’s pre-tax income.  For as long as AMIC utilizes its NOL carryforwards, it will not pay any income taxes, except for federal alternative minimum taxes and state income taxes.

Gain (loss) on Discontinued Operations.  Loss on discontinued operations, net of tax was $0 for 2009, compared to $75,000 for 2008.  The loss of $75,000 in 2008 was due to the loss of rental income associated with the sublease of a property located in Livermore, California, and a re-estimation of expected expenses related to the lease (see Note 11 of Notes to the American Independence Corp. Consolidated Financial Statements).

Net Income attributable to the non-controlling interest.  Net income attributable to the non-controlling interest increased $83,000.  The net income for 2009 relates to the 49% non-controlling interest in IPA and the 49% non-controlling interest in HIO.  The net income for 2008 relates to the 20% non-controlling interest in Marlton (through March 31, 2008), the 49% non-controlling interest in IPA, and the 49% non-controlling interest in HIO.

Net Income attributable to American Independence Corp.  The net income attributable to American Independence Corp. increased 171% to $2,612,000 or $.31 per share, diluted, for 2009, compared to $965,000, or $.11 per share, diluted, for 2008.

LIQUIDITY AND CAPITAL RESOURCES

Independence American

Independence American principally derives cash flow from: (i) operations; (ii) the receipt of scheduled principal payments on its portfolio of fixed income securities; and (iii) earnings on investments and other investing activities.  Such cash flow is partially used to finance liabilities for insurance policy benefits and reinsurance obligations.

Corporate

Corporate derives cash flow funds principally from: dividends and tax payments from its subsidiaries and investment income from corporate liquidity.  The ability of Independence American to pay dividends to its parent company is governed by Delaware insurance laws and regulations; otherwise, there are no regulatory constraints on the ability of any of its subsidiaries to pay dividends to its parent company.  For the twelve months ended December 31, 2010, Independence American and AMIC’s MGUs and Agencies paid $3,318,000 in dividends to Corporate.

Corporate utilizes cash primarily for the payment of general overhead expenses and common stock repurchases.

Cash Flows

As of December 31, 2010, American Independence Corp. had $65,801,000 of cash, cash equivalents, and investments net of amounts due to/from brokers compared with $60,894,000 as of December 31, 2009.

Net cash provided by operating activities of continuing operations for the year ended December 31, 2010 was $3,479,000.

Net cash used by investing activities of continuing operations for the year ended December 31, 2010 was $4,830,000.

At December 31, 2010, American Independence Corp. had $4,194,000 of restricted cash at RSI.  The amount at RSI is directly offset by corresponding liabilities for Premium and Claim Funds Payable of $4,194,000.  This asset, in part, represents the premium that is remitted by the insureds and is collected by RSI on behalf of the insurance carriers RSI represents.  Each month the premium is remitted to the insurance carriers by RSI.  Until such remittance is made the collected premium is carried as an asset on the balance sheet of RSI with a corresponding payable to each insurance carrier.  In addition to the premium being held at RSI, RSI is in possession of cash to pay claims.  The cash is deposited by each insurance carrier into a bank account that RSI can access.  The cash is used by RSI to pay claims on behalf of the insurance carriers RSI represents.  The availability of cash enables RSI to reimburse claims in a timely manner.

At December 31, 2010, American Independence Corp. had $24,998,000 of insurance reserves that it expects to pay out of current assets and cash flows from future business.  If necessary, American Independence Corp. could utilize the cash received from maturities and repayments of its fixed maturity investments if the timing of claim payments associated with American Independence Corp.’s insurance resources does not coincide with future cash flows.

The chart below reflects the maturity distribution of AMIC’s contractual obligations at December 31, 2010 (in thousands):

	Net Operating	Insurance
	Leases	Reserves	Total

2011	$129	$24,101	$24,230
2012	105	173	278
2013	100	140	240
2014	65	127	192
2015	60	90	150
2016 and thereafter	31	367	398
Total	$490	$24,998	$25,488

American Independence Corp. believes it has sufficient cash to meet its currently anticipated business requirements over the next twelve months including working capital requirements and capital investments.

BALANCE SHEET

Total investments, net of amounts due to/from brokers, increased $6,366,000 to $63,187,000 at December 31, 2010 from $56,821,000 at December 31, 2009, primarily due to the purchase of additional fixed maturity securities and repurchase agreements, and an increase in unrealized gains on fixed maturity securities.

American Independence Corp. had receivables from reinsurers of $9,155,000 at December 31, 2010.  Substantially all of the business ceded to such reinsurers is of short duration.  All of such receivables are either due from related parties, highly rated companies or are adequately secured.  No allowance for doubtful accounts was deemed necessary at December 31, 2010.

American Independence Corp.’s insurance reserves by line of business are as follows (in thousands):

	Total Insurance Reserves
	December 31,	December 31,
	2010	2009

Medical Stop-Loss	$18,078	$20,716
Fully Insured Health	6,272	7,890
DBL	648	680

	$24,998	$29,286

Generally, during the first twelve months of an underwriting year, reserves for medical stop-loss are first set at the Projected Net Loss Ratio, which is determined using assumptions developed using completed prior experience trended forward. The Projected Net Loss Ratio is American Independence Corp.’s best estimate of future performance until such time as developing losses provide a better indication of ultimate results.

Major factors that affect the Projected Net Loss Ratio assumption in reserving for medical stop-loss relate to: (i) frequency and severity of claims; (ii) changes in medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, the impact of new medical technology and changes in medical treatment protocols; and (ii) the adherence by the MGUs that produce and administer this business to American Independence Corp.’s underwriting guidelines. Changes in these underlying factors are what determine the reasonably likely changes in the Projected Net Loss Ratio.

The primary assumption in the determination of fully insured reserves is that historical claim development patterns tend to be representative of future claim development patterns. Factors which may affect this assumption include changes in claim payment processing times and procedures, changes in product design, changes in time delay in submission of claims, and the incidence of unusually large claims. The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impacts of any changes in these factors are minimal. The time delay in submission of claims tends to be stable over time and not subject to significant volatility. Since its analysis considered a variety of outcomes related to these factors, American Independence Corp. does not believe that any reasonably likely change in these factors will have a material effect on American Independence Corp.’s financial condition, results of operations, or liquidity.

The $3,087,000 increase in AMIC’s stockholders’ equity is primarily due to net income of $2,099,000 and a $929,000 decrease in net unrealized losses on investments.

Asset Quality and Investment Impairments

The nature and quality of insurance company investments must comply with all applicable statutes and regulations, which have been promulgated primarily for the protection of policyholders. Although American Independence Corp.’s gross unrealized gains on available-for-sale securities totaled $103,000 at December 31, 2010, approximately 97.6% of American Independence Corp.’s fixed maturities were investment grade and continue to be rated on average AA.  American Independence Corp. marks all of its available-for-sale securities to fair value through accumulated other comprehensive income or loss.  These investments tend to carry less default risk and, therefore, lower interest rates than other types of fixed maturity investments. At December 31, 2010, approximately 2.4% (or $1,253,000) of the carrying value of fixed maturities was invested in non-investment grade fixed maturities (primarily mortgage securities) (investments in such securities have different risks than investment grade securities, including greater risk of loss upon default, and thinner trading markets).  American Independence Corp. does not have any non-performing fixed maturity investments at December 31, 2010.

At December 31, 2010, American Independence Corp. had $1,524,000 invested in whole loan CMOs backed by Alt-A mortgages.  Of this amount, 59.3% were in CMOs that originated in 2005 or earlier and 40.7% were in CMOs that originated in 2006 or later.  American Independence Corp.’s mortgage security portfolio has no direct exposure to sub-prime mortgages.

Approximately 1.8% of fixed maturities, primarily municipal obligations, in its investment portfolio are insured by financial guaranty insurance companies.  The purpose of this insurance is to increase the credit quality of the fixed maturities and their credit ratings.  If the obligations of these financial guarantors ceased to be valuable, either through a credit rating downgrade or default, these debt securities would likely receive lower credit ratings by the rating agencies that would reflect the creditworthiness of the various obligors as if the fixed maturities were uninsured.  The following table summarizes the credit quality of its fixed maturity portfolio as rated, and as rated if the fixed maturities were uninsured, at December 31, 2010:

Bond Ratings	As Rated %	If Uninsured %

AAA	63.3%	63.3%
AA	18.1%	18.1%
A	14.8%	14.1%
BBB	1.4%	2.1%

Total Investment Grade	97.6%	97.6%

BB or lower	2.4%	2.4%

Total Fixed Maturities	100%	100%

Changes in interest rates, credit spreads, and investment quality ratings may cause the market value of American Independence Corp.’s investments to fluctuate.  American Independence Corp. does not have the intent to sell nor is it more likely than not that American Independence Corp. will have to sell debt securities in unrealized loss positions that are not other-than-temporarily impaired before recovery.  In the event that American Independence Corp.’s liquidity needs require the sale of fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments, American Independence Corp. may realize investment losses.

American Independence Corp. reviews its investments regularly and monitors its investments continually for impairments as discussed in Note 2 (I) (vi) of the Notes to Consolidated Financial Statements.  For 2010 and 2009, American Independence Corp. recorded a realized loss of $179,000 and $0, respectively, for other-than-temporary impairments.  The following table summarizes the carrying value of securities with fair values less than 80% of their amortized cost at December 31, 2010 by the length of time the fair values of those securities were below 80% of their amortized cost (in thousands):

		Greater than	Greater than
		3 months,	6 months,
	Less than	less than	less than	Greater than
	3 months	6 months	12 months	12 months	Total

Fixed maturities	$-	$-	$16	$256	$272
Equity securities	-	12	-	-	12

Total	$-	$12	$16	$256	$284

The unrealized losses on all available-for-sale securities have been evaluated in accordance with American Independence Corp.’s impairment policy and were determined to be temporary in nature at December 31, 2010.  In 2010, American Independence Corp. experienced a decrease in net unrealized losses of $929,000 which increased stockholders’ equity by $929,000 (reflecting net unrealized gains of $103,000 at December 31, 2010 compared to net unrealized losses of $826,000 at December 31, 2009).  From time to time, as warranted, American Independence Corp. may employ investment strategies to mitigate interest rate and other market exposures.  Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalances in liquidity that exist in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and American Independence Corp. may incur additional write-downs.

Goodwill

Goodwill represents the excess of the amount American Independence Corp. paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition.  American Independence Corp. tests goodwill for impairment at least annually and between annual tests if an event or circumstances change that would more likely than not reduce the fair value of American Independence Corp. below its carrying amount. Goodwill is considered impaired when the carrying amount of goodwill exceeds its implied fair value.

American Independence Corp. performed its annual test at December 31, 2010 and determined that goodwill was not impaired.  No impairment charge was required for 2010 as fair value exceeded carrying value by more than 20%.  Any impairment write-down of goodwill would be charged to expense.  See Note 3 of Notes to Consolidated Financial Statements.

In determining the fair value of American Independence Corp., American Independence Corp. used an income approach, applying a discounted cash flow method which included a residual value.  Based on historical experience, American Independence Corp. made assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for American Independence Corp.

Management uses a significant amount of judgment in estimating the fair value of American Independence Corp.  The key assumptions underlying the fair value process are subject to uncertainty and change.  The following represent some of the potential risks that could impact these assumptions and the related expected future cash flows: (i) increased competition; (ii) an adverse change in the insurance industry and overall business climate; (iii) changes in state and federal regulations; (iv) rating agency downgrades of its insurance companies; and (v) a sustained and significant decrease in its share price and market capitalization.  As a result of the global economic crisis that began in 2008, American Independence Corp. experienced a significant decline in its stock price. Due to this significant decline, its market capitalization as of December 31, 2008, 2009 and 2010 was significantly below American Independence Corp.’s fair value.  If American Independence Corp. experiences a sustained decline in its results of operations and cash flows, or other indicators of impairment exist, American Independence Corp. may incur a material non-cash charge to earnings relating to impairment of its goodwill, which could have a material adverse effect on its results.

CAPITAL RESOURCES

As Independence American’s total adjusted capital was significantly in excess of the authorized control level risk-based capital, American Independence Corp. remains well positioned to increase or diversify its current activities. It is anticipated that future acquisitions or other expansion of operations will be funded internally from existing capital and surplus and parent company liquidity. In the event additional funds are required, it is expected that they would be borrowed or raised in the public or private capital markets to the extent determined to be necessary or desirable.

OUTLOOK

Independence American

Independence American, which is domiciled in Delaware, is licensed to write property and/or casualty insurance in 49 states and the District of Columbia, and has an A- (Excellent) rating from A.M. Best Company, Inc. (“A.M. Best”). An A.M. Best rating is assigned after an extensive quantitative and qualitative evaluation of a company’s financial condition and operating performance, and is also based upon factors relevant to policyholders, agents, and intermediaries, and is not directed towards protection of investors. A.M. Best ratings are not recommendations to buy, sell or hold securities of American Independence Corp.

Since its acquisition by AMIC in 2002, the majority of Independence American’s revenue has been from reinsurance premiums.  The portion of its revenue attributable to reinsurance premiums will decrease as American Independence Corp. increases the amount of business written by Independence American.  During 2010, Independence American wrote group major medical, medical stop-loss, major medical plans for individuals and families, a small amount of short-term medical and dental.  Given its A- (Excellent) rating from A.M. Best, Independence American expects to expand the distribution of its products.  With respect to major medical plans for individuals and families, the acquisition of a controlling interest in IPA in 2008, has meaningfully increased the amount of this line of business written by Independence American.

IHC Treaties

With respect to the IHC Treaties, American Independence Corp.’s operating results are affected by the following factors: (i) the percentage of business ceded to Independence American pursuant to the IHC Treaties; (ii) the amount of gross premium written by Standard Security Life or Madison National Life that is ceded to the IHC Treaties; and (iii) the amount of gross premium produced by the MGUs and other distribution sources written by carriers other than Standard Security Life or Madison National Life that is ceded to Independence American.  The profitability of the business ceded will also impact its operating results.  Independence American assumes medical stop-loss, fully insured health and DBL premiums from IHC under the IHC Treaties.

Percentage of Business Ceded

In 2011 and beyond, the percentage of medical stop-loss ceded to Independence American will depend on how much IHC determines it has available to reinsure and Independence American’s desire to reinsure IHC’s business.  Since the percentage being ceded is now well in excess of the contractual minimum, there is no guarantee that IHC will continue to increase the percentage of business ceded to Independence American or, in fact, cede in excess of 15%.  However, AMIC’s MGUs are significant producers of medical stop-loss business for IHC.

Independence American reinsures 20% of Standard Security Life’s DBL product.  Standard Security Life is not contractually obligated to continue to cede this business to Independence American after termination of the current treaty year.  Standard Security Life and Madison National Life ceded approximately 9% of their fully insured health business to Independence American.  Standard Security Life and Madison National Life are not contractually obligated to continue to cede this business to Independence American after termination of the current treaty years.  American Independence Corp. does not expect the percentage ceded to it from IHC will change significantly in the next twelve months.

If Independence American, Standard Security Life, and Madison National Life had agreed to increase the average percentage ceded to Independence American by 1% (from approximately 20% ceded for the twelve months ended December 31, 2010) and Standard Security Life’s and Madison National Life’s gross written premium had remained unchanged, Independence American’s premium would have increased by approximately $1.1 million, which is approximately 1.4% of total net premiums earned for the year ended December 31, 2010.  That increase in premium, however, would not have flowed directly to pre-tax operating income because of corresponding changes in insurance benefits, claims and reserves and other expenses attributable to the increase in premiums.

Amount of Premiums Written

The gross medical stop-loss premiums written by IHC decreased in 2010 by approximately 19% and such premiums produced by AMIC’s MGUs decreased by approximately 12% in 2010 as a result of termination of unprofitable programs and writing and/or renewing fewer policies due to competitors’ willingness to write business at profit margins lower than those acceptable to American Independence Corp., partially offset by increased rates on the policies retained.  This resulted in a decrease in the gross amount of premium available to be ceded to Independence American in 2010, which decrease could extend into 2011.  American Independence Corp.’s MGUs do not anticipate materially increasing their production of medical stop-loss business in 2011, although they were able to show some increase in business written in January 2011.  IHC has reported that it expects its fully insured premiums to increase slightly and its DBL premiums to decrease slightly in 2011.

Profitability

The medical stop-loss market is generally cyclical in nature. When a product experiences several consecutive years of underwriting profitability, it is not unusual for there to be more competitors entering that line which can increase pressure on pricing and create a “softer” market. The medical stop-loss market began to “soften” in 2003 and less favorable conditions continued through 2010.  As a result of these market conditions, the rate that the carriers that cede business to American Independence Corp. were able to charge for medical stop-loss increased at a lesser rate in recent years although increases in medical trend have also been held in check to a greater extent and deductibles and attachment points have increased. This reduces the risk taker’s overall risk exposure.

American Independence Corp.’s results depend on the adequacy of its product pricing, its underwriting and the accuracy of its reserving methodology, returns on its invested assets and its ability to manage expenses.  Therefore, factors affecting these items, including unemployment and global financial markets, may have a material adverse effect on its results of operations and financial condition.

Marketing Agreements

In 2006, Independence American entered into an agreement with a marketing organization with a block of fully insured health business primarily sold to small employer groups, and medical stop-loss, to begin writing for Independence American.  The organization that produces this business also began writing employer medical stop-loss through Independence American in 2006, and moved the majority of its existing block of fully insured and stop-loss health insurance to Independence American during 2007.  Independence American will be the exclusive issuing carrier for business underwritten by this organization through December 31, 2011.  Subject to certain conditions, the agreement will automatically extend until December 31, 2016, and this organization could be entitled to additional cash consideration (see Note 20 of Notes to Consolidated Financial Statements).

In addition, in 2007 IPA, a national career agent marketing organization, began marketing health plans to individuals and families utilizing Independence American as the carrier.  Independence American retains 50% of the risk on this business.  Gross premiums of $14,122,000 and $10,906,000 were written under this program in 2010 and 2009, respectively.  The program is administered by IHC Health Solutions, a wholly owned subsidiary of IHC.  AMIC purchased a 51% interest in IPA in April 2008.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF AMERICAN
INDEPENDENCE CORP.

American Independence Corp. manages interest rate risk by seeking to maintain an investment portfolio with a duration and average life that falls within the band of the duration and average life of the applicable liabilities.  Options may be utilized to modify the duration and average life of such assets.

The following summarizes the estimated pre-tax change in fair value (based upon hypothetical parallel shifts in the U.S. Treasury yield curve) of the fixed income portfolio assuming immediate changes in interest rates at specified levels at December 31, 2010:

	Change in Interest Rates
	200 basis	100 basis	Base	100 basis	200 basis
	point rise	point rise	scenario	point decline	point decline
Corporate securities	$14,460	$15,092	$15,769	$16,466	$17,106
CMO	2,251	2,375	2,516	2,688	2,828
U.S. Government obligations	9,636	9,959	10,296	10,639	10,840
Agency MBS	259	267	273	275	276
GSE	7,400	7,604	7,818	8,043	8,198
State & Political Subdivisions	15,506	16,255	17,064	17,926	18,741

Total Estimated fair value	$49,512	$51,552	$53,736	$56,037	$57,989

Estimated change in value	$(4,224)	$(2,184)		$2,301	$4,253

American Independence Corp. monitors its investment portfolio on a continuous basis and believes that the liquidity of American Independence Corp. will not be adversely affected by its current investments.  This monitoring includes the maintenance of an asset-liability model that matches current insurance liability cash flows with current investment cash flows.  This is accomplished by first creating an insurance model of American Independence Corp.’s in-force policies using current assumptions on mortality, lapses and expenses.  Then, current investments are assigned to specific insurance blocks in the model using appropriate prepayment schedules and future reinvestment patterns.

The results of the model specify whether the investments and their related cash flows can support the related current insurance cash flows.  Additionally, various scenarios are developed changing interest rates and other related assumptions.  These scenarios help evaluate the market risk due to changing interest rates in relation to the business.

In American Independence Corp.’s analysis of the asset-liability model, a 100 to 200 basis point change in interest rates on its liabilities would not be expected to have a material adverse effect on American Independence Corp.  With respect to its investments, American Independence Corp. employs (from time to time as warranted) investment strategies to mitigate interest rate and other market exposures.

DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN INDEPENDENCE CORP.
EXECUTIVE COMPENSATION FOR AMERICAN INDEPENDENCE CORP.

Compensation Discussion and Analysis

During fiscal year 2010, no compensation was paid by AMIC to any of its executive officers, and all amounts paid by AMIC with respect to any services received from these individuals were paid to IHC pursuant to the terms of a service agreement — see “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table lists the annual compensation for AMIC’s CEO, CFO and its two other most highly compensated executive officers in 2010 for the years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)		($)	($)	($) (4)	($)	($)	($)

Mr. Roy T.K. Thung	2010	$101,400	(1)	—	—	—	—	—	$101,400
Chief Executive Officer and	2009	$93,900	(2)	—	—	—	—	—	$93,900
President	2008	$56,400	(3)	—	—	—	—	—	$56,400

Ms. Teresa A. Herbert	2010	$51,750	(1)	—	—	—	—	—	$51,750
Chief Financial Officer and	2009	$55,200	(2)	—	—	$2,757	—	—	$57,957
Senior Vice President	2008	$62,700	(3)	—	—	$11,100	—	—	$73,800

Mr. David T. Kettig	2010	$110,802	(1)	—	—	—	—	—	$110,802
Chief Operating Officer and	2009	$104,224	(2)	—	—	$2,773	—	—	$106,997
Senior Vice President	2008	$41,740	(3)	—	—	$11,092	—	—	$52,832

Adam C. Vandervoort	2010	$152,303	(1)	—	—	$6,615	—	—	$158,918
Vice President, General	2009	$147,515	(2)	—	—	$6,615	—	—	$154,130
Counsel and Secretary	2008	$79,927	(3)	—	—	$6,615	—	—	$86,542

(1)
During fiscal year 2010, all salary paid to AMIC’s executive officers was paid by IHC and no salary was paid by AMIC.  All amounts paid by AMIC with respect to any services received from these individuals were paid to IHC pursuant to the terms of a service agreement — see “Certain Relationships and Related Transactions.”  The salary listed represents the portion of the executive officer’s total IHC paid salary that is allocated to AMIC under the services agreement.  The salary listed is included in the salary listed in the Summary Compensation Table found in IHC’s 2011 definitive proxy statement filed April 29, 2011, as applicable.

(2)
During fiscal year 2009, all salary paid to AMIC’s executive officers was paid by IHC and no salary was paid by AMIC.  All amounts paid by AMIC with respect to any services received from these individuals were paid to IHC pursuant to the terms of a service agreement — see “Certain Relationships and Related Transactions.”  The salary listed represents the portion of the executive officer’s total IHC paid salary that is allocated to AMIC under the services agreement.  The salary listed is included in the salary listed in the Summary Compensation Table found in IHC’s 2010 definitive proxy statement filed April 30, 2010, as applicable.

(3)
During fiscal year 2008, all salary paid to AMIC’s executive officers was paid by IHC and no salary was paid by AMIC.  All amounts paid by AMIC with respect to any services received from these individuals were paid to IHC pursuant to the terms of a service agreement — see “Certain Relationships and Related Transactions.”  The salary listed represents the portion of the executive officer’s total IHC paid salary that is allocated to AMIC under the services agreement.  The salary listed is included in the salary listed in the Summary Compensation Table found in IHC’s 2009 definitive proxy statement filed April 30, 2009, as applicable.

(5)	Amounts reported under the “Option Awards” column represent expense recorded for financial statement purposes.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
			($)

Mr. Roy T.K. Thung	33,334	0	$7.80	11/25/2012

Ms. Teresa A. Herbert	13,334	0	$7.80	11/25/2012
	5,000	0	$7.50	1/28/2013
	8,334	0	$14.01	1/22/2014
	10,000	0	$14.10	3/08/2015

Mr. David T. Kettig	16,667	0	$7.80	11/25/2012
	3,334	0	$7.50	1/28/2013
	8,334	0	$14.01	1/22/2014
	10,000	0	$14.10	3/08/2015

Mr. Adam C. Vandervoort	6,000	0	$10.64	3/20/2017

Compensation Committee Report

The AMIC Compensation Committee assists the AMIC Board in fulfilling its responsibilities with regard to compensation matters, and is responsible for determining the compensation of AMIC’s executive officers.  The AMIC Compensation Committee has sole authority to determine the compensation for AMIC’s Chief Executive Officer.  The AMIC Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this prospectus with management, including AMIC’s Chief Executive Officer and AMIC’s Chief Financial Officer.  Based on this review and discussion, the AMIC Compensation Committee recommended to the AMIC Board that the “Compensation Discussion and Analysis” section be incorporated by reference in AMIC’s 2010 Annual Report on Form 10-K and included in this prospectus.

Compensation Committee Members

Mr. Ronald I. Simon, Chairman
Mr. Myron M. Picoult

Compensation Risk Assessment

The AMIC Compensation Committee has considered American Independence Corp.’s compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on American Independence Corp.

Potential Payments to Named Executive Officers

Under the terms of AMIC’s stock incentive plans, the AMIC Compensation Committee is obligated to make appropriate provision for the holders of awards thereunder in the event of a change in control of AMIC or similar event.  The specifics of such an occurrence cannot be anticipated, and thus the prospective effect upon AMIC cannot reliably be quantified.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2010 with respect to compensation plans under which shares of AMIC common stock may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	359,234	$9.95	6,537,222

Resignation of Martin Winter

As of July 2, 2011, Martin E. Winter resigned from his position as a director of American Independence Corp.  His resignation was not the result of any disagreement with AMIC on any matters relating to AMIC’s operations, policies or practices.

Compensatory Arrangements

As of July 1, 2011, the Compensation Committee of American Independence Corp. approved and authorized changes to the compensation paid to AMIC’s independent directors in recognition of their efforts. Effective as of July 1, 2011, each of the independent directors of AMIC will be entitled to the following compensation: (i) annual retainer in the amount of $35,500 (increased from $25,500); and (ii) meeting fee attendance in the amount of $2,000 per meeting of the full Board, Audit Committee, Compensation Committee and any other Board committee (increased from $1,000). In addition to the foregoing, the Chairman of the Audit Committee will receive an annual fee in the amount of $7,500 (increased from $2,500), and the Chairman of the Compensation Committee will receive an annual fee of $2,500, which remains unchanged.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

Messrs. Simon, Picoult and Winter served on the AMIC Compensation Committee of the AMIC Board during fiscal year 2010.

Transactions with Related Persons

With IHC

IHC and its wholly owned subsidiaries are the beneficial owner of approximately 63% of AMIC’s common stock.

Independence American has reinsurance treaties with insurance company subsidiaries of IHC pursuant to which these subsidiaries cede premiums to Independence American. For the year ended December 31, 2010, Independence American assumed premiums of $34,229,000 under these treaties.

Three of AMIC’s subsidiaries earn fees relating to premiums they write on behalf of IHC’s insurance company subsidiaries. These fees amounted to $3,285,000 for 2010.

AMIC and IHC and certain of their respective subsidiaries entered into service agreements pursuant to which one party may charge the other on an hourly or cost basis for services provided by employees of one party to the other. AMIC paid IHC $1,151,000 during 2010 and $287,000 during the first quarter of 2011 under these agreements.  See Note 14 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Review, Approval, or Ratification of Transactions with Related Persons

Under the NASDAQ Rules Section 5630(a), AMIC is required to conduct an appropriate review on an ongoing basis of all transactions disclosable pursuant to Regulation S-K Item 404 under the caption “Transactions with Related Persons” for potential conflict of interest situations, and all such transactions must be approved by the AMIC Audit Committee or another independent body of the Board of AMIC.

AMIC’s governance documents specifically prohibit various conflict of interest situations and impose disclosure requirements in connection with any potential conflicts of interest.

       The AMIC Audit Committee, with the assistance of AMIC’s Vice President and General Counsel, has reviewed and approved each of the related-party transactions set forth above.  AMIC is not aware of any transaction reportable under paragraph (a) of Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, in respect of 2010, that was not so reviewed and approved.

Director Independence

As a company listed on the NASDAQ Global Market, AMIC adopts and uses as its definition of independence the standards for independence set forth in the rules applicable to companies listed on the NASDAQ Global Market (the “NASDAQ Rules”).  The AMIC Board has determined that three directors (Messrs. Bennett, Picoult and Simon, collectively “Independent Members”) meet such definition of independence.  Messrs. Thung, Kettig, Lapin and Tatum and Ms. Herbert are not independent.  For each independent director, after reasonable investigations and in reliance on representations made by such independent director to AMIC, AMIC believes there is no transaction, relationship, or arrangement not disclosed under the caption “Transaction with Related Persons”.

BUSINESS OF AMERICAN INDEPENDENCE CORP.

Business Overview

American Independence Corp. is a Delaware corporation (NASDAQ: AMIC).  It is a holding company principally engaged in health insurance and reinsurance with principal executive offices located at 485 Madison Avenue, New York, New York 10022.

American Independence Corp.’s website is located at www.americanindependencecorp.com.  Detailed information about AMIC, its corporate affiliates and insurance products and services can be found on its website.  In addition, American Independence Corp. makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports available, free of charge, through its website, as soon as reasonably practicable after they are filed with or furnished to the SEC.  The information on its website, however, is not incorporated by reference in, and does not form part of, this prospectus

American Independence Corp. provides specialized health coverage and related services to commercial customers and individuals.  American Independence Corp. focuses on niche health products and/or narrowly defined distribution channels in the United States.  American Independence Corp.’s wholly owned subsidiary, Independence American, markets its products through AMIC’s managing general underwriter and agency subsidiaries and through independent brokers, producers and agents.

AMIC retains much of the risk that it underwrites, and focuses on the following lines of business:

•	Medical excess or “stop-loss”
•	Major medical for individuals and families
•	Group major medical
•	Short-term medical
•	Limited Medical
•	Vision
•	Dental

Independence American, which is domiciled in Delaware, is licensed to write property and/or casualty insurance in 49 states and the District of Columbia, and has an A- (Excellent) rating from A.M. Best Company, Inc. (“A.M. Best”).  American Independence Corp. has been informed by A.M. Best that an A.M. Best rating is assigned after an extensive quantitative and qualitative evaluation of a company’s financial condition and operating performance, and is also based upon factors relevant to policyholders, agents, and intermediaries, and is not directed towards protection of investors. A.M. Best ratings are not recommendations to buy, sell or hold securities of American Independence Corp.

American Independence Corp. owns controlling interests in a managing general underwriter subsidiary: IHC Risk Solutions, LLC (the “MGU”), the result of the May 1, 2011 merger of Marlton Risk Group LLC , Risk Assessment Strategies, Inc., IHC Risk Solutions – IIG, Inc and IHC Risk Solutions, Inc.  AMIC also has a minority investment in Majestic Underwriters LLC (“Majestic”).  During 2010, AMIC owned another managing general underwriter, IndependenceCare Underwriting Services – Minneapolis, L.L.C. (“IndependenceCare”), which was put into runoff prior the end of 2009.  American Independence Corp.’s MGU is responsible for marketing and underwriting their medical stop-loss business.

AMIC also has a 51% ownership in HealthInsurance.org, LLC (“HIO”), an insurance and marketing agency, and a 51% ownership in Independent Producers of America, LLC (“IPA”), a national, career agent marketing organization.  IIG, RSI, HIO, and IPA are collectively referred to as “its Agencies”.

Independence American began writing group major medical, medical stop-loss, major medical plans for individuals and families, and short-term medical in 2007, and added dental in 2009.  Given its A- (Excellent) rating from A.M. Best, Independence American expects to expand the distribution of its medical stop-loss products, and slightly increase the business written on its paper, especially major medical plans for individuals and families.

In addition, AMIC expects that the number of insurance leads produced by HIO will continue to grow and that the revenue from HIO will continue to accelerate.  When AMIC acquired 51% of HIO in November, 2007 it was producing approximately 20,000 unique visitors per month and generating $30,000 of gross revenue.  By December 2010, HIO was producing nearly 100,000 unique visitors and generating $200,000 of gross revenue.  In October, 2010 HIO launched the Medicare Resource Center and anticipates generating unique visitors and revenue in mid 2011 as baby boomers increasingly use the internet to purchase Medicare-related products.

American Independence Corp.’s Philosophy

American Independence Corp.’s business strategy consists of maximizing underwriting profits through a variety of niche health products and/or through distribution channels that enable us to access underserved markets or markets in which American Independence Corp. believes it has a competitive advantage.  In addition to distributing through independent agents and brokers, Independence American focuses on alternative distribution sources, such as captive agencies and direct-to-consumer initiatives.  While management considers a wide range of factors in its strategic planning and decision-making, underwriting profit is consistently emphasized as the primary goal in all decisions.

American Independence Corp.’s Products

Medical Stop-Loss

Self-insured group major medical plans permit employers flexibility in designing employee health coverages at a cost that may be lower than that available through other health care plans provided by an insurer or managed care organizations (“MCO”).  Employer medical stop-loss insurance provides coverage to public and private entities that elect to self-insure their employees’ medical coverage for losses within specified ranges, which permits such groups to manage the risk of excessive health insurance costs by limiting specific and aggregate losses to predetermined amounts.

This stop-loss coverage is available on either a “specific” or a “specific and aggregate” or an “aggregate only” basis.  Specific stop-loss coverage reimburses employers for large claims incurred by an individual employee or dependent.  When an employee’s or dependent’s covered claims exceed the specific stop-loss deductible, covered amounts in excess of the deductible are reimbursable to the employer under the specific stop-loss policy.  The specific stop-loss deductible is selected based on the number of covered employees, the employer’s capacity to assume some of the risk, and the medical claim experience of the plan. Aggregate stop-loss coverage protects the employer against fluctuations due to claim frequency.  The employer’s overall claim liability is limited to a certain dollar amount, often referred to as the attachment point.  An aggregate stop-loss policy usually provides reimbursement when coverage claims for the plan as a whole exceed the aggregate attachment point.

Standard Security Life, Madison National Life and Independence American market employer medical stop-loss insurance nationally through a network of managing general underwriters (“MGUs”), which are non-salaried contractors that receive administrative fees. As of December 31, 2010, Standard Security Life and Madison National Life marketed this product through multiple MGUs, including IHC Risk Solutions, LLC.  As of December 31, 2010, Independence American marketed this product through primarily two MGUs (see Note 20 of Notes to Consolidated Financial Statements), including the entity that sold the IIG block of business.  MGUs are responsible for establishing an employer’s conditions for coverage in accordance with guidelines formulated and approved by Standard Security Life, Madison National Life and Independence American, billing and collecting premiums from the employers, paying commissions to agents, and third-party administrators (“TPAs”) and/or brokers.  Standard Security Life, Madison National Life and Independence American are responsible for selecting MGUs, establishing underwriting guidelines, maintaining approved policy forms and reviewing employers’ claims for reimbursement, as well as establishing appropriate accounting procedures and reserves.

Fully Insured Health

Independence American writes fully insured health business, including consumer-driven health plans (“CDHPs”).  This group major medical business, generally written through agents and brokers that receive commissions, is fully insured major medical coverage designed to work with health reimbursement accounts (“HRA”) and health savings accounts (“HSA”) which are implemented by employers that wish to provide this benefit as part of an employee welfare benefit plan.  These plans are offered primarily as preferred provider organizations (“PPO”) plans, and provide a variety of cost-sharing options, including deductibles, coinsurance and co-payment. In 2010, Independence American wrote approximately $12.4 million of this business and retained 100% of the risk, subject to a contractual undertaking by the producer of this business to share in 35% of all profits and losses. Independence American expects the premium from this line of business to be relatively flat in 2011.  In 2010, Independence American wrote approximately $14.1 million of health plans for individual and families through IPA and ceded 50% to a third-party reinsurer.  AMIC anticipates growth in this line of business in 2011 both through this production source and modest growth in assumed reinsurance premiums derived from health plans for individual and families written by Standard Security Life and Madison National Life.  In addition, in late 2010 Independence American began to make available limited and scheduled benefit plans through IPA.  It anticipates writing about $3.0 to $4.0 million of gross written premium in 2011.  Short-term medical business, which is primarily written through agents and brokers that receive commissions, is designed specifically for people with short-term needs for health coverage.  Independence American is licensed to write this product in the vast majority of states, and will continue to seek alternative distribution channels that would give it an opportunity to write this business on its paper.  Independence American expects this premium to be relatively flat in 2011.

Short-term Statutory Disability

Independence American reinsures 20% of Standard Security Life’s short-term statutory disability benefit product in New York State (“DBL”).  All companies with more than one employee in New York State are required to provide DBL insurance for their employees.  DBL coverage provides temporary cash payments to replace wages lost as a result of disability due to non-occupational injury or illness.  The DBL policy provides for (i) payment of 50% of salary to a maximum of $170 per week; (ii) a maximum of 26 weeks in a consecutive 52 week period; and (iii) benefit commencement on the eighth consecutive day of disability.  Policies covering fewer than 50 employees have fixed rates approved by the New York State Insurance Department. Policies covering 50 or more employees are individually underwritten.  The DBL business is marketed primarily through independent general agents.  Independence American expects the reinsurance premium from this line of business to remain steady in 2011.

Reinsurance

Reinsurance is an arrangement in which an insurance company (the “reinsurer”) agrees to indemnify another insurance company (the “ceding company”) against all or a portion of the insurance risks underwritten by the ceding company under one or more insurance contracts.  Reinsurance provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without an accompanying increase in statutory capital and surplus.  There are two basic types of reinsurance arrangements: treaty and facultative reinsurance. In treaty reinsurance, the ceding company is obligated to cede and the reinsurer is obligated to assume a specified portion of a type of category of risks insured by the ceding company.  Treaty reinsurers do not separately evaluate each of the individual risks assumed under their treaties and, consequently, after a review of the ceding company’s underwriting practices, are largely dependent on the original risk underwriting decisions made by the ceding company.  In facultative reinsurance, the ceding company cedes and the reinsurer assumes all or part of the risk under a single insurance contract.  Independence American currently only participates in treaty reinsurance. Both treaty and facultative reinsurance can be written on either a pro rata basis or an excess of loss basis.  Under pro rata reinsurance, the ceding company and the reinsurer share the premiums as well as the losses and expenses in an agreed proportion.  Under excess of loss reinsurance, the reinsurer indemnifies the ceding company against all or a specified portion of losses and expenses in excess of a specified dollar amount, known as the ceding company’s retention or reinsurer’s attachment point, generally subject to a negotiated reinsurance contract limit.  Premiums paid by the ceding company to a reinsurer for excess of loss reinsurance are not directly proportional to the premiums that the ceding company receives because the reinsurer does not assume a proportionate risk.  In pro rata reinsurance, the reinsurer generally pays the ceding company a ceding commission.  The ceding commission generally is based on the ceding company’s cost of acquiring and managing the business being reinsured (commissions, premium taxes, assessments and miscellaneous administrative expenses).  Independence American participates in pro rata reinsurance for their medical stop-loss business.

During 2010, 61% of Independence American’s premiums earned were derived from assumed reinsurance premiums, compared to 66% in 2009.  In 2010, 67% of this premium was related to medical stop-loss business, 26% was related to fully insured health business, and 7% was related to DBL.  Of the medical stop-loss premiums, 69% was generated from pro rata reinsurance treaties with Standard Security Life and Madison National Life pursuant to which they cede, at treaty renewals, at least 15%, and may cede up to 30%, of their gross medical stop-loss premiums written to Independence American under most of IHC’s medical stop-loss programs.  For 2010, Standard Security Life and Madison National Life ceded, on average, approximately 20% of their medical stop-loss business to Independence American.  The reinsurance treaties between Independence American and Standard Security Life and Independence American and Madison National Life terminate December 31, 2014, unless terminated sooner by Independence American.  Standard Security Life, which is domiciled in New York, is licensed as an insurance company in all 50 states, the District of Columbia, the Virgin Islands and Puerto Rico.  Madison National Life, which is domiciled in Wisconsin, is licensed to sell insurance products in 49 states, the District of Columbia, Guam, American Samoa and the U.S. Virgin Islands, and is an accredited reinsurer in New York.  Both companies are rated A- (Excellent) by A.M. Best.  The balance of the medical stop-loss assumed reinsurance premium was related to business written by unaffiliated carriers on ten other programs.  For 2010, Independence American received between 10% and 25% of the premium on these unaffiliated programs.  American Independence Corp.’s strategic plan is to continue to expand the fully insured health and medical stop-loss business written by Independence American.

Federal Net Operating Loss Carryforwards

At December 31, 2010, AMIC had consolidated net operating loss (“NOL”) carryforwards of approximately $274 million for federal income tax purposes.  Some or all of the NOL carryforwards may be available to offset, for federal income tax purposes, the future taxable income, if any, of AMIC as described in more detail in Note 15 of the Notes to Consolidated Financial Statements.  The Internal Revenue Service (“IRS”) has not audited any of AMIC’s tax returns for any of the years during the carryforward period, including those returns for the years in which the losses giving rise to the NOL carryforward were reported.

American Independence Corp.’s ability to utilize its NOLs would be substantially reduced if AMIC were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  Generally, an “ownership change” occurs if one or more “5% Stockholders” (which generally includes any stockholder who owns five percent or more in value of a company’s capital stock) increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period.  For this purpose, all holders who each own less than five percent of a company’s capital stock generally are treated together as a single “5% Stockholder.”  In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships, or other entities, are applied to determine the level of stock ownership of a particular stockholder.  Transactions in the public markets among stockholders owning less than five percent of the equity securities are generally not included in the calculation, but acquisitions by a person causing that person to become a five percent or more stockholder may be treated as a five percentage (or more) point change in ownership, regardless of the size of the purchase that caused the threshold to be exceeded.

In order to reduce the risk of an ownership change, in November 2002, AMIC’s stockholders approved an amendment to its certificate of incorporation restricting transfers of shares of its common stock that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of AMIC’s NOL carryforwards and certain federal income tax credits.  The certificate of incorporation generally restricts any person from attempting to sell, transfer or dispose, or purchase or acquire any AMIC stock, if such transfer would affect the percentage of AMIC stock owned by a 5% Stockholder.  Any person attempting such a transfer will be required, prior to the date of any proposed transfer, to request in writing that the board of directors review the proposed transfer and authorize or not authorize such proposed transfer.  Any attempted transfer made in violation of the stock transfer restrictions will be null and void.  In the event of an attempted or purported transfer involving a sale or disposition of capital stock in violation of stock transfer restrictions, the transferor will remain the owner of such shares.  Notwithstanding such transfer restrictions, there could be circumstances under which an issuance by AMIC of a significant number of new shares of common stock or other new class of equity security having certain characteristics (for example, the right to vote or convert into common stock) might result in an ownership change under the Code.

Investments and Reserves

Independence American’s securities portfolio is managed by employees of IHC and its affiliates, and ultimate investment authority rests with Independence American’s board of directors.  As a result of the nature of its insurance liabilities, Independence American endeavors to maintain a significant percentage of its assets in investment grade securities, cash and cash equivalents.  At December 31, 2010, 97.6% of the fixed maturities were investment grade.  The internal investment group provides a summary of the investment portfolio and the performance thereof at the meetings of American Independence Corp.’s board of directors.

Under Delaware insurance law, there are restrictions relating to the percentage of an insurer’s admitted assets that may be invested in a specific issuer or in the aggregate in a particular type of investment.  In addition, there are qualitative investment restrictions.

Liabilities for insurance reserves were computed using information derived from actual historical premium and claims data.  This method is widely used in the health insurance industry to estimate the liabilities for insurance reserves.  Inherent in this calculation are management and actuarial judgments and estimates which could significantly impact the ending reserve liabilities and, consequently, operating results.  Actual results may differ, and these estimates are subject to interpretation and change.  See Critical Accounting Policies for further explanation of insurance reserve calculation.

Competition and Regulation

Independence American competes with many larger insurance and reinsurance companies and managed care organizations.  American Independence Corp.’s MGUs compete with many other managing general underwriters, insurance companies, and MCOs.

AMIC is an insurance holding company; as such, AMIC and its subsidiaries are subject to regulation and supervision by multiple state insurance regulators, including the Office of the Insurance Commissioner of the State of Delaware (Independence American’s domestic regulator).  Independence American is subject to regulation and supervision in every state in which it is licensed to transact business. These supervisory agencies have broad administrative powers with respect to the granting and revocation of licenses to transact business, the licensing of agents, the approval of policy forms, the approval of commission rates, the form and content of mandatory financial statements, reserve requirements and the types and maximum amounts of investments which may be made. Such regulation is primarily designed for the benefit of policyholders rather than the stockholders of an insurance company or insurance holding company.

Certain transactions within the AMIC holding company system are also subject to regulation and supervision by such regulatory agencies.  All such transactions must be fair and equitable.  Notice to or prior approval by the applicable insurance department is required with respect to transactions affecting the ownership or control of an insurer and of certain material transactions, including dividend declarations, between an insurer and any person in its holding company system.  Under Delaware insurance laws, “control” is defined as the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, and is presumed to exist if any person, directly or indirectly, owns, controls or holds with the power to vote ten percent or more of the voting securities of any other person.  An agreement to acquire control of an insurer domiciled in Delaware must be approved by the Office of the Insurance Commissioner of the State of Delaware.  In addition, periodic disclosure is required concerning the operations, management and financial condition of the insurer within the holding company system.  An insurer is also required to file detailed annual statements with each supervisory agency, and its affairs and financial conditions are subject to periodic examination.

The National Association of Insurance Commissioners has developed a formula for analyzing insurance companies called risk−based capital. The risk−based capital formula is intended to establish minimum capital thresholds that vary with the size and mix of an insurance company’s business and assets. It is designed to identify companies with capital levels that may require regulatory attention.  The risk-based capital ratio is determined by dividing an insurance company’s total adjusted capital, as defined, by its authorized control level risk-based capital.  Companies that do not meet certain minimum standards require specified corrective action.  At December 31, 2010, Independence American’s total adjusted capital was significantly in excess of the authorized control level risk−based capital.

Discontinued Operations

Prior to becoming an insurance holding company in November 2002, American Independence Corp. (then known as SoftNet Systems, Inc.) was a holding company principally engaged in providing Internet services.  Due to difficult and deteriorating conditions in that market, American Independence Corp. wound down those businesses.

The operating results of these discontinued operations have been segregated from continuing operations and are reported as a loss from discontinued operations on the Consolidated Statements of Operations.  The estimated loss on disposition reserve of all discontinued operations is reflected in net liabilities associated with discontinued operations in the accompanying Consolidated Balance Sheets.  The cash flows used in discontinued operations are presented separately in the operating activities section of the Consolidated Statements of Cash Flows.  There were no cash flows associated with investing and financing activities for the years presented for discontinued operations.

Employees

American Independence Corp. and its subsidiaries, collectively, had 52 employees as of December 31, 2010.

PROPERTIES OF AMERICAN INDEPENDENCE CORP.

IndependenceCare leases 4,200 square feet of office space in Minneapolis, Minnesota, which expires on May 31, 2011.  This space is currently sublet.  IHC Risk Solutions, LLC leases 4,200 square feet of office space in South Windsor, Connecticut, which expires on February 28, 2014, and 6,200 square feet of office space in Marlton, New Jersey, which expires on June 30, 2016.

LEGAL PROCEEDINGS OF AMERICAN INDEPENDENCE CORP.

American Independence Corp. is involved in legal proceedings and claims that arise in the ordinary course of its businesses.  American Independence Corp. has established reserves that American Independence Corp. believes are sufficient given information presently available relating to its outstanding legal proceedings and claims.  American Independence Corp. does not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on its financial condition or cash flows, although there could be such an effect on its results of operations for any particular period.

MATERIAL CONTRACTS WITH AMERICAN INDEPENDENCE CORP.

American Independence Corp.’s subsidiary, Independence American, is primarily a reinsurer, and currently derives most of its business from pro rata quota share reinsurance treaties with Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc., which are wholly owned subsidiaries of Independence Holding Company.  These treaties were entered into in 2002 and terminate on December 31, 2014, unless terminated sooner by Independence American.  Standard Security Life and Madison National Life must cede at least 15% of their medical stop-loss business to Independence American under these treaties.  Additionally, Standard Security Life and Madison National Life have received regulatory approval to cede up to 30% to Independence American under most of Independence Holding Company’s medical stop-loss programs. For the twelve months ended December 31, 2010 and 2009, Standard Security Life and Madison National Life ceded an average of approximately 20% and 23%, respectively, of their medical stop-loss business to Independence American.  Commencing in July 2004, Independence American began reinsuring 20% of Standard Security Life’s statutory disability business.  Standard Security Life and Madison National Life ceded approximately 9% of the majority of their fully insured health business to Independence American in 2010 and 2009.

Independence American assumes these premiums from Standard Security Life and Madison National Life, and records related insurance income, expenses, assets and liabilities.  Independence American pays administrative fees and commissions to subsidiaries of Independence Holding Company in connection with fully insured health business written by Independence American.  Additionally, American Independence Corp.’s other subsidiaries market, underwrite and provide administrative services, and provides medical management and claims adjudication, for a substantial portion of the medical stop-loss business written by the insurance subsidiaries of Independence Holding Company.  American Independence Corp. also contracts for several types of insurance coverage (e.g., directors and officers and professional liability coverage) jointly with Independence Holding Company.  The cost of this coverage is split proportionally between American Independence Corp. and Independence Holding Company according to the type of risk.

American Independence Corp. and its subsidiaries incurred expense of $1,151,000 and $1,083,000 for the twelve months ended December 31, 2010 and 2009, respectively, from a service agreement with Independence Holding Company and its subsidiaries.  These payments reimburse IHC and its subsidiaries, at agreed upon rates including an overhead factor, for management services provided to the Company and its subsidiaries, including accounting, legal, compliance, underwriting, and claims.

As of the date of this prospectus, Independence Holding Company (and its wholly owned subsidiary, Madison Investors Corporation) beneficially owned 5,364,826 shares of American Independence Corp. common stock, representing approximately 63% of the outstanding shares of American Independence Corp. common stock, based on 8,522,702 shares reported by American Independence Corp.’s transfer agent to be outstanding as of April 29, 2011.  In the 60 days prior to the date of this prospectus, Independence Holding Company acquired 11,393 shares of American Independence Corp. common stock through a privately negotiated transaction.  With the exception of the foregoing, neither Independence Holding Company nor any of its affiliates has effected any transactions in the securities of American Independence Corp. in the 60 days prior to the date of this prospectus.  Except as set forth in this prospectus, to Independence Holding Company’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of American Independence Corp. or has effected any transaction in securities of American Independence Corp. during the past 60 days.

Independence Holding Company and Independence American are parties to that certain Investment Counsel Agreement, dated as of January 1, 2011, pursuant to which Independence Holding Company provides advice to Independence American’s board of directors regarding investing Independence American’s portfolio of investible assets in consideration of an annual fee equal to three-tenths of one percent of the mean value of the portfolio’s assets.  Either party may terminate this agreement with 30 days’ notice to the other.

Independence Holding Company, American Independence Corp. and Madison Investors Corporation are parties to that certain Stock Agreement, dated as of July 30, 2002, the provisions of which that remain in effect (i) give Independence Holding Company the right to appoint certain members of American Independence Corp.’s board of directors and (ii) require certain approvals of the American Independence Corp. board for acquisitions of Company stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of shares of American Independence Corp. common stock will receive shares of Independence Holding Company common stock pursuant to Independence Holding Company’s offer. Independence Holding Company is organized under the laws of the State of Delaware and American Independence Corp. is also organized under the laws of the State of Delaware.  The following is a summary of the material differences between (a) the current rights of Independence Holding Company stockholders under Independence Holding Company’s certificate of incorporation and bylaws and (b) the current rights of American Independence Corp. stockholders under American Independence Corp.’s certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified by reference to Delaware law and Independence Holding Company’s and American Independence Corp.’s constituent documents, which you are urged to read.  Copies of the companies’ constituent documents have been filed with the SEC, and copies of Independence Holding Company’s articles of incorporation and bylaws, and amendments thereto, are filed as exhibits to the registration statement of which this prospectus is a part.  To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	Independence Holding Company	American Independence Corp.

Authorized Capital Stock
The authorized capital stock of Independence Holding Company currently consists of 20,100,000 shares, consisting of 20,000,000 of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value 1.00 per share.  The board of directors has the authority to fix the number of shares of any such series of preferred stock, to determine the designation of any such series, and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock to the fullest extent permitted under the DGCL.

The authorized capital stock of American Independence Corp. currently consists of 15,001,000 shares, consisting of 15,000,000 shares of common stock, par value $0.01 per share, and 1,000 shares of preferred stock, par value $0.10 per share.  The board of directors has the authority to fix the number of shares of any such series of preferred stock, to determine the designation of any such series, and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock to the fullest extent permitted under the DGCL.

	Independence Holding Company	American Independence Corp.

Dividend Policy
Independence Holding Company’s charter provides that dividends may be declared by the Board by resolution adopted by Board of Directors pursuant to DGCL. Such dividends as may be declared from time to time by the Board of Directors are to be paid with any funds legally available for the purpose.

American Independence Corp.’s bylaws provide that dividends upon the capital stock of the Corporation may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends,

Voting, Generally	• One vote per share of common stock. • No cumulative voting for directors.	• One vote per share of common stock. • No cumulative voting for directors.

Number of Directors
Independence Holding Company’s bylaws provide that the number of directors shall be determined by action of the Board of Directors taken by the affirmative vote of a majority of the whole Board of  Directors. Independence Holding Company’s board of directors currently consists of seven directors.

American Independence Corp.’s bylaws provide for the number of directors to be determined by resolution of the Board or by the stockholders at the annual meeting of the stockholders. Directors need not be stockholders. American Independence Corp.’s board of directors currently consists of eight directors.

Removal of Directors
Under Delaware law and under the bylaws, any and all of Independence Holding Company’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Under Delaware law and under the bylaws, any and all of American Independence Corp.’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board
Independence Holding Company’s bylaws provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

American Independence Corp.’s bylaws provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by the DGCL.

	Independence Holding Company	American Independence Corp.

Annual Stockholders Meetings
Independence Holding Company’s bylaws provide that an annual meeting of stockholders to elect directors and transact such other business as may properly be presented to the meeting shall be held at such time and place as the Board of Directors may from time to time fix.

American Independence Corp.’s bylaws specify that the annual meeting of American Independence Corp.’s stockholders is to be held at such time, date and place as may be designated by resolution of the board of directors to elect directors and transact any other proper business.

Special Stockholders Meetings
Independence Holding Company’s bylaws specify that a special meeting of stockholders may be called at any time by the Board of Directors, its Chairman, the Executive Committee or the President and shall be called by any of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters appropriate for action at such a meeting which are proposed to be presented at the meeting, signed by holders of record of a majority of the shares of stock which would be entitled to be voted on such matter or matters if the meeting were held on the day such request is received and the record date for such meeting were the close of business on the preceding day.

American Independence Corp.’s certificate of incorporation and bylaws specify that Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Quorum for Stockholders Meetings
Independence Holding Company’s bylaws specify that the holders of record of a majority of the shares of stock entitled to be voted present in person or represented by proxy at a meeting shall constitute a quorum for the transaction of business at the meeting, but in the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is obtained.

American Independence Corp.’s bylaws specify that the holders of fifty percent of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

	Independence Holding Company	American Independence Corp.

Notice Procedures for a Stockholder Proposal
Independence Holding Company’s bylaws provide that for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action.

American Independence Corp.’s bylaws contain no provisions regarding stockholder proposals.  Its 2011 proxy statement stated that stockholder proposals intended to be presented at American Independence Corp.’s annual meeting must be received by American Independence Corp. no later than January 1st to be eligible for inclusion in American Independence Corp.’s proxy statement and form of proxy, and that any proposal concerning recommendation of a candidate for election as a director must be accompanied by the information concerning the stockholder or group of stockholders making the recommendation, the proposed nominee, any relationships between the recommending stockholder and the proposed nominee and the qualifications of the proposed nominee to serve as director, and, further, be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by American Independence Corp. if it, in its discretion, decides to do so.

Stockholder Action by Written Consent
Independence Holding Company’s bylaws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

American Independence Corp.’s bylaws provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

	Independence Holding Company	American Independence Corp.

Amendment of Governing Documents	Independence Holding Company’s bylaws may be adopted, amended or repealed by a majority vote of either the stockholders or the whole Board of Directors.
American Independence Corp.’s bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board, at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. The power to adopt, amend or repeal bylaws conferred upon the Board by the certificate of incorporation shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

Exculpation of Directors
Under Delaware Law, Independence Holding Company cannot eliminate director liability for (i) any breach of a director’s duty of loyalty to the company or its stockholders, (ii) acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of § 174 of the DGCL  (relating to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which a director derives an improper personal benefit.

Under Delaware law, American Independence Corp. cannot eliminate director liability for (i) any breach of a director’s duty of loyalty to the company or its stockholders, (ii) acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of § 174 of the DGCL  (relating to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which a director derives an improper personal benefit.

Indemnification of Directors and Officers
Independence Holding Company’s charter provides that Independence Holding Company shall indemnify to the full extent permitted by the DGCL and by the bylaws of Independence Holding Company any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate is or was an officer, employee or agent of the Corporation or serves or served any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee, agent or trustee at the express or implied request of Independence Holding Company, to the fullest extent permitted by Delaware law, such indemnity shall extend to the officers and Trustees of Independence Mortgage Trust, a Georgia business trust, as predecessor to Independence Holding Company.

Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or in behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Independence Holding Company. Independence Holding Company’s bylaws and the DGCL allow the above indemnification only if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

American Independence Corp.’s bylaws and the DGCL provide for indemnification of any director, officer or employee of the American Independence Corp. made, or threatened to be made a party to any threatened action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director, officer or employee of American Independence Corp. or a predecessor corporation or, at the corporation’s request, a director or officer of another corporation, provided, however, that the American Independence Corp. shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of American Independence Corp.
American Independence Corp.’s bylaws and the DGCL allow the above indemnification only if the individual acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of American Independence Corp. and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Independence Holding Company	American Independence Corp.

Anti-Takeover Provisions

Business Combination Statute
Independence Holding Company is subject to § 203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless (i) prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder, (ii) upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or (iii) on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.

American Independence Corp. has expressly elected to be governed by § 203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless (i) prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder, (ii) upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or (iii) on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.

A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.  American Independence Corp. has not adopted any such amendment.

A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.  American Independence Corp. has not adopted any such amendment.

ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this prospectus and the accompanying letter of transmittal and is being made to holders of shares of American Independence Corp. common stock.  Independence Holding Company is not aware of any jurisdiction where the making of the offer or the tender of shares of American Independence Corp. common stock in connection therewith would not be in compliance with the laws of such jurisdiction.  If Independence Holding Company becomes aware of any jurisdiction in which the making of the offer or the tender of shares of American Independence Corp. common stock in connection therewith would not be in compliance with applicable law, Independence Holding Company will make a good faith effort to comply with any such law.  If, after such good faith effort, Independence Holding Company cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of American Independence Corp. common stock in such jurisdiction.  In any jurisdiction where the securities or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Independence Holding Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The validity of the Independence Holding Company common stock offered by this prospectus will be passed upon for Independence Holding Company by Adam C. Vandervoort, Vice President, General Counsel and Secretary of Independence Holding Company.

EXPERTS

The consolidated financial statements and all related financial statement schedules of Independence Holding Company and subsidiaries included in this Registration Statement as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements and all related financial statement schedules, expresses an unqualified opinion, and includes an explanatory paragraph regarding the change in method of accounting for other-than-temporary impairments), which is included in this prospectus.  Such consolidated financial statements and all related financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Pursuant to Rule 439 under the Securities Act, Independence Holding Company requires the consent of American Independence Corp.’s independent registered public accountants to include in this prospectus their audit report appearing in American Independence Corp.’s December 31, 2010 Form 10-K.  The consolidated financial statements and all related financial statement schedules of American Independence Corp. and subsidiaries included in this Registration Statement as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements and all related financial statement schedules, expresses an unqualified opinion, and includes an explanatory paragraph regarding the change in method of accounting for other-than-temporary impairments), which is included in this prospectus.  Such consolidated financial statements and all related financial statement schedules have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Manually signed facsimile copies of the letter of transmittal will be accepted.  The letter of transmittal and certificates for shares of American Independence Corp. common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below.  Any questions or requests for assistance may be directed to the exchange agent at its address or telephone numbers set forth below.  Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the exchange agent at its address and telephone numbers set forth below.  Holders of shares of American Independence Corp. common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The exchange agent for the offer is:

Broadridge Corporate Issuer Solutions, Inc.
By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: Corporate Actions 44 W. Lancaster Ave Ardmore, PA 19003	By Facsimile Transmission (for eligible institutions only): (610) 649-7302 To Confirm Via Phone: (for eligible institutions only): (800) 733-1121	By Hand: Broadridge Corporate Issuer Solutions, Inc. Attn: Corporate Actions 44 W. Lancaster Ave Ardmore, PA 19003

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below.  Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below.  Holders of shares of American Independence Corp. common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

E-mail:  amic.info@morrowco.com

Banks and Brokerage Firms Call:  (800) 662-5200

Stockholders Please Call:  (800) 607-0088

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

UNAUDITED FINANCIAL STATEMENTS

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Pro Forma Condensed Consolidated Balance Sheet As of March 31, 2011	F-2

Pro Forma Condensed Consolidated Statement of Operations For the Three Months Ended March 31, 2011	F-3

Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2010	F-4

Notes to Pro Forma Combined Consolidated Financial Statements	F-5

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets	F-6

Condensed Consolidated Statements of Operations	F-7

Condensed Consolidated Statement of Changes in Equity	F-8

Condensed Consolidated Statements of Cash Flows	F-9

Notes to Condensed Consolidated Financial Statements	F-10

AUDITED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS:

Report of Management on Internal Control Over Financial Reporting	F-28

Report of Independent Registered Public Accounting Firm	F-29

Consolidated Balance Sheets at December 31, 2010 and 2009	F-30

Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-31

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2010, 2009 and 2008	F-32

Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-33

Notes to Consolidated Financial Statements	F-34

SCHEDULES*

Summary of investments - other than investments in related parties at December 31, 2010 (Schedule I)	II-7

Condensed financial information of parent company (Schedule II)	II-8

Supplementary insurance information (Schedule III)	II-11

*All other schedules have been omitted as they are not applicable or not required, or the information is included in the Consolidated Financial Statements or Notes thereto.

Unaudited Pro Forma Condensed Consolidated Balance Sheet As of March 31, 2011 (in thousands of dollars)	Actual	Adjustments		Pro Forma
ASSETS:

Investments:
Short-term investments	$50	-		$50
Resale agreements	20,778	-		20,778
Fixed maturities	786,021	-		786,021
Equity securities	53,829	-		53,829
Other investments	38,023	-		38,023

Total investments	898,701	-		898,701

Cash and cash equivalents	11,438	-		11,438
Due from brokers	12,288	-		12,288
Deferred acquisition costs	43,577	-		43,577
Due and unpaid premiums	45,838	-		45,838
Due from reinsurers	155,220	-		155,220
Premium and claim funds	39,758	-		39,758
Notes and other receivables	17,247	-		17,247
Goodwill	51,713	-		51,713
Other assets	65,317	-		65,317

TOTAL ASSETS	$1,341,097	-		$1,341,097

LIABILITIES

Insurance reserves - health	$181,345	-		$181,345
Insurance reserves - life and annuity	278,923	-		278,923
Funds on deposit	409,933	-		409,933
Unearned premiums	4,212	-		4,212
Policy claims - health	15,794	-		15,794
Policy claims - life	11,666	-		11,666
Other policyholder's funds	20,563	-		20,563
Due to brokers	8,788	-		8,788
Due to reinsurers	30,349	-		30,349
A/P and other liabilities	71,122	-		71,122
Net liabilities of discontinued operations	0	-		0
Long term debt	45,646	-		45,646

TOTAL LIABILITIES	1,078,341	-		1,078,341

EQUITY
IHC'S STOCKHOLDERS' EQUITY
Capital stock -common	16,072	908	(a)	16,980
Treasury stock	(1,917)	-		(1,917)
Paid-in additional capital	105,868	6,731	(a)(b)	112,599
Net unrealized gains	552	-		552
Retained earnings	118,601	1,070	(c)	119,671

TOTAL IHC'S STOCKHOLDERS' EQUITY	239,176	8,709		247,885
NONCONTROLLING INTERESTS IN SUBSIDIARIES	23,580	(8,709	)(c)(d)(e)	14,871

TOTAL EQUITY	262,756	-		262,756

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,341,097	-		$1,341,097

Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Three Months Ended March 31, 2011 (in thousands of dollars, except per share data)	Actual	Adjustments (c)	Pro Forma
Revenues:
Premiums earned:
Health	$75,723	$-	$75,723
Life & annuity	10,150	-	10,150
Net investment income	10,116	-	10,116
Fee income	7,377	-	7,377
Net realized investment gains	(202)	-	(202)
Other-than-temporary impairment losses	(303)	-	(303)
Other income	1,458	-	1,458

	104,319	-	104,319
Expenses:

Insurance benefits, claims & reserves:
Health	50,576	-	50,576
Life & annuity	13,673	-	13,673
Selling, general & administrative	35,986	-	35,986
Amortization of DAC	1,691	-	1,691
Interest expense on debt	457	-	457

	102,383	-	102,383

Income from continuing operations before taxes	1,936	-	1,936

Income taxes	(1,864)	2,319 (f)	455

Income from continuing operations	3,800	(2,319)	1,481

Discontinued operations:
Income from discontinued operations	-	-	-

Net income	3,800	(2,319)	1,481

Less: Income from non-controlling interests	(616)	241	(375)

Net income attributable to IHC	$3,184	$(2,078)	$1,106

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.21	$(0.14)	$0.07
Income from discontinued operations	-	-	-
Basic income (loss) per common share	$0.21	$(0.14)	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING	15,479	1,262	16,741

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.21	$(0.14)	$0.07
Income from discontinued operations	-	-	-
Diluted income (loss) per common share	$0.21	$(0.14)	$0.07

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	15,483	1,262	16,745

Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2010 (in thousands of dollars, except per share data)	Actual	Adjustments (c)(e)		Pro Forma
Revenues:
Premiums earned:
Health	$289,586	$12,274		$301,860
Life & annuity	36,560	-		36,560
Net investment income	41,801	409		42,210
Fee income	32,741	1,068		33,809
Net realized investment gains	4,646	124		4,770
Other-than-temporary impairment losses	(3,819)	-		(3,819)
Equity income from AMIC	280	(280)		-
Gain on bargain purchase	27,830	-		27,830
Other income	5,743	5		5,748

	435,368	13,600		448,968
Expenses:

Insurance benefits, claims & reserves:
Health	201,136	8,212		209,348
Life & annuity	50,182	-		50,182
Selling, general & administrative	139,643	4,523		144,166
Amortization of DAC	6,243	-		6,243
Interest expense on debt	1,912	-		1,912

	399,116	12,735		411,851

Income from continuing operations before taxes	36,252	865		37,117

Income taxes	12,583	(1,966	)(f)	10,617

Income from continuing operations	23,669	2,831		26,500

Discontinued operations:
Loss from discontinued operations	(256)	-		(256)

Net income	23,413	2,831		26,244

Less: Income from non-controlling interests	(1,676)	318		(1,358)

Net income attributable to IHC	$21,737	$3,149		$24,886

Basic income (loss) per common share:
Income from continuing operations	$1.44	$0.11		$1.50
Loss from discontinued operations	(0.02)	-		(0.02)
Basic income per common share	$1.42	$0.11		$1.48

WEIGHTED AVERAGE SHARES OUTSTANDING	15,268	1,508		16,776

Diluted income (loss) per common share:
Income from continuing operations	$1.44	$0.11		$1.50
Loss from discontinued operations	(0.02)	-		(0.02)
Diluted income per common share	$1.42	$0.11		$1.48

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	15,270	1,508		16,778

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
Notes to Pro Forma Combined Consolidated Financial Statements

a.	Reflects the issuance of 908,000 shares of common stock assuming the maximum number of shares are issued in the exchange offer.

b.
Includes a debit to paid-in capital of $1,148,000 representing the difference between the fair value of noncontrolling interests in AMIC acquired in the exchange offer over IHC’s carrying value of noncontrolling interests in AMIC.

c.
Reclassification between net income attributable to IHC and income from noncontrolling interests in prior periods to reflect IHC’s proportionate share of AMIC’s earnings at 80% effective January 1, 2010.

d.	Decrease in noncontrolling interests resulting from IHC’s acquisition of additional AMIC shares in the exchange offer.

e.
Adjustments to reflect the consolidation of twelve months of AMIC’s income and expenses (including the related eliminations of intercompany revenues and expenses) with IHC as if the acquisition occurred on January 1, 2010 versus the actual consolidation of approximately ten months of AMIC’s income and expenses as reported by IHC based on the acquisition date of March 5, 2010.

f.
In the first quarter of 2011, IHC eliminated $2,319,000 of previously recorded deferred income taxes resulting from management’s intention to adopt tax planning strategies to recover its investment in AMIC in a tax-free manner.  For pro forma purposes, this entry was reversed in 2011 and instead reflected in the pro forma results for 2010 based on the assumption that IHC recovered its investment in AMIC in a tax-free manner upon increasing its investment in AMIC to 80% on January 1, 2010.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS:
Investments:
Short-term investments	$50	$53
Securities purchased under agreements to resell	20,778	41,081
Fixed maturities, available-for-sale	786,021	793,656
Equity securities, available-for-sale	53,829	48,073
Other investments	38,023	36,864
Total investments	898,701	919,727

Cash and cash equivalents	11,438	11,426
Due from securities brokers	12,288	15,022
Deferred acquisition costs	43,577	43,465
Due and unpaid premiums	45,838	48,586
Due from reinsurers	155,220	154,243
Premium and claim funds	39,758	37,646
Notes and other receivables	17,247	16,766
Goodwill	51,713	51,713
Other assets	65,317	63,198

TOTAL ASSETS	$1,341,097	$1,361,792

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Insurance reserves-health	$181,345	$181,447
Insurance reserves-life and annuity	278,923	278,000
Funds on deposit	409,933	408,566
Unearned premiums	4,212	4,043
Policy claims-health	15,794	16,521
Policy claims-life	11,666	11,809
Other policyholders' funds	20,563	20,195
Due to securities brokers	8,788	32,469
Due to reinsurers	30,349	31,554
Accounts payable, accruals and other liabilities	71,122	70,497
Liabilities related to discontinued operations	-	771
Debt	7,500	7,500
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	1,078,341	1,101,518

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock $1.00 par value, 20,000,000 shares authorized;
16,072,238 and 15,472,020 shares issued;
15,833,083 and 15,232,865 shares outstanding	16,072	15,472
Paid-in capital	105,868	101,003
Accumulated other comprehensive income	552	633
Treasury stock, at cost 239,155 shares	(1,917)	(1,917)
Retained earnings	118,601	115,437

TOTAL IHC STOCKHOLDERS’ EQUITY	239,176	230,628
NONCONTROLLING INTERESTS IN SUBSIDIARIES	23,580	29,646

TOTAL EQUITY	262,756	260,274

TOTAL LIABILITIES AND EQUITY	$1,341,097	$1,361,792

See the accompanying Notes to Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUES:
Premiums earned:
Health	$75,723	$61,842
Life and annuity	10,150	9,042
Net investment income	10,116	9,371
Fee income	7,377	7,560
Net realized investment gains (losses)	(202)	349
Other-than-temporary impairment losses	(303)	(1,626)
Equity income from AMIC	-	280
Gain on bargain purchase of AMIC	-	27,830
Other income	1,458	1,702
	104,319	116,350
EXPENSES:
Insurance benefits, claims and reserves:
Health	50,576	43,563
Life and annuity	13,673	13,265
Selling, general and administrative expenses	35,986	31,435
Amortization of deferred acquisitions costs	1,691	1,318
Interest expense on debt	457	471
	102,383	90,052

Income from continuing operations before income taxes	1,936	26,298
Income taxes (benefits)	(1,864)	9,921

Income from continuing operations	3,800	16,377

Discontinued operations:
Loss from discontinued operations	-	(127)

Net income	3,800	16,250

Less income from noncontrolling interests in subsidiaries	(616)	(216)

NET INCOME ATTRIBUTABLE TO IHC	$3,184	$16,034

Basic income (loss) per common share:
Income from continuing operations	$.21	$1.06
Loss from discontinued operations	-	(.01)
Basic income per common share	$.21	$1.05

WEIGHTED AVERAGE SHARES OUTSTANDING	15,479	15,341

Diluted income (loss) per common share
Income from continuing operations	$.21	$1.05
Loss from discontinued operations	-	(.01)
Diluted income per common share	$.21	$1.04

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	15,483	15,345

See the accompanying Notes to Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Unaudited)
THREE MONTHS ENDED MARCH 31, 2011 (In thousands)

			ACCUMULATED				NON-
			OTHER	TREASURY		TOTAL IHC	CONTROLLING
	COMMON	PAID-IN	COMPREHENSIVE	STOCK,	RETAINED	STOCKHOLDERS'	INTERESTS IN	TOTAL
	STOCK	CAPITAL	INCOME (LOSS)	AT COST	EARNINGS	EQUITY	SUBSIDIARIES	EQUITY

BALANCE AT DECEMBER 31, 2010	$15,472	$101,003	$633	$(1,917)	$115,437	$230,628	$29,646	$260,274

Net income					3,184	3,184	616	3,800
Net change in unrealized gains (losses)			(94)			(94)	(31)	(125)
Total comprehensive income						3,090	585	3,675

Acquire noncontrolling interests in American Independence Corp.	600	4,430	13			5,043	(6,043)	(1,000)
Acquire noncontrolling interests in Wisconsin Underwriting Associates		391				391	(391)	-
Share-based compensation expenses and related tax benefits		(2)				(2)	-	(2)
Distributions to noncontrolling interests							(229)	(229)
Other capital transactions		46			(20)	26	12	38

BALANCE AT MARCH 31, 2011	$16,072	$105,868	$552	$(1,917)	$118,601	$239,176	$23,580	$262,756

See the accompanying Notes to Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS PROVIDED BY (USED BY) OPERATING ACTIVITIES:
Net income	$3,800	$16,250
Adjustments to reconcile net income to net change in cash from operating activities:
Gain on bargain purchase of AMIC	-	(27,830)
Loss from discontinued operations	-	127
Amortization of deferred acquisition costs	1,691	1,318
Net realized investment (gains) losses	202	(349)
Other-than-temporary impairment losses	303	1,626
Equity income from AMIC and other equity method investments	(542)	(379)
Depreciation and amortization	1,123	1,164
Share-based compensation expenses	138	179
Deferred tax (benefit) expense	(605)	11,894
Other	878	110
Changes in assets and liabilities:
Change in insurance liabilities	279	(13,878)
Additions to deferred acquisition costs, net	(1,722)	(1,021)
Change in net amounts due from and to reinsurers	(2,181)	9,243
Change in premium and claim funds	(2,112)	9,540
Change in current income tax liability	(1,621)	(2,464)
Change in due and unpaid premiums	2,748	6,422
Change in other assets	(1,122)	282
Change in other liabilities	1,279	(13,292)
Net change in cash from operating activities of continuing operations	2,536	(1,058)
Net change in cash from operating activities of discontinued operations	-	(408)

Net change in cash from operating activities	2,536	(1,466)

CASH FLOWS PROVIDED BY (USED BY) INVESTING ACTIVITIES:
Change in net amount due from and to securities brokers	(20,947)	(25,744)
Net sales of securities under resale and repurchase agreements	20,303	21,806
Sales of equity securities	14,993	18,115
Purchases of equity securities	(19,015)	(6,530)
Sales of fixed maturities	89,904	147,571
Maturities and other repayments of fixed maturities	17,799	29,891
Purchases of fixed maturities	(103,417)	(183,739)
Additional investments in other investments, net of distributions	(617)	293
Cash acquired in acquisition of AMIC, net of cash paid	-	4,562
Cash paid in acquisitions of companies, net of cash acquired	-	(3,469)
Cash paid in acquisitions of noncontrolling interests in AMIC	(1,000)	-
Cash received in acquisition of policy blocks	-	1,194
Change in notes and other receivables	(481)	1,134
Other	(372)	(402)

Net change in cash from investing activities	(2,850)	4,682

CASH FLOWS PROVIDED BY (USED BY) FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	-
Repurchases of common stock	-	(1,254)
Excess tax expense from expirations of stock options	(117)	(8)
Proceeds of investment-type insurance contracts	803	2,955
Dividends paid	(381)	(386)
Other	21	-
Net change in cash from financing activities	326	1,307

Net change in cash and cash equivalents	12	4,523
Cash and cash equivalents, beginning of year	11,426	7,394

Cash and cash equivalents, end of period	$11,438	$11,917

See the accompanying Notes to Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.   Significant Accounting Policies and Practices

(A)           Business and Organization

Independence Holding Company, a Delaware corporation ("IHC"), is a holding company principally engaged in the life and health insurance business through: (i) its wholly owned insurance companies, Standard Security Life Insurance Company of New York ("Standard Security Life") and Madison National Life Insurance Company, Inc. ("Madison National Life"); (ii) its majority owned insurance company, Independence American Insurance Company (“Independence American”); and (iii) its marketing and administrative companies, including IHC Administrative Services, Inc., managing general underwriters ("MGUs") in which it owns a significant voting interest, IHC Health Solutions, Inc. (“IHC Health Solutions”), Actuarial Management Corporation (“AMC”), MedWatch, LLC and Hospital Bill Analysis, LLC.  These companies are sometimes collectively referred to as the "Insurance Group," and IHC and its subsidiaries (including the Insurance Group) are sometimes collectively referred to as the "Company." At March 31, 2011, IHC also owns a 63.0% interest in American Independence Corp. (“AMIC”).

Geneve Corporation, a diversified financial holding company, and its affiliated entities held approximately 52% of IHC's outstanding common stock at March 31, 2011.

(B)            Basis of Presentation

The Condensed Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X and, therefore, do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Financial Statements include the accounts of IHC and its consolidated subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect:  (i) the reported amounts of assets and liabilities; (ii) the disclosure of contingent assets and liabilities at the date of the financial statements; and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. IHC’s annual report on Form 10-K as filed with the Securities and Exchange Commission should be read in conjunction with the accompanying Condensed Consolidated Financial Statements.

In the opinion of management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods have been included. The condensed consolidated results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be anticipated for the entire year.

(C)            Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In December 2010, the FASB issued guidance that clarifies the existing requirements for pro forma revenue and earnings disclosures, and expands the supplemental pro forma revenue and earnings disclosures, for public companies that have completed business acquisitions. The amendments in this guidance were effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance, effective January 1, 2011, did not have a material effect on the Company’s consolidated financial statements.

In December 2010, the FASB issued guidance that amends existing goodwill impairment test standards to include a requirement that entities perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts if it is more likely than not that an impairment exists. This guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance, effective January 1, 2011, did not have a material effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued standards requiring entities to provide the activity of Level 3 security purchases, sales, issuances, and settlements on a gross basis, which was effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, effective January 1, 2011, did not have a material effect on the Company's consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In April 2011, the FASB issued guidance that amends existing standards with regards to transfers of financial assets under repurchase and other agreements that entitle and obligate the transferor to repurchase or redeem the assets prior to maturity. Specifically, with respect to assessing effective control in such agreements, the criteria that the transferor must have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even upon the transferee's default, has been eliminated; as has the corresponding criterion calling for the transferor to have obtained cash or other sufficient collateral to purchase replacement assets from a third party, which was required to demonstrate such ability. This guidance is effective for the first interim or annual period beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In October 2010, the FASB issued guidance that specifies the accounting treatment for the costs incurred by insurance entities when acquiring new and renewal insurance contracts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and should be applied prospectively upon adoption. The Company is currently evaluating the potential impact the amendments in this update will have on its consolidated financial statements.

(D)       Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company has evaluated all such events occurring subsequent to the balance sheet date herein of March 31, 2011. The effects of all subsequent events that provided additional evidence about conditions that existed at the date of the balance sheet, including estimates, if any, have been recognized in the accompanying Condensed Consolidated Balance Sheet and Condensed Consolidated Statements of Operations as of and for the three-month period ended March 31, 2011. The Company did not recognize subsequent events that provided evidence about conditions that arose after the balance sheet date.

Note 2.                 American Independence Corp.

AMIC is an insurance holding company engaged in the insurance and reinsurance business. AMIC does business with the Insurance Group, including reinsurance treaties under which, in 2010, Standard Security Life and Madison National Life ceded to Independence American an average of 20% of their medical stop-loss business, 8% of a majority of their fully insured health business and 20% of their New York Statutory Disability business.

In January 2011, a subsidiary of IHC acquired 200,000 shares of AMIC common stock from a noncontrolling interest for $1,000,000 cash. In February and March 2011, IHC acquired an aggregate 900,325 shares of AMIC common stock from noncontrolling interests in exchange for the issuance of an aggregate 600,218 shares of IHC’s common stock in various private placements of unregistered securities under Section 4(2) of the Securities Act of 1933, as amended. Accordingly, the shares are "restricted securities", subject to a legend and will not be freely tradable in the United States until the shares are registered for resale under the Securities Act, or to the extent they are tradable under Rule 144 promulgated under the Securities Act or any other available exemption. As a result of these transactions, the Company: (i) recorded a $95,000 credit to paid-in capital representing the difference between the fair  value of the consideration paid and the carrying value of the noncontrolling interest; and (ii) increased its ownership interest in AMIC to 63.0%.

Acquisition of AMIC in 2010

In March 2010, IHC acquired a controlling interest in AMIC as a result of the purchase of AMIC common stock in the open market. The principal reasons for acquiring control were: (i) the low market price of the AMIC stock; (ii) the improved financial presentation for IHC resulting from the consolidation of financial reporting; and (iii) a closer relationship that will create greater long-term value for both companies. The acquisition furthers IHC's goal of creating efficiencies by integrating the back office operations of our MGUs and marketing companies. Share purchases of 27,668 shares, or $141,000, through March 5, 2010 (the "Acquisition Date"), totaling 0.33% of voting equity interest, brought the total of AMIC shares owned by the Company to more than 50% of AMIC's outstanding common stock and as a result, IHC has included AMIC’s consolidated assets and liabilities and results of operations, subsequent to the Acquisition Date, in its condensed consolidated financial results.

In determining the bargain purchase gain with regard to the acquisition of the controlling interest in AMIC, IHC first recognized a gain of $2,201,000 as a result of remeasuring its equity interest in AMIC to its fair value of $22,013,000 immediately before the acquisition based on the closing market price of AMIC's common stock. Then, upon the acquisition of a controlling interest on March 5, 2010, the Company consolidated the net assets of AMIC.  Accordingly, the Company determined the fair value of the identifiable assets acquired and liabilities assumed from AMIC on the Acquisition Date.  The fair value of the net assets acquired exceeded the sum of: (i) the fair value of the consideration paid; (ii) the fair value of IHC’s equity investment prior to the acquisition; and (iii) the fair value of the noncontrolling interests in AMIC, resulting in a bargain purchase gain of $25,629,000. The total gain, amounting to $27,830,000, pre-tax, is included in gain on bargain purchase of AMIC on the Company’s Condensed Consolidated Statement of Operations. This gain is a result of the quoted market price of AMIC being significantly less than the fair value of the net assets of AMIC.  This disparity is due to the low trading volume in AMIC shares, and a discount on the shares traded due to a lack of control by minority shareholders.  The fair value of the noncontrolling interests in AMIC was based on the closing market price of AMIC’s common stock on the Acquisition Date.

In connection with the acquisition, the Company recorded $12,200,000 of intangible assets. Of this amount, $1,700,000 represents the fair value of agent and marketing contracts and relationships, $1,000,000 represents the fair value of a domain name, and $2,000,000 represents the fair value of customer lists and all are amortizable over the life of the respective intangible asset. The remaining $7,500,000 represents non-amortizable intangible assets consisting of the fair value of insurance licenses with indefinite lives. As the AMIC acquisition was accounted for as a bargain purchase, the Company did not record goodwill in connection with the transaction.

The following table presents the identifiable assets acquired and liabilities assumed in the acquisition of AMIC on the Acquisition Date based on their respective fair values (in thousands).

Investments	$58,418
Cash and cash equivalents	4,761
Identifiable intangible assets	12,200
Deferred tax assets, net	10,654
Other assets	31,127

Total identifiable assets	117,160

Insurance liabilities	27,671
Other liabilities	19,023

Total liabilities	46,694

Net identifiable assets acquired	70,466

Purchase consideration	(71)
Fair value of equity investment prior to the acquisition	(22,013)
Noncontrolling interests in AMIC	(22,065)
Elimination of the fair value adjustment related to AMIC’s investment in Majestic	(688)

Gain on bargain purchase	25,629
Gain on fair value of equity investment prior to the acquisition	2,201

Total gain on bargain purchase of AMIC, pretax	27,830

Deferred income taxes	11,097

Total gain on bargain purchase of AMIC, after tax	$16,733

For the period from the Acquisition Date to March 31, 2010, the Company’s Condensed Consolidated Statement of Operations includes revenues and net income of $7,616,000 and $367,000, respectively, from AMIC.

The unaudited pro forma revenues and operating results, had the acquisition occurred as of the beginning of the quarter ended March 31, 2010, were $ 102,121,000 and $ (12,000), respectively. The unaudited pro forma information presented is not indicative of the results of operations in future periods, nor does it necessarily reflect the results of operations that would have resulted had the acquisition been completed as of the beginning of the applicable period. Pro forma adjustments to revenues principally reflect the elimination of intercompany fee income, the elimination of the Company’s equity income related to AMIC and the elimination of the gain resulting from the bargain purchase. Pro forma adjustments to net income principally reflect the elimination of the Company’s equity income related to AMIC and the elimination of the gain resulting from the bargain purchase.

During the period from January 1, 2010 to the Acquisition Date (the “Stub Period”), IHC recorded $280,000 of equity income from its investment in AMIC, representing IHC's proportionate share of income based on its ownership interest during that period. AMIC paid no dividends on its common stock during the Stub Period.

The following disclosures summarize the effects of certain transactions between IHC and its subsidiaries with AMIC during the Stub Period. Subsequent to the Acquisition Date, the effects of these transactions are eliminated in consolidation. IHC and its subsidiaries recorded income of $208,000 from service agreements with AMIC and its subsidiaries. These are reimbursements to IHC and its subsidiaries, at agreed upon rates including an overhead factor, for management services provided by IHC and its subsidiaries, including accounting, legal, compliance, underwriting and claims. The Company ceded premiums to AMIC of $5,867,000. Benefits to policyholders on business ceded to AMIC were $3,020,000. Additionally, AMIC subsidiaries market, underwrite and provide administrative services (including premium collection, medical management and claims adjudication) for a substantial portion of the Medical Stop-Loss business written by the insurance subsidiaries of IHC. IHC recorded gross premiums of $8,452,000 and net commission expense of $326,000 for these services. The Company also contracts for several types of insurance coverage (e.g. directors and officers and professional liability coverage) jointly with AMIC. The cost of this coverage is allocated between the Company and AMIC according to the type of risk, and IHC’s portion is recorded in Selling, General and Administrative Expenses.

Note 3.                    Income Per Common Share

For the three months ended March 31, 2011 and 2010, income per share calculations, based on income from continuing operations attributable to the common shareholders of IHC, are shown below (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Income from continuing operations	$3,800	$16,377

Less income from noncontrolling interests in subsidiaries	(616)	(216)

Income from continuing operations attributable to IHC shareholders, net of tax	3,184	16,161

Loss from discontinued operations, net of tax	-	(127)

Net income attributable to IHC shareholders	$3,184	$16,034

Included in the diluted income per share calculations for both the three months ended March 31, 2011 and 2010 are 4,000 incremental shares, from the assumed exercise of dilutive stock options and the assumed vesting of dilutive restricted stock, computed using the treasury stock method.

Note 4.	Investments

The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of investment securities are as follows:

	March 31, 2011
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
	(In thousands)
FIXED MATURITIES
AVAILABLE-FOR-SALE:
Corporate securities	$264,192	$2,989	$(3,893)	$263,288
CMOs- residential (1)	39,528	7,164	(2,745)	43,947
CMOs - commercial	1,447	-	(697)	750
U.S. Government obligations	13,699	306	(2)	14,003
Agency MBS - residential (2)	9,567	187	(8)	9,746
GSEs (3)	71,772	395	(432)	71,735
States and political subdivisions	387,663	1,675	(6,786)	382,552

Total fixed maturities	$787,868	$12,716	$(14,563)	$786,021

EQUITY SECURITIES
AVAILABLE-FOR-SALE:
Common stocks	$7,328	$400	$(102)	$7,626
Preferred stock - perpetuals	34,117	1,047	(271)	34,893
Preferred stock - with maturities	9,790	1,520	-	11,310

Total equity securities	$51,235	$2,967	$(373)	$53,829

	December 31, 2010
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
	(In thousands)
FIXED MATURITIES
AVAILABLE-FOR-SALE:
Corporate securities	$272,061	$3,595	$(3,661)	$271,995
CMOs - residential (1)	58,829	6,662	(1,847)	63,644
CMOs - commercial	1,447	-	(639)	808
U.S. Government obligations	16,617	351	-	16,968
Agency MBS - residential (2)	10,069	206	(51)	10,224
GSEs (3)	70,199	510	(182)	70,527
States and political subdivisions	365,578	2,070	(8,158)	359,490

Total fixed maturities	$794,800	$13,394	$(14,538)	$793,656

EQUITY SECURITIES
AVAILABLE-FOR-SALE:
Common stocks	$4,600	$167	$(98)	$4,669
Preferred stock - perpetuals	31,530	1,065	(315)	32,280
Preferred stock - with maturities	9,790	1,334	-	11,124

Total equity securities	$45,920	$2,566	$(413)	$48,073

(1)	Collateralized mortgage obligations (“CMOs”).
(2)	Mortgage-backed securities (“MBS”).
(3)
Government-sponsored enterprises (“GSEs”) which are the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Federal Home Loan Banks. GSEs are private enterprises established and chartered by the Federal Government.

Unrealized gains (losses) on certain preferred stocks with maturities at March 31, 2011 and December 31, 2010 include $1,763,000 related to the non-credit related component of other-than-temporary impairment losses recorded in accumulated other comprehensive income in prior periods.

The amortized cost and fair value of fixed maturities at March 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The average life of mortgage-backed securities is affected by prepayments on the underlying loans and, therefore, is materially shorter than the original stated maturity.

			% OF
	AMORTIZED	FAIR	TOTAL FAIR
	COST	VALUE	VALUE
	(In thousands)

Due in one year or less	$35,405	$35,728	4.6%
Due after one year through five years	163,529	163,506	20.8%
Due after five years through ten years	127,445	126,669	16.1%
Due after ten years	344,927	339,789	43.2%
	671,306	665,692	84.7%
CMO and MBS
15 year	56,639	60,577	7.7%
20 year	7,549	7,515	1.0%
30 year	52,374	52,237	6.6%

	$787,868	$786,021	100.0%

The following tables summarize, for all securities in an unrealized loss position at March 31, 2011 and December 31, 2010, respectively, the aggregate fair value and gross unrealized loss by length of time those securities that have continuously been in an unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
March 31, 2011	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Corporate securities	$127,571	$3,679	$12,222	$214	$139,793	$3,893
CMOs - residential	11,967	1,390	7,489	1,355	19,456	2,745
CMO's - commercial	-	-	750	697	750	697
U.S. Government obligations	2,230	2	-	-	2,230	2
Agency MBS residential	5,003	8	-	-	5,003	8
GSEs	54,240	425	1,194	7	55,434	432
States and political subdivisions	239,125	5,817	29,316	969	268,441	6,786
Total fixed maturities	440,136	11,321	50,971	3,242	491,107	14,563
Common stocks	1,161	102	-	-	1,161	102
Preferred stocks-perpetual	9,212	256	980	15	10,192	271
Total temporarily impaired securities	$450,509	$11,679	$51,951	$3,257	$502,460	$14,936

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2010	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Corporate securities	$103,247	$3,404	$12,253	$257	$115,500	$3,661
CMOs - residential	12,494	476	16,979	1,371	29,473	1,847
CMOs - commercial	-	-	808	639	808	639
Agency MBS (2) residential	5,085	51	-	-	5,085	51
GSEs	32,481	170	1,389	12	33,870	182
States and political subdivisions	195,589	5,292	37,655	2,866	233,244	8,158
Total fixed maturities	348,896	9,393	69,084	5,145	417,980	14,538
Common stocks	999	98	-	-	999	98
Preferred stocks-perpetual	14,845	315	-	-	14,845	315
Total temporarily impaired securities	$364,740	$9,806	$69,084	$5,145	$433,824	$14,951

At March 31, 2011 and December 31, 2010, a total of 145 and 117 fixed maturities, respectively, and 12 and 13 equity securities, respectively, were in a continuous unrealized loss position for less than 12 months. At March 31, 2011 and December 31, 2010 a total of 23 and 27 fixed maturities, respectively, and 1 and nil equity securities, respectively, had continuous unrealized losses for 12 months or longer.

Substantially all of the unrealized losses on fixed maturities at March 31, 2011 and December 31, 2010 relate to investment grade securities and are attributable to changes in market interest rates and general disruptions in the credit market subsequent to purchase. The unrealized loss on corporate securities and state and political subdivisions are due to wider spreads. Spreads have widened as investors shifted funds to US Treasuries in response to the current market turmoil.  Because the Company does not intend to sell, nor is it more likely than not that the Company will have to sell such investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2011

At March 31, 2011, the Company had $25,054,000 invested in whole loan CMOs backed by Alt-A mortgages. Of this amount, 47.5% were in CMOs that originated in 2005 or earlier and 52.5% were in CMOs that originated in 2006. The unrealized losses on all other CMO’s relate to prime rate CMO’s and are primarily attributed to general disruptions in the credit market subsequent to purchase. The Company’s mortgage security portfolio has no exposure to sub-prime mortgages.

Other-Than-Temporary Impairment Evaluations

The Company reviews its investment securities regularly and determines whether other-than- temporary impairments have occurred. The factors considered by management in its regular review to identify and recognize other-than-temporary impairment losses on fixed maturities include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; the Company's intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates. If the Company intends to sell a debt security, or it is more likely than not that it would be required to sell a debt security before the recovery of its amortized cost basis, the entire difference between the security's amortized cost basis and its fair value at the balance sheet date would be recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statement of Operations.  If a decline in fair value of a debt security is judged by management to be other-than-temporary and; (i) the Company does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, the Company assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists. For any such security, the impairment is bifurcated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statement of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Condensed Consolidated Balance Sheet. It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. For mortgage-backed securities where loan level data is not available, the Company uses a cash flow model based on the collateral characteristics. Assumptions about loss severity and defaults used in the model are primarily based on actual losses experienced and defaults in the collateral pool. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the mortgage-backed security held by the Company. In addition, the Company evaluates other asset-backed securities for other-than-temporary impairment by examining similar characteristics referenced above for mortgage-backed securities.  The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, and obligations of states and political subdivisions for other-than-temporary impairment by examining the terms and collateral of the security.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the security to recovery. If a decline in fair value is judged by management to be other-than-temporary or management does not have the intent or ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statement of Operations. For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities. Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment.

Subsequent increases and decreases, if not an other-than-temporary impairment, in the fair value of available-for-sale securities that were previously impaired, are included in other comprehensive income in the Condensed Consolidated Balance Sheet.

Based on management’s review of the portfolio, which considered these factors, the Company recorded the following losses for other-than-temporary impairments in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Other-than-temporary impairments:
Fixed maturities	$303	$1,626

For the three months ended March 31, 2011, other-than-temporary impairments on fixed maturities of $303,000 consist of credit losses recorded as a result of expected cash flows of a debt security less than the debt security’s amortized cost. For the three months ended March 31, 2010, other-than-temporary impairments on fixed maturities of $ 1,626,000 consist of $894,000 recorded as a result of expected cash flows of certain debt securities less than the securities’ amortized cost and $732,000 recorded as a result of the company’s intent to sell certain municipal debt securities prior to the recovery of their amortized cost bases.  No losses for other-than-temporary impairments were recognized in other comprehensive income for the three months ended March 31, 2011 or 2010.

At March 31, 2011 and December 31, 2010, cumulative credit losses for other-than-temporary impairments recorded on securities for which a portion of an other-than-temporary impairment was recognized in other comprehensive income was $1,763,000.

Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalance in liquidity that exists in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and the Company may incur additional write-downs.

Note 5.	Net Realized Investment Gains (Losses)

Net realized investment gains (losses) for the three months ended March 31, 2011 and 2010 are as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net realized investment gains (losses):
Fixed maturities	$(1,495)	$159
Common stocks	(45)	87
Preferred stocks	1,338	41
Total available-for-sale securities	(202)	287
Other	-	62

Net realized investment gains (losses)	$(202)	$349

For the three months ended March 31, 2011, the Company realized gross gains of $3,532,000 and realized gross losses of $3,734,000 on sales of available-for-sale securities. For the three months ended March 31, 2010, the Company realized gross gains of $1,736,000 and realized gross losses of $1,449,000 on sales of available-for-sale securities.

Note 6.	Fair Value Disclosures of Financial Instruments

For all financial and non-financial assets and liabilities accounted for at fair value on a recurring basis, the Company utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market expectations. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Instruments where significant value drivers are unobservable.

The following section describes the valuation methodologies we use to measure different assets at fair value.

Investments in fixed maturities and equity securities:

Available-for-sale securities included in Level 1 are equities with quoted market prices. Level 2 is primarily comprised of our portfolio of government securities, agency mortgage-backed securities, corporate fixed income securities, collateralized mortgage obligations, municipals, GSEs and certain preferred stocks that were priced with observable market inputs. Level 3 securities consist of CMO securities, primarily Alt-A mortgages.  For these securities, we use industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management’s assumptions and available market information. Further we retain independent pricing vendors to assist in valuing certain instruments.

  The following tables present our financial assets and liabilities measured at fair value on a recurring basis, at March 31, 2011 and December 31, 2010, respectively (in thousands):

March 31, 2011
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$263,288	$-	$263,288
CMOs - residential	-	16,180	27,767	43,947
CMOs - commercial	-	-	750	750
US Government obligations	-	14,003	-	14,003
Agency MBS - residential	-	9,746	-	9,746
GSEs	-	71,735	-	71,735
States and political subdivisions	-	382,552	-	382,552
Total fixed maturities	-	757,504	28,517	786,021

Equity securities available-for-sale:
Common stocks	7,626	-	-	7,626
Preferred stocks - perpetual	34,893	-	-	34,893
Preferred stocks - with maturities	11,310	-	-	11,310
Total equity securities	53,829	-	-	53,829

Total	$53,829	$757,504	$28,517	$839,850

December 31, 2010
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$271,995	$-	$271,995
CMOs - residential	-	26,187	37,457	63,644
CMOs - commercial	-	-	808	808
US Government obligations	-	16,968	-	16,968
Agency MBS - residential	-	10,224	-	10,224
GSEs	-	70,527	-	70,527
States and political subdivisions	-	359,490	-	359,490
Total fixed maturities	-	755,391	38,265	793,656

Equity securities available-for-sale:
Common stocks	4,669	-	-	4,669
Preferred stocks - perpetual	32,280	-	-	32,280
Preferred stocks - with maturities	11,124	-	-	11,124
Total equity securities	48,073	-	-	48,073

Total	$48,073	$755,391	$38,265	$841,729

It is the Company’s policy to recognize transfers of assets and liabilities between levels of the fair value hierarchy at the end of a reporting period. At March 31, 2011, there were no transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy. No securities were transferred out of Level 2 and into the Level 3 category at March 31, 2011. The Company does not transfer out of Level 3 and into Level 2 until such time as observable inputs become available and reliable or the range of available independent prices narrow. No securities were transferred out of the Level 3 category in 2011. The changes in the carrying value of Level 3 assets and liabilities for the three months ended March 31, 2010 are summarized as follows (in thousands):

	March 31, 2011
	CMOs
	Residential	Commercial	Total

Beginning balance	$37,457	$808	$38,265

Gains(losses) included in earnings:
Net realized investment losses	(364)	-	(364)
Other-than-temporary impairments	(303)	-	(303)

Net unrealized gains (losses) included in accumulated other comprehensive loss	428	(58)	370
Sales of securities	(8,075)	-	(8,075)
Repayments and amortization of fixed maturities	(1,376)	-	(1,376)

Balance at end of period	$27,767	$750	$28,517

The following methods and assumptions were used to estimate the fair value of financial instruments not disclosed elsewhere in the Notes to Condensed Consolidated Financial Statements:

(A)	Policy Loans

The fair value of policy loans is estimated by projecting aggregate loan cash flows to the end of the expected lifetime period of the life insurance business at the average policy loan rates, and discounting them at a current market interest rate.

(B)	Funds on Deposit

The Company has two types of funds on deposit. The first type is credited with a current market interest rate, resulting in a fair value which approximates the carrying amount. The second type carries fixed interest rates which are higher than current market interest rates. The fair value of these deposits was estimated by discounting the payments using current market interest rates. The Company's universal life policies are also credited with current market interest rates, resulting in a fair value which approximates the carrying amount.

(C)	Debt

The fair value of debt with variable interest rates approximates its carrying amount. The fair value of fixed rate debt is estimated by discounting the cash flows using current market interest rates.

The estimated fair values of financial instruments not disclosed elsewhere in the Notes to Condensed Consolidated Financial Statements are as follows:

	March 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
FINANCIAL ASSETS:
Policy loans	$23,301	$28,402	$23,216	$28,298

FINANCIAL
LIABILITIES:
Funds on deposit	$409,933	$412,441	$408,566	$411,036
Debt and junior subordinated debt securities	45,646	45,646	45,646	45,646

Note 7.	Goodwill and Other Intangible Assets

The change in the carrying amount of goodwill and other intangible assets (included in other assets in the Condensed Consolidated Balance Sheets) for the first quarter of 2011 is as follows (in thousands):

		Other Intangible Assets
				Total
				Other
		Definitive	Indefinite	Intangible
	Goodwill	Lives	Lives	Assets

Balance at December 31, 2010	$51,713	$12,081	$7,997	$20,078

Capitalized software development	-	50	-	50
Amortization expense	-	(579)	-	(579)

Balance at March 31, 2011	$51,713	$11,552	$7,997	$19,549

Note 8.	Share-Based Compensation

IHC and AMIC each have share-based compensation plans. The following is a summary of the activity pertaining to each of these plans. AMIC disclosures reflect activity subsequent to the Acquisition Date.

A)  IHC Share-Based Compensation Plans

Total share-based compensation was $122,000 and $179,000 for the three months ended March 31, 2011 and 2010, respectively. Related tax benefits of $49,000 and $71,000 were recognized for the three months ended March 31, 2011 and 2010, respectively.

Under the terms of IHC’s stock-based compensation plans, option exercise prices are more than or equal to the quoted market price of the shares at the date of grant; option terms range from five to ten years; and vesting periods are three years for employee options.  The Company may also grant shares of restricted stock, share appreciation rights (“SARs”) and share-based performance awards. Restricted shares are valued at the quoted market price of the shares at the date of grant and have a three year vesting period. Exercise prices of SARs are more than or equal to the quoted market price of IHC shares at the date of the grant and have three year vesting periods. At March 31, 2011, there were 693,365 shares available for future stock-based compensation grants under IHC’s stock incentive plans.

Stock Options

The Company’s stock option activity for the three months ended March 31, 2011 is as follows:

	Shares	Weighted- Average
	Under Option	Exercise Price

December 31, 2010	756,480	$11.68
Expired	(46,750)	22.55
March 31, 2011	709,730	10.96

The following table summarizes information regarding outstanding and exercisable options as of March 31, 2011:

	Outstanding	Exercisable

Number of options	709,730	401,862
Weighted average exercise price per share	$10.96	$11.70
Aggregate intrinsic value for all options	$-	$-
Weighted average contractual term remaining	3.0 years	2.5 years

The fair value of an option award is estimated on the date of grant using the Black-Scholes option valuation model. No options were granted during the three months ended March 31, 2011. The weighted average grant-date fair-value of options granted during the three months ended 2010 was $1.57 per share. The assumptions set forth in the table below were used to value the stock options granted during the three-month period ended March 31, 2010:

2010
Weighted-average risk-free interest rate	2.3%
Annual dividend rate per share	$.05
Weighted-average volatility factor of the Company's common stock	45.0%
Weighted-average expected term of options	4.5 years

Compensation expense of $110,000 and $119,000 was recognized in the three months ended March 31, 2011 and 2010, respectively, for the portion of the grant-date fair value of stock options vesting during that period.

No options were exercised during the three months ended March 31, 2011 or 2010.

As of March 31, 2011, the total unrecognized compensation expense related to non-vested stock options was $424,000 which is expected to be recognized over the remaining requisite weighted-average service period of 1.8 years.

Restricted Stock

Restricted stock expense was $5,000 and $12,000, respectively, for the three months ended March 31, 2011 and 2010, respectively. No shares of restricted stock were issued by the Company, or vested, during the first three months of 2011 or 2010.

As of March 31, 2011, the total unrecognized compensation expense related to non-vested restricted stock awards was $20,000 which is expected to be recognized over the remaining requisite weighted-average service period of 1.5 years.

SARs and Share-Based Performance Awards

The fair value of SARs is calculated using the Black-Scholes valuation model at the grant date and each subsequent reporting period until settlement. Compensation cost is based on the proportionate amount of the requisite service that has been rendered to date. Once fully vested, changes in fair value of the SARs continue to be recognized as compensation expense in the period of the change until settlement. No SARs were exercised during the three months ended March 31, 2011 or 2010. Included in Other Liabilities in the Company’s Condensed Consolidated Balance Sheet at March 31, 2011 and December 31, 2010 are liabilities of $94,000 and $79,000, respectively, pertaining to SARs. Other outstanding awards include share-based performance awards. Compensation costs for these awards are recognized and accrued as performance conditions are met, based on the current share price. For the three months ended March 31, 2011 and 2010, IHC recorded $(9,000) and $21,000, respectively, of compensation costs for these awards. There were no payments related to these awards made in 2011. The intrinsic value of share-based performance awards paid during the three months ended March 31, 2010 was $51,000.

B)	AMIC Share-Based Compensation Plans

Total AMIC share-based compensation expense was $16,000 and $7,000 for the three months ended March 31, 2011 and the period between the Acquisition Date and March 31, 2010, respectively.  Related tax benefits of $5,000 and $3,000 were recognized for the three months ended March 31, 2011 and the period between the Acquisition Date and March 31, 2010, respectively.

Under the terms of the AMIC’s stock-based compensation plan, option exercise prices are equal to the quoted market price of the shares at the date of grant; option terms are ten years; and vesting periods range from three to four years.  AMIC may also grant shares of restricted stock, stock appreciation rights and share-based performance awards.  Restricted shares are valued at the quoted market price of the shares at the date of grant, and have a three year vesting period.

Stock Options

The following table summarizes information regarding AMIC’s outstanding and exercisable options for the three months ended March 31, 2011:

	Shares	Weighted- Average
	Under Option	Exercise Price

December 31, 2010	359,234	$9.95
Expired	(31,668)	4.50
Exercised	(4,722)	4.50
March 31, 2011	322,844	10.56

The following table summarizes information regarding AMIC’s outstanding and exercisable options as of December 31, 2010:

	Outstanding	Exercisable

Number of options	322,844	309,510
Weighted average exercise price per share	$10.56	$10.81
Aggregate intrinsic value for all options	$9,817	$6,817
Weighted average contractual term remaining	3.44 years	3.21 years

The fair value of an option award is estimated on the date of grant using the Black-Scholes option valuation model. No options were granted during the three months ended March 31, 2011 or during the period between the Acquisition Date and March 31, 2010.

Compensation expense of $12,000 and $5,000 was recognized for the three months ended March 31, 2011 and the period between the Acquisition Date and March 31, 2010, respectively, for the portion of the grant-date fair value of AMIC’s stock options vesting during the period.

AMIC received cash proceeds of $21,000 upon the exercise of 4,722 options with an intrinsic value of $2,000 during the three months ended March 31, 2011. No options were exercised during the period between the Acquisition Date and March 31, 2010.

As of March 31, 2010, the total unrecognized compensation expense related to AMIC’s non-vested options was $39,000 which will be recognized over the remaining requisite service periods.

Restricted Stock

AMIC issued 12,000 restricted stock awards in the second quarter of 2008, with a weighted average grant-date fair value of $6.92 per share.  There were no restricted shares issued or vested under AMIC’s plan during the three months ended March 31, 2011 or during the period between the Acquisition Date and March 31, 2010. Restricted stock expense was $4,000 and $2,000 for the period between the Acquisition Date and March 31, 2010, respectively.

As of March 31, 2011, there was approximately $4,000 of total unrecognized compensation expense related to AMIC’s non-vested restricted stock which will be recognized over the remaining requisite service periods.

Note 9.	Income Taxes

The provision for income taxes shown in the Condensed Consolidated Statements of Operations was computed based on the Company's actual results which approximate the effective tax rate expected to be applicable for the balance of the current fiscal year in accordance with consolidated life/non-life group income tax regulations. Such regulations adopt a subgroup method in determining consolidated taxable income, whereby taxable income is determined separately for the life insurance company group and the non-life insurance company group.

The deferred income tax benefit for the three months ended March 31, 2011 allocated to stockholders' equity (principally for net unrealized losses on investment securities) was $57,000, representing the decrease in the related deferred tax liability from $360,000 at December 31, 2010 to $303,000 at March 31, 2011.

Included in the $1,900,000 benefit for income taxes recorded for the three months ended March 31, 2011 is a deferred income tax benefit of $2,319,000 associated with IHC’s investment in AMIC. As the result of management’s intention to adopt tax planning strategies to recover IHC’s investment in AMIC in a tax-free manner, the cumulative Federal and State deferred income tax liabilities established as of December 31, 2010 for temporary differences between IHC’s book value and tax basis in AMIC became permanent. Accordingly, IHC released its previously recorded deferred income tax liabilities and will not record deferred income taxes in the first quarter of 2011 and future periods for any earnings or stockholders’ equity adjustments relating to IHC’s investment in AMIC.

At March 31, 2011, AMIC, had net operating loss carryforwards of approximately $272,600,000 for federal income tax purposes which expire between 2019 and 2029. The federal deferred tax asset relative to AMIC included in other assets on IHC’s Condensed Consolidated Balance Sheet at March 31, 2011 was $9,786,000, net of a valuation allowance of $86,087,000. AMIC continues to file its own separate income tax return and is not included in the consolidated tax return of IHC.

Note 10. Supplemental Disclosures of Cash Flow Information

Tax payments, net of tax refunds, were $157,000 and $210,000 during the three months ended March 31, 2011 and 2010.

Cash payments for interest were $464,000 and $471,000 during the three months ended March 31, 2011 and 2010, respectively.

Note 11. Comprehensive Income (Loss)

The components of comprehensive income (loss) include: (i) net income or loss reported in the Condensed Consolidated Statements of Operations; (ii) the after-tax net unrealized gains and losses on investment securities available for sale, including the subsequent increases and decreases in fair value of available-for-sale securities previously impaired; and (iii) the non-credit related component of other-than-temporary impairments of fixed maturities, net of tax.

The comprehensive income for the three months ended March 31, 2011 and 2010 is summarized as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net income	$3,800	$16,250
Unrealized gains arising
during the period, net of income taxes	(125)	4,424

Comprehensive income	3,675	20,674
Less comprehensive income attributable to
noncontrolling interests	(585)	(216)

Comprehensive income attributable to IHC	$3,090	$20,458

Included in accumulated other comprehensive income at March 31, 2011 and December 31, 2010 are after-tax adjustments of $1,132,000 related to the non-credit related component of other-than-temporary impairment losses recorded in prior years. No losses for other-than-temporary impairments of fixed maturities were recognized in other comprehensive income during the three months ended March 31, 2011.

Note 12. Segment Reporting

The Insurance Group principally engages in the life and health insurance business. Information by business segment for the three months ended March 31, 2011 and 2010 is presented below (in thousands):

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Medical Stop-Loss (A)	$30,635	$27,900
Fully Insured Health (B)	43,239	30,874
Group disability, life, annuities and DBL (C)	15,257	17,158
Individual life, annuities and other	15,143	14,095
Corporate	550	27,600
	104,824	117,627
Net realized investment gains	(202)	349
Other-than-temporary impairment losses	(303)	(1,626)
	$104,319	$116,350
Income from continuing operations before income taxes:
Medical Stop-Loss (A)	$(27)	$593
Fully Insured Health(B) (D)	3,363	1,154
Group disability, life, annuities and DBL (C)	(184)	(515)
Individual life, annuities and other	14	133
Corporate	(268)	26,681
	2,898	28,046
Net realized investment gains	(202)	349
Other-than-temporary impairment losses	(303)	(1,626)
Interest expense	(457)	(471)
	$1,936	$26,298

(A)	The amount includes equity income from AMIC (prior to its acquisition) of $14,000 for the three months ended March 31, 2010.

(B)	The amount includes equity income from AMIC (prior to its acquisition) of $244,000 for the three months ended March 31, 2010.

(C)	The amount includes equity income from AMIC (prior to its acquisition) of $22,000 for the three months ended March 31, 2010.

(D)
The Fully Insured Health segment includes amortization of intangible assets recorded as a result of acquisition accounting for the recent acquisitions. Total amortization expense was $607,000 and $491,000 for the three months ended March 31, 2011 and 2010, respectively. Amortization expense for the other segments is insignificant.

Report of Management on Internal Control Over Financial Reporting

The Board of Directors and Stockholders
Independence Holding Company:

The management of Independence Holding Company (“IHC”) is responsible for establishing and maintaining adequate internal control over financial reporting. IHC’s internal control system is a process designed to provide reasonable assurance to the Company’s management and board of directors regarding the reliability of financial reporting and fair presentation of published financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of IHC’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.  Based on our assessment we concluded that, as of December 31, 2010, IHC’s internal control over financial reporting is effective.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Independence Holding Company:

We have audited the accompanying consolidated balance sheets of Independence Holding Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010.  In connection with our audits of the consolidated financial statements, we have also audited financial statement schedules I to III.  These consolidated financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independence Holding Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1, effective April 1, 2009, the Company changed its method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

/s/ KPMG LLP

New York, New York

March 17, 2011

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2010	2009
	(In thousands, except share data)
ASSETS:
Investments:
Short-term investments	$53	$52
Securities purchased under agreements to resell	41,081	42,708
Fixed maturities, available-for-sale	793,656	689,863
Equity securities, available-for-sale	48,073	60,815
Other investments	36,864	37,643

Total investments	919,727	831,081

Cash and cash equivalents	11,426	7,394
Due from securities brokers	15,022	5,579
Investment in American Independence Corp. (“AMIC”)	-	19,234
Deferred acquisition costs	43,465	44,244
Due and unpaid premiums	48,586	48,731
Due from reinsurers	154,243	184,583
Premium and claim funds	37,646	43,663
Notes and other receivables	16,766	13,528
Goodwill	51,713	48,859
Other assets	63,198	57,580

TOTAL ASSETS	$1,361,792	$1,304,476

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Insurance reserves-health	$181,447	$184,146
Insurance reserves-life and annuity	278,000	270,987
Funds on deposit	408,566	408,298
Unearned premiums	4,043	13,217
Policy claims-health	16,521	18,655
Policy claims-life	11,809	11,392
Other policyholders’ funds	20,195	20,517
Due to securities brokers	32,469	8,187
Due to reinsurers	31,554	45,516
Accounts payable, accruals and other liabilities	70,497	71,362
Liabilities related to discontinued operations	771	1,546
Debt	7,500	9,000
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	1,101,518	1,100,969

STOCKHOLDERS’ EQUITY:
Preferred stock (none issued)	-	-
Common stock $1.00 par value, 20,000,000 shares authorized; 15,472,020 and 15,459,720 shares issued, 15,232,865 and 15,426,965 shares outstanding	15,472	15,460
Paid-in capital	101,003	100,447
Accumulated other comprehensive income (loss)	633	(7,104)
Treasury stock, at cost; 239,155 and 32,755 shares	(1,917)	(326)
Retained earnings	115,437	94,490

TOTAL IHC STOCKHOLDERS’ EQUITY	230,628	202,967
NONCONTROLLING INTERESTS IN SUBSIDIARIES	29,646	540

TOTAL EQUITY	260,274	203,507

TOTAL LIABILITIES AND EQUITY	$1,361,792	$1,304,476

See accompanying notes to consolidated financial statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,

	2010	2009	2008
	(In thousands, except per share data)
REVENUES:
Premiums earned:
Health	$289,586	$258,099	$280,214
Life and annuity	36,560	36,700	37,074
Net investment income	41,801	43,520	44,044
Fee income	32,741	29,322	39,672
Net realized investment gains (losses)	4,646	8,789	(12,401)
Total other-than-temporary impairment losses (no current period non-credit impairment losses were recognized in other comprehensive income)	(3,819)	(29,991)	(38,247)
Equity income from AMIC	280	1,289	480
Gain on bargain purchase of AMIC	27,830	-	-
Other income	5,743	7,110	2,851
	435,368	354,838	353,687
EXPENSES:
Insurance benefits, claims and reserves:
Health	201,136	180,265	192,504
Life and annuity	50,182	44,969	48,033
Selling, general and administrative expenses	139,643	139,370	144,006
Amortization of deferred acquisition costs	6,243	5,519	6,345
Interest expense on debt	1,912	2,817	3,776
	399,116	372,940	394,664

Income (loss) from continuing operations before income taxes (benefits)	36,252	(18,102)	(40,977)
Income taxes (benefits)	12,583	(10,669)	(16,399)
Income (loss) from continuing operations	23,669	(7,433)	(24,578)

Discontinued operations:
Income (loss) from discontinued operations	(256)	301	644

Net income (loss)	23,413	(7,132)	(23,934)
(Income) loss from noncontrolling interests in subsidiaries	(1,676)	10	94

NET INCOME (LOSS) ATTRIBUTABLE TO IHC	$21,737	$(7,122)	$(23,840)

Basic income (loss) per common share:
Income (loss) from continuing operations	$1.44	$(.48)	$(1.59)
Income (loss) from discontinued operations	(.02)	.02	.04
Basic loss per common share	$1.42	$(.46)	$(1.55)

WEIGHTED AVERAGE SHARES OUTSTANDING	15,268	15,418	15,387

Diluted income (loss) per common share:
Income (loss) from continuing operations	$1.44	$(.48)	$(1.59)
Income (loss) from discontinued operations	(.02)	.02	.04
Diluted loss per common share	$1.42	$(.46)	$(1.55)

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	15,270	15,418	15,387

See accompanying notes to consolidated financial statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010 (In thousands, except share data)

				ACCUMULATED					NON-
				OTHER				TOTAL IHC	CONTROLLING
	COMMON STOCK		PAID-IN	COMPREHENSIVE	TREASURY STOCK, AT COST		RETAINED	STOCKHOLDERS’	INTERESTS IN	TOTAL
	SHARES	AMOUNT	CAPITAL	INCOME (LOSS)	SHARES	AMOUNT	EARNINGS	EQUITY	SUBSIDIARIES	EQUITY

BALANCE AT DECEMBER 31, 2007	15,366,281	$15,366	$99,805	$(16,125)	(137,760)	$(2,626)	$126,431	$222,851	$390	$223,241
Net loss							(23,840)	(23,840)	(94)	(23,934)
Net change in unrealized gains (losses) on available-for-sale securities				(38,166)				(38,166)	-	(38,166)
Total comprehensive loss								(62,006)	(94)	(62,100)
Stock issuance					127,520	2,422	(1,021)	1,401	-	1,401
Repurchase of common stock					(23,015)	(133)		(133)	-	(133)
Acquisition of Majestic Underwriters, LLC noncontrolling interests								-	(26)	(26)
Exercise of common stock options and related tax benefits	45,094	45	73					118	-	118
Common stock dividend ($.05 per share)							(771)	(771)	-	(771)
Share- based compensation expense and related tax benefits	23,516	24	1,178		500	11	(1)	1,212	-	1,212
Other capital transactions			30					30	(22)	8

BALANCE AT DECEMBER 31, 2008	15,434,891	15,435	101,086	(54,291)	(32,755)	(326)	100,798	162,702	248	162,950
Cumulative effect of adjustment on April 1, 2009 due to new accounting guidance, net of $852 tax				(1,591)			1,591	-	-	-
Net loss							(7,122)	(7,122)	(10)	(7,132)
Net change in unrealized gains (losses) on available-for-sale securities				48,778				48,778	-	48,778
Total comprehensive income (loss)								41,656	(10)	41,646
Acquisition of Wisconsin Underwriting Associates, LLC								-	400	400
Acquisition of GroupLink, Inc noncontrolling interests			(426)					(426)	(74)	(500)
Common stock dividend ($.05 per share)							(771)	(771)	-	(771)
Share-based compensation expense and related tax benefits	24,503	25	(248)					(223)	-	(223)
Other capital transactions	326	-	35				(6)	29	(24)	5

BALANCE DECEMBER 31, 2009	15,459,720	15,460	100,447	(7,104)	(32,755)	(326)	94,490	202,967	540	203,507
Net income							21,737	21,737	1,676	23,413
Net change in unrealized gains (losses) on available-for-sale securities				7,737				7,737	244	7,981
Total comprehensive income								29,474	1,920	31,394
Repurchase of common stock					(206,400)	(1,591)		(1,591)	-	(1,591)
Acquisition of MedWatch								-	480	480
Acquisition of HBA								-	480	480
Acquisition of American Independence Corp			(4)					(4)	26,960	26,956
Common stock dividend ($.05 per share)							(762)	(762)	-	(762)
Share-based compensation expense and related tax benefits	12,300	12	514					526	-	526
Contributions from noncontrolling interests								-	109	109
Distributions to noncontrolling interests								-	(863)	(863)
Other capital transactions			46				(28)	18	20	38
BALANCE AT DECEMBER 31, 2010	15,472,020	$15,472	$101,003	$633	(239,155)	$(1,917)	$115,437	$230,628	$29,646	$260,274

See accompanying notes to consolidated financial statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

	2010	2009	2008
	(In thousands)
Cash Flows Provided By (Used By) Operating Activities:
Net income (loss)	$23,413	$(7,132)	$(23,934)
Adjustments to reconcile net loss to net change in cash from operating activities:
Gain on bargain purchase of AMIC	(27,830)	-	-
(Income) loss from discontinued operations	256	(301)	(644)
Amortization of deferred acquisition costs	6,243	5,519	6,345
Net realized investment (gains) losses	(4,646)	(8,789)	12,401
Other-than-temporary impairment losses	3,819	29,991	38,247
Equity income from AMIC and other equity method investments	(974)	(2,015)	(1,143)
Depreciation and amortization	4,650	5,379	5,328
Share-based compensation expenses	734	518	1,180
Deferred tax expense (benefits)	15,101	(12,449)	(18,101)
Other	2,328	5,512	(2,105)
Changes in assets and liabilities:
Net (purchases) sales of trading securities	(1,619)	-	493
Change in insurance liabilities	(34,787)	(25,676)	(12,113)
Additions to deferred acquisition costs	(8,343)	1,079	(3,109)
Change in net amounts due from and to reinsurers	24,985	(38,421)	(507)
Change in premium and claim funds	10,363	8,508	(2,703)
Change in current income tax liability	(4,320)	77	(1,531)
Change in due and unpaid premiums	9,946	6,932	8,842
Change in other assets	1,379	3,545	(1,902)
Change in other liabilities	(15,007)	2,265	(2,261)
Net change in cash from operating activities of continuing operations	5,691	(25,458)	2,783
Net change in cash from operating activities of discontinued operations	(1,196)	(2,568)	(18,030)
Net change in cash from operating activities	4,495	(28,026)	(15,247)

Cash Flows Provided By (Used By) Investing Activities:
Change in net amount due from and to securities brokers	14,490	5,207	738
Net sales (purchases) of short-term investments	-	-	3,254
Net sales (purchases) of securities under resale and repurchase agreements	2,930	18,115	(47,066)
Sales of equity securities	123,178	18,696	60,600
Purchases of equity securities	(105,637)	(4,718)	(44,905)
Sales of fixed maturities	614,588	463,932	393,210
Maturities and other repayments of fixed maturities	129,876	170,613	74,692
Purchases of fixed maturities	(778,153)	(643,435)	(546,969)
Proceeds of sales of other investments	-	-	2,000
Additional investments in other investments, net of distributions	1,719	808	6,614
Cash acquired in acquisition of AMIC, net of cash paid	4,562	-	-
Cash paid in acquisitions of companies, net of cash acquired	(3,469)	(775)	(998)
Additional equity investment in AMIC (equity method)	-	-	(1,401)
Cash (paid) received in acquisitions of policy blocks	1,192	-	57,279
Change in notes and other receivables	1,170	2,472	(1,628)
Other	(1,869)	(2,095)	(2,437)
Net change in cash from investing activities	4,577	28,820	(47,017)

Cash Flows Provided By (Used By) Financing Activities:
Proceeds from issuance of common stock	-	1	1,401
Repurchases of common stock	(1,591)	-	(133)
Exercises of common stock options	-	-	173
Excess tax (expense) benefit from exercises of common stock options and vesting of restricted stock	(51)	(720)	(363)
Proceeds (withdrawals) of investment-type insurance contracts	(1,117)	1,298	(602)
Repayment of debt	(1,500)	(1,000)	(2,500)
Dividends paid	(767)	(746)	(768)
Other	(14)	-	-
Net change in cash from financing activities	(5,040)	(1,167)	(2,792)

Net change in cash and cash equivalents	4,032	(373)	(65,056)
Cash and cash equivalents, beginning of year	7,394	7,767	72,823

Cash and cash equivalents, end of year	$11,426	$7,394	$7,767
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies and Practices

(A)	Business and Organization

Independence Holding Company, a Delaware corporation (“IHC”), is a holding company principally engaged in the life and health insurance business through: (i) its wholly owned insurance companies, Standard Security Life and Madison National Life; (ii) its majority owned insurance company, Independence American Insurance Company (“ Independence American”) and (iii) its marketing and administrative companies, including IHC Administrative Services, Inc., managing general underwriters (“MGUs”) in which it owns a significant voting interest, IHC Health Solutions, Inc. (“IHC Health Solutions”), Actuarial Management Corporation (“AMC”), MedWatch, LLC and Hospital Bill Analysis, LLC.  These companies are sometimes collectively referred to as the “Insurance Group,” and IHC and its subsidiaries (including the Insurance Group) are sometimes collectively referred to as the “Company.”  At December 31, 2010, the Company also owned a 50.1% interest in American Independence Corp. (“AMIC”).

Geneve Corporation, a diversified financial holding company, and its affiliated entities, held 54% of IHC’s outstanding common stock at December 31, 2010.

(B)	Basis of Presentation

The Consolidated Financial Statements have been prepared in conformity with GAAP and include the accounts of IHC and its consolidated subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect:  (i) the reported amounts of assets and liabilities; (ii) the disclosure of contingent assets and liabilities at the date of the financial statements; and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Reclassifications

Certain amounts in prior years’ consolidated financial statements and Notes thereto have been reclassified to conform to the 2010 presentation.

(D)	Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company has evaluated all such events occurring subsequent to the balance sheet date herein of December 31, 2010. The effects of all subsequent events that provided additional evidence about conditions that existed at the date of the balance sheet, including estimates, if any, have been recognized in the accompanying Consolidated Balance Sheet and Consolidated Statements of Operations as of and for the year ended December 31, 2010. The Company did not recognize subsequent events that provided evidence about conditions that arose after the balance sheet date.

(E)	Cash Equivalents and Short-Term Investments

Cash equivalents are carried at cost which approximates fair value and include principally interest-bearing deposits at brokers, money market instruments and U.S. Treasury securities with original maturities of less than 91 days.  Investments with original maturities of 91 days to one year are considered short-term investments and are carried at cost which approximates fair value.

(F)	Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell (“resale agreements”) and securities sold under agreements to repurchase (“repurchase agreements”) are carried at the amounts at which the securities will be subsequently resold or repurchased as specified in the agreements.

(G)	Investment Securities

(i) Investments in fixed maturities, redeemable preferred securities, equity securities and derivatives (options and options on futures contracts) are accounted for as follows:
(a) Securities which are held for trading purposes are carried at estimated fair value (“fair value”).  Changes in fair value are credited or charged, as appropriate, to net realized investment gains (losses) in the Consolidated Statements of Operations.
(b) Securities not held for trading purposes which may or may not be held to maturity (“available-for-sale securities”) are carried at fair value. Unrealized gains and losses deemed temporary, net of deferred income taxes and adjustments to deferred policy acquisition costs, are credited or charged, as appropriate, directly to accumulated other comprehensive income or loss (a component of stockholders’ equity). Premiums and discounts on debt securities purchased at other than par value are amortized and accreted, respectively, to interest income in the Consolidated Statements of Operations, using the constant yield method over the period to maturity. Net realized gains and losses on sales of available-for-sale securities are credited or charged to net realized investment gains (losses) in the Consolidated Statements of Operations.
(ii) Financial instruments sold, but not yet purchased, represent obligations to replace borrowed securities that have been sold.  Such transactions occur in anticipation of declines in the fair value of the securities. The Company’s risk is an increase in the fair value of the securities sold in excess of the consideration received, but that risk is mitigated as a result of relationships to certain securities owned.  Unrealized gains or losses on open transactions are credited or charged, as appropriate, to net realized investments gains in the Consolidated Statements of Operations. While the transaction is open, the Company will also incur an expense for any accrued dividends or interest payable to the lender of the securities.  When the transaction is closed, the Company realizes a gain or loss in an amount equal to the difference between the price at which the securities were sold and the cost of replacing the borrowed securities. There were no such transactions outstanding at December 31, 2010 and 2009.
(iii) Gains or losses on sales of securities are determined on the basis of specific identification.
(iv) The Company enters into derivative transactions, such as put and call option contracts and options on interest rate futures contracts, to minimize losses on portions of the Company’s fixed income portfolio in a rapidly changing interest rate environment.  Equity index options are entered into to offset price fluctuations in the equity markets. These derivative financial instruments are all readily marketable and are carried on the Consolidated Balance Sheets at their current fair value with changes in fair value (unrealized gains and losses), credited or charged, as appropriate, to net realized investment gains (losses) in the Consolidated Statements of Operations (hedge accounting is not applied to these derivatives). There were no such derivative transactions outstanding at December 31, 2010 and 2009.
(v) Fair value is determined using quoted market prices when available. In some cases, we use quoted market prices for similar instruments in active markets and/or model-derived valuations where inputs are observable in active markets. When there are limited or inactive trading markets, we use industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management assumptions and available current market information. Further, we retain independent pricing vendors to assist in valuing certain instruments.
(vi) The Company reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. Beginning April 1, 2009, the Company adopted a new accounting standard that specified new criteria for identifying and recognizing other-than-temporary impairment losses on fixed maturities. The factors considered by management in its regular review include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; the Company’s intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates. If the Company intends to sell a debt security, or it is more likely than not that it would be required to sell a debt security before the recovery of its amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date would be recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations.  If a decline in fair value of a debt security is judged by management to be other-than-temporary and; (i) the Company does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, the Company assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists. For any such security, the impairment is bifurcated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Consolidated Balance Sheet. It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. For mortgage-backed securities where loan level data is not available, the Company uses a cash flow model based on the collateral characteristics. Assumptions about loss severity and defaults used in the model are primarily based on actual losses experienced and defaults in the collateral pool. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the mortgage-backed security held by the Company. In addition, the Company evaluates other asset-backed securities for other-than-temporary impairment by examining similar characteristics referenced above for mortgage-backed securities.  The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, and obligations of states and political subdivisions for other-than-temporary impairment by examining the terms and collateral of the security.
Prior to April 1, 2009, the Company assessed its ability and intent to hold a fixed maturity for a period of time sufficient to allow for a recovery in fair value. If the Company could not assert this condition, an other-than-temporary impairment loss was recognized in the Consolidated Statement of Operations.
Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the security to recovery. If a decline in fair value is judged by management to be other-than-temporary or management does not have the intent or ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations. For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities. Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment.
Subsequent increases and decreases, if not an other-than-temporary impairment, in the fair value of available-for-sale securities that were previously impaired, are included in other comprehensive income in the Consolidated Balance Sheet.

(H)	Investment in American Independence Corp.

IHC acquired a controlling interest in AMIC on March 5, 2010. Prior to obtaining control, the Company carried its investment in AMIC on the equity method, with the Company’s share of equity income or loss credited or charged, as appropriate, to the Consolidated Statements of Operations with a corresponding change to the investment in AMIC. As an equity method investment, the Company’s investment in AMIC, including related goodwill, was reviewed, at least annually, to determine whether an other-than-temporary impairment occurred. Upon achieving control on March 5, 2010, AMIC’s income and expense amounts became consolidated with IHC’s results. The Consolidated Balance Sheet at December 31, 2010 includes the consolidated assets and liabilities of AMIC. See Note 2 for further information regarding the Company’s investment in AMIC.

(I)	Other Investments

Investment partnership interests relate to limited investment partnerships that have relatively “market neutral” arbitrage strategies, or strategies that are relatively insensitive to interest rates. All securities held by these partnerships are carried at fair value. The Company’s investment partnership interests are carried at a value which approximates the Company’s equity in the underlying net assets of the partnerships or the equivalent of the net asset value per share. Operating partnership interests relate to insurance related limited operating partnerships. The Company’s operating partnership interests are carried on the equity method which approximates the Company’s equity in the underlying net assets of the partnership. Equity income or loss on all partnership interests are credited or charged, as appropriate, to the Consolidated Statements of Operations.

Policy loans are stated at their aggregate unpaid balances.

(J)	Deferred Acquisition Costs (“DAC”)

Costs that vary with and are primarily related to acquiring insurance policies and investment type contracts are deferred and recorded as deferred policy acquisition costs (“DAC”).  These costs are principally broker fees, agent commissions, and the purchase prices of the acquired blocks of insurance policies and investment type policies. DAC is amortized to expense and reported separately in the Consolidated Statements of Operations. All DAC within a particular product type is amortized on the same basis using the following methods:

For traditional life insurance and other premium paying policies, amortization of DAC is charged to expense over the related premium revenue recognition period.  Assumptions used in the amortization of DAC are determined based upon the conditions as of the date of policy issue or assumption and are not generally revised during the life of the policy.

For long duration type contracts, such as annuities and universal life business, amortization of DAC is charged to expense over the life of the underlying contracts based on the present value of the estimated gross profits (“EGPs”) expected to be realized over the life of the book of contracts.  EGPs consist of margins based on expected mortality rates, persistency rates, interest rate spreads, and other revenues and expenses. The Company regularly evaluates its EGPs to determine if actual experience or other evidence suggests that earlier estimates should be revised. If the Company determines that the current assumptions underlying the EGPs are no longer the best estimate for the future due to changes in actual versus expected mortality rates, persistency rates,  interest rate spreads, or other revenues and expenses,  the future EGPs are updated using the new assumptions and prospective unlocking occurs.  These updated EGPs are utilized for future amortization calculations.  The total amortization recorded to date is adjusted through a current charge or credit to the Consolidated Statements of Operations.

Internal replacements of insurance and investment contracts determined to result in a  replacement contract that is substantially changed from the original contract will be accounted for as an extinguishment of the original contract, resulting in a release of the unamortized deferred acquisition costs, unearned revenue, and deferral of sales inducements associated with the replaced contract.

Deferred acquisition costs have been decreased by $3,042,000 and $11,559,000 in 2010 and 2009 respectively, and increased by $11,340,000 in 2008, representing the portion of unrealized gains in 2010 and 2009, and unrealized losses in 2008, on investment securities available-for-sale that have been allocated to deferred acquisition costs on interest sensitive products rather than to stockholders’ equity as a component of other comprehensive income or loss.

(K)	Property and Equipment

Property and equipment of $4,206,000 and $5,276,000 are included in other assets at December 31, 2010 and 2009, respectively, net of accumulated depreciation and amortization of $12,698,000 and $10,261,000, respectively. Improvements are capitalized while repair and maintenance costs are charged to operations as incurred. Depreciation of property and equipment has been provided on the straight-line method over the estimated useful lives of the respective assets. Amortization of leasehold improvements has been provided on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

(L)	Insurance Reserves

The Company maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, where material, including legal, other fees, and costs not associated with specific claims but related to the claims payment function), for reported and unreported claims incurred as of the end of each accounting period.  These loss reserves are based on actuarial assumptions and are maintained at levels that are in accordance with U.S. generally accepted accounting principles.  Many factors could affect these reserves, including economic and social conditions, frequency and severity of claims, medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, and changes in doctrines of legal liability and damage awards in litigation. Therefore, the Company’s reserves are necessarily based on estimates, assumptions and analysis of historical experience. The Company’s results depend upon the variation between actual claims experience and the assumptions used in determining reserves and pricing products. Reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. The Company cannot determine with precision the ultimate amounts that will be paid for actual claims or the timing of those payments. The Company’s estimate of loss represents management’s best estimate of the Company’s liability at the balance sheet date.

Loss reserves differ for short-duration and long-duration insurance policies, including annuities. Reserves are based on approved actuarial methods, but necessarily include assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments.

All of the Company’s short-duration contracts are generated from its accident and health business, and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Health

Medical Stop-Loss

Liabilities for insurance reserves on medical stop-loss coverages, are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data. Reserves for medical stop-loss insurance are more volatile in nature than those for fully insured medical insurance.  This is primarily due to the excess nature of medical stop-loss, with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Furthermore, these excess claims are highly sensitive to changes in factors such as medical trend, provider contracts and medical treatment protocols, adding to the difficulty in predicting claim values and estimating reserves.  Also, because medical stop-loss is in excess of an underlying benefit plan, there is an additional layer of claim reporting and processing that can affect claim payment patterns.  Finally, changes in the distribution of business by effective month can affect reserve estimates due to the timing of claim occurrences and the time required to accumulate claims against the stop-loss deductible.

The two “primary” or “key” assumptions underlying the calculation of loss reserves for Medical Stop-Loss business are (i) projected Net Loss Ratio, and (ii) claim development patterns.  The projected Net Loss Ratio is set at expected levels consistent with the underlying assumptions (“Projected Net Loss Ratio”). Claim development patterns are set quarterly as reserve estimates are developed and are based on recent claim development history (“Claim Development Patterns”).  The Company uses the Projected Net Loss Ratio to establish reserves until developing losses provide a better indication of ultimate results and it is feasible to set reserves based on Claim Development Patterns. The Company has concluded that a reasonably likely change in the Projected Net Loss Ratio assumption could have a material effect on the Company’s financial condition, results of operations, or liquidity (“Material Effect”) but a reasonably likely change in the Claim Development Pattern would not have a Material Effect.

Projected Net Loss Ratio

Generally, during the first twelve months of an underwriting year, reserves for Medical Stop-Loss are first set at the Projected Net Loss Ratio, which is set using assumptions developed using completed prior experience trended forward. The Projected Net Loss Ratio is the Company’s best estimate of future performance until such time as developing losses provide a better indication of ultimate results.

Major factors that affect the Projected Net Loss Ratio assumption in reserving for Medical Stop-Loss relate to: (i) frequency and severity of claims; (ii) changes in medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, the impact of new medical technology and changes in medical treatment protocols; and (iii) the adherence by the MGUs that produce and administer this business to the Company’s underwriting guidelines.

Claim Development Patterns

Subsequent to the first twelve months of an underwriting year, the Company’s developing losses provide a better indication of ultimate losses. At this point, claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels.  Development factors based on historical patterns are applied to paid and reported claims to estimate fully developed claims. Claim Development Patterns are reviewed quarterly as reserve estimates are developed and are based on recent claim development history. The Company must determine whether changes in development represent true indications of emerging experience or are simply due to random claim fluctuations.

The Company also establishes its best estimates of claim development factors to be applied to more developed treaty year experience.  While these factors are based on historical Claim Development Patterns, actual claim development may vary from these estimates.

Predicting ultimate claims and estimating reserves in Medical Stop-Loss is more complex than first dollar medical and disability business due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims, whereas fluctuations in aggregate coverage are largely attributable to frequency of underlying claims rather than severity.

Due to the short-term nature of Medical Stop-Loss, redundancies or deficiencies will typically emerge during the course of the following year rather than over a number of years.  The Company typically maintains its reserves based on underlying assumptions until it determines that an adjustment is appropriate based on emerging experience from all of its MGUs for prior underwriting years.

Fully Insured Health

Reserves for Fully Insured Health business are established to provide for the liability for incurred but not paid claims.  Reserves are calculated using standard actuarial methods and practices. The “primary” assumption in the determination of Fully Insured Health reserves is that historical Claim Development Patterns are representative of future Claim Development Patterns. Factors which may affect this assumption include changes in claim payment processing times and procedures, changes in time delay in submission of claims, and the incidence of unusually large claims. Liabilities for fully insured medical reserves and disability coverages are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data.  The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impacts of any changes in these factors are not material. The delay in submission of claims tends to be stable over time and not subject to significant volatility.

While these calculations are based on standard methodologies, they are estimates based on historical patterns.  To the extent that actual claim payment patterns differ from historical patterns, such estimated reserves may be redundant or inadequate.  The effects of such deviations are evaluated by considering claim backlog statistics and reviewing the reasonableness of projected claim ratios.  Other factors which may affect the accuracy of reserve estimates include the proportion of large claims which may take longer to adjudicate, changes in billing patterns by providers and changes in claim management practices such as hospital bill audits.

Long Term Disability

The Company’s long term disability reserves are developed using actuarial principles and assumptions that consider, among other things, future offsets and recoveries, elimination periods, interest rates, probability of rehabilitation or mortality, incidence and termination rates based on the Company’s experience.  The loss reserve is made up of case reserves, incurred but not reported reserves, reopen reserves, and loss adjustment expense.  Incurred but not reported and reopen reserves are calculated by a hind-sight study, which takes historical experience and develops the reserve as a percentage of premiums from prior years.

The two “primary” assumptions on which long term disability reserves are based are: (i) morbidity levels; and (ii) recovery rates. If morbidity levels increase, for example due to an epidemic or a recessionary environment, the Company would increase reserves because there would be more new claims than expected.  In regard to the assumed recovery rate, if disabled lives recover more quickly than anticipated then the existing claims reserves would be reduced; if less quickly, the existing claims reserves would be increased.

Life

For traditional life insurance products, the Company computes insurance reserves primarily using the net premium method based on anticipated investment yield, mortality, and withdrawals. These methods are widely used in the life insurance industry to estimate the liabilities for insurance reserves. Inherent in these calculations are management and actuarial judgments and estimates that could significantly impact the ending reserve liabilities and, consequently, operating results.  Actual results may differ, and these estimates are subject to interpretation and change.

Policyholder funds represent interest-bearing liabilities arising from the sale of products, such as universal life, interest-sensitive life and annuities.  Policyholder funds are primarily comprised of deposits received and interest credited to the benefit of the policyholder less surrenders and withdrawals, mortality charges and administrative expenses.

Interest Credited

Interest credited to policyholder funds represents interest accrued or paid on interest-sensitive life policies and investment policies.  Amounts charged to operations (including interest credited and benefit claims incurred in excess of related policyholder account balances) are reported as insurance benefits, claims and reserves-life and annuity.  Credit rates for certain annuities and interest-sensitive life policies are adjusted periodically by the Company to reflect current market conditions, subject to contractually guaranteed minimum rates.

Management believes that the Company’s methods of estimating the liabilities for insurance reserves provided appropriate levels of reserves at December 31, 2010 and 2009. Changes in the Company’s reserve estimates are recorded through a charge or credit to its earnings.

(M)	Funds on Deposit

Funds received (net of mortality and expense charges) for certain long-duration contracts (principally deferred annuities and universal life policies) are credited directly to a policyholder liability account, funds on deposit. Withdrawals are recorded directly as a reduction of respective policyholders’ funds on deposit. Amounts on deposit were credited at annual rates ranging from 2.9% to 6.5% in 2010, and 1.7% to 6.5% in 2009 and 2.5% to 8.0% in 2008. The average credited rate was 4.1% in 2010, 4.2% in 2009, and 4.1% in 2008.

(N)	Insurance Premium Revenue Recognition and Policy Charges

Health

Premiums from short-duration medical insurance contracts are intended to cover expected claim costs resulting from insured events that occur during a fixed period of short duration.  The Company has the ability to not renew the contract or to revise the premium rates at the end of each annual contract period to cover future insured events.  Insurance premiums from annual health contracts are collected monthly and are recognized as revenue evenly as insurance protection is provided.

Premiums related to long-term and short-term disability contracts are recognized on a pro rata basis over the applicable contract term.

Life

Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products.  Revenue from these products are recognized as premium when due.

Annuities and interest-sensitive life contracts, such as universal life and interest sensitive whole life, are contracts whose terms are not fixed and guaranteed.  Premiums from these policies are reported as funds on deposit.  Policy charges consist of fees assessed against the policyholder for cost of insurance (mortality risk), policy administration and early surrender.  These revenues are recognized when assessed against the policyholder account balance.

Policies that do not subject the Company to significant risk arising from mortality or morbidity are considered investment contracts. Deposits received for such contracts are reported as other policyholder funds.  Policy charges for investment contracts consist of fees assessed against the policyholder account for maintenance, administration and surrender of the policy prior to contractually specified dates, and are recognized when assessed against the policyholder account balance.

(O)	Participating Policies

Participating policies represent 11.4%, 11.8% and 11.8% of the individual life insurance in-force and 11.3%, 14.4% and 4.7% of the net life and annuity premiums earned, as of and for the years ended December 31, 2010, 2009 and 2008, respectively, and provide for the payment of dividends.  Dividends to policyholders are determined annually and are payable only upon declaration by the Board of Directors of the insurance companies.

(P)	Deferred Income Taxes

The provision for deferred income taxes is based on the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates to temporary differences between amounts reported in the Consolidated Financial Statements and the tax bases of existing assets and liabilities. A valuation allowance is recognized for the portion of deferred tax assets that, in management’s judgment, is not likely to be realized.  The effect on deferred income taxes of a change in tax rates or laws is recognized in income tax expense in the period that includes the enactment date.

Interest and penalties are classified as other interest expense and are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

(Q)	Income Per Common Share

Included in the diluted earnings per share calculation for 2010 are 2,000 incremental common shares from the assumed exercise of dilutive stock options and from the assumed vesting of dilutive restricted stock, computed using the treasury stock method. For the years ended December 31, 2009 and 2008, such shares were deemed anti-dilutive.

(R)	Reinsurance

Amounts paid for or recoverable under reinsurance contracts are included in total assets or total liabilities as due from reinsurers or due to reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

(S)	Share-Based Compensation

Compensation costs for equity awards, such as stock options and non-vested stock, are measured based on grant-date fair value and are recognized in the Consolidated Statements of Operations over the requisite service period (which is usually the vesting period). For such awards with only service conditions, the Company recognizes the compensation cost on a straight-line basis over the requisite service period for the entire award.

Compensation costs for liability-classified awards, such as share appreciation rights (“SARs”) and share-based performance awards, are measured and accrued each reporting period in the Consolidated Statements of Operations as the requisite service or performance conditions are met.

(T)	Goodwill and Other Intangible Assets

Goodwill carrying amounts are evaluated for impairment at the reporting unit level, which is equivalent to an operating segment, at least annually. If the fair value of a reporting unit is less than its carrying amount, further evaluation is required to determine if a write-down of goodwill is required. In determining the fair value of each reporting unit, we used an income approach, applying a discounted cash flow method which included a residual value.  Based on historical experience, we make assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for the reporting unit. Any impairment write-down of goodwill would be charged to expense.

Other intangible assets are amortized to expense over their estimated useful lives and are subject to impairment testing. Any impairment write-down of other intangible assets would be charged to expense.

(U)	Derivative Instruments

All derivatives, whether designated in hedging relationships or not, are required to be recorded in the balance sheet as assets or liabilities at fair value. Hedge accounting is permitted only if certain criteria are met, including a requirement that a highly effective relationship exist between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. Results of effective hedges are recognized in other comprehensive income for cash flow hedges and in current earnings for fair value hedges. The ineffective portions of hedge results are recognized in current earnings.

The Company had an interest rate swap agreement, which expired in August 2009, designated and effective as a cash flow hedge. The objective of the swap was to reduce the variability in cash flows associated with the re-pricing of interest rates on certain variable rate debt. Changes in fair value of the swap were recorded in accumulated other comprehensive income or loss and reclassified to net income as earnings were affected by the variability in the interest payments on the hedged debt.

(V)	Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued standards requiring new disclosures regarding (i) transfers in and out of Level 1 and Level 2 fair value measurements and (ii) activity in Level 3 fair value measurements.  This guidance also clarifies existing disclosures regarding (i) the level of asset and liability disaggregation and (ii) fair value measurement inputs and valuation techniques.  The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010; early adoption is permitted.  The adoption of this guidance, effective January 1, 2010, did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued standards which among other things, amends former guidance on the consolidation of variable interest entities. The standards (i) require an entity to perform an analysis to determine whether an entity’s variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) require ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iii) amend previous guidance for determining whether an entity is a variable interest entity; and (iv) require enhanced disclosure that will provide users of financial statements with more transparent information about an entity’s involvement in a variable interest entity. In December 2009, these standards were added to the Accounting Standards Codification (“Codification”). The adoption of this guidance, effective January 1, 2010, did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued standards to revise previous authoritative guidance related to accounting for transfers of financial assets, and will require more disclosures about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. In December 2009, these standards were added to the Codification. Among other things, the guidance eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets and enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets.  The guidance was effective for the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter with earlier application prohibited.  The recognition and measurement provisions shall be applied to transfers that occur on or after the effective date. The adoption of this guidance, effective January 1, 2010, did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB provided guidance on debt securities classified as available-for-sale and held-to-maturity that are subject to other-than-temporary impairment guidance. These provisions modified the accounting guidance for determining fair value of financial instruments under distressed market conditions, revised the recognition and measurement requirements for other-than-temporary impairment losses on debt securities and expanded the related disclosures about other-than-temporary impairments for both debt and equity securities. This guidance was effective for interim and annual reporting periods ending after June 15, 2009 to be applied to existing and new investments held by an entity as of the beginning of the interim period in which it was adopted. For debt securities held at the beginning of the interim period for which an other-than-temporary impairment was previously recognized, if an entity did not intend to sell and it was not more likely than not that the entity would be required to sell the security before recovery of its amortized cost basis, the entity recognized the cumulative effect of initially applying this guidance as an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income, net of tax. The amortized cost basis of the security was to be adjusted by the cumulative-effect adjustment before taxes. As of March 31, 2009, the Company had previously recognized $18,123,000 and $4,788,000 of other-than-temporary impairments on available-for-sale fixed maturities and certain preferred stocks evaluated as debt securities, respectively, in the Consolidated Statement of Operations. The Company determined that (a) the portion of the previously recorded losses on debt securities and preferred stocks evaluated as debt securities representing a credit loss is $20,517,000, and (b) the amount of a cumulative-effect adjustment to the opening balance of retained earnings and corresponding adjustment to accumulated other comprehensive income representing the amount of previously recorded losses on debt securities and preferred stocks evaluated as debt securities related to all other factors is $1,542,000, net of $852,000 of tax benefits. The Company also recorded an additional $49,000 adjustment to the opening balance of retained earnings and a corresponding adjustment to accumulated other comprehensive income representing its proportionate share of AMIC’s  cumulative-effect adjustment as a result of its adoption of this guidance.

Recently Issued Accounting Standards Not Yet Adopted

In December 2010, the FASB issued guidance that clarifies the existing requirements for pro forma revenue and earnings disclosures, and expands the supplemental pro forma revenue and earnings disclosures, for public companies that have completed business acquisitions. The amendments in this guidance are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2010, the FASB issued guidance that amends existing goodwill impairment test standards to include a requirement that entities perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts if it is more likely than not that an impairment exists. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In October 2010, the FASB issued guidance that specifies the accounting treatment for the costs incurred by insurance entities when acquiring new and renewal insurance contracts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and should be applied prospectively upon adoption. The Company is currently evaluating the potential impact the amendments in this update will have on its consolidated financial statements.

In April 2010, the FASB issued guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act.  This guidance is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued standards requiring entities to provide the activity of Level 3 security purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

Note 2.	American Independence Corp.

AMIC is an insurance holding company engaged in the insurance and reinsurance business. AMIC does business with the Insurance Group, including reinsurance treaties under which, in 2010, Standard Security Life and Madison National Life ceded to Independence American an average of 20% of their medical stop-loss business, 8% of their fully insured health business and 20% of their New York Statutory Disability business.

Acquisition of AMIC

In March 2010, IHC acquired a controlling interest in AMIC as a result of the purchase of AMIC common stock in the open market. The principal reasons for acquiring control were: (i) the low market price of the AMIC stock; (ii) the improved financial presentation for IHC resulting from the consolidation of financial reporting; and (iii) a closer relationship that will create greater long-term value for both companies. The acquisition furthers IHC’s goal of creating efficiencies by integrating the back office operations of our MGUs and marketing companies. Share purchases of 27,668 shares, or $141,000, through March 5, 2010 (the “Acquisition Date”), totaling 0.33% of voting equity interest, brought the total of AMIC shares owned by the Company to more than 50% of AMIC’s outstanding common stock and as a result, IHC has included AMIC’s consolidated assets and liabilities and results of operations subsequent to the Acquisition Date in its consolidated financial results as of and for the period ended December 31, 2010.

In determining the bargain purchase gain with regard to the acquisition of the controlling interest in AMIC, IHC first recognized a gain of $2,201,000 as a result of re-measuring its equity interest in AMIC to its fair value of $22,013,000 immediately before the acquisition based on the closing market price of AMIC’s common stock. Then, upon the acquisition of a controlling interest on March 5, 2010, the Company consolidated the net assets of AMIC.  Accordingly, the Company determined the fair value of the identifiable assets acquired and liabilities assumed from AMIC on the Acquisition Date.  The fair value of the net assets acquired exceeded the sum of: (i) the fair value of the consideration paid; (ii) the fair value of IHC’s equity investment prior to the acquisition; and (iii) the fair value of the noncontrolling interests in AMIC, resulting in a bargain purchase gain of $25,629,000. The total gain, amounting to $27,830,000, pre-tax, is included in gain on bargain purchase of AMIC on the Company’s Consolidated Statement of Operations. This gain is a result of the quoted market price of AMIC being significantly less than the fair value of the net assets of AMIC.  This disparity is due to the low trading volume in AMIC shares, and a discount on the shares traded due to a lack of control by minority stockholders.  The fair value of the noncontrolling interests in AMIC was based on the closing market price of AMIC’s common stock on the Acquisition Date.

In connection with the acquisition, the Company recorded $12,200,000 of intangible assets. Of this amount, $1,700,000 represents the fair value of agent and marketing contracts and relationships, $1,000,000 represents the fair value of a domain name, and $2,000,000 represents the fair value of customer lists and all are amortizable over the life of the respective intangible asset. The remaining $7,500,000 represents non-amortizable intangible assets consisting of the fair value of insurance licenses with indefinite lives. As the AMIC acquisition was accounted for as a bargain purchase, the Company did not record goodwill in connection with the transaction.

The following table presents the identifiable assets acquired and liabilities assumed in the acquisition of AMIC on the Acquisition Date based on their respective fair values (in thousands).

Investments	$58,418
Cash and cash equivalents	4,761
Identifiable intangible assets	12,200
Deferred tax assets, net	10,654
Other assets	31,127

Total identifiable assets	117,160

Insurance liabilities	27,671
Other liabilities	19,023

Total liabilities	46,694

Net identifiable assets acquired	70,466

Purchase consideration	(71)
Fair value of equity investment prior to the acquisition	(22,013)
Noncontrolling interests in AMIC	(22,065)
Elimination of the fair value adjustment related to AMIC’s investment in Majestic	(688)

Gain on bargain purchase	25,629
Gain on fair value of equity investment prior to the acquisition	2,201

Total gain on bargain purchase of AMIC, pretax	27,830

Deferred income taxes	11,097

Total gain on bargain purchase of AMIC, after tax	$16,733

For the period from the Acquisition Date to December 31, 2010, the Company’s Consolidated Statement of Operations includes revenues and net income of $74,187,000 and $2,711,000, respectively, from AMIC.

Presented below are the Company’s consolidated revenues and net income had the acquisition date been January 1, 2009. The pro forma information presented is not indicative of the results of operations in future periods, nor does it necessarily reflect the results of operations that would have resulted had the acquisition been completed as of the beginning of the prior period presented.

	Year Ended
	2010	2009
	(In thousands)

Revenues	$421,139	$480,164

Net Income	$7,193	$11,244

For the purpose of the pro forma disclosures above, the gain resulting from the bargain purchase transaction has been excluded from the revenues and net income for 2010.  Instead, the gain is included in the revenues and net income for 2009 and has been adjusted to reflect the reversal of the other-than-temporary impairment the Company recorded during the fourth quarter of 2009 as it related to the Company’s equity method investment in AMIC. Other pro forma adjustments to revenues principally reflect the elimination of intercompany fee income and the elimination of the Company’s equity income related to AMIC. Other pro forma adjustments to net income principally reflect the elimination of intercompany fee income and the corresponding administrative expenses, in addition to the elimination of the Company’s equity income related to AMIC.

Subsequent to the Acquisition Date, IHC purchased an additional 9,537 shares of AMIC common stock for a total consideration of $58,000 through December 31, 2010.

Equity Investment in AMIC

At December 31, 2009, IHC owned 49.7% of AMIC’s outstanding common stock which was purchased in various transactions from 2002 through 2008 and accounted for its investment in AMIC under the equity method. In the fourth quarter of 2009, under the equity method of accounting, due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC had been below IHC’s carrying value, the Company recorded an other-than-temporary impairment loss of $29,198,000 on its investment in AMIC, which net of $12,446,000 of deferred taxes, reduced earnings in 2009 by $16,752,000. This loss was significantly offset by the gain on the bargain purchase of AMIC common shares discussed above. At December 31, 2009, the carrying value of IHC’s investment in AMIC was $19,234,000.

During the period from January 1, 2010 to the Acquisition Date (the “Stub Period”) IHC recorded $280,000 of equity income from its investment in AMIC. During the years ended December 31, 2009 and 2008, IHC recorded $1,289,000 and $480,000, respectively, of equity income from its investments in AMIC. These amounts represent IHC’s proportionate share of income based on its ownership interests during those periods. AMIC paid no dividends on its common stock during the Stub Period in 2010 or during the years ended December 31, 2009 or 2008.

The following disclosures summarize the effects of certain transactions between IHC and its subsidiaries with AMIC during the Stub Period and other periods prior to the Acquisition Date. Subsequent to the Acquisition Date, the effects of these transactions are eliminated in consolidation. IHC and its subsidiaries recorded income of $208,000 during the Stub Period in 2010 and $1,083,000 and $805,000, respectively, for the years ended December 31, 2009 and 2008 from service agreements with AMIC and its subsidiaries. These are reimbursements to IHC and its subsidiaries, at agreed upon rates including an overhead factor, for management services provided by IHC and its subsidiaries, including accounting, legal, compliance, underwriting and claims. The Company ceded premiums to AMIC of $5,867,000 during the Stub Period in 2010 and $45,519,000 and $57,031,000, respectively, for the years ended December 31, 2009 and 2008. Benefits to policyholders on business ceded to AMIC were $3,020,000 during the Stub Period in 2010 and $31,009,000 and $39,670,000, respectively, for the years ended December 31, 2009 and 2008. Additionally, AMIC subsidiaries market, underwrite and provide administrative services (including premium collection, medical management and claims adjudication) for a substantial portion of the Medical Stop-Loss business written by the insurance subsidiaries of IHC. IHC recorded gross premiums of $8,452,000 during the Stub Period in 2010 and $62,259,000 and $76,835,000, respectively, for the years ended December 31, 2009 and 2008 and IHC recorded net commission expense of $326,000 during the Stub Period in 2010 and $2,567,000 and $3,632,000, respectively, for the years ended December 31, 2009 and 2008  for these services. The Company also contracts for several types of insurance coverage (e.g. directors and officers and professional liability coverage) jointly with AMIC. The cost of this coverage is allocated between the Company and AMIC according to the type of risk, and IHC’s portion is recorded in Selling, General and Administrative Expenses.

Included in the Company’s Consolidated Balance Sheet at December 31, 2009 are the following balances arising from transactions in the normal course of business with AMIC and its subsidiaries: Due from reinsurers $15,453,000; Other assets $2,632,000; and Other liabilities of $480,000.

The condensed balance sheet of AMIC at December 31, 2009 is as follows (in thousands):

Investments, at fair value	$57,630
Cash and restricted cash	9,594
Goodwill	23,561
Deferred tax asset, net	11,272
Other assets	32,325

Total assets	$134,382

Insurance liabilities	$34,807
Other liabilities	10,316

Total liabilities	45,123

AMIC stockholders’ equity	88,973
Noncontrolling interests in subsidiaries	286

Total equity	89,259

Total liabilities and equity	$134,382

AMIC’s condensed operating results for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
	(In thousands)

Revenues	$104,247	$113,312
Expenses	99,609	111,170

Income from continuing operations before income taxes	4,638	2,142
Provision for income taxes	1,472	631

Income from continuing operations	3,166	1,511
Loss from discontinued operations	-	(75)

Net income	3,166	1,436
Net income attributable to non- controlling interests	(554)	(471)

Net income attributable to AMIC	$2,612	$965

Net income attributable to AMIC per common share:

Basic	$.31	$.11
Diluted	$.31	$.11

In January 2011, a subsidiary of IHC acquired 200,000 shares of AMIC common stock for $1,000,000 cash. Subsequent to year end, through March 15, 2011, IHC acquired an aggregate 900,325 shares of AMIC common stock in exchange for an aggregate 600,218 shares of IHC’s common stock in various private placements of unregistered securities under Section 4(2) of the Securities Act of 1933, as amended. Accordingly, the shares are “restricted securities”, subject to a legend and will not be freely tradable in the United States until the shares are registered for resale under the Securities Act, or to the extent they are tradable under Rule 144 promulgated under the Securities Act or any other available exemption. As a result of these transactions, the Company’s ownership interest in AMIC increased to 63.0%.

Note 3.	Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell are utilized to invest excess funds on a short-term basis. At December 31, 2010, the Company had $41,081,000 in resale agreements outstanding, all of which settled on January 3, 2011 and were subsequently reinvested. The Company maintains control of securities purchased under resale agreements, values the collateral on a daily basis and obtains additional collateral, if necessary, to protect the Company in the event of default by the counterparties.

Note 4.	Investment Securities

The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of investment securities are as follows:

	December 31, 2010
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
	(In thousands)
FIXED MATURITIES AVAILABLE-FOR-SALE:
Corporate securities	$272,061	$3,595	$(3,661)	$271,995
CMOs (1) - residential	58,829	6,662	(1,847)	63,644
CMOs (1) - commercial	1,447	-	(639)	808
U.S. Government obligations	16,617	351	-	16,968
Agency MBS (2) residential	10,069	206	(51)	10,224
GSEs (3)	70,199	510	(182)	70,527
States and political subdivisions	365,578	2,070	(8,158)	359,490

Total fixed maturities	$794,800	$13,394	$(14,538)	$793,656

EQUITY SECURITIES AVAILABLE-FOR-SALE:
Common stocks	$4,600	$167	$(98)	$4,669
Preferred stocks-perpetuals	31,530	1,065	(315)	32,280
Preferred stocks-with maturities	9,790	1,334	-	11,124

Total equity securities	$45,920	$2,566	$(413)	$48,073

	December 31, 2009
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
	(In thousands)
FIXED MATURITIES AVAILABLE-FOR-SALE:
Corporate securities	$207,554	$332	$(7,357)	$200,529
CMOs (1) - residential	78,889	3,620	(8,582)	73,927
CMOs (1) - commercial	868	-	(402)	466
U.S. Government obligations	6,319	44	-	6,363
Agency MBS (2) residential	40,156	182	-	40,338
GSEs (3)	15,398	-	(251)	15,147
States and political subdivisions	358,012	3,170	(8,089)	353,093

Total fixed maturities	$707,196	$7,348	$(24,681)	$689,863

EQUITY SECURITIES AVAILABLE-FOR-SALE:
Common stocks	$3,790	$151	$(69)	$3,872
Preferred stocks-perpetuals	32,434	3,509	(215)	35,728
Preferred stocks-with maturities	20,996	747	(528)	21,215

Total equity securities	$57,220	$4,407	$(812)	$60,815

(1)	Collateralized mortgage obligations (“CMOs”).
(2)	Mortgage-backed securities (“MBS”).
(3)
Government-sponsored enterprises (“GSEs”) which are the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Federal Home Loan Banks. GSEs are private enterprises established and chartered by the Federal Government.

The unrealized gains (losses) on certain preferred stocks with maturities at December 31, 2010 and 2009 include $1,763,000 and $2,394,000, respectively, related to the non-credit related component of other-than-temporary impairment losses recorded in accumulated other comprehensive income in connection with new accounting standards adopted on April 1, 2009.

The amortized cost and fair value of fixed maturities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The average life of mortgage-backed securities is affected by prepayments on the underlying loans and, therefore, is materially shorter than the original stated maturity.

	AMORTIZED	FAIR	% OF TOTAL FAIR
	COST	VALUE	VALUE
	(In thousands)

Due in one year or less	$-	$-	-
Due after one year through five years	170,930	172,455	21.7%
Due after five years through ten years	148,661	147,677	18.6%
Due after ten years	338,068	331,857	41.8%
	657,659	651,989	82.1%
CMO and MBS
15 year	72,202	76,597	9.7%
20 year	11,937	11,886	1.5%
30 year	53,002	53,184	6.7%
	$794,800	$793,656	100.0%

           The following table summarizes, for all securities in an unrealized loss position at December 31, 2010 and 2009, respectively, the aggregate fair value and gross unrealized loss by length of time those securities had continuously been in an unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2010	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
Corporate securities	$103,247	$3,404	$12,253	$257	$115,500	$3,661
CMOs (1) - residential	12,494	476	16,979	1,371	29,473	1,847
CMOs (1) - commercial	-	-	808	639	808	639
Agency MBS (2) residential	5,085	51	-	-	5,085	51
GSE	32,481	170	1,389	12	33,870	182
States and political subdivisions	195,589	5,292	37,655	2,866	233,244	8,158
Total fixed maturities	348,896	9,393	69,084	5,145	417,980	14,538
Common stocks	999	98	-	-	999	98
Preferred stocks-perpetual	14,845	315	-	-	14,845	315
Total temporarily impaired securities	$364,740	$9,806	$69,084	$5,145	$433,824	$14,951

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Corporate securities	$122,122	$2,287	$66,652	$5,070	$188,774	$7,357
CMOs (1) - residential	7,937	990	35,757	7,592	43,694	8,582
CMOs (1) - commercial	-	-	466	402	466	402
GSE	9,901	186	5,246	65	15,147	251
States and political subdivisions	132,180	4,459	52,196	3,630	184,376	8,089
Total fixed maturities	272,140	7,922	160,317	16,759	432,457	24,681
Common stocks	1,861	69	-	-	1,861	69
Preferred stocks-perpetual	416	8	8,060	207	8,476	215
Preferred stocks-with maturities	-	-	8,692	528	8,692	528
Total temporarily impaired securities	$274,417	$7,999	$177,069	$17,494	$451,486	$25,493

At December 31, 2010 and 2009, a total of 117 and 75 fixed maturities, respectively, and 13 and 13 equity securities, respectively, were in a continuous unrealized loss position for less than 12 months. At December 31, 2010 and 2009, a total of 27 and 56 fixed maturities, respectively, and nil and 5 equity securities, respectively, had continuous unrealized losses for 12 months or longer.

Substantially all of the unrealized losses on fixed maturities at December 31, 2010 and 2009 are attributable to changes in market interest rates and general disruptions in the credit market subsequent to purchase. The unrealized loss on corporate securities and state and political subdivisions is due to wider spreads. Spreads have widened as investors shifted funds to US Treasuries in response to the current market turmoil. Because the Company does not intend to sell, nor is it more likely than not, that the Company will have to sell such investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

At December 31, 2010, the Company had $28,730,000 invested in whole loan CMOs backed by Alt-A mortgages. Of this amount, 42% were in CMOs that originated in 2005 or earlier and 58% were in CMOs that originated in 2006. The unrealized losses on all other CMO’s relate to prime rate CMO’s and are primarily attributable to general disruptions in the credit market subsequent to purchase. The Company’s mortgage security portfolio has no direct exposure to sub-prime mortgages.

Other-Than-Temporary-Impairments

Based on management’s review of the portfolio, which considered the various factors described in Note 1 (G) (vi) and Note 1 (H), the Company recorded the following losses for other-than-temporary impairments for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Other-than-temporary impairments:
Available-for-sale securities:
Fixed maturities	$3,819	$522	$18,123
Preferred stocks	-	271	20,124

	3,819	793	38,247

Investment in AMIC	-	29,198	-

Total other-than-temporary impairments	$3,819	$29,991	$38,247

For the year ended December 31, 2010, other-than-temporary impairments on fixed maturities of $3,819,000 consist of credit losses of $3,087,000 recorded as a result of expected cash flows of certain securities less than the securities’ amortized cost and $732,000 recorded as a result of the Company’s intent to sell certain municipal debt securities prior to the recovery of their amortized cost bases. For the year ended December 31, 2009, the $522,000 of other-than-temporary impairments on fixed maturities resulted from the Company’s intent to sell certain municipal debt securities prior to the recovery of their amortized cost bases. No losses for other-than-temporary impairments were recognized in other comprehensive income since the adoption of the new accounting standards in 2009.

Cumulative credit losses for other-than-temporary impairments recorded on securities for which a portion of an other-than-temporary impairment was recognized in other comprehensive income were as follows (in thousands):

	2010	2009

Balance at beginning of year	$2,394	$-
Adoption of new accounting standards	-	2,394
Securities sold	(631)	-

Balance at end of year	$1,763	$2,394

Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalance in liquidity that exist in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and the Company may incur additional write-downs.

Refer to Note 2 for information regarding the other-than-temporary impairment recorded in connection with the Company’s investment in AMIC in 2009.

Note 5.	Derivative Instruments

In connection with its previously outstanding $10,000,000 line of credit, a subsidiary of IHC entered into an interest rate swap with the commercial bank lender, for a notional amount equal to the debt principal amount, under which the Company received a variable rate equal to the rate on the debt and paid a fixed rate (6.65%) in order to manage the risk in overall changes in cash flows attributable to forecasted interest payments. There was no hedge ineffectiveness on this interest rate swap which was accounted for as a cash flow hedge and, in August 2009, the interest rate swap expired. For the years ended December 31, 2009 and 2008, the Company recorded $156,000 and ($82,000), respectively, of gains (losses) on the effective portion of the interest rate swap in accumulated other comprehensive loss on the accompanying Consolidated Balance Sheets, net of related taxes (benefits) of $104,000 and ($54,000), respectively.

At December 31, 2010 and 2009, the Company held no other derivative instruments and, for the years ended December 31, 2010 and 2009, recorded no gains or losses related to derivative instruments in the accompanying Consolidated Statements of Operations. For the year ended December 31, 2008, the Company recorded losses $38,000 in net realized investment gains representing the net change in fair value of a stock put on IHC shares of common stock issued in connection with the acquisition of IAC in 2006. All of the shares subject to the IHC stock put were exercised during 2008.

Note 6.	Fair Value Disclosures

    For all financial and non-financial assets and liabilities accounted for at fair value on a recurring basis, the Company utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market expectations. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Instruments where significant value drivers are unobservable.

The following section describes the valuation methodologies we use to measure different assets and liabilities at fair value.

Investments in fixed maturities and equity securities:

Available-for-sale securities included in Level 1 are equity securities with quoted market prices. Level 2 is primarily comprised of our portfolio of government securities, agency mortgage-backed securities, corporate fixed income securities, collateralized mortgage obligations, municipals, GSEs and certain preferred stocks that were priced with observable market inputs. Level 3 securities consist of CMO securities, primarily Alt-A mortgages. For these securities, we use industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management’s assumptions and available market information. Further, we retain independent pricing vendors to assist in valuing certain instruments.

The following tables present our assets and liabilities measured at fair value on a recurring basis, at December 31, 2010 and 2009, respectively (in thousands):

December 31, 2010
	Level 1	Level 2	Level 3	Total
ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$271,995	$-	$271,995
CMOs - residential	-	26,187	37,457	63,644
CMOs - commercial		-	808	808
US Government obligations	-	16,968	-	16,968
Agency MBS - residential	-	10,224	-	10,224
GSEs	-	70,527	-	70,527
States and political subdivisions	-	359,490	-	359,490
Total fixed maturities	-	755,391	38,265	793,656

Equity securities available-for-sale:
Common stocks	4,669	-	-	4,669
Preferred stocks - perpetual	32,280	-	-	32,280
Preferred stocks - with maturities	11,124	-	-	11,124
Total equity securities	48,073	-	-	48,073

Total	$48,073	$755,391	$38,265	$841,729

December 31, 2009
	Level 1	Level 2	Level 3	Total
ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$200,529	$-	$200,529
CMOs - residential	-	34,885	39,042	73,927
CMOs - commercial	-	-	466	466
US Government obligations	-	6,363	-	6,363
Agency MBS - residential	-	40,338	-	40,338
GSEs	-	15,147	-	15,147
States and political subdivisions	-	353,093	-	353,093
Total fixed maturities	-	650,355	39,508	689,863

Equity securities available-for-sale:
Common stocks	3,872	-	-	3,872
Preferred stocks - perpetual	35,728	-	-	35,728
Preferred stocks - with maturities	19,015	2,200	-	21,215
Total equity securities	58,615	2,200	-	60,815

Total	$58,615	$652,555	$39,508	$750,678

It is the Company’s policy to recognize transfers of assets and liabilities between levels of the fair value hierarchy at the end of a reporting period. For the year ending December 31, 2010, there were no transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy. No securities were transferred out of Level 2 and into the Level 3 category as a result of limited or inactive markets during 2010. The Company does not transfer out of Level 3 and into Level 2 until such time as observable inputs become available and reliable or the range of available independent prices narrow. No securities were transferred out of the Level 3 category in 2010. The changes in the carrying value of Level 3 assets and liabilities for the year ended December 31, 2010 are summarized as follows (in thousands):

	December 31, 2010
	CMOs
	Residential	Commercial	Total

Beginning balance	$39,042	$466	$39,508

Acquisition of AMIC	1,831	305	2,136

Gains (losses) included in earnings:
Net realized investment losses	(167)	-	(167)
Other-than-temporary impairments	(3,087)	-	(3,087)

Net unrealized gains (losses) included in accumulated other comprehensive loss	9,594	36	9,630

Sales of securities	(4,988)	-	(4,988)

Repayments and amortization of fixed maturities	(4,768)	1	(4,767)

Balance at end of period	$37,457	$808	$38,265

With the exception of assets and liabilities assumed in the acquisition of AMIC as disclosed in Note 2, there were no assets measured at fair value on a non-recurring basis during the year ended December 31, 2010. The following asset was measured at fair value on a nonrecurring basis during the year ended December 31, 2009:

	Level 1	Level 2	Level 3	Total

Investment in AMIC	$19,234	$-	$-	$19,234

The market value of the AMIC shares owned by IHC was approximately $19,234,000 at December 31, 2009 based on the closing market price of AMIC’s common stock. Due to the length of time, and the magnitude of the amount by which the quoted market price of AMIC had been below IHC’s carrying value, the Company recorded an other-than-temporary impairment loss of $16,752,000, net of $12,446,000 of deferred taxes, on its  equity investment in AMIC, including goodwill, at December 31, 2009.

The following methods and assumptions were used to estimate the fair value of financial instruments not disclosed elsewhere in the Notes to Consolidated Financial Statements:

(A)           Policy Loans

The fair value of policy loans is estimated by projecting aggregate loan cash flows to the end of the expected lifetime period of the life insurance business at the average policy loan rates, and discounting them at a current market interest rate.

(B)           Funds on Deposit

The Company has two types of funds on deposit. The first type is credited with a current market interest rate, resulting in a fair value which approximates the carrying amount. The second type carries fixed interest rates which are higher than current market interest rates. The fair value of these deposits was estimated by discounting the payments using current market interest rates. The Company’s universal life policies are also credited with current market interest rates, resulting in a fair value which approximates the carrying amount.

(C)           Debt

The fair value of debt with variable interest rates approximates its carrying amount. The fair value of fixed rate debt is estimated by discounting the cash flows using current market interest rates.

The estimated fair values of financial instruments not disclosed elsewhere in the Notes to Consolidated Financial Statements are as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
FINANCIAL ASSETS:
Policy loans	$23,216	$28,298	$23,833	$27,422

FINANCIAL LIABILITIES:
Funds on deposit	$406,366	$411,036	$408,298	$410,485
Debt and junior subordinated debt securities	45,646	45,646	47,146	47,146

Note 7.	Net Investment Income

Major categories of net investment income for the years ended December 31, 2010, 2009 and 2008 are summarized as follows:

	2010	2009	2008
	(In thousands)

Fixed maturities	$34,022	$36,037	$38,248
Equity securities	4,661	3,750	4,990
Short-term investments	311	110	1,278
Policy loans	1,598	1,789	1,836
Equity income (loss):
Investment partnerships	684	1,344	(3,046)
Operating partnerships	694	726	663
Other	160	44	617
Investment interest expense	-	-	(99)
Investment expenses	(329)	(280)	(272)

subtotal	41,801	43,520	44,215

Investment income allocated to discontinued operations	-	-	(171)

Net investment income	$41,801	$43,520	$44,044

Note 8.	Net Realized Investment Gains and Losses

Net realized investment gains (losses) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
	(In thousands)
Net realized investment gains (losses):
Fixed maturities	$8,407	$8,253	$1,008
Common stocks	654	43	(7,724)
Preferred stocks	413	493	718
	9,474	8,789	(5,998)

Sales of trading securities	(1,619)	-	493
IHC stock puts/call and other gains (losses)	63	-	(137)
Other trading account losses, net	(3,272)	-	(6,759)

Net realized investment gains (losses)	$4,646	$8,789	$(12,401)

For the years ended December 31, 2010, 2009 and 2008, the company realized gross gains of $14,848,000, $11,785,000 and $7,232,000, respectively, and gross losses of $5,374,000, $2,996,000 and $13,230,000, respectively, on sales of available-for-sale securities.

In the fourth quarter of 2008, the Company became aware of certain activities engaged in by the non-affiliate broker-dealer that managed the trading accounts of the Company. Net realized investment gains and losses reported in the accompanying consolidated statements of operations for 2008 include $493,000 of income related to direct investments in these accounts; and net investment income reported in the accompanying consolidated statements of operations for 2008 includes $217,000 of income (loss) related to direct and indirect investments in these accounts.  The broker-dealer is now in bankruptcy.  The Company filed a claim to recover the $500,000 maximum amount available from the Securities Investor Protection Corporation (“SIPC”). Accordingly, the Company recorded a pre-tax loss of $6,759,000, included in net realized gains and losses on the consolidated statement of operations, in the fourth quarter of 2008 consisting of: (i) the carrying amounts of the Company’s direct investments in these trading accounts amounting to $5,857,000 at the time of the loss; (ii) $1,402,000 of profits withdrawn in 2008 that may have been subject to return; net of (iii) $500,000 of expected recoveries from SIPC. The write-down in value in the fourth quarter of 2008 of the Company’s indirect investments in these accounts at the time of the loss, amounting to $235,000, is included in net investment income on the consolidated statement of operations. Based on discussions with the trustee in bankruptcy in the fourth quarter of 2010 pertaining to the resolution of these claims, the Company recorded an additional $3,272,000 of pre-tax losses consisting of: (i) the reversal of $500,000 of anticipated SIPC recoveries initially recorded by a subsidiary of IHC; (ii) the reversal of $500,000 of anticipated SIPC recoveries initially recorded by AMIC; and (iii) an additional $2,272,000 of withdrawals by IHC and AMIC deemed subject to return. A settlement agreement was entered into with the trustee in the first quarter of 2011 and payment by the Company is expected to be made on or before July, 15, 2011.

Note 9.	Other Investments

Other investments consist of the following at December 31, 2010 and 2009:

	2010	2009
	(In thousands)

Policy loans	$23,216	$23,833
Investment partnership interests	6,364	6,674
Operating partnership interests	6,138	5,990
Investment in trust subsidiaries	1,146	1,146

	$36,864	$37,643

The Company had invested a total of $5,177,000 and $4,519,000 at December 31, 2010 and 2009, respectively, in a domestic feeder fund of Dolphin Limited Partnership III, L.P. (“Dolphin III”).  Dolphin III operates as a private investment partnership to act as the “master fund” in a master-feeder fund structure.  Dolphin III generally seeks significant investment stakes in publicly traded North American companies with a market value of equity plus debt of approximately $2 billion or less. The Company’s net investment income (loss) from Dolphin III for the years ended December 31, 2010, 2009 and 2008 was $659,000, $1,174,000, and $(2,358,000), respectively.

With respect to its investment in Dolphin III, the Company is permitted to withdraw all, or a portion of, its capital account, excluding designated investments subject to lock-up, on any May 31 or November 30, upon 120 days prior written notice. A partner may not withdraw capital corresponding to such designated investments for up to three years from when the investment becomes a designated investment, subject to extension for one additional year. Unless waived by the general partner, the amount of aggregate withdrawals by limited partners as of any withdrawal date shall be limited, on a proportionate basis, so that no more than 25% of the fund’s aggregate net asset value is withdrawn as of such date. If withdrawing more than 90% of its capital, the partner shall receive at least 90% of the estimated withdrawal proceeds no later than 45 days following the withdrawal date with the balance settled no later than 30 days after completion of the audit of Dolphin III. As of December 31, 2010, Dolphin III did not have any designated investments subject to lock-up and the Company had no unfunded commitments pertaining to Dolphin III.

Note 10. Acquisitions

The Company completed the following acquisitions in 2010, 2009, and 2008. The results of operations of the acquired companies are included in IHC’s Consolidated Financial Statements from the respective acquisition dates. None of the goodwill recognized in these acquisitions is deductible for income tax purposes. Pro forma results of operations for 2010, 2009 and 2008, as though these acquisitions had been completed at the beginning of those years, have not been presented since the effect of the acquisitions was not material.

(A)	American Independence Corp.

Refer to Note 2 for the discussion pertaining to the acquisition, in March 2010, of a controlling interest in AMIC.

(B)           Alliance Underwriters, LLC

In January 2010, the Company acquired the assets of a managing general underwriter, Alliance Underwriters, LLC (“AU”) for a $2,500,000 purchase price. The Company recorded goodwill of $1,459,000 and other intangible assets of $1,100,000, for the fair value of customer relationships, which is being amortized over a weighted average period of 8.0 years. AU is a managing general underwriter that controls approximately $30 million of employer medical stop-loss business.

(C)           MedWatch, LLC

In January 2010, IHC Health Holdings Corp., a wholly owned subsidiary of the Company (“IHC Health Holdings”), acquired a 51% interest in the stock of MedWatch, LLC (“MedWatch”) for a $500,000 purchase price. The Company recorded goodwill of $581,000 and other intangible assets of $360,000, primarily for the fair value of customer relationships, which is being amortized over a weighted average period of 7.5 years. MedWatch provides utilization review and medical management services to fully insured and self-funded health plans.

(D)           Hospital Bill Analysis, LLC

In January 2010, IHC Health Holdings acquired a 51% interest in the stock of Hospital Bill Analysis, LLC (“HBA”), a hospital bill review company, for a $500,000 purchase price. The Company recorded goodwill of $814,000 and other intangible assets of $200,000, primarily for the fair value of customer relationships, which is being amortized over a weighted average period of 7.0 years.

(E)           Wisconsin Underwriting Associates, Inc.

In January 2009, Wisconsin Underwriting Associates, Inc., a newly formed wholly owned subsidiary of IHC Health Holdings Corp. (“IHC Health Holdings”) acquired the assets of Wisconsin Underwriting Associates, LLC (“WUA”) in exchange for $300,000 and 49% of its capital stock. The addition of $750,000 of goodwill represents the excess fair value of the consideration transferred over the total fair value of the net assets of WUA acquired. In January 2011, the Company acquired the remaining 49% noncontrolling interest.

(F)           GroupLink

On July 1, 2009, IHC Health Holdings acquired the remaining non-controlling interest in GroupLink, effectively making the administrative company a wholly owned subsidiary as of such date. The non-controlling interest, consisting of 250 shares of GroupLink common stock, was purchased from a senior officer of GroupLink for a purchase price of $500,000. The difference between the fair value of the consideration paid and the amount of the non-controlling interest resulted in a charge of $426,000 to additional paid-in capital attributable to IHC Health Holdings.

(G)           Majestic Underwriters, LLC

 On April 1, 2008 the Company purchased an additional 14.7% interest in Majestic Underwriters LLC (“Majestic”) pursuant to terms set forth in the limited liability company agreement of Majestic, thereby increasing its controlling interest in the medical stop-loss MGU from 62% to 77%. The interest was purchased from a senior officer of Majestic for a total purchase price of $998,000. The Company recorded goodwill of $884,000 and other intangible assets of $88,000 for the fair value of broker relationships, which is being amortized over 10 years.

Note 11. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by business segment are as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(In thousands)

Balance at beginning of year	$48,859	$52,331	$51,695
Medical Stop-Loss:
AMIC other-than-temporary impairment	-	(4,222)	-
Acquisition of AMIC shares	-	-	(248)
Acquisition of Majestic	-	-	884
Fully Insured:
Acquisition of AU	1,459	-	-
Acquisition of MedWatch	581	-	-
Acquisition of HBA	814	-	-
Acquisition of WUA	-	750	-

Balance at end of year	$51,713	$48,859	$52,331

See Note 22 for goodwill carrying amounts by segment as of December 31, 2010 and 2009.

At December 31, 2009, the Company wrote-off $4,222,000 of goodwill in connection with an other-than-temporary impairment loss related to its then equity method investment in AMIC. The Company obtained a controlling interest in AMIC in 2010. See Note 2 for further information regarding the impairment loss in 2009. No impairment charge for AMIC goodwill was required in 2008.

At December 31, 2010, the Company’s market capitalization was less than its book value indicating a potential impairment of goodwill.  As a result, the Company assessed the factors contributing to the performance of IHC stock in 2010, and concluded that the market capitalization does not represent the fair value of the Company.  The Company noted several factors that have led to a difference between the market capitalization and the fair value of the Company, including (i) the Company’s stock is thinly traded and a sale of even a small number of shares can have a large percentage impact on the price of the stock, (ii) Geneve Corporation and insiders own approximately 59% of the outstanding shares, which has had a significant adverse impact on the number of shares available for sale and therefore the trading potential of IHC stock, and (iii) lack of analyst coverage of the Company. The Company will continue to monitor IHC’s book value against market capitalization to determine whether an interim test of goodwill is warranted. If we experience a sustained decline in our results of operations and cash flows, or other indicators of impairment exist, we may incur a material non-cash charge to earnings relating to impairment of our goodwill, which could have a material adverse effect on our results.

At December 31, 2010 and 2009, the Company had other intangible assets of $20,078,000 and $8,262,000, respectively, net of accumulated amortization of $12,082,000 and $11,689,000, respectively, which are included in other assets in the Consolidated Balance Sheets. These intangible assets principally represent the estimated fair value of acquired agent and broker relationships. At December 31, 2010 and 2009, respectively, $7,997,000 and $477,000 of other intangible assets had indefinite lives and are not subject to amortization.

The changes in the carrying amount of intangible assets by business segment are as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(In thousands)

Balance at beginning of year	$8,262	$15,308	$17,584
Medical Stop-Loss:
Acquisition of AMIC	12,200	-	-
Acquisition of Majestic	-	-	88
Fully Insured:
Acquisition of AU	1,100	-	-
Acquisition of MedWatch	360	-	-
Acquisition of HBA	200	-	-
Capitalized software development	229	601	517
Write-off of capitalized software	-	(5,077)	-
Amortization expense	(2,273)	(2,570)	(2,881)

Balance at end of year	$20,078	$8,262	$15,308

In connection with the acquisition of a controlling interest in AMIC discussed in Note 2, the Company recorded $12,200,000 of intangible assets. Of this amount, $1,700,000 represents the fair value of agent and marketing contracts and relationships, which is being amortized over a weighted average period of 7.6 years, $1,000,000 represents the fair value of a domain name being amortized over a 10 year period, and $2,000,000 represents the fair value of customer lists, which are being amortized over a period of 5.0 years. The remaining $7,500,000 represents non-amortizable intangible assets consisting of the fair value of insurance licenses with indefinite lives. The AMIC acquisition was accounted for as a bargain purchase and accordingly, the Company did not record goodwill in connection with the transaction.

In the fourth quarter of 2009, the Fully-Insured segment wrote-off $5,077,000 of previously capitalized software, net of $210,000 of accumulated amortization. The Company had been working with a software developer on this project for a number of years in order to improve the Company’s administrative efficiency as it sought in prior years to quickly expand its premiums under management. The software was delivered to the Company in the fourth quarter of 2009.  During testing of the software, it was determined that the system was not capable of administering the Company’s lines of business as is and it would take a substantial additional investment to implement.  As the Company is not willing to incur the additional investment to make the software functional, the carrying value was fully written off. The expense is included in selling, general and administrative expenses on the Consolidated Statement of Operations for the year ended December 31, 2009.

Estimated amortization expense for each of the next five years is as follows:

Amortization
Year	Expense
(In thousands)

2011	2,324
2012	2,540
2013	2,401
2014	1,778
2015	1,076

Note 12. Sale of Credit Life and Disability Segment

The Company sold its credit life and disability segment by entering into a 100% coinsurance agreement with an unaffiliated insurer effective December 31, 2007.  In accordance with the terms of such coinsurance agreement, the Company continued to administer this block of business through June 30, 2008. Included in the Consolidated Balance Sheet at December 31, 2009 are unearned premium reserves of this block and the corresponding amount in due from reinsurers of $8,847,000. As a result of the subsequent assumption reinsurance agreement, the Company transferred the unearned premium reserves of this block to such insurer effective December 31, 2010.

The Company recorded income (loss) from discontinued operations representing expenses and changes in claims and reserves related to insurance liabilities for claims incurred prior to the sale on December 31, 2007 as follows:

	2010	2009	2008

Pretax income (loss) from discontinued operations	$(394)	$(572)	$990
Tax expense (benefits) allocated to discontinued operations	(138)	(873)	346

Income (loss) from discontinued operations	$(256)	$301	$644

In 2009, tax benefits include a $673,000 deferred benefit resulting from a capital loss associated with the difference in the tax basis of certain net assets sold.

 Changes in the net liabilities related to the discontinued operations for the year ended December 31, 2010 were as follows (in thousands):

	Claims	Accrued	Termination
	Liability	Expenses	Benefits	Total

Balance at beginning of year	$1,522	$-	$24	$1,546

Loss from discontinued operations:
Changes in claims and reserves related to block in run-off	361	-	-	361
Expenses incurred related to block in run-off	-	33	-	33
				394
Payments of expenses accrued to administer the business sold		(33)	(24)	(57)

Claim payments related to block in run-off	(1,112)	-	-	(1,112)

Balance at December 31, 2010	$771	$-	$-	$771

The Company believes that the net liabilities of discontinued operations at December 31, 2010 adequately estimate the remaining costs associated with the credit life and disability discontinued operations.

Note 13. Insurance Policy Claims and Reserves

The liabilities for unpaid claims and claim adjustment expenses and insurance reserves-health represent amounts necessary to provide for the estimated cost of settling claims relating to insured events that have been incurred prior to the balance sheet date which have not yet been settled.

Changes in the liability for reserves, unpaid claims and claim adjustment expenses for the Insurance Group’s health and disability coverages for the years ended December 31, 2010, 2009 and 2008 are summarized below.

	2010	2009	2008
	(In thousands)

Balance at beginning of year	$202,801	$211,318	$212,413
Less: reinsurance recoverable	100,711	104,076	108,936
Net balance at beginning of year	102,090	107,242	103,477

Gross reserves of AMIC acquired	27,373	-	-
Less: reinsurance recoverable	10,296	-	-
Net reserves of AMIC acquired	17,077	-	-

Amount incurred:
Current year	203,602	180,015	190,927
Prior years	(2,466)	250	1,577

Total	201,136	180,265	192,504

Amount paid, related to:
Current year	137,953	108,438	112,748
Prior years	67,106	76,979	75,991

Total	205,059	185,417	188,739

Net balance at end of year	115,244	102,090	107,242
Plus: reinsurance recoverable	82,724	100,711	104,076
Balance at end of year	$197,968	$202,801	$211,318

The preceding schedule reflects (i) the due and unpaid; (ii) claims in the course of settlement; (iii) estimated incurred but not reported reserves; and (iv) the present value of amounts not yet due on claims. The incurred and paid data above reflects all activity for the year. The redundancy in 2010 for prior years of $2,466,000 is primarily the result of redundancies of $4,299,000 in the group disability reserves offset by $1,258,000 incurred in Medical Stop-Loss reserves and $575,000 incurred on all other reserves. The amount incurred in 2009 for prior years of $250,000 is primarily the result of $2,586,000 of Medical Stop-Loss reserves and redundancies of $1,905,000 in the group disability reserves and $431,000 on all other reserves. The amount incurred in 2008 for prior years of $1,577,000 is primarily the result of $3,310,000 of Medical Stop-Loss reserves and redundancies of, $1,191,000 in the Fully Insured Health reserves and $542,000 on all other reserves.

These increases in reserve estimates are generally the result of on-going analysis of recent loss development trends.  Medical stop-loss business is excess coverage with a short duration. Predicting ultimate claims and estimating reserves in medical stop-loss is especially complicated due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group. Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims. Due to the short-term nature of medical stop-loss, redundancies and deficiencies will typically emerge during the following year rather than over a number of years.

Note 14. Debt and Junior Subordinated Debt Securities

(A)           Debt

In August 2006, a subsidiary of IHC amended its credit agreement with a commercial bank and increased its line of credit at that time to $15,000,000 with automatic reductions of $2,500,000 in August 2007 and August 2008, and the remaining $10,000,000 scheduled in August 2009. The Company simultaneously entered into an interest rate swap which was accounted for as a cash flow hedge. See Note 5 for further discussion of this derivative instrument. In August 2009, the Company made a $1,000,000 principal repayment on the outstanding line of credit and amended the credit agreement such that the line of credit was cancelled and the $9,000,000 remaining balance was converted into an amortizing term loan. The amortizing term loan: (i) bears a variable interest rate of Libor plus 3.35% (3.65% at December 31, 2010); (ii) requires principal payments in the amount of $1,500,000 in both August 2010 and August 2011, and (iii) matures in August 2012. As to such subsidiary, the line of credit (i) contains restrictions with respect to, among other things, the creation of additional indebtedness, the consolidation or merger with or into certain corporations, the payment of dividends and the retirement of capital stock; (ii) requires the maintenance of minimum amounts of net worth, as defined, certain financial ratios, and certain investment restrictions; and (iii) is secured by the stock of Madison National Life and the assets of such subsidiary of IHC. At December 31, 2010 and 2009, there was $7,500,000 and $9,000,000, respectively, of outstanding debt under this credit agreement.

(B)         Junior Subordinated Debt Issued to Trust Preferred Subsidiaries

Junior subordinated debt consisted of the following at both December 31, 2010 and 2009 (in thousands):

Independence Preferred Trust I - Trust Preferred	$10,000
Independence Preferred Trust I - Common Stock	310
Junior subordinated debt security -Trust I	10,310

Independence Preferred Trust II -Trust Preferred	12,000
Independence Preferred Trust II - Common Stock	372
Junior subordinated debt security - Trust II	12,372

Independence Preferred Trust III – Trust Preferred	15,000
Independence Preferred Trust III – Common Stock	464
Junior subordinated debt security – Trust III	15,464

Total junior subordinated debt securities	$38,146
The Company has three statutory business trusts that were formed for the purpose of issuing trust preferred securities, totaling $37,000,000, to institutional investors in pooled issuances. Although the Company owns all of the trusts’ common securities, it is not the primary beneficiary and, therefore, the trusts are unconsolidated subsidiaries for financial reporting purposes. As a result, the Company recognized liabilities of $38,146,000 for junior subordinated debt and assets of $38,146,000 for the investments in trust subsidiaries at both December 31, 2010 and 2009. The Company’s subordinated debt securities, which are the sole assets of the subsidiary trusts, are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has provided a full and unconditional guarantee of amounts due on the trust preferred securities. The terms of the junior subordinated debt securities, including interest rates and maturities, are the same as the related trust preferred securities.

The distributions payable on the capital securities are cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest for a period not to exceed 20 consecutive quarters, provided that no extension period may extend beyond the maturity dates which range from April 2033 to December 2034. The Company has no current intention to exercise its right to defer interest payments. The rates on the capital securities are as follows: Independence Preferred Trust I, 400 basis points over the three-month LIBOR, (4.3% at December 31, 2010 and 2009); Independence Preferred Trust II, 390 basis points over the three-month LIBOR, (4.2% at December 31, 2010 and 2009); and Independence Preferred Trust III, 350 basis points over the three-month LIBOR (3.8% at December 31, 2010 and 2009).

The capital securities are mandatorily redeemable upon maturity. The Company has the right to redeem the capital securities, in whole or in part without penalties with respect to Independence Preferred Trust I, Independence Preferred Trust II and Independence Preferred Trust III. The redemption price would be 100% (without penalty) of the principal amount plus accrued and unpaid interest.

Cash payments for interest on debt and junior subordinated debt securities were $1,908,000 $2,999,000 and $3,592,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 15. Preferred Stock

IHC has 100,000 authorized shares of preferred stock, par value $1.00 per share, none of which was issued as of December 31, 2010 and 2009.

Note 16. Common Stock

In 1991, IHC initiated a program of repurchasing shares of its common stock. In January 2010, the Board of Directors authorized the repurchase of up to 500,000 shares of IHC’s common stock, inclusive of prior authorizations, under the 1991 plan. Through December 31, 2010, the Company has repurchased 6,190,447 common shares at a cumulative cost of $39,557,000. This total includes repurchases of 206,400 shares and 23,015 shares in 2010 and 2008, respectively.  No shares were repurchased in 2009. All of the repurchased shares have been either retired, reissued, or have become treasury shares. At December 31, 2010, there were 293,600 shares still authorized to be repurchased under the plan authorized by the Board of Directors.

In January 2008, IHC issued 127,520 shares of common stock as a private placement of unregistered securities under section 4(2) of the Securities Act. The IHC shares were issued from treasury stock at a fair value of $1,401,000. The difference between the fair value and the $2,422,000 cost basis of the treasury stock resulted in a $1,021,000 charge to retained earnings.

Note 17. Share-Based Compensation

IHC and AMIC each have share-based compensation plans. The following is a summary of the activity pertaining to each of these plans. AMIC disclosures reflect activity subsequent to the Acquisition Date.

A)	IHC Share-Based Compensation Plans

In June 2003, the stockholders approved the Independence Holding Company 2003 Stock Incentive Plan (the “2003 Plan”) under which, 630,000 shares of common stock were reserved for options and other common stock awards. The final option grants under the 2003 Plan were made during 2006.

In June 2006, the stockholders approved the Independence Holding Company 2006 Stock Incentive Plan (the “2006 Plan”) under which, 1,300,000 shares of common stock were reserved for options and other common stock awards.

Under the terms of the Company’s share-based compensation plans, option exercise prices are equal to the quoted market price of the shares at the date of grant or higher; option terms range from five to ten years; and vesting periods are three years for employee options.  The Company may also grant shares of restricted unvested stock, SARs and share-based performance awards. Restricted unvested shares are valued at the quoted market price of the shares at the date of grant and have a three year vesting period. Exercise prices of SARs are equal to the quoted market price of IHC shares at the date of grant, or higher, and have three year vesting periods. There were 736,346 shares available for future stock-based compensation grants under these plans at December 31, 2010.

Total share-based compensation expense recorded for the years ended December 31, 2010, 2009 and 2008 was $672,000, $518,000 and $1,180,000, respectively, and the related tax benefits recognized for the years ended December 31, 2010, 2009 and 2008 were $268,000, $207,000 and $471,000, respectively.

Stock Options

The Company’s stock option activity for the year ended December 31, 2010 was as follows:

	No. of Shares	Weighted-Average
	Under Option	Exercise Price

December 31, 2009	312,170	$14.62
Granted	461,800	10.00
Expired	(17,490)	19.85

December 31, 2010	756,480	11.68

The following table summarizes information regarding outstanding and exercisable options as of December 31, 2010:

	Outstanding	Exercisable

Number of shares under option	756,480	228,010
Weighted average exercise price per share	$11.68	$15.28
Aggregate intrinsic value	$-	$-
Weighted average contractual term remaining	3.1 years	1.5 years

The fair value of an option award is estimated on the date of grant using the Black-Scholes option valuation model. The weighted average grant-date fair value of options granted during the years ended December 31, 2010 and 2008 was $1.57 and $3.44 per share, respectively. No options were granted in 2009. The assumptions set forth in the table below were used to value these grants:

	2010	2008

Weighted-average risk-free interest rate	2.3%	2.2%
Annual dividend rate per share	$.05	$.05
Weighted-average volatility factor of the
Company’s common stock	45.0%	36.6%
Weighted-average expected term of options	4.5 years	4.5 years

Compensation expense of $494,000, $357,000 and $855,000 was recognized in the years ended December 31, 2010, 2009 and 2008, respectively, for the portion of the grant-date fair value of stock options vested during that period.

No options were exercised during 2010 or 2009. During the year ended December 31, 2008, the Company received cash proceeds of $173,000 upon the exercise of 15,608 options with an intrinsic value of $31,000. In addition, another 276,192 options were exercised and, pursuant to the terms of the Company’s applicable stock option plans, payments were made equal to the difference between the fair values of such shares, with respect to the options at such exercise date, and the aggregate option strike price. The intrinsic value of such totaled $640,000 and the payments were made in the form of IHC common stock totaling 29,486 shares after deducting applicable income taxes.

In connection with the cancellation of 116,000 stock options during the year ended December 31, 2009, the Company made cash payments totaling $6,000, which represents the fair value of the cancelled options as of the cancellation date.

At December 31, 2010, the total unrecognized compensation cost related to non-vested stock options was $534,000 which is expected to be recognized as compensation expense over a weighted average period of 1.5 years.

Restricted Stock

The Company issued 2,250  restricted stock awards during each of the years ended December 31, 2010, 2009 and 2008 with weighted-average grant-date fair values of $7.01, $6.74 and $12.26 per share, respectively. The total fair value of restricted stock that vested in 2010, 2009 and 2008 was $23,000, $70,000 and $223,000, respectively. Restricted stock expense was $28,000, $104,000 and $347,000 in 2010, 2009 and 2008, respectively.

The following table summarizes restricted stock activity for the year ended December 31, 2010:

	No. of	Weighted-Average
	Non-vested	Grant-Date
	Shares	Fair Value

December 31, 2009	5,380	$12.43
Granted	2,250	$7.01
Vested	(3,130)	$15.19

December 31, 2010	4,500	$7.80

At December 31, 2010, the total unrecognized compensation cost related to non-vested restricted stock awards was $25,000 which is expected to be recognized as compensation expense over a weighted average period of 1.8 years.

SARs and Other Share-Based Performance Awards

The fair value SARs is calculated using the Black-Scholes valuation model at the grant date and each subsequent reporting period until settlement. Compensation cost is based on the proportionate amount of the requisite service that has been rendered to date. Once fully vested, changes in fair value of the SARs continue to be recognized as compensation expense in the period of the change until settlement No SARs were exercised in 2010, 2009 or 2008 however, in 2009, 80,000 SARs were cancelled and the Company made a cash payment of $4,000 representing the fair value of the SARs at such time. Included in Other Liabilities on the Company’s Consolidated Balance Sheets at December 31, 2010 and December 31, 2009 are liabilities of $79,000 and $3,000, respectively, pertaining to SARs. Other awards include share-based performance awards. Compensation costs for these plans are recognized and accrued as performance conditions are met, based on the current share price. For the years ended December 31, 2010, 2009 and 2008, the Company recorded $74,000, $48,000 and $30,000, respectively, of compensation costs for these plans. The intrinsic value of share-based performance awards paid in 2010, 2009 and 2008 was $54,000, $39,000 and $70,000, respectively.

B)           AMIC Share-Based Compensation Plans

Total AMIC share-based compensation expense was $62,000 for the period between the Acquisition Date and December 31, 2010.  Related tax benefits of $21,000 were recognized for the period between the Acquisition Date and December 31, 2010.

Effective July 1, 2009, AMIC implemented the 2009 Stock Incentive Plan (“AMIC 2009 Plan”), which the AMIC stockholders approved on June 19, 2009.  The AMIC 2009 Plan provided for the grants of non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, performance shares, and other awards to officers, employee and other individuals.  Under the terms of the AMIC 2009 Plan, stock options have a maximum term of ten years from the date of grant, and have various vesting criteria depending on the grant with most grants vesting 25% on the first year anniversary date of the grant and ratably over the next 36 months.  The AMIC’s 1998 Plan, which expired by its terms on October 7, 2008, had reserved for issuance a total of 7,154,198 common stock shares.  At December 31, 2010, stock options for 359,234 common stock shares were outstanding, stock options for 344,525 common stock shares were vested, and 6,537,222 common stock shares that had not been issued remained available for future stock options grants and other awards.  Awards made under AMIC’s 1998 Plan prior to its expiration are still in effect.

Stock Options

The following table summarizes information regarding AMIC’s outstanding and exercisable options for the period between the Acquisition Date and December 31, 2010:

	Shares	Weighted- Average
	Under Option	Exercise Price

March 5, 2010	355,900	$10.00
Granted	13,334	4.60
Exercised	(10,000)	4.50
December 31, 2010	359,234	9.95

The following table summarizes information regarding AMIC’s outstanding and exercisable options as of December 31, 2010:

	Outstanding	Exercisable

Number of options	359,234	344,525
Weighted average exercise price per share	$9.95	$10.14
Aggregate intrinsic value for all options	$22,154	$19,376
Weighted average contractual term remaining	3.3 years	3.1 years

The fair value of an option award is estimated on the date of grant using the Black-Scholes option valuation model. The weighted average grant-date fair-value of options granted during the period between the Acquisition Date and December 31, 2010 was $2.79 per share. The assumptions set forth in the table below were used to value the stock options granted during the period between the Acquisition Date and December 31, 2010:

Weighted-average risk-free interest rate	3.69%
Annual dividend rate per share	$-
Weighted-average volatility factor of the Company’s common stock	45.0%
Weighted-average expected term of options	5 years

Compensation expense of $47,000 was recognized for the period between the Acquisition Date and December 31, 2010, respectively, for the portion of the grant-date fair value of AMIC’s stock options vesting during the period.

AMIC received cash proceeds of $45,000 upon the exercise of 10,000 options with an intrinsic value of $1,000 during the period between the Acquisition Date and December 31, 2010.

As of December 31, 2010, the total unrecognized compensation expense related to AMIC’s non-vested options was $51,000 which will be recognized over the remaining requisite service periods.

Restricted Stock

AMIC issued 12,000 restricted stock awards in the second quarter of 2008, with a weighted average grant-date fair value of $6.92 per share.  No restricted stock awards were issued in 2010.  The total fair value of AMIC’s restricted stock that vested during the period between the Acquisition Date and December 31, 2010 was $13,000. Restricted stock expense was $15,000 for the period between the Acquisition Date and December 31, 2010.

The following table summarizes AMIC’s restricted stock activity for the period between the Acquisition Date and December 31, 2010:

	No. of	Weighted-Average
	Non-vested	Grant-Date
	Shares	Fair Value

March 5, 2010	6,333	$6.92
Vested	(2,500)	$6.92
Forfeited	(1,333)	$6.92

December 31, 2010	2,500	$6.92

As of December 31, 2010, there was approximately $8,000 of total unrecognized compensation expense related to AMIC’s non-vested restricted stock which will be recognized over the remaining requisite service periods.

Note 18. Income Taxes

The IHC and its subsidiaries, excluding AMIC, file a consolidated Federal income tax return on a June 30 fiscal year. AMIC continues to file its own separate income tax return on a September 30 fiscal year and is not included in the consolidated tax return of IHC. The provision for income tax expense (benefit) attributable to income from continuing operations as shown in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
	(In thousands)

CURRENT:
U.S. Federal	$(2,973)	$1,545	$1,913
State and Local	456	235	(211)
	(2,517)	1,780	1,702

DEFERRED:
U.S. Federal	12,698	(9,997)	(17,533)
State and Local	2,402	(2,452)	(568)
	15,100	(12,449)	(18,101)

	$12,583	$(10,669)	$(16,399)

Taxes computed at the Federal statutory rate of 35% in 2010, 2009 and 2008, attributable to pretax income from continuing operations, are reconciled to the Company’s actual income tax expense on income from continuing operations as follows:

	2010	2009	2008
	(In thousands)

Tax computed at the statutory rate	$12,688	$(6,336)	$(14,309)
Dividends received deduction and tax exempt interest	(1,816)	(2,025)	(1,433)
State and local income taxes, net of Federal effect	1,858	(1,442)	(506)
Other, net	(147)	(866)	(151)

Income tax expense	$12,583	$(10,669)	$(16,399)

Deferred income tax expense for the year ended December 31, 2010 allocated to stockholders’ equity (principally for net unrealized losses on investment securities) was $4,328,000, representing the increase in the related net deferred tax liability to $360,000 at December 31, 2010 from a tax asset of $3,968,000 at December 31, 2009.

Temporary differences between the Consolidated Financial Statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets and liabilities at December 31, 2010 and 2009 are summarized below. The net deferred tax asset or liability is included in Other Assets or Other Liabilities, as appropriate, in the Consolidated Balance Sheets. IHC and its subsidiaries, excluding AMIC, have certain tax-planning strategies that were used in determining that a valuation allowance was not necessary on its deferred tax assets at December 31, 2010 or 2009. AMIC had federal deferred tax assets of $10,839,000, net of a valuation allowance of $86,500,000, on the date of its acquisition in March 2010. AMIC has since decreased its valuation allowance due to deferred tax on unrealized gains allocated to equity.

	2010	2009
	(In thousands)

DEFERRED TAX ASSETS:
Deferred insurance policy acquisition costs	$2,612	$3,193
Unrealized losses on investment securities	771	6,532
Investment write-downs	5,383	5,665
Loss carryforwards	112,788	14,669
Investment in AMIC	-	9,479
Other	7,109	3,851

Total gross deferred tax assets	128,663	43,389
Less valuation allowance	(86,059)	-

Net deferred tax assets	42,604	43,389

DEFERRED TAX LIABILITIES:
Deferred insurance policy acquisition costs	(11,868)	(11,579)
Insurance reserves	(5,414)	(4,785)
Investment in AMIC	(2,589)	-
Other	(5,982)	(1,138)

Total gross deferred tax liabilities	(25,853)	(17,502)

Net deferred tax asset	$16,751	$25,887

As of December 31, 2010, IHC and its subsidiaries, excluding AMIC, had net operating tax loss carryforwards arising from limitations on offsetting non-life insurance company losses against life insurance company income. The non-life insurance company tax loss carryforwards amount to approximately $32,000,000 at December 31, 2010, which expire as follows (in thousands):

Tax Year:
2025	$498
2026	1,951
2027	7,294
2028	2,815
2029	7,640
2030	9,165
2031	2,637

$32,000

In addition, as of December 31, 2010, IHC and its subsidiaries, excluding AMIC, had capital tax loss carryforwards of approximately $11,215,000 expiring in 2014 and 2015 arising from the excess capital losses realized by the life insurance company group.

At December 31, 2010, AMIC had federal NOL carryforwards of approximately $273,544,000 which expire as follows (in thousands):

Tax Year:
2019	$16,677
2020	70,827
2021	142,530
2022	41,252
2023	528
2024	2
2025	-
2026	354
2027	-
2028	2
2029	1,372
$273,544

At December 31, 2010, AMIC also had NOL carryforwards of approximately $25,814,000 for state income tax purposes, primarily in the State of California.  Management believes that it is more likely than not that the state tax benefit of these net operating loss carryforwards will not be realized.

AMIC’s ability to utilize its federal NOL carrryforwards would be substantially reduced if AMIC were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. AMIC will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year ‘“testing period” by “5% stockholders.”

As the NOL carryforwards are utilized by IHC and AMIC, the amount of NOL carryforwards could be reduced upon audit by the IRS for those tax years open for assessment under the statute of limitations.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that IHC and its subsidiaries, and AMIC, will realize the benefits of these net deferred tax assets recorded at December 31, 2010. As of December 31, 2010, IHC and its subsidiaries, and AMIC, believe there were no material uncertain tax positions that would require disclosure under U.S. GAAP.

Interest expense and penalties for the years ended December 31, 2010 and 2009 are insignificant, however $969,000 of interest income related to tax refunds is included in selling, general and administrative expenses on the Consolidated Statement of Operations for the year ended December 31, 2008.

Net cash payments for income taxes were $637,000, $2,393,000 and $3,022,000 in 2010, 2009 and 2008, respectively.

Note 19.   Commitments and Concentration of Credit Risk

Certain subsidiaries of the Company are obligated under non-cancelable operating lease agreements for office space. Total rental expense for the years 2010, 2009 and 2008 for operating leases was $4,942,000, $4,137,000 and $4,048,000, respectively.

The approximate minimum annual rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year at December 31, 2010 are as follows (in thousands):

2011	$3,691
2012	2,625
2013	1,941
2014	1,570
2015	1,574
2016 and thereafter	2,576

Total	$13,977

At December 31, 2010, the Company had no investment securities of any one issuer or in any one industry which exceeded 10% of stockholders’ equity, except for investments in obligations of the U.S. Government and its agencies, and mortgage-backed securities issued by GSEs, as summarized in Note 4.

Fixed maturities with a carrying value of $11,771,000 and $10,556,000 were on deposit with various state insurance departments at December 31, 2010 and 2009, respectively.

At December 31, 2010, the Company had net receivables of $46,069,000 and $34,926,000 from two different reinsurers which are rated A- and A, respectively, by A.M. Best.  These are the only reinsurers with a net receivable that individually exceed 10% of the stockholders’ equity of the Company. The Company believes that these receivables are fully collectible.

We are involved in legal proceedings and claims that arise in the ordinary course of our businesses. We have established reserves that we believe are sufficient given information presently available relating to our outstanding legal proceedings and claims.  We do not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on our financial condition or cash flows, although there could be such an effect on our results of operations for any particular period.

Note 20.  Acquisitions of Policy Blocks

In addition to its core life and health lines of business, IHC has acquired blocks of life insurance and annuity policies from other insurance companies, guaranty associations and liquidators. The deferred acquisition costs that arise from the acquisition of these policy blocks are costs that vary with, and are primarily related to, the acquisition of new and renewal insurance contracts. As these were acquisitions of blocks of existing policies, the deferral reflects the purchase price of the policies and the associated finder’s fees. Both of these were variable and directly related to obtaining the policy block.

Madison National Life acquired a block of life insurance policies during 2010. Madison National Life did not record any significant policy block acquisitions in 2009. Effective April 1, 2008, Madison National Life acquired a block of life insurance and annuity policies by entering into a coinsurance agreement with an unaffiliated insurer whereby Madison National Life assumed 25% of the business covered under the agreement. Under terms of the acquisition, Madison National Life assumed administration of the policies on November 1, 2008.

The following reflects the impact of these transactions:

	2010	2008
Liabilities:
Insurance reserves - life	$1,603	$32,183
Funds on deposit	-	32,251
Other policyholders’ funds	-	4,700
Other	3	27
	1,606	69,161

Non-cash assets:
Deferred acquisition costs	100	8,850
Other investments (policy loans)	251	2,971
Due and unpaid premiums	63	61
	414	11,882

Cash received	$1,192	$57,279

Note 21.  Reinsurance

Standard Security Life, Madison National Life and Independence American reinsure portions of certain business in order to limit the assumption of disproportionate risks. Standard Security Life, Madison National Life and Independence American retain varying amounts of individual life or group life insurance. Amounts not retained are ceded to other companies on an automatic or facultative basis.  In addition, Standard Security Life, Madison National Life and Independence American participate in various coinsurance treaties on a quota share basis. Standard Security Life, Madison National Life and Independence American are contingently liable with respect to reinsurance in the unlikely event that the assuming reinsurers are unable to meet their obligations.  The ceding of reinsurance does not discharge the primary liability of the original insurer to the insured.

Madison National Life entered into a reinsurance treaty with an unaffiliated reinsurer to cede $48,837,000 of life reserves, effective April 1, 2009, in exchange for transferring $40,639,000 in cash to such reinsurer. Madison National Life recorded a net deferred gain of $8,198,000 which will be amortized over the life of the contract. In accordance with the terms of the agreement, Madison National Life will continue to administer this block of business.

The effect of reinsurance on life insurance in-force, benefits to policyholders and premiums earned is as follows:

		ASSUMED			PERCENTAGE
	GROSS	FROM OTHER	CEDED TO OTHER	NET	OF AMOUNT ASSUMED
	AMOUNT	COMPANIES	COMPANIES	AMOUNT	TO NET
	(In thousands)

Life Insurance In-Force:

December 31, 2010	$11,253,298	$291,467	$5,797,444	$5,747,321	5.1%
December 31, 2009	$11,091,711	$703,045	$6,173,559	$5,621,197	12.5%
December 31, 2008	$7,224,141	$554,219	$2,326,940	$5,451,420	10.2%

Benefits to Policyholders:

December 31, 2010	$307,988	$65,624	$132,936	$240,676	27.3%
December 31, 2009	$302,785	$93,307	$176,301	$219,791	42.5%
December 31, 2008	$320,869	$77,464	$176,736	$221,597	35.0%

Premiums Earned:

December 31, 2010
Health	$394,446	$55,036	$159,896	$289,586	19.0%
Life and annuity	48,280	8,712	20,432	36,560	23.8%
	$442,726	$63,748	$180,328	$326,146	19.5%

December 31, 2009
Health	$376,139	$97,527	$215,567	$258,099	37.8%
Life and annuity	39,285	14,595	17,180	36,700	39.8%
	$415,424	$112,122	$232,747	$294,799	38.0%

December 31, 2008
Health	$428,186	$89,972	$237,944	$280,214	32.1%
Life and annuity	35,888	10,073	8,887	37,074	27.2%
	$464,074	$100,045	$246,831	$317,288	31.5%

Included in Gross Amount in 2010, 2009 and 2008, respectively, are $8,452,000, $62,259,000 and $76,835,000 of premiums written through AMIC subsidiaries prior to its consolidation in 2010. Included in Ceded to Other Companies in 2010, 2009 and 2008, respectively, are $5,867,000, $45,519,000 and $57,031,000 of Premiums Earned and $3,020,000, $31,009,000 and $39,670,000 of Benefits to Policyholders for business ceded to Independence American, a subsidiary of AMIC prior to its consolidation in 2010.

Note 22.   Segment Reporting

The Insurance Group principally engages in the life and health insurance business. Interest expense, taxes, and general expenses associated with parent company activities are included in Corporate. Identifiable assets by segment are those assets that are utilized in each segment and are allocated based upon the mean reserves and liabilities of each such segment. Corporate assets are composed principally of cash equivalents, resale agreements, fixed maturities, equity securities, partnership interests and certain other investments. Information by business segment for the years ended December 31, 2010, 2009 and 2008 is presented below.

	2010	2009	2008
	(In thousands)
Revenues:
Medical Stop-Loss (A)	$130,654	$133,121	$165,285
Fully Insured Health (B)	150,684	115,975	121,195
Group disability; life, annuities and DBL (C)	65,972	64,992	57,664
Individual life, annuities and other	58,641	60,638	62,941
Corporate	28,590	1,314	(2,750)
	434,541	376,040	404,335
Net realized investment gains (losses)	4,646	8,789	(12,401)
Other-than-temporary impairment losses	(3,819)	(29,991)	(38,247)

Total revenues	$435,368	$354,838	$353,687

Income (loss) from continuing operations before income taxes:
Medical Stop-Loss (A)	$1,878	$3,709	$4,386
Fully Insured Health (B)	3,126	(7,808)	499
Group disability; life, annuities and DBL (C) (D)	6,646	7,107	7,356
Individual life, annuities and other	2,217	6,302	6,817
Corporate	23,470	(3,393)	(5,611)
	37,337	5,917	13,447
Interest expense	(1,912)	(2,817)	(3,776)
Net realized investment gains (losses)	4,646	8,789	(12,401)
Other-than-temporary impairment losses	(3,819)	(29,991)	(38,247)

Income (loss) from continuing operations before income taxes	$36,252	$(18,102)	$(40,977)

(A)	The amount includes equity income from AMIC (prior to its acquisition) of $14,000, $786,000 and $338,000 for the years 2010, 2009 and 2008, respectively.

(B)	The amount includes equity income from AMIC (prior to its acquisition) of $244,000, $387,000 and $96,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(C)	The amount includes equity income from AMIC (prior to its acquisition) of $22,000, $116,000 and $46,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(D)
The Fully Insured Health segment includes amortization of intangible assets recorded as a result of purchase accounting for the recent acquisitions. Total amortization expense was $2,382,000, $2,458,000 and $2,722,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Amortization expense for the other segments is insignificant.

	2010	2009
	(In thousands)
IDENTIFIABLE ASSETS AT YEAR END
Medical Stop-Loss (A)	$187,639	$143,935
Fully Insured Health (B)	164,014	153,582
Group disability; life, annuities and DBL	281,495	266,640
Individual life, annuities and other	681,244	672,798
Corporate (C)	47,400	67,521
	$1,361,792	$1,304,476

(A)	The Medical Stop-Loss segment includes allocated goodwill of $5,664,000 and $4,205,000 at December 31, 2010 and 2009.

(B)	The Fully Insured Health segment includes allocated goodwill of $46,048,000 and $44,654,000 at December 31, 2010 and 2009, respectively.

(C)	At December 31, 2009, the Corporate segment includes the $19,234,000 equity investment in AMIC.

Note 23.	Dividend Restrictions on Insurance Subsidiaries and IHC

Dividends from Madison National Life are subject to the prior notification to the Commissioner of Insurance of the State of Wisconsin if such dividend distribution exceeds 115% of the distribution for the corresponding period of the previous year.  In addition, if such dividends, together with the fair market value of other dividends paid or credited and distributions made within the preceding twelve months, exceed the lesser of (i) total net gain from operations for the preceding calendar year minus realized capital gains for that calendar year and (ii) 10% of surplus with regard to policyholders as of December 31 of the preceding year, such dividends may be paid so long as such dividends have not been disapproved by the Wisconsin Insurance Commissioner within 30 days of its receipt of notice thereof. Madison National Life declared and paid $3,450,000 and $3,000,000, respectively, of dividends in 2010 and 2009.   No dividends were declared or paid by Madison National Life in 2008. Madison National Life’s statutory capital and surplus was $174,171,000 (unaudited) and $169,301,000 as of December 31, 2010 and 2009, respectively. For the years ended December 31, 2010, 2009 and 2008, Madison National Life’s statutory net income (loss) was $12,820,000 (unaudited), $21,423,000 and $(4,824,000), respectively.

The payment of dividends by Standard Security Life to its parent, Madison National Life, is subject to the prior notification to the New York State Insurance Department if such dividends, together with other dividends in such calendar year exceed the lesser of (i) 10% of surplus as regards policyholders as of the immediately preceding calendar year and (ii) net gain from operations for the immediately preceding calendar year, not including realized capital gains. Such dividends may be paid so long as they have not been disapproved by the New York State Department of Insurance within 30 days of its receipt of notice thereof. Standard Security Life declared and paid dividends to Madison National Life of $8,500,000, $7,800,000 and $4,500,000 in 2010, 2009 and 2008, respectively. Standard Security Life’s statutory capital and surplus was $109,264,000 (unaudited) and $115,055,000 as of December 31, 2010 and 2009, respectively. For the years ended December 31, 2010, 2009 and 2008, Standard Security Life’s statutory net income (loss) was $3,267,000 (unaudited), $8,783,000 and $(3,803,000), respectively.

Dividends from Independence American to its parent, a subsidiary of AMIC, are subject to the prior notification to the Delaware Insurance Commissioner, if such dividends, together with the fair market value of other dividends or distributions made within the preceding twelve months, exceed the greater of (i) 10% of surplus as regards policyholders as of the preceding December 31 or (ii) net income, not including realized capital gains, for the twelve-month period ending the December 31 next preceding.  Such dividends may be paid as long as they have not been disapproved by the Delaware Insurance Commissioner within 30 days of its receipt of notice thereof.  Independence American paid dividends of $1,500,000 in 2010. Independence American’s statutory surplus was $47,392,000 (unaudited) as of December 31, 2010 and statutory net income was $2,697,000 (unaudited) for 2010.

Under Delaware law, IHC is permitted to pay dividends from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. IHC declared cash dividends of $762,000 in 2010 and $771,000 in both 2009 and 2008.

Note 24.  Other Comprehensive Income (Loss)

The components of total comprehensive income (loss) include (i) net income or loss reported in the Consolidated Statements of Operations, (ii) the after-tax net unrealized gains and losses on investment securities available-for-sale, including the subsequent increases and decreases in fair value of available-for-sale securities previously impaired, and (iii) effective April 1, 2009, the non-credit related component of other-than-temporary impairments of fixed maturities, net of tax.

The net unrealized gains and losses on investment securities included in total comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Before	Tax	Net of
	Tax	Effect	Tax
	(In thousands)
2010
Unrealized gains arising during the year	$20,762	$(6,398)	$14,364
Allocation to deferred acquisition costs	(3,042)	-	(3,042)
Reclassification of net gains included in earnings	(9,474)	3,433	(6,041)
Reclassification of losses recognized as other-than-temporary impairments in earnings	3,819	(1,363)	2,456
Net unrealized gains on available-for-sale securities	$12,065	$(4,328)	$7,737

2009
Unrealized gains arising during the year	$95,484	$(30,006)	$65,478
Allocation to deferred acquisition costs	(11,559)	-	(11,559)
Reclassification of net gains included in earnings	(8,789)	3,144	(5,645)
Reclassification of losses recognized as other-than-temporary impairments in earnings	793	(289)	504
Net unrealized losses on available-for-sale securities	$75,929	$(27,151)	$48,778

2008
Unrealized losses arising during the year	$(114,993)	$37,065	$(77,928)
Allocation to deferred acquisition costs	11,340	-	11,340
Reclassification of net losses included in earnings	5,999	(2,099)	3,900
Reclassification of losses recognized as other-than-temporary impairments in earnings	38,247	(13,725)	24,522
Net unrealized losses on available-for-sale securities	$(59,407)	$21,241	$(38,166)

Included in accumulated other comprehensive income at December 31, 2010 and 2009 are after-tax adjustments of $1,132,000 and $1,542,000, respectively, related to the non-credit related component of other-than-temporary impairment losses recorded in connection with new accounting standards adopted on April 1, 2009. For the year ended December 31, 2010 the reclassification of net gains to earnings includes $410,000 of the non-credit related component of previously recorded other-than-temporary impairments on securities that were sold during the period, net of $221,000 tax.  No losses for other-than-temporary impairments were recognized in other comprehensive income since the adoption, in the second quarter of 2009, of the new accounting standards related to other-than-temporary impairments.

Note 25.  Quarterly Data   (Unaudited)

The quarterly results of operations for the years ended December 31, 2010 and 2009 are summarized below:

	FIRST	SECOND	THIRD	FOURTH
	QUARTER	QUARTER	QUARTER	QUARTER
	(In thousands, except per share data)
2010

Total revenues	$116,350	$106,431	$107,875	$104,712

Income (loss) from continuing operations	$16,377	$2,318	$5,051	$(77)
Loss from discontinued operations	(127)	(55)	(21)	(53)
(Income) from noncontrolling interests in subsidiaries	(216)	(565)	(610)	(285)

Net income (loss) attributable to IHC	$16,034	$1,698	$4,420	$(415)

Basic income (loss) per common share:
Income (loss) from continuing operations	$1.06	$.11	$.29	$(.02)
Loss from discontinued operations	(.01)	-	-	(.01)

Basic income (loss) per common share	$1.05	$.11	$.29	$(.03)

Diluted income (loss) per common are:
Income (loss) from continuing operations	$1.05	$.11	$.29	$(.02)
Loss from discontinued operations	(.01)	-	-	(.01)

Diluted income (loss) per share	$1.04	$.11	$.29	$(.03)

	FIRST	SECOND	THIRD	FOURTH
	QUARTER	QUARTER	QUARTER	QUARTER
	(In thousands, except per share data)
2009

Total revenues	$98,795	$99,983	$92,512	$63,548

Income (loss) from continuing operations	$3,349	$1,963	$1,881	$(14,626)
Income (loss) from discontinued operations	(237)	(117)	49	606
Income (loss) from noncontrolling interests in subsidiaries	7	13	(5)	(5)

Net income (loss) attributable to IHC	$3,119	$1,859	$1,925	$(14,025)

Basic (loss) income per common share:
Income (loss) from continuing operations	$.22	$.13	$.12	$(.95)
Income (loss) from discontinued operations	(.02)	(.01)	-	.04

Basic income (loss) per common share	$.20	$.12	$.12	$(.91)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$.22	$.13	$.12	$(.95)
Income (loss) from discontinued operations	(.02)	(.01)	-	.04

Diluted income (loss) per share	$.20	$.12	$.12	$(.91)

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

AMERICAN INDEPENDENCE CORP. AND SUBSIDIARIES

*All other schedules have been omitted as they are not applicable or not required, or the information is included in the Consolidated Financial Statements or Notes thereto.

American Independence Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
	March 31,
	2011	December 31,
	(Unaudited)	2010
ASSETS:
Investments:
Securities purchased under agreements to resell	$4,067	$6,716
Fixed maturities available-for-sale, at fair value	54,935	53,736
Equity securities available-for-sale, at fair value	5,957	3,997

Total investments	64,959	64,449

Cash and cash equivalents	2,350	2,614
Restricted cash ($2,459 and $2,562, respectively, restricted by related parties)	4,615	4,194
Accrued investment income	568	429
Premiums receivable ($3,889 and $4,157, respectively, due from related parties)	9,645	10,065
Net deferred tax asset	9,786	10,250
Due from reinsurers ($5,370 and $5,300, respectively, due from related parties)	9,450	9,155
Goodwill	23,561	23,561
Intangible assets	1,494	1,689
Accrued fee income ($545 and $541, respectively, due from related parties)	1,670	1,233
Due from securities brokers	133	65
Other assets ($3 and $0, respectively, due from related parties)	5,738	5,645

TOTAL ASSETS	$133,969	$133,349

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Insurance reserves ($13,332 and $13,440, respectively, due to related parties)	$24,525	$24,998
Premium and claim funds payable ($2,459 and $2,562, respectively, due to related parties)	4,615	4,194
Commission payable ($2,345 and $2,404, respectively, due to related parties)	4,245	4,181
Accounts payable, accruals and other liabilities ($458 and $357, respectively, due to related parties)	3,541	3,557
State income taxes payable	869	835
Due to securities brokers	1,280	1,327
Due to reinsurers ($184 and $162, respectively, due to related parties)	1,927	2,080

Total liabilities	41,002	41,172

STOCKHOLDERS’ EQUITY:
American Independence Corp. stockholders’ equity:
Preferred stock, $0.10 par value, 1,000 shares designated; no shares issued and outstanding	-	-
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,181,793 shares issued, respectively; 8,513,313 and 8,508,591 shares outstanding, respectively	92	92
Additional paid-in capital	479,926	479,910
Accumulated other comprehensive income	22	103
Treasury stock, at cost, 668,480 and 673,202 shares, respectively	(7,920)	(7,976)
Accumulated deficit	(379,167)	(380,069)
Total American Independence Corp. stockholders’ equity	92,953	92,060
Non-controlling interest in subsidiaries	14	117
Total equity	92,967	92,177
TOTAL LIABILITIES AND EQUITY	$133,969	$133,349

See accompanying notes to condensed consolidated financial statements.

American Independence Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2011	2010

REVENUES:
Premiums earned ($8,055 and $8,801, respectively, from related parties)	$17,769	$18,411
MGU and agency income ($852 and $1,672, respectively, from related parties)	3,316	3,647
Net investment income	559	614
Net realized investment gains (losses)	(15)	186
Other income (loss)	93	(14)
	21,722	22,844

EXPENSES
Insurance benefits, claims and reserves ($4,946 and $4,531,respectively, from related parties)	11,048	12,318
Selling, general and administrative expenses ($3,033 and $3,183,respectively, from related parties)	8,908	8,826
Amortization and depreciation	214	213
	20,170	21,357

Income before income tax	1,552	1,487
Provision for income taxes	495	453

Net income	1,057	1,034
Less: Net income attributable to the non-controlling interest	(120)	(191)

Net income attributable to American Independence Corp.	$937	$843

Basic income per common share:
Net income attributable to American Independence Corp. common stockholders	$.11	$.10

Weighted-average shares outstanding	8,511	8,506

Diluted income per common share:
Net income attributable to American Independence Corp. common stockholders	$.11	$.10

Weighted-average diluted shares outstanding	8,511	8,506

See accompanying notes to condensed consolidated financial statements.

American Independence Corp. and Subsidiaries
Condensed Consolidated Statements of Changes In Stockholders’ Equity
Three Months Ended March 31, 2011
(In thousands)
(Unaudited)

			ACCUMULATED				NON-
		ADDITIONAL	OTHER	TREASURY		TOTAL AMIC	CONTROLLING
	COMMON	PAID-IN	COMPREHENSIVE	STOCK,	ACCUMULATED	STOCKHOLDERS’	INTERESTS IN	TOTAL
	STOCK	CAPITAL	INCOME	AT COST	DEFICIT	EQUITY	SUBSIDIARIES	EQUITY

BALANCE AT DECEMBER 31, 2010	$92	$479,910	$103	$(7,976)	$(380,069)	$92,060	$117	$92,177

Net income					937	937	120	1,057

Net change in unrealized gains on certain available-for-sale securities			(81)			(81)	-	(81)
Total comprehensive income						856	120	976

Exercise of stock options				56	(35)	21	-	21
Dividends paid to non-controlling interest							(223)	(223)
Share-based compensation expense		16				16	-	16

BALANCE AT MARCH 31, 2011	$92	$479,926	$22	$(7,920)	$(379,167)	$92,953	$14	$92,967

See accompanying notes to condensed consolidated financial statements.

American Independence Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,057	$1,034
Adjustments to reconcile net income to net change in cash from operating activities:
Net realized investment (gains) losses	15	(186)
Amortization and depreciation	214	213
Equity loss	5	17
Deferred tax expense	495	455
Non-cash stock compensation expense	16	19
Change in operating assets and liabilities:
Change in insurance reserves	(473)	(1,913)
Change in net amounts due from and to reinsurers	(448)	723
Change in accrued fee income	(437)	(383)
Change in premiums receivable	420	739
Change in income taxes	-	(13)
Change in other assets and other liabilities	(351)	(83)

Net cash provided by operating activities of continuing operations	513	622
Net cash used by operating activities of discontinued operations	-	(79)
Net cash provided by operating activities	513	543

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in net amount due from and to securities brokers	(115)	(461)
Net sales of securities under resale and repurchase agreements	2,649	1,274
Sales of and principal repayments on fixed maturities	7,779	11,661
Maturities and other repayments of fixed maturities	1,479	1,795
Purchases of fixed maturities	(10,722)	(14,246)
Sales of equity securities	849	1,142
Purchases of equity securities	(2,717)	(1,020)

Net cash provided (used) by investing activities	(798)	145

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	21	-

Net cash provided by financing activities	21	-

Increase (decrease) in cash and cash equivalents	(264)	688
Cash and cash equivalents, beginning of period	2,614	4,073
Cash and cash equivalents, end of period	$2,350	$4,761

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for:
Income taxes	$2	$4

See accompanying notes to condensed consolidated financial statements.

American Independence Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.           Significant Accounting Policies and Practices

(A)           Business and Organization

American Independence Corp. is a Delaware corporation (NASDAQ: AMIC).  AMIC is a holding company principally engaged in the insurance and reinsurance business through: a) its wholly owned insurance company, Independence American Insurance Company ("Independence American"); b) its managing general underwriter subsidiaries: Risk Assessment Strategies, Inc. ("RAS"), and Marlton Risk Group LLC ("Marlton"); c) its 23% investment in Majestic Underwriters LLC ("Majestic"); d) its 51% ownership in HealthInsurance.org, LLC (“HIO”), an insurance and marketing agency; e) its 51% ownership in Independent Producers of America, LLC (“IPA”), a national career agent marketing organization; f) its wholly owned stop-loss sales office, IHC Risk Solutions – IIG (“IIG”); and g) its wholly owned claims administration company, IHC Risk Solutions, Inc. (“RSI”), formerly known as Excess Claims Administrators, Inc.  During 2010, AMIC owned another managing general underwriter, IndependenceCare Underwriting Services – Minneapolis, L.L.C. ("IndependenceCare"), which was put into runoff prior the end of 2009.  IndependenceCare, RAS and Marlton are collectively referred to as "AMIC’s MGUs".  HIO, IIG, IPA, and RSI are collectively referred to as “AMIC’s Agencies”.  After the end of the first quarter of 2011, AMIC consolidated RAS, IIG and RSI into Marlton and changed the name of the merged entity to IHC Risk Solutions LLC (“Risk Solutions”).

As used in this report, unless otherwise required by the context, AMIC and its subsidiaries are sometimes collectively referred to as "AMIC", or are implicit in the terms "it", "them" and "their".

Since November 2002, AMIC has been affiliated with Independence Holding Company ("IHC"), which owned 63% of AMIC's stock as of March 31, 2011.  The senior management of IHC provides direction to AMIC through a service agreement between AMIC and IHC.  IHC has also entered into reinsurance treaties through its wholly owned subsidiaries, Standard Security Life Insurance Company of New York (“Standard Security Life”) and Madison National Life Insurance Company, Inc. (“Madison National Life”), whereby AMIC assumes reinsurance premiums from the following lines of business: medical stop-loss, New York statutory disability (“DBL”), short-term medical and group major medical.

(B)            Basis of Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of AMIC and its consolidated subsidiaries. All intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. GAAP requires AMIC management to make estimates and assumptions that affect:  (i) the reported amounts of assets and liabilities; (ii) the disclosure of contingent assets and liabilities at the date of the financial statements; and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. AMIC’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, should be read in conjunction with the accompanying condensed consolidated financial statements.

In the opinion of AMIC management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the condensed consolidated financial position and results of operations for the interim periods have been included. The condensed consolidated results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be anticipated for the entire year.

(C)            Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In December 2010, the FASB issued guidance that amends existing goodwill impairment test guidance to include a requirement that entities perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts if it is more likely than not that an impairment exists.  This guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  The adoption of this guidance, effective January 1, 2011, did not have a material effect on AMIC's consolidated financial statements.

In December 2010, the FASB issued guidance that clarifies the existing requirements for pro forma revenue and earnings disclosures, and expands the supplemental pro forma revenue and earnings disclosures, for public companies that have completed business acquisitions.  The amendments in this guidance were effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  The adoption of this guidance, effective January 1, 2011, did not have a material effect on AMIC's consolidated financial statements.

In January 2010, the FASB issued standards requiring entities to provide the activity of Level 3 security purchases, sales, issuances, and settlements on a gross basis, which were be effective for fiscal years beginning after December 15, 2010. The adoption of this guidance did not have a material effect on AMIC's consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In April 2011, the FASB issued guidance that amends existing standards with regards to transfers of financial assets under repurchase and other agreements that entitle and obligate the transferor to repurchase or redeem the assets prior to maturity. Specifically, with respect to assessing effective control in such agreements, the criteria that the transferor must have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even upon the transferee's default, has been eliminated; as has the corresponding criterion calling for the transferor to have obtained cash or other sufficient collateral to purchase replacement assets from a third party, which was required to demonstrate such ability. This guidance is effective for the first interim or annual period beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on AMIC’s consolidated financial statements.

In October 2010, the FASB issued guidance that specifies the accounting treatment for the costs incurred by insurance entities when acquiring new and renewal insurance contracts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and should be applied prospectively upon adoption. AMIC is currently evaluating the potential impact the amendments in this update will have on its consolidated financial statements.

(D)           Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  The effects of all subsequent events that provided additional evidence about conditions that existed at the date of the balance sheet, including estimates, if any, have been recognized in the accompanying Condensed Consolidated Balance Sheet and Condensed Consolidated Statements of Operations as of and for the three month period ended March 31, 2011.  AMIC did not recognize subsequent events that provided evidence about conditions that arose after the balance sheet date.

2.           Income Per Common Share

Income per common share calculations are based on the weighted-average of common shares and common share equivalents outstanding during the year.  Restricted stock and common stock options are considered to be common share equivalents and are used to calculate income per common share except when they are anti-dilutive.  For the three months ended March 31, 2011 and 2010, shares from the assumed dilution due to the exercise of common stock options and vesting of restricted stock using the treasury stock method were deemed anti-dilutive.

3.           MGU and Agency Income

AMIC records MGU fee income as corresponding policy premiums are earned.  AMIC’s MGUs are compensated in two ways.  They earn fee income based on the volume of business produced for marketing, underwriting and administrative services that they provide for their carriers (“fee income–administration”), and earn profit-sharing commissions if such business exceeds certain profitability benchmarks (“fee income–profit commissions”). Profit-sharing commissions are accounted for beginning in the period in which AMIC believes they are reasonably estimable, which is typically at the point that claims have developed to a level where claim development patterns can be applied to generate reasonably reliable estimates of ultimate claim levels. Profit-sharing commissions are a function of an MGU attaining certain profitability thresholds and could vary greatly from quarter to quarter.  Agency income consists of commissions, fees and lead revenue earned by AMIC’s Agencies.

MGU and Agency income consisted of the following:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)

Agency income	$2,024	$2,283
MGU fee income–administration	1,023	1,103
MGU fee income– profit commissions	269	261

	$3,316	$3,647

4.           Investments

The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of long-term investment securities are as follows:

	MARCH 31, 2011
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
		(In thousands)
FIXED MATURITIES AVAILABLE-FOR-SALE:

Corporate securities	$20,598	$139	$(285)	$20,452
Collateralized mortgage obligations (CMO) – residential	1,255	303	(118)	1,440
CMO – commercial	579	-	(279)	300
States, municipalities and political subdivisions	15,857	115	(274)	15,698
U.S. Government	6,721	133	(1)	6,853
Government sponsored enterprise (GSE)	9,897	80	(43)	9,934
Agency mortgage backed pass through securities (MBS)	242	16	-	258
Total fixed maturities	$55,149	$786	$(1,000)	$54,935

EQUITY SECURITIES AVAILABLE-FOR-SALE
Common stock	$978	$57	$(14)	$1,021
Preferred stock with maturities	273	58	-	331
Preferred stock without maturities	4,470	150	(15)	4,605
Total equity securities	$5,721	$265	$(29)	$5,957
	DECEMBER 31, 2010
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
		(In thousands)
FIXED MATURITIES AVAILABLE-FOR-SALE:

Corporate securities	$15,850	$167	$(248)	$15,769
CMO – residential	2,021	279	(107)	2,193
CMO – commercial	579	-	(256)	323
States, municipalities and political subdivisions	17,239	152	(327)	17,064
U.S. Government	10,137	159	-	10,296
GSE	7,678	145	(5)	7,818
MBS	256	17	-	273
Total fixed maturities	$53,760	$919	$(943)	$53,736

EQUITY SECURITIES AVAILABLE-FOR-SALE
Common stock	$604	$26	$(20)	$610
Preferred stock with maturities	273	54	-	327
Preferred stock without maturities	2,993	77	(10)	3,060
Total equity securities	$3,870	$157	$(30)	$3,997

Government-sponsored enterprise mortgage-backed securities consist of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities.

The unrealized gains (losses) on certain preferred stocks with maturities at March 31, 2011 and December 31, 2010 includes $99,000 related to the non-credit related component of other-than-temporary impairment losses recorded in accumulated other comprehensive income in connection with new accounting standards adopted on April 1, 2009

The amortized cost and fair value of fixed maturities at March 31, 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  The average life of mortgage-backed securities is affected by prepayments on the underlying loans and, therefore, is materially shorter than the original stated maturity.

			% OF
	AMORTIZED	FAIR	TOTAL FAIR
	COST	VALUE	VALUE
	(In thousands)

Due in one year or less	$2,546	$2,563	5%
Due after one year through five years	22,725	22,850	42%
Due after five years through ten years	12,296	12,218	22%
Due after ten years	9,275	9,048	16%
	46,842	46,679	85%

CMO and MBS
15 years	3,313	3,234	6%
20 years	-	-	-%
30 years	4,994	5,022	9%

	$55,149	$54,935	100%

The following tables summarize, for all securities in an unrealized loss position at March 31, 2011 and December 31, 2010, the aggregate fair value and gross unrealized loss by length of time, those securities that have continuously been in an unrealized loss position (in thousands):

	March 31, 2011
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
FIXED MATURITIES:

Corporate securities	$12,642	$257	$357	$28	$12,999	$285
CMO – residential	28	29	351	89	379	118
CMO – commercial	-	-	300	279	300	279
States, municipalities and political subdivisions	5,543	151	2,424	123	7,967	274
U.S. Government	1,735	1	-	-	1,735	1
GSE	4,097	43	-	-	4,097	43
Total fixed maturities	$24,045	$481	$3,432	$519	$27,477	$1,000

EQUITY SECURITIES:

Common stock	$190	$14	$-	$-	$190	$14
Preferred stock without maturities	-	-	980	15	980	15
Total equity securities	$190	$14	$980	$15	$1,170	$29

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
FIXED MATURITIES:

Corporate securities	$6,970	$216	$359	$32	$7,329	$248
CMO – residential	88	16	642	91	730	107
CMO – commercial	-	-	323	256	323	256
States, municipalities and political subdivisions	6,351	189	2,413	138	8,764	327
GSE	544	5	-	-	544	5
Total fixed maturities	$13,953	$426	$3,737	$517	$17,690	$943

EQUITY SECURITIES:

Common stock	$141	$20	$-	$-	$141	$20
Preferred stock without maturities	1,283	10	-	-	1,283	10
Total equity securities	$1,424	$30	$-	$-	$1,424	$30

At March 31, 2011, a total of 25 fixed maturities and 9 equity securities were in a continuous unrealized loss position for less than 12 months. Also, at March 31, 2011, a total of 6 fixed maturities and one equity security were in a continuous unrealized loss position for 12 months or longer. At December 31, 2010 a total of 20 fixed maturities and 9 equity securities were in a continuous unrealized loss position for less than 12 months. Also, at December 31, 2010, a total of 7 fixed maturities were in a continuous unrealized loss position for 12 months or longer. Except for certain fixed maturities which are determined to be other-than-temporarily impaired, there are no securities past due or securities for which AMIC currently believes it is not probable that it will collect the current amortized cost basis of the security.

Substantially all of the unrealized losses on fixed maturities at March 31, 2011 and December 31, 2010 were attributable to changes in market interest rates and general disruptions in the credit market subsequent to purchase. The unrealized losses on corporate securities and state and political subdivisions are due to wider spreads.  Spreads have widened in recent years as investors shifted funds to US Treasuries in response to the current market turmoil.  Because AMIC does not intend to sell, nor is it more likely than not that AMIC will have to sell, such investments before recovery of their amortized cost bases, AMIC does not consider those investments to be other-than-temporarily impaired at March 31, 2011.

At March 31, 2011, AMIC had $1,268,000 invested in whole loan CMOs backed by Alt-A mortgages. Of this amount, 74.1% were in CMOs that originated in 2005 or earlier and 25.9% were in CMOs that originated in 2006 or later. The unrealized losses on all other CMO’s relate to prime rate CMO’s and are primarily attributable to general disruptions in the credit market subsequent to purchase.

Other-Than-Temporary Impairment Evaluations

AMIC reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. Beginning April 1, 2009, AMIC adopted new accounting guidance that specified new criteria for identifying and recognizing other-than-temporary impairment losses on fixed maturities.  The factors considered by AMIC’s management in its regular review include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; AMIC’s intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates.  If AMIC intends to sell a debt security, or it is more likely than not that it would be required to sell a debt security before the recovery of its amortized cost basis, the entire difference between the security's amortized cost basis and its fair value at the balance sheet date would be recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statement of Operations.  If a decline in fair value of a debt security is judged by AMIC’s management to be other-than-temporary and; (i) AMIC does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, AMIC assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists.  For any such security, the impairment is bifurcated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statements of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Condensed Consolidated Balance Sheets.  It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

In assessing corporate debt securities for other-than-temporary impairment, AMIC evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. For mortgage-backed securities where loan level data is not available, AMIC uses a cash flow model based on the collateral characteristics. Assumptions about loss severity and defaults used in the model are primarily based on actual losses experienced and defaults in the collateral pool. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the mortgage-backed security held by AMIC. In addition, AMIC evaluates other asset-backed securities for other-than-temporary impairment by examining similar characteristics referenced above for mortgage-backed securities.  AMIC evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, and obligations of states and political subdivisions for other-than-temporary impairment by examining the terms and collateral of the security.

Prior to April 1, 2009, AMIC assessed its ability and intent to hold a fixed maturity for a period of time sufficient to allow for a recovery in fair value. If AMIC could not assert this condition, an other-than-temporary impairment loss was recognized in the Condensed Consolidated Statements of Operations.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and AMIC’s ability and intent to hold the security to recovery.  If a decline in fair value is judged by AMIC’s management to be other-than-temporary or AMIC’s management does not have the intent or ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Condensed Consolidated Statements of Operations for the difference between the carrying value and the fair value of the securities.  For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities.  Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment.

Subsequent increases and decreases, if not an other-than-temporary impairment, in the fair value of available-for-sale securities that were previously impaired, are included in other comprehensive income in the Condensed Consolidated Balance Sheet.

Cumulative credit losses for other-than-temporary impairments recorded on securities for which a portion of an other-than-temporary impairment was recognized in other comprehensive income were as follows (in thousands):

Balance at December 31, 2010	$99
Additions	-

Balance at March 31, 2011	$99

Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalance in liquidity that exist in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and AMIC may incur additional write-downs.

5.           Net Realized Investment Gains (Losses)

Net realized investment gains (losses) for the three months ended March 31, 2011 and 2010 are as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net realized investment gains (losses):
Fixed maturities	$2	$168
Common stock	(17)	21
Preferred stock	-	(3)
Net realized investment gains (losses)	$(15)	$186

For the three months ended March 31, 2011, AMIC recorded realized gross gains of $91,000 and gross losses of $106,000 on sales of available-for-sale securities.  For the three months ended March 31, 2010, AMIC recorded realized gross gains of $263,000 and gross losses of $77,000 on sales of available-for-sale securities.

6.           Fair Value Measurements

For all financial and non-financial instruments accounted for at fair value on a recurring basis, AMIC utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect AMIC’s market expectations. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 –	Instruments where significant value drivers are unobservable.

The following section describes the valuation methodologies AMIC uses to measure different financial instruments at fair value.

Investments in fixed maturities and equity securities

Available-for-sale securities included in Level 1 are equity securities with quoted market prices.  Level 2 is primarily comprised of AMIC’s portfolio of corporate fixed income securities, government agency mortgage-backed securities, government sponsored enterprises, certain CMO securities, municipals and certain preferred stocks that were priced with observable market inputs.  Level 3 securities consist of certain CMO securities, primarily Alt-A mortgages.  For these securities, AMIC uses industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on AMIC management’s assumptions and available market information. Further, they retain independent pricing vendors to assist in valuing certain instruments.

The following tables present AMIC’s financial assets measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010, respectively (in thousands):

	March 31, 2011
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$20,452	$-	$20,452
CMO - residential	-	123	1,317	1,440
CMO – commercial	-	-	300	300
States, municipalities and political subdivisions	-	15,698	-	15,698
U.S. Government	-	6,853	-	6,853
GSE	-	9,934	-	9,934
MBS - residential	-	258	-	258
Total fixed maturities	-	53,318	1,617	54,935

Equity securities available-for-sale:
Common stock	1,021	-	-	1,021
Preferred stock with maturities	331	-	-	331
Preferred stock without maturities	4,605	-	-	4,605
Total equity securities	5,957	-	-	5,957

Total financial assets	$5,957	$53,318	$1,617	$60,892

	December 31, 2010
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$15,769	$-	$15,769
CMO - residential	-	634	1,559	2,193
CMO – commercial	-	-	323	323
States, municipalities and political subdivisions	-	17,064	-	17,064
U.S. Government	-	10,296	-	10,296
GSE	-	7,818	-	7,818
MBS - residential	-	273	-	273
Total fixed maturities	-	51,854	1,882	53,736

Equity securities available-for-sale:
Common stock	610	-	-	610
Preferred stock with maturities	327	-	-	327
Preferred stock without maturities	3,060	-	-	3,060
Total equity securities	3,997	-	-	3,997

Total financial assets	$3,997	$51,854	$1,882	$57,733

It is AMIC’s policy to recognize transfers of assets and liabilities between levels of the fair value hierarchy at the end of a reporting period.  For the three months ending March 31, 2011, there were no transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy.  No securities were transferred out of the Level 2 and into the Level 3 category as a result of limited or inactive markets during the first three months of 2011.  AMIC does not transfer out of Level 3 and into Level 2 until such time as observable inputs become available and reliable or the range of available independent prices narrow.  No securities were transferred out of the Level 3 category in the first three months of 2011.  The changes in the carrying value of Level 3 assets and liabilities for the three months ended March 31, 2011 are summarized as follows (in thousands):

	March 31, 2011
	CMOs
	Residential	Commercial	Total

Balance, beginning of period	$1,559	$323	$1,882

Sales of securities	(211)	-	(211)
Repayments of fixed maturities	(54)	-	(54)
Net realized investment losses	(20)	-	(20)
Net unrealized gain (loss) included in accumulated other comprehensive income	43	(23)	20

Balance, end of period	$1,317	$300	$1,617

7.           Other Intangible Assets

The change in the carrying amount of other intangible assets for the three months ended March 31, 2011 is as follows (in thousands):

Other Intangible
Assets

Balance at December 31, 2010	$1,689
Amortization expense	(195)
Balance at March 31, 2011	$1,494

8.           Related-Party Transactions

AMIC and its subsidiaries incurred expense of $287,000 and $312,000 for the three months ended March 31, 2011 and 2010, respectively, from service agreements with IHC and its subsidiaries which is recorded in Selling, General and Administrative Expenses in the Condensed Consolidated Statements of Operations.  These payments reimburse IHC and its subsidiaries, at agreed upon rates including an overhead factor, for certain services provided to AMIC and its subsidiaries, including general management, corporate strategy, accounting, legal, compliance, underwriting, and claims.

Independence American assumes premiums from IHC subsidiaries, and records related insurance income, expenses, assets and liabilities.  Independence American pays administrative fees and commissions to subsidiaries of IHC in connection with fully insured health and medical stop-loss business written and assumed by Independence American.  Additionally, AMIC’s MGUs market, underwrite and provide administrative services, and RSI provides medical management and claims adjudication, for a substantial portion of the medical stop-loss business written by the insurance subsidiaries of IHC.  AMIC’s MGUs and RSI record related income, assets and liabilities in connection with that business.  Such related-party information is disclosed on the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations.  AMIC also contracts for several types of insurance coverage (e.g. directors and officers and professional liability coverage) jointly with IHC.  The cost of this coverage is split proportionally between AMIC and IHC according to the type of risk and AMIC’s portion is recorded in Selling, General and Administrative Expenses.

9.           Share-Based Compensation

Total share-based compensation expense was $16,000 and $19,000 for the three months ended March 31, 2011 and 2010, respectively.  Related tax benefits of $5,000 and $7,000 were recognized for the three months ended March 31, 2011 and 2010, respectively.

Under the terms of AMIC’s stock-based compensation plan, option exercise prices are equal to the quoted market price of the shares at the date of grant; option terms are ten years; and vesting periods range from three to four years.  AMIC may also grant shares of restricted stock, stock appreciation rights and share-based performance awards.  Restricted shares are valued at the quoted market price of the shares at the date of grant, and have a three year vesting period.

Stock Options

The following table summarizes information regarding outstanding and exercisable options as of March 31, 2011:

	Outstanding	Exercisable

Number of options	322,844	309,510
Weighted average exercise price per share	$10.56	$10.81
Aggregate intrinsic value of options	$9,817	$6,817
Weighted average contractual term remaining	3.44 years	3.21 years

AMIC’s stock option activity for the three months ended March 31, 2011 is as follows:

	No. of	Weighted
	Shares	Average
	Under	Exercise
	Option	Price

Balance, December 31, 2010	359,234	$9.95

Expired	(31,668)	4.50
Exercised	(4,722)	4.50

Balance, March 31, 2011	322,844	$10.56

Compensation expense of $12,000 and $14,000 was recognized for the three months ended March 31, 2011 and 2010, respectively, for the portion of the fair value of stock options vesting during that period.

As of March 31, 2011, there was approximately $39,000 of total unrecognized compensation expense related to non-vested options which will be recognized over the remaining requisite service periods.

Restricted Stock

AMIC issued 12,000 restricted stock awards in the second quarter of 2008, with a weighted average grant-date fair value of $6.92 per share.  No restricted stock awards were issued in 2010 and 2011.  Restricted stock expense was $4,000 and $5,000, for the three months ended March 31, 2011 and 2010, respectively.

The following table summarized restricted stock activity for the three months ended March 31, 2011:

		Weighted
	No. of	Average
	Non-vested	Exercise
	Shares	Price

Balance, December 31, 2010	2,500	$6.92

Forfeited	-	-

Balance, March 31, 2011	2,500	$6.92

As of March 31, 2011, there was approximately $4,000 of total unrecognized compensation expense related to non-vested restricted stock which will be recognized over the remaining requisite service periods.

10.         Other Comprehensive Income

The components of other comprehensive income (loss) include (i) net income or loss reported in the Condensed Consolidated Statements of Operations, (ii) certain amounts reported directly in stockholders’ equity, principally the after-tax net unrealized gains and losses on investment securities available for sale including the subsequent increases and decreases in fair value of available-for-sale securities previously impaired, and (iii) effective April 1, 2009, the non-credit related component of other-than-temporary impairments of fixed maturities.

The comprehensive income for the three months ended March 31, 2011 and 2010 is summarized as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net income	$1,057	$1,034
Unrealized holdings gains (losses) arising during the period	(96)	626
Reclassification adjustment for (gains) losses included in earnings	15	(186)
Net unrealized gains (losses) on certain available-for-sale securities arising during the period	(81)	440
Comprehensive income	976	1,474
Comprehensive income attributable to non-controlling interests	(120)	(191)
Comprehensive income attributable to American Independence Corp.	$856	$1,283

Accumulated other comprehensive income at March 31, 2011 and December 31, 2010 includes an adjustment of $99,000 related to the non-credit related component of other-than-temporary impairment losses recorded in connection with new accounting standards adopted on April 1, 2009.  No losses for other-than-temporary impairments were recognized in other comprehensive income since the adoption, in the second quarter of 2009, of the new accounting standards related to other-than-temporary impairments.

11.         Income Taxes

The provision for income taxes shown in the Condensed Consolidated Statements of Operations was computed based on AMIC’s actual results which approximate the effective tax rate expected to be applicable for the balance of the current fiscal year.  At March 31, 2011, AMIC had consolidated net operating loss (“NOL”) carryforwards of approximately $272,600,000 for federal income tax purposes which expire between 2019 and 2029.

The net deferred tax assets shown in the Condensed Consolidated Balance Sheets for the periods ending March 31, 2011 and December 31, 2010 are $9,786,000 and $10,250,000, respectively.  In assessing the realizability of deferred tax assets, AMIC’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.  AMIC’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  AMIC’s management believes that it is more likely than not that AMIC will realize the benefits of these net deferred tax assets recorded at March 31, 2011.

Report of Management on Internal Control Over Financial Reporting

The Board of Directors and Stockholders
American Independence Corp.

The management of American Independence Corp. (“AMIC”) is responsible for establishing and maintaining adequate internal control over financial reporting. AMIC’s internal control system was designed to provide reasonable assurance to American Independence Corp.’s management and Board of Directors regarding reliability of financial reporting and the preparation and fair presentation of published financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of AMIC’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control –Integrated Framework. Based on our assessment we concluded that, as of December 31, 2010, AMIC’s internal control over financial reporting is effective.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
American Independence Corp.:

We have audited the accompanying consolidated balance sheets of American Independence Corp. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010.  In connection with our audits of the consolidated financial statements, we have also audited financial statement schedules I to III and V.  These consolidated financial statements and schedules are the responsibility of American Independence Corp.’s management.  Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  American Independence Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of American Independence Corp.’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Independence Corp. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 and Note 6, effective April 1, 2009, American Independence Corp. changed its method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

/s/ KPMG LLP

New York, New York

March 17, 2011

American Independence Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2010	2009
ASSETS:
Investments:
Securities purchased under agreements to resell	$6,716	$2,577
Fixed maturities available-for-sale, at fair value	53,736	49,641
Equity securities available-for-sale, at fair value	3,997	5,412

Total investments	64,449	57,630

Cash and cash equivalents	2,614	4,073
Restricted cash ($2,562 and $3,198, respectively, restricted by related parties)	4,194	5,521
Accrued investment income	429	454
Premiums receivable ($4,157 and $4,946, respectively, due from related parties)	10,065	10,540
Net deferred tax asset	10,250	11,272
Due from reinsurers ($5,300 and $7,047, respectively, due from related parties)	9,155	11,011
Goodwill	23,561	23,561
Intangible assets	1,689	2,473
Accrued fee income ($541 and $452, respectively, due from related parties)	1,233	804
Due from securities brokers	65	19
Other assets	5,645	7,024

TOTAL ASSETS	$133,349	$134,382

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Insurance reserves ($13,440 and $18,630, respectively, due to related parties)	$24,998	$29,286
Premium and claim funds payable ($2,562 and $3,198, respectively,
due to related parties)	4,194	5,521
Commission payable ($2,404 and $2,391, respectively, due to related parties)	4,181	3,928
Accounts payable, accruals and other liabilities ($357 and $276, respectively,
due to related parties)	3,557	3,071
State income taxes payable	835	703
Due to securities brokers	1,327	828
Due to reinsurers ($162 and $160 respectively, due to related parties)	2,080	1,680
Net liabilities associated with discontinued operations	-	106

Total liabilities	41,172	45,123

STOCKHOLDERS’ EQUITY:
American Independence Corp. stockholders’ equity:
Preferred stock, $0.10 par value, 1,000 shares designated; no shares issued and outstanding	-	-
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,181,793shares issued, respectively; 8,508,591 and 8,506,489 shares outstanding,respectively	92	92
Additional paid-in capital	479,910	479,864
Accumulated other comprehensive income (loss)	103	(826)
Treasury stock, at cost, 673,202 shares and 675,304 shares, respectively	(7,976)	(8,082)
Accumulated deficit	(380,069)	(382,075)
Total American Independence Corp. stockholders’ equity	92,060	88,973
Non-controlling interest in subsidiaries	117	286
Total equity	92,177	89,259
TOTAL LIABILITIES AND EQUITY	$133,349	$134,382

See accompanying notes to consolidated financial statements.

American Independence Corp. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended
	December 31,
	2010	2009	2008
REVENUES:
Premiums earned ($34,299, $45,519 and $57,031, respectively, from related parties)	$73,859	$85,515	$96,984
MGU and agency income ($4,904, $5,272 and $6,871, respectively, from related parties)	13,425	15,340	14,572
Net investment income	2,518	2,924	3,583
Net realized investment gains (loss)	(244)	275	(1,896)
Total other-than-temporary impairment losses (no current period impairment losses were recognized in other comprehensive income)	(179)	-	(1,006)
Other income	25	193	1,075
	89,404	104,247	113,312

EXPENSES:
Insurance benefits, claims and reserves ($22,982, $31,009 and $39,670, respectively, from related parties)	50,226	59,658	70,114
Selling, general and administrative expenses ($11,927, $14,825 and $18,239, respectively, from related parties)	34,244	39,109	40,263
Amortization and depreciation	861	842	793
	85,331	99,609	111,170

Income from continuing operations before income tax	4,073	4,638	2,142
Provision for income taxes	1,091	1,472	631

Income from continuing operations	2,982	3,166	1,511
Loss on disposition of discontinued operations, net of tax	-	-	(75)

Net income	2,982	3,166	1,436
Less: Net income attributable to the non-controlling interest	(883)	(554)	(471)

Net income attributable to American Independence Corp.	$2,099	$2,612	$965

Basic income per common share:
Income from continuing operations attributable to American Independence Corp. common stockholders	$.25	$.31	$.12
Loss from discontinued operations attributable to American Independence Corp. common stockholders	-	-	(.01)
Net income attributable to American Independence Corp. common stockholders	$.25	$.31	$.11

Weighted-average shares outstanding	8,509	8,505	8,504

Diluted income per common share:
Income from continuing operations attributable to American Independence Corp. common stockholders	$.25	$.31	$.12
Loss from discontinued operations attributable to American Independence Corp. common stockholders	-	-	(.01)
Net income attributable to American Independence Corp. common stockholders	$.25	$.31	$.11

Weighted-average diluted shares outstanding	8,509	8,505	8,504

See accompanying notes to consolidated financial statements.

American Independence Corp. and Subsidiaries
 Consolidated Statements of Changes In Stockholders’ Equity
Years Ended December 31, 2008, 2009 and 2010
(In thousands)

			ACCUMULATED				NON-
		ADDITIONAL	OTHER	TREASURY		TOTAL AMIC	CONTROLLING
	COMMON	PAID-IN	COMPREHENSIVE	STOCK,	ACCUMULATED	STOCKHOLDERS’	INTERESTS IN	TOTAL
	STOCK	CAPITAL	INCOME (LOSS)	AT COST	DEFICIT	EQUITY	SUBSIDIARIES	EQUITY

BALANCE AT DECEMBER 31, 2007	$92	$479,640	$(1,204)	$(8,112)	$(385,739)	$84,677	$52	$84,729

Net income					965	965	471	1,436
Net change in unrealized gains (losses)			(2,853)			(2,853)	-	(2,853)
Total comprehensive income						(1,888)	471	(1,417)

Acquisition of IPA, LLC							432	432
Acquisition of Marlton 20% interest							(64)	(64)
Dividends paid to non-controlling interest							(462)	(462)
Share-based compensation expense		143				143	-	143
BALANCE AT DECEMBER 31, 2008	92	479,783	(4,057)	(8,112)	(384,774)	82,932	429	83,361

Net income					2,612	2,612	554	3,166
Net change in unrealized gains (losses) on certain available-for-sale securities			3,330			3,330	-	3,330
Total comprehensive income						5,942	554	6,496

Cumulative effect of adjustment on April 1, 2009 due to adoption of new accounting guidance, net of tax			(99)		99	-	-	-
Dividends paid to non-controlling interest							(697)	(697)
Other stock issuances		(18)		30	(12)	-	-	-
Share-based compensation expense		99				99	-	99
BALANCE AT DECEMBER 31, 2009	92	479,864	(826)	(8,082)	(382,075)	88,973	286	89,259

Net income					2,099	2,099	883	2,982
Net change in unrealized gains (losses) on certain available-for-sale securities			929			929	-	929
Total comprehensive income						3,028	883	3,911

Exercise of stock options				120	(75)	45		45
Repurchase of common stock				(60)		(60)		(60)
Dividends paid to non-controlling interest							(1,052)	(1,052)
Other stock issuances		(28)		46	(18)	-	-	-
Share-based compensation expense		74				74	-	74
BALANCE AT DECEMBER 31, 2010	$92	$479,910	$103	$(7,976)	$(380,069)	$92,060	$117	$92,177

See accompanying notes to consolidated financial statements.

American Independence Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,982	$3,166	$1,436
Adjustments to reconcile net income to net change in
cash from operating activities:
Net realized investment (gains) losses	244	(275)	1,896
Other-than-temporary impairment losses	179	-	1,006
Loss on disposal of discontinued operations	-	-	75
Amortization and depreciation	861	842	793
Equity loss	45	29	56
Deferred tax expense	1,154	1,438	620
Non-cash stock compensation expense	74	99	143
Change in operating assets and liabilities:
Net sales of trading securities	-	-	142
Change in insurance reserves	(4,288)	(3,474)	449
Change in net amounts due from and to reinsurers	2,256	30	(312)
Change in accrued fee income	(429)	151	158
Change in premiums receivable	475	(969)	355
Change in current income tax liability	(102)	(23)	(106)
Change in other assets and other liabilities	28	(494)	(4,108)

Net cash provided by operating activities of continuing operations	3,479	520	2,603
Net cash used by operating activities of discontinued operations	(93)	(260)	(148)
Net cash provided by operating activities	3,386	260	2,455

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales of short-term investments	-	-	2,368
Change in net amount due from and to securities brokers	453	809	-
Change in securities under resale and repurchase agreements	(4,139)	1,340	2,006
Sales of and principal repayments on fixed maturities	39,396	27,226	11,649
Maturities and other repayments of fixed maturities	8,329	8,838	5,230
Purchases of fixed maturities	(50,380)	(37,219)	(19,994)
Sales of equity securities	8,239	607	622
Purchases of equity securities	(6,728)	(2,189)	(962)
Acquisition of Marlton 20% interest	-	-	(3,700)
Acquisition of IPA, LLC, net of cash acquired	-	-	(1,557)

Net cash used by investing activities	(4,830)	(588)	(4,338)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	45	-	-
Repurchase of common stock	(60)	-	-

Net cash used by financing activities	(15)	-	-

Decrease in cash and cash equivalents	(1,459)	(328)	(1,883)
Cash and cash equivalents, beginning of period	4,073	4,401	6,284
Cash and cash equivalents, end of period	$2,614	$4,073	$4,401

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for:
Income taxes	$9	$28	$108

See accompanying notes to the American Independence Corp. consolidated financial statements.

American Independence Corp. and Subsidiaries
Notes to American Independence Corp. Consolidated Financial Statements

1.	Nature of Business

American Independence Corp. is a Delaware corporation (NASDAQ: AMIC).  American Independence Corp. is a holding company principally engaged in the insurance and reinsurance business through: a) its wholly owned insurance company, Independence American; b) its managing general underwriter subsidiaries: Risk Assessment Strategies, Inc. (“RAS”), and Marlton Risk Group LLC (“Marlton”); c) its 23% investment in Majestic Underwriters LLC (“Majestic”); d) its 51% ownership in HealthInsurance.org, LLC (“HIO”), an insurance and marketing agency; e) its 51% ownership in Independent Producers of America, LLC (“IPA”), a national career agent marketing organization; f) its wholly owned stop-loss sales office, IHC Risk Solutions – IIG (“IIG”); and g) its wholly owned claims administration company, IHC Risk Solutions, Inc. (“RSI”), formerly known as Excess Claims Administrators, Inc.  During 2010, AMIC owned another managing general underwriter, IndependenceCare Underwriting Services – Minneapolis, L.L.C. (“IndependenceCare”), which was put into runoff prior the end of 2009.  IndependenceCare, RAS and Marlton are collectively referred to as “AMIC’s MGUs”.  HIO, IIG, IPA, and RSI are collectively referred to as “its Agencies”.

Prior to November 14, 2002, American Independence Corp. (then known as SoftNet Systems, Inc.) was a holding company principally engaged in providing Internet services.  All previously reported business segments have ceased operations or have been sold, and accordingly are reported as discontinued operations (see Note 11 of Notes to Consolidated Financial Statements).

Since November 2002, AMIC has been affiliated with Independence Holding Company (“IHC”), an insurance holding company, which owned 50.1% of AMIC’s stock as of December 31, 2010.  In March 2010, upon approval of the AMIC Board of Directors, IHC acquired control of AMIC through the purchase of approximately 28,000 shares of common stock of AMIC in the open market.  Subsequent to December 31, 2010, IHC acquired 1,100,325 shares of AMIC, bringing its ownership to 63%.  The senior management of IHC provides direction to American Independence Corp. through a service agreement between American Independence Corp. and IHC.  IHC has also entered into long-term reinsurance treaties through its wholly owned subsidiaries, Standard Security Life and Madison National Life, whereby American Independence Corp. assumes reinsurance premiums from the following lines of business: medical stop-loss, New York statutory disability (“DBL”), short-term medical and group major medical.

2.	Summary of Significant Accounting Policies

(A)                 Principles of Consolidation and Presentation of Financial Statements

The consolidated financial statements have been prepared in conformity with GAAP and include the accounts of AMIC and its consolidated subsidiaries. All intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect:  (i) the reported amounts of assets and liabilities; (ii) the disclosure of contingent assets and liabilities at the date of the financial statements; and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(B)                 Reclassifications

Certain amounts in prior years’ Consolidated Financial Statements and Notes thereto have been reclassified to conform to the 2010 presentation.

(C)                 Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  American Independence Corp. has evaluated all such events occurring subsequent to the balance sheet date herein of December 31, 2010.  The effects of all subsequent events that provided additional evidence about conditions that existed at the date of the balance sheet, including estimates, if any, have been recognized in the accompanying Consolidated Balance Sheet and Consolidated Statement of Operations as of and for the twelve-month period ended December 31, 2010.  American Independence Corp. did not recognize subsequent events that provided evidence about conditions that arose after the balance sheet date.

(D)                 Investment in Majestic Underwriters LLC

American Independence Corp.’s investment in Majestic Underwriters LLC (see Note 9 of Notes to Consolidated Financial Statements) is carried on the equity method with American Independence Corp.’s share of income or loss credited or charged, as appropriate, to net investment income in the Consolidated Statements of Operations with a corresponding charge to American Independence Corp.’s investment account. American Independence Corp. also reduces its investment for its proportionate share of the amortization expense for the intangible assets recorded in the acquisition.

(E)                 Goodwill and Other Intangibles

Goodwill and intangible assets with indefinite lives, which consist of licenses, are not amortized but are evaluated for impairment in the aggregate at the end of the fourth quarter of each year, or more frequently if indicators arise.  If the fair value of American Independence Corp. is less than its carrying amount (including goodwill), further evaluation is required to determine if a write-down of goodwill is required.  In determining its fair value, American Independence Corp. used an income approach, applying a discounted cash flow method which included a residual value.  Based on historical experience, American Independence Corp. made assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for American Independence Corp.  Any impairment write-down of goodwill would be charged to expense.  No impairment charge was required in 2010 or 2009.

American Independence Corp.’s intangible assets with definite lives, consisting of broker/third party relationships and marketing agreements, are amortized over the expected life of the assets (see Note 4 of Notes to the American Independence Corp. Consolidated Financial Statements).

(F)                 Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash and highly liquid securities with maturities of three months or less from date of purchase.  Restricted cash primarily consists of funds held by AMIC’s MGUs for the benefit of their insurers and reinsurers.  These funds are restricted and are to be used to facilitate expeditious payment of approved claims.  The funds are replenished by the insurers and reinsurers as claims are paid by AMIC’s MGUs.

(G)                 Short-Term Investments
Investments with original maturities of 91-days to 1 year are considered short-term investments and are carried at cost which approximates fair value.

(H)	Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell (“resale agreements”) and securities sold under agreements to repurchase (“repurchase agreements”) are carried at the amounts at which the securities will be subsequently resold or repurchased as specified in the agreements.

(I)                  Investment Securities

(i) Investments in fixed income securities, redeemable preferred stock equity securities and derivatives (options and options on future contracts) are accounted for as follows:
(a) Securities which are held for trading purposes are carried at estimated fair value (“fair value”).  Changes in fair value are credited or charged, as appropriate, to net realized investment gains in the Consolidated Statements of Operations.
(b) Securities not held for trading purposes which may or may not be held to maturity (“available-for-sale securities”) are carried at fair value. Unrealized gains and losses deemed temporary are credited or charged, as appropriate, directly to accumulated other comprehensive income (a component of stockholders’ equity).  Premiums and discounts on debt securities purchased at other than par value are amortized and accreted, respectively, to interest income in the Consolidated Statements of Operations, using the constant yield method over the period to maturity.  Realized gains and losses on sales of available-for-sale securities are credited or charged, as appropriate, to net realized investment gains in the Consolidated Statements of Operations.
(ii) Financial instruments sold, but not yet purchased, represent obligations to replace borrowed securities that have been sold.  Such transactions occur in anticipation of declines in the fair value of the securities. American Independence Corp.’s risk is an increase in the fair value of the securities sold in excess of the consideration received, but that risk is mitigated as a result of relationships to certain securities owned.  Unrealized gains or losses on open transactions are credited or charged, as appropriate, to net realized investment gains in the Consolidated Statements of Operations.  While the transaction is open, American Independence Corp. will also incur an expense for any accrued dividends or interest payable to the lender of the securities.  When the transaction is closed, American Independence Corp. realizes a gain or loss in an amount equal to the difference between the price at which the securities were sold and the cost of replacing the borrowed securities.  There were no such transactions outstanding at December 31, 2010 and 2009.
(iii) Realized gains or losses on sales of securities are determined on the basis of specific identification.
(iv) American Independence Corp. enters into derivative transactions, such as put and call option contracts and options on interest rate futures contracts, to minimize losses on portions of American Independence Corp.’s fixed income portfolio in a rapidly changing interest rate environment.  Equity index options are entered into to offset price fluctuations in the equity markets. These derivative financial instruments are all readily marketable and are carried on the Consolidated Balance Sheets at their current fair value with changes in fair value (unrealized gains or losses), credited or charged, as appropriate, to net realized investment gains in the Consolidated Statements of Operations. All realized gains and losses are reflected currently in the Consolidated Statements of Operations.  Gains on these instruments were $0, $205,000 and $1,196,000 during 2010, 2009 and 2008, respectively.  There were no such derivative transactions outstanding at December 31, 2010, 2009 and 2008.
(v) Fair value is determined using quoted market prices when available. In some cases, American Independence Corp. uses quoted market prices for similar instruments in active markets and/or model-derived valuations where inputs are observable in active markets. When there are limited or inactive trading markets, American Independence Corp. uses industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management assumptions and available current market information. Further, American Independence Corp. retains independent pricing vendors to assist in valuing certain instruments.
(vi) American Independence Corp. reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. Beginning April 1, 2009, American Independence Corp. adopted new accounting guidance that specified new criteria for identifying and recognizing other-than-temporary impairment losses on fixed maturities.  The factors considered by management in its regular review include, but are not limited to:  the length of time and extent to which the fair value has been less than cost; American Independence Corp.’s intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates.  If American Independence Corp. intends to sell a debt security, or it is more likely than not that it would be required to sell a debt security before the recovery of its amortized cost basis, the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date would be recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations.  If a decline in fair value of a debt security is judged by management to be other-than-temporary and; (i) American Independence Corp. does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, American Independence Corp. assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists.  For any such security, the impairment is bifurcated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statements of Operations, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income in the Consolidated Balance Sheets.  It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

In assessing corporate debt securities for other-than-temporary impairment, American Independence Corp. evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. For mortgage-backed securities where loan level data is not available, American Independence Corp. uses a cash flow model based on the collateral characteristics. Assumptions about loss severity and defaults used in the model are primarily based on actual losses experienced and defaults in the collateral pool. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the mortgage-backed security held by American Independence Corp. In addition, American Independence Corp. evaluates other asset-backed securities for other-than-temporary impairment by examining similar characteristics referenced above for mortgage-backed securities.  American Independence Corp. evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, and obligations of states and political subdivisions for other-than-temporary impairment by examining the terms and collateral of the security.
Prior to April 1, 2009, American Independence Corp. assessed its ability and intent to hold a fixed maturity for a period of time sufficient to allow for a recovery in fair value. If American Independence Corp. could not assert this condition, an other-than-temporary impairment loss was recognized in the Consolidated Statements of Operations.
Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and American Independence Corp.’s ability and intent to hold the security to recovery. If a decline in fair value is judged by management to be other-than-temporary or management does not have the intent and ability to hold a security, a loss is recognized by a charge to total other-than-temporary impairment losses in the Consolidated Statement of Operations for the difference between the carrying value and the fair value of the securities. For the purpose of other-than-temporary impairment evaluations, preferred stocks with maturities are treated in a manner similar to debt securities. Declines in the creditworthiness of the issuer of debt securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment.
Subsequent increases and decreases, if not an other-than-temporary impairment, in the fair value of available-for-sale securities that were previously impaired, are included in other comprehensive income in the Consolidated Balance Sheet.

(J)                 Fixed Assets

Fixed assets are stated at cost net of accumulated depreciation.  Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.  Depreciation of property and equipment has been provided on the straight-line method over the estimated useful lives of the respective assets (3 years for computer equipment and 7 years for furniture and fixtures).  Amortization of leasehold improvements has been provided on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

(K)                 Premium, MGU Fee, and Agency Income Revenue Recognition

Direct and assumed premiums from short-duration contracts are recognized as revenue over the period of the contracts in proportion to the amount of insurance protection provided.  American Independence Corp. records MGU fee income as policy premium payments are earned.  AMIC’s MGUs are compensated in two ways.  They earn fee income based on the volume of business produced, and collect profit-sharing commissions if such business exceeds certain profitability benchmarks. Profit-sharing commissions are accounted for beginning in the period in which American Independence Corp. believes they are reasonably estimable, which is typically at the point that claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels. Profit-sharing commissions are a function of an MGU attaining certain profitability thresholds and could greatly vary from quarter to quarter.  Agency income consists of commissions, fees and lead revenue earned by its Agencies.

MGU and agency income consisted of the following:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Agency Income	$8,377	$8,733	$5,714
MGU fee income - administration	4,129	5,586	7,822
MGU fee income - profit commissions	919	1,021	1,036

	$13,425	$15,340	$14,572

(L)                 Insurance Reserves

American Independence Corp. maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, where material, including legal and other fees and a portion of American Independence Corp.’s general expenses, for reported and unreported claims incurred as of the end of each accounting period.  These loss reserves are based on actuarial assumptions and are maintained at levels that are in accordance with U.S. generally accepted accounting principles.  Many factors could affect these reserves, including economic and social conditions, frequency and severity of claims, medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, and changes in doctrines of legal liability and damage awards in litigation.  Therefore, American Independence Corp.’s reserves are necessarily based on estimates, assumptions and analysis of historical experience.  American Independence Corp.’s results depend upon the variation between actual claims experience and the assumptions used in determining reserves and pricing products. Reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain.  American Independence Corp. cannot determine with precision the ultimate amounts that will be paid for actual claims or the timing of those payments.  American Independence Corp.’s estimate of loss represents management’s best estimate of American Independence Corp.’s liability at the balance sheet date.

All of American Independence Corp.’s contracts are short-duration and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for claims that have not been reported (“IBNR”). Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Medical Stop-Loss

Liabilities for insurance reserves on medical stop-loss coverages are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data.  Reserves for medical stop-loss insurance are more volatile in nature than those for fully insured medical insurance.  This is primarily due to the excess nature of medical stop-loss, with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Furthermore, these excess claims are highly sensitive to changes in factors such as medical trend, provider contracts and medical treatment protocols, adding to the difficulty in predicting claim values and estimating reserves.  Also, because medical stop-loss is in excess of an underlying benefit plan, there is an additional layer of claim reporting and processing that can affect claim payment patterns.  Finally, changes in the distribution of business by effective month can affect reserve estimates due to the timing of claim occurrences and the time required to accumulate claims against the stop-loss deductible.

The two “primary” or “key” assumptions underlying the calculation of loss reserves for medical stop-loss business are (i) projected net loss ratio, and (ii) claim development patterns.  The projected net loss ratio is set at expected levels consistent with the underlying assumptions (“Projected Net Loss Ratio”). Claim development patterns are set quarterly as reserve estimates are developed and are based on recent claim development history (“Claim Development Patterns”).  American Independence Corp. uses the Projected Net Loss Ratio to establish reserves until developing losses provide a better indication of ultimate results and it is feasible to set reserves based on Claim Development Patterns.  American Independence Corp. has concluded that a reasonably likely change in the Projected Net Loss Ratio assumption could have a material effect on American Independence Corp.’s financial condition, results of operations, or liquidity (“Material Effect”) but a reasonably likely change in the Claim Development Pattern would not have a Material Effect.

Projected Net Loss Ratio

Generally, during the first twelve months of an underwriting year, reserves for medical stop-loss are first set at the Projected Net Loss Ratio, which is set using assumptions developed using completed prior experience trended forward. The Projected Net Loss Ratio is American Independence Corp.’s best estimate of future performance until such time as developing losses provide a better indication of ultimate results.

Major factors that affect the Projected Net Loss Ratio assumption in reserving for medical stop-loss relate to: (i) frequency and severity of claims; (ii) changes in medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, the impact of new medical technology and changes in medical treatment protocols; and (iii) the adherence by the MGUs that produce and administer this business to American Independence Corp.’s underwriting guidelines.

Claim Development Patterns

Subsequent to the first twelve months of an underwriting year, American Independence Corp.’s developing losses provide a better indication of ultimate losses.  At this point, claims have developed to a level where Claim Development Patterns can be applied to generate reasonably reliable estimates of ultimate claim levels.  Development factors based on historical patterns are applied to paid and reported claims to estimate fully developed claims.  Claim Development Patterns are reviewed quarterly as reserve estimates are developed and are based on recent claim development history.  American Independence Corp. must determine whether changes in development represent true indications of emerging experience or are simply due to random claim fluctuations.

American Independence Corp. also establishes its best estimates of claim development factors to be applied to more developed treaty year experience.  While these factors are based on historical Claim Development Patterns, actual claim development may vary from these estimates.

Predicting ultimate claims and estimating reserves in Medical Stop-Loss is more complex than first dollar medical and disability business due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  The level of these deductibles makes it more difficult to predict the amount and payment pattern of such claims.  Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims, whereas fluctuations in aggregate coverage are largely attributable to frequency of underlying claims rather than severity.

Due to the short-term nature of Medical Stop-Loss, redundancies or deficiencies will typically emerge during the course of the following year rather than over a number of years.  For Employer Stop-Loss, as noted above, American Independence Corp. typically maintains its reserves based on underlying assumptions until it determines that an adjustment is appropriate based on emerging experience from all of AMIC’s MGUs for prior underwriting years.  Reserves for HMO Reinsurance are adjusted on a policy by policy basis.  Because of the small number of HMO Reinsurance policies it writes or reinsures, American Independence Corp. is able to evaluate each policy individually for potential liability by reviewing open claims with each HMO and applying completion factors using historical data.

Fully Insured Health

Liabilities for insurance reserves for fully insured medical business are established to provide for the liability for incurred but not paid claims.  Reserves are calculated using standard actuarial methods and practices.  Historical paid claim patterns are reviewed and estimated development factors are applied to immature incurred months to calculate these reserves.  The primary assumption in the determination of fully insured reserves is that historical claim development patterns are representative of future claim development patterns.  Factors which may affect this assumption include changes in claim payment processing times and procedures, changes in time delay in submission of claims and the incidence of unusually large claims.  Liabilities for fully insured medical reserves and disability coverages are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data.  The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impacts of any changes in these factors are not material.  The delay in submission of claims tends to be stable over time and not subject to significant volatility.

While these calculations are based on standard methodologies, they are estimates based on historical patterns.  To the extent that actual claim payment patterns differ from historical patterns, such estimated reserves may be redundant or inadequate.  The effects of such deviations are evaluated by considering claim backlog statistics and reviewing the reasonableness of projected claim ratios.  Other factors which may affect the accuracy of reserve estimates include the proportion of large claims which may take longer to adjudicate, changes in billing patterns by providers and changes in claim management practices such as hospital bill audits.

Liabilities for insurance reserves on short-term medical and disability coverages are computed using claim development patterns and projected loss ratios derived from actual historical premium and claim data.

AMIC Management believes that American Independence Corp.’s methods of estimating the liabilities for insurance reserves provided appropriate levels of reserves at December 31, 2010 and December 31, 2009. Changes in American Independence Corp.’s reserve estimates are recorded through a charge or credit to its earnings in the period in which they arise.

(M)                Reinsurance

Amounts recoverable or paid for under reinsurance contracts are included in total assets or total liabilities as due from reinsurers or due to reinsurers.  In 2010, Independence American derived a majority of its business from pro rata quota share reinsurance treaties with Standard Security Life and Madison National Life, which are wholly owned subsidiaries of IHC.

(N)                 Income Taxes

American Independence Corp. accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax asset will not be realized (see Note 15 of Notes to Consolidated Financial Statements).

(O)                 Income Per Common Share

Basic income per common share is computed using the weighted average number of common stock shares outstanding during the period.  Diluted income per common share is computed using the weighted average number of common stock shares and common stock equivalent shares outstanding during the period.  Common stock equivalents consist of stock options and restricted stock (using the “treasury stock” method).  Common stock equivalent shares are excluded from the computation if the effect is anti-dilutive.  As a result of the anti-dilutive effect, common stock equivalent shares have been excluded from the computation of diluted earnings per share for periods presented with a net loss.  For the years ended December 31, 2010, 2009 and 2008 such shares were deemed anti-dilutive.  Net income does not change as a result of the assumed dilution.

(P)                 Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In January 2010, the FASB issued standards requiring new disclosures regarding (i) transfers in and out of Level 1 and Level 2 fair value measurements and (ii) activity in Level 3 fair value measurements.  This guidance also clarifies existing disclosures regarding (i) the level of asset and liability disaggregation and (ii) fair value measurement inputs and valuation techniques.  The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010; early adoption is permitted.  The adoption of this guidance, effective January 1, 2010, did not have a material effect on American Independence Corp.’s consolidated financial statements.

In June 2009, the FASB issued standards which among other things, amends former guidance on the consolidation of variable interest entities. The standards (i) require an entity to perform an analysis to determine whether an entity’s variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) require ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iii) amend previous guidance for determining whether an entity is a variable interest entity; and (iv) require enhanced disclosure that will provide users of financial statements with more transparent information about an entity’s involvement in a variable interest entity. In December 2009, these standards were added to the Codification.  The adoption of this guidance, effective January 1, 2010, did not have a material effect on American Independence Corp.’s consolidated financial statements.

In June 2009, the FASB issued standards to revise previous authoritative guidance related to accounting for transfers of financial assets, and will require more disclosures about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. In December 2009, these standards were added to the Codification. Among other things, the guidance eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets and enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets.  The guidance is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter with earlier application prohibited.  The recognition and measurement provisions shall be applied to transfers that occur on or after the effective date.  The adoption of this guidance, effective January 1, 2010, did not have a material effect on American Independence Corp.’s consolidated financial statements.

In April 2009, the FASB provided guidance on debt securities classified as available-for-sale and held-to-maturity that are subject to other-than-temporary impairment guidance. These provisions modified the accounting guidance for determining fair value of financial instruments under distressed market conditions, revised the recognition and measurement requirements for other-than-temporary impairment losses on debt securities and expanded the related disclosures about other-than-temporary impairments for both debt and equity securities. This guidance was effective for interim and annual reporting periods ending after June 15, 2009 to be applied to existing and new investments held by an entity as of the beginning of the interim period in which it was adopted. For debt securities held at the beginning of the interim period for which an other-than-temporary impairment was previously recognized, if an entity did not intend to sell and it was not more likely than not that the entity would be required to sell the security before recovery of its amortized cost basis, the entity recognized the cumulative effect of initially applying this guidance as an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income, net of tax. The amortized cost basis of the security was to be adjusted by the cumulative-effect adjustment before taxes. As of March 31, 2009, American Independence Corp. had previously recognized $436,000 and $199,000 of other-than-temporary impairments on available-for-sale fixed maturities and certain preferred stocks evaluated as debt securities, respectively, in the Consolidated Statement of Operations. American Independence Corp. has determined that (a) the portion of the previously recorded losses on debt securities and preferred stocks evaluated as debt securities representing a credit loss is $535,000, and (b) the amount of a cumulative-effect adjustment to the opening balance of retained earnings and corresponding adjustment to accumulated other comprehensive income representing the amount of previously recorded losses on debt securities and preferred stocks evaluated as debt securities related to all other factors is $99,000.

Recently Issued Accounting Standards Not Yet Adopted

In December 2010, the FASB issued guidance that amends existing goodwill impairment test guidance to include a requirement that entities perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts if it is more likely than not that an impairment exists.  This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  The adoption of this guidance is not expected to have a material effect on American Independence Corp.’s consolidated financial statements.

In December 2010, the FASB issued guidance that clarifies the existing requirements for pro forma revenue and earnings disclosures, and expands the supplemental pro forma revenue and earnings disclosures, for public companies that have completed business acquisitions.  The amendments in this guidance are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  The adoption of this guidance is not expected to have a material effect on American Independence Corp.’s consolidated financial statements.

In October 2010, the FASB issued guidance that specifies the accounting treatment for the costs incurred by insurance entities when acquiring new and renewal insurance contracts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and should be applied prospectively upon adoption. American Independence Corp. is currently evaluating the potential impact the amendments in this update will have on its consolidated financial statements.

In April 2010, the FASB issued guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act.  This guidance is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact.  The adoption of this guidance is not expected to have a material effect on American Independence Corp.’s consolidated financial statements.

In January 2010, the FASB issued standards requiring entities to provide the activity of Level 3 security purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of this guidance is not expected to have a material effect on American Independence Corp.’s consolidated financial statements.

3.  Goodwill

American Independence Corp. recorded goodwill of $23,561,000 for the years ended December 31, 2010 and 2009.

American Independence Corp. performed its annual test at December 31, 2010 and determined that goodwill was not impaired.

At December 31, 2010, American Independence Corp.’s market capitalization was less than its book value indicating a potential impairment of goodwill.  As a result, American Independence Corp. assessed the factors contributing to the performance of AMIC stock in 2010, and concluded that the market capitalization does not represent its fair value.  American Independence Corp. noted several factors that have led to a difference between the market capitalization and the fair value of American Independence Corp., including (i) American Independence Corp.’s stock is thinly traded and a sale of even a small number of shares can have a large percentage impact on the price of the stock, (ii) IHC and insiders own over 52% of the outstanding shares, which has had a significant adverse impact on the number of shares available for sale and therefore the trading potential of AMIC stock, and (iii) lack of analyst coverage of American Independence Corp.  American Independence Corp. will continue to monitor AMIC’s book value against market capitalization to determine whether an interim test of goodwill is warranted.  If American Independence Corp. experiences a sustained decline in its results of operations and cash flows, or other indicators of impairment exist, American Independence Corp. may incur a material non-cash charge to earnings relating to impairment of its goodwill, which could have a material adverse effect on its results.

4.  Intangible Assets

Intangible assets at December 31, 2010 and 2009 consist of the following (in thousands):

	December 31, 2010			December 31, 2009
	Definitive	Indefinite		Definitive	Indefinite
	Lives (a)	Lives	Total	Lives	Lives	Total
Gross Carrying Value
Balance beginning of period	$9,373	$100	$9,473	$9,373	$100	$9,473
Additions	-	-	-	-	-	-
Balance end of period	9,373	100	9,473	9,373	100	9,473

Accumulated Amortization
Balance beginning of period	(7,000)	-	(7,000)	(6,217)	-	(6,217)
Amortization expense	(784)	-	(784)	(783)	-	(783)
Balance end of period	(7,784)	-	(7,784)	(7,000)	-	(7,000)

Net intangible assets	$1,589	$100	$1,689	$2,373	$100	$2,473

Weighted average remaining life in years			1.45			1.93

Expected amortization expense for the next five years is as follows (in thousands):

Year Ending
December 31,
2011	$783
2012	124
2013	120
2014	120
2015 and thereafter	442
$1,589

5.  Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell are utilized to invest excess funds on a short-term basis. At December 31, 2010, American Independence Corp. had $6,716,000 in resale agreements outstanding, all of which settled on January 3, 2011 and were subsequently reinvested. American Independence Corp. maintains control of securities purchased under resale agreements, values the collateral on a daily basis and obtains additional collateral, if necessary, to protect American Independence Corp. in the event of default by the counterparties.

6.  Investments

The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of long-term investment securities are as follows:

	DECEMBER 31, 2010
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
		(In thousands)
FIXED MATURITIES
AVAILABLE-FOR-SALE:

Corporate securities	$15,850	$167	$(248)	$15,769
Collateralized mortgage obligations (CMO) – residential	2,021	279	(107)	2,193
CMO – commercial	579	-	(256)	323
States, municipalities and political subdivisions	17,239	152	(327)	17,064
U.S. Government	10,137	159	-	10,296
Government sponsored enterprise (GSE)	7,678	145	(5)	7,818
Agency mortgage backed pass through securities (MBS)	256	17	-	273
Total fixed maturities	$53,760	$919	$(943)	$53,736

EQUITY SECURITIES
AVAILABLE-FOR-SALE
Common stock	$604	$26	$(20)	$610
Preferred stock with maturities	273	54	-	327
Preferred stock without maturities	2,993	77	(10)	3,060
Total equity securities	$3,870	$157	$(30)	$3,997

	DECEMBER 31, 2009
		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE
		(In thousands)
FIXED MATURITIES
AVAILABLE-FOR-SALE:

Corporate securities	$18,448	$186	$(323)	$18,311
CMO – residential	5,053	181	(446)	4,788
CMO – commercial	578	-	(268)	310
States, municipalities and political subdivisions	9,892	43	(431)	9,504
U.S. Government	4,874	54	-	4,928
Government sponsored enterprise (GSE)	7,063	51	(61)	7,053
Agency mortgage backed pass through securities (MBS)	4,692	55	-	4,747
Total fixed maturities	$50,600	$570	$(1,529)	$49,641

EQUITY SECURITIES
AVAILABLE-FOR-SALE
Common stock	$948	$37	$(17)	$968
Preferred stock with maturities	820	13	(10)	823
Preferred stock without maturities	3,511	117	(7)	3,621
Total equity securities	$5,279	$167	$(34)	$5,412

Government-sponsored enterprise mortgage-backed securities consist of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities.

The unrealized gains (losses) on certain preferred stocks with maturities at December 31, 2010 and 2009 includes $99,000 related to the non-credit related component of other-than-temporary impairment losses recorded in accumulated other comprehensive income in connection with new accounting standards adopted on April 1, 2009.

The amortized cost and fair value of fixed maturities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  The average life of mortgage backed securities is affected by prepayments on the underlying loans and, therefore, is materially shorter than the original stated maturity.

			% OF
	AMORTIZED	FAIR	TOTAL FAIR
	COST	VALUE	VALUE
	(In thousands)

Due in one year or less	$-	$-	0%
Due after one year through five years	22,991	23,249	43%
Due after five years through ten years	13,408	13,310	25%
Due after ten years	8,139	7,929	15%
	44,538	44,488	83%

CMO and MBS
15 years	4,183	4,117	8%
20 years	-	-	0%
30 years	5,039	5,131	9%

	$53,760	$53,736	100%

The following tables summarize, for all securities in an unrealized loss position at December 31, 2010 and December 31, 2009, the aggregate fair value and gross unrealized loss by length of time, those securities that have continuously been in an unrealized loss position (in thousands):

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Losses	Value	Losses
FIXED MATURITIES:

Corporate securities	$6,970	$216	$359	$32	$7,329	$248
CMO – residential	88	16	642	91	730	107
CMO – commercial	-	-	323	256	323	256
States, municipalities and political subdivisions	6,351	189	2,413	138	8,764	327
GSE	544	5	-	-	544	5
Total fixed maturities	$13,953	$426	$3,737	$517	$17,690	$943

EQUITY SECURITIES:

Common stock	$141	$20	$-	$-	$141	$20
Preferred stock without maturities	1,283	10	-	-	1,283	10
Total equity securities	$1,424	$30	$-	$-	$1,424	$30

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
FIXED MATURITIES:

Corporate securities	$4,714	$69	$4,287	$254	$9,001	$323
CMO – residential	617	11	1,769	435	2,386	446
CMO – commercial	-	-	310	268	310	268
States, municipalities and political subdivisions	6,278	314	1,161	117	7,439	431
GSE	5,577	61	-	-	5,577	61
Total fixed maturities	$17,186	$455	$7,527	$1,074	$24,713	$1,529

EQUITY SECURITIES:

Common stock	$465	$17	$-	$-	$465	$17
Preferred stock with maturities	-	-	240	10	240	10
Preferred stock without maturities	-	-	1,044	7	1,044	7
Total equity securities	$465	$17	$1,284	$17	$1,749	$34

At December 31, 2010, a total of 20 fixed maturities and 9 equity securities were in a continuous unrealized loss position for less than 12 months.  Also, at December 31, 2010, a total of 7 fixed maturities were in a continuous unrealized loss position for 12 months or longer.  At December 31, 2009 a total of 25 fixed maturities and 12 equity securities were in a continuous unrealized loss position for less than 12 months.  Also, at December 31, 2009, a total of 24 fixed maturities and 3 equity securities were in a continuous unrealized loss position for 12 months or longer.  Except for certain fixed maturities which are determined to be other-than-temporarily impaired, there are no securities past due or securities for which American Independence Corp. currently believes it is not probable that it will collect the current amortized cost basis of the security.

Substantially all of the unrealized losses on fixed maturities at December 31, 2010 and December 31, 2009 were attributable to changes in market interest rates and general disruptions in the credit market subsequent to purchase. The unrealized losses on corporate securities and state and political subdivisions are due to wider spreads.  Spreads have widened in recent years as investors shifted funds to US Treasuries in response to the current market turmoil.  Because American Independence Corp. does not intend to sell, nor is it more likely than not that American Independence Corp. will have to sell, such investments before recovery of their amortized cost bases, American Independence Corp. does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

At December 31, 2010, American Independence Corp. had $1,524,000 invested in whole loan CMOs backed by Alt-A mortgages.  Of this amount, 59.3% were in CMOs that originated in 2005 or earlier and 40.7% were in CMOs that originated in 2006 or later.  The unrealized losses on all other CMO’s relate to prime rate CMO’s and are primarily attributable to general disruptions in the credit market subsequent to purchase.  American Independence Corp.’s mortgage security portfolio has no direct exposure to sub-prime mortgages.

Major categories of net investment income for years 2010, 2009 and 2008 are summarized as follows:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Fixed maturities	$2,052	$2,346	$2,707
Equity securities	262	219	238
Short-term investments	3	10	154
Other	201	349	484

Net investment income	$2,518	$2,924	$3,583

Other-Than-Temporary Impairment Evaluations

Based on AMIC management’s review of the portfolio, which considered the various factors described in Note 2 (I) (vi), American Independence Corp. recorded the following losses for other-than-temporary impairments in the Consolidated Statements of Operations for years 2010, 2009 and 2008 (in thousands):

	Year Ended
	December 31,
	2010	2009	2008

Other-than-temporary impairments:
Fixed maturities	179	-	435
Preferred Stocks	-	-	571
	$179	$-	$1,006

For the year ended December 31, 2010, other-than-temporary impairments of $179,000 represent credit losses on fixed maturities as a result of the expected cash flows of certain securities being less than the securities’ amortized cost.  No losses for other-than-temporary impairments were recognized in other comprehensive income since the adoption of the new accounting standards in 2009.

As of March 31, 2009, American Independence Corp. had previously recognized a total of $436,000 and $199,000 of other-than-temporary impairments on available-for-sale fixed maturities and certain preferred stocks evaluated as debt securities, respectively, in the Consolidated Statement of Operations.  As a result of new accounting standards adopted on April 1, 2009, American Independence Corp. determined that (a) the portion of the previously recorded losses on debt securities and preferred stocks evaluated as debt securities representing a credit loss was $535,000, and (b) the amount of a cumulative-effect adjustment to the opening balance of retained earnings and corresponding adjustment to accumulated other comprehensive income representing the amount of previously recorded losses on debt securities and preferred stocks evaluated as debt securities related to all other factors was $99,000.  Of the $535,000 of credit losses identified above, $99,000 relates to credit losses for which a portion of an other-than-temporary impairment was recognized in other comprehensive income.

Cumulative credit losses for other-than-temporary impairments recorded on securities for which a portion of an other-than-temporary impairment was recognized in other comprehensive income were as follows (in thousands):

	2010	2009

Balance at beginning of year	$99	$-
Adoption of new accounting standard	-	99

Balance at end of year	$99	$99

Further deterioration in credit quality of the companies backing the securities, further deterioration in the condition of the financial services industry, a continuation of the current imbalance in liquidity that exist in the marketplace, a continuation or worsening of the current economic recession, or additional declines in real estate values may further affect the fair value of these securities and increase the potential that certain unrealized losses be designated as other-than-temporary in future periods and American Independence Corp. may incur additional write-downs.

7.           Net Realized Investment Gains (Losses)

Net realized investment gains (losses) for years 2010, 2009 and 2008 are as follows (in thousands):

	Year Ended
	December 31,
	2010	2009	2008

Net realized investment gains (losses):
Fixed maturities	$919	$244	$(46)
Common stock	127	11	(10)
Preferred stock	(24)	20	12
Short-term investments	-	-	2
	1,022	275	(42)

Trading account write-off	(1,266)	-	(2,006)
Trading and other gains (losses)	-	-	152

Net realized investment gains (losses)	$(244)	$275	$(1,896)

For the twelve months ended December 31, 2010, American Independence Corp. recorded realized gross gains of $1,312,000 and gross losses of $290,000 on sales of available-for-sale securities.  For the twelve months ended December 31, 2009, American Independence Corp. recorded realized gross gains of $581,000 and gross losses of $306,000 on sales of available-for-sale securities.  For the twelve months ended December 31, 2008, American Independence Corp. recorded realized gross gains of $50,000 and gross losses of $83,000 on sales of available-for-sale securities. As of December 31, 2008, American Independence Corp. no longer has any trading accounts.

In the fourth quarter of 2008, American Independence Corp. became aware of certain activities engaged in by the non-affiliate broker-dealer that managed a trading account of American Independence Corp.  Net realized investment gains reported in the accompanying Consolidated Statement of Operations for 2008 include income related to the trading account of $142,000.  The carrying amount of American Independence Corp.’s investment at the time of loss was $2,566,000.  The broker-dealer is now in bankruptcy.  American Independence Corp. filed a claim to recover the $500,000 maximum amount available from the Securities Investor Protection Corporation (“SIPC”).  Accordingly, American Independence Corp. recorded a pre-tax loss of $2,006,000, net of expected recoveries, in net realized investment losses in the fourth quarter of 2008 in the Consolidated Statement of Operations.  Based on discussions with the trustee in bankruptcy in the fourth quarter of 2010 pertaining to the resolution of these claims, American Independence Corp. recorded an additional $1,266,000 of pre-tax losses consisting of: (i) the reversal of $500,000 of anticipated SIPC recoveries initially recorded; and (ii) $766,000 of withdrawals by AMIC deemed subject to return.  A settlement agreement was entered into with the trustee in the first quarter of 2011 and payment by American Independence Corp. is expected to be made on or before July 15, 2011.

8.  Fair Value Measurements

For all financial and non-financial instruments accounted for at fair value on a recurring basis, American Independence Corp. utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect its market expectations. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 –	Instruments where significant value drivers are unobservable.

The following section describes the valuation methodologies American Independence Corp. uses to measure different financial instruments at fair value.

Investments in fixed maturities and equity securities

Available-for-sale securities included in Level 1 are equity securities with quoted market prices.  Level 2 is primarily comprised of its portfolio of corporate fixed income securities, government agency mortgage-backed securities, government sponsored enterprises, certain CMO securities, municipals and certain preferred stocks that were priced with observable market inputs.  Level 3 securities consist of certain CMO securities, primarily Alt-A mortgages.  For these securities, American Independence Corp. uses industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management’s assumptions and available market information. Further, American Independence Corp. retains independent pricing vendors to assist in valuing certain instruments.

The following table presents its financial assets measured at fair value on a recurring basis at December 31, 2010 and 2009, respectively (in thousands):

	December 31, 2010
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$15,769	$-	$15,769
CMO - residential	-	634	1,559	2,193
CMO – commercial	-	-	323	323
States, municipalities and political subdivisions	-	17,064	-	17,064
U.S. Government	-	10,296	-	10,296
Government sponsored enterprise (GSE)	-	7,818	-	7,818
Agency mortgage-backed pass through securities (MBS) - residential	-	273	-	273
Total fixed maturities	-	51,854	1,882	53,736

Equity securities available-for-sale:
Common stock	610	-	-	610
Preferred stock with maturities	327	-	-	327
Preferred stock without maturities	3,060	-	-	3,060
Total equity securities	3,997	-	-	3,997

Total financial assets	$3,997	$51,854	$1,882	$57,733

	December 31, 2009
	Level 1	Level 2	Level 3	Total

FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$-	$18,311	$-	$18,311
CMO – residential	-	3,002	1,786	4,788
CMO – commercial	-	-	310	310
States, municipalities and political subdivisions	-	9,504	-	9,504
U.S. Government	-	4,928	-	4,928
Government sponsored enterprise (GSE)	-	7,053	-	7,053
Agency mortgage-backed pass through securities (MBS) – residential	-	4,747	-	4,747
Total fixed maturities	-	47,545	2,096	49,641

Equity securities available-for-sale:
Common stock	968	-	-	968
Preferred stock with maturities	523	300	-	823
Preferred stock without maturities	3,621	-	-	3,621
Total equity securities	5,112	300	-	5,412

Total financial assets	$5,112	$47,845	$2,096	$55,053

It is American Independence Corp.’s policy to recognize transfers of assets and liabilities between levels of the fair value hierarchy at the end of a reporting period.  For the year ending December 31, 2010, there were no transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy.  American Independence Corp. does not transfer out of Level 3 and into Level 2 until such time as observable inputs become available and reliable or the range of available independent prices narrow.  One security was sold out of the Level 3 category in 2010.  For the year ended December 31, 2010, American Independence Corp. included realized investment losses of $8,000 in earnings.  American Independence Corp. included $179,000 of other-than-temporary impairments related to securities categorized as Level 3 securities. The changes in the carrying value of Level 3 assets and liabilities for the years ended December 31, 2010 and 2009 are summarized as follows (in thousands):

	CMOs
	Residential	Commercial	Total

Balance, December 31, 2008	$626	$420	$1,046

Transfers into Level 3	986	-	986
Repayments of fixed maturities	(198)	-	(198)
Net unrealized gain (loss) included in accumulated other comprehensive loss	372	(110)	262

Balance, December 31, 2009	$1,786	$310	$2,096

Transfers into Level 3	-	-	-
Repayments of fixed maturities	(257)	-	(257)
Realized losses included in earnings	(8)	-	(8)
Security sold out of level 3	(232)	-	(232)
Other-than-temporary
Impairment losses	(179)		(179)
Net unrealized gain (loss) included in accumulated other comprehensive loss	449	13	462

Balance, December 31, 2010	$1,559	$323	$1,882

9.  Investment in Majestic

At December 31, 2010 and December 31, 2009, American Independence Corp. had an equity investment in Majestic with a carrying value of $788,000 and $833,000, respectively.  For years 2010, 2009 and 2008, American Independence Corp. recorded $45,000, $29,000 and $56,000, respectively, for its share of loss from its investment in other income in the Consolidated Statements of Operations.

10.  Fixed Assets

Fixed assets, which are included in other assets, consist of the following (in thousands):

	As of December 31,
	2010	2009

Furniture and fixtures	$682	$662
Leasehold improvements	126	126
Equipment	1,011	991
Total	1,819	1,779
Less: allowance for depreciation	(1,707)	(1,630)
Fixed assets, net	$112	$149

11.  Discontinued Operations

Prior to becoming an insurance holding company as a result of the acquisition of Independence American Holdings Corp. (“IAHC”) on November 14, 2002, American Independence Corp. was a holding company principally engaged in providing internet services through its discontinued operations.  The operating results of discontinued operations, when applicable, have been segregated from continuing operations and are reported as discontinued operations on the Consolidated Statements of Operations.  The estimated loss on disposition reserve for the discontinued operations of Intelligent Communications, Inc., (“Intellicom”) is reflected in net liabilities associated with discontinued operations in the accompanying Consolidated Balance Sheets.  All liabilities have been settled at December 31, 2010.

12.  Commitments and Contingencies

Fixed maturities with a carrying value of $4,574,000 are on deposit with various state insurance departments at December 31, 2010.

American Independence Corp. has operating leases for office space and certain other office equipment.  These operating leases provide for minimum rents and generally include options to renew for additional periods.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2010, are as follows (in thousands):

Year Ending	Net Operating
December 31,	Leases
2011	$129
2012	105
2013	100
2014	65
2015	60
2016 and thereafter	31
Total	$490

American Independence Corp.’s net rent expense for years 2010, 2009, and 2008 were $355,000, $482,000, and $412,000, respectively.

American Independence Corp. potentially has additional obligations in regard to its agreement with EDH as further described in Note 20 of Notes to Consolidated Financial Statements.

Legal Proceedings

American Independence Corp. is involved in legal proceedings and claims that arise in the ordinary course of its businesses.  American Independence Corp. has established reserves that it believes are sufficient given information presently available relating to its outstanding legal proceedings and claims.  American Independence Corp. does not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on its financial condition or cash flows, although there could be such an effect on its results of operations for any particular period.

13.  Share-Based Compensation

2009 Stock Incentive Plan (“2009 Plan”)

Effective July 1, 2009, American Independence Corp. implemented the 2009 Plan, which American Independence Corp.’s stockholders approved on June 19, 2009.  The 2009 Plan provided for the grants of non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, performance shares, and other awards to officers, employee and other individuals.  Under the terms of the 2009 Plan, stock options have a maximum term of ten years from the date of grant, and have various vesting criteria depending on the grant with most grants vesting 25% on the first year anniversary date of the grant and ratably over the next 36 months.  The 1998 Plan, which expired by its terms on October 7, 2008, had reserved for issuance a total of 7,154,198 common stock shares.  At December 31, 2010, stock options for 359,234 common stock shares were outstanding, stock options for 344,525 common stock shares were vested, and 6,537,222 common stock shares that had not been issued remained available for future stock options grants and other awards.  Awards made under the 1998 Plan prior to its expiration are still in effect.

Total share-based compensation expense was $74,000, $99,000 and $143,000 for the twelve months ended December 31, 2010, 2009 and 2008, respectively.  Related tax benefits of $26,000, $35,000 and $50,000 were recognized for the twelve months ended December 31, 2010, 2009 and 2008, respectively.

Stock Options

American Independence Corp.’s stock option activity for the year ended December 31, 2010 was as follows:

	No. of	Weighted
	Shares	Average
	Under	Exercise
	Option	Price

Balance, December 31, 2009	355,900	$10.00

Granted	13,334	4.60
Exercised	(10,000)	4.50

Balance, December 31, 2010	359,234	$9.95

Compensation expense was $56,000, $74,000, and $128,000 for the twelve months ended December 31, 2010, 2009, and 2008, respectively.  As of December 31, 2010, there was approximately $51,000 of total unrecognized compensation expense related to non-vested options which will be recognized over the remaining requisite service periods.

The following table summarizes information regarding outstanding and exercisable options as of December 31, 2010:

	Outstanding	Exercisable

Number of options	359,234	344,525
Weighted average exercise price per share	$9.95	$10.14
Aggregate intrinsic value of options	$22,154	$19,376
Weighted average contractual term remaining	3.33 years	3.09 years

The fair value of each stock option on the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for years 2010 and 2009:

	Year Ended
	December 31,
	2010	2009

Volatility	45.00%	-
Risk-free interest rate	3.69%	-
Dividend yield	-	-
Expected lives in years	5.0	-
Weighted average fair value	$2.79	$-

No options were granted in 2009.

Restricted Stock

American Independence Corp. issued 12,000 restricted stock awards in the second quarter of 2008, with a weighted average grant-date fair value of $6.92 per share.  No restricted stock awards were issued in 2010 and 2009.  Restricted stock expense was $18,000, $25,000 and $15,000 for the twelve months ended December 31, 2010, 2009 and 2008, respectively.

The following table summarizes restricted stock activity for the year ended December 31, 2010:

		Weighted
	No. of	Average
	Non-vested	Exercise
	Shares	Price

Balance, December 31, 2009	6,333	$6.92

Vested	(2,500)	6.92
Forfeited	(1,333)	6.92

Balance, December 31, 2010	2,500	$6.92

As of December 31, 2010, there was approximately $8,000 of total unrecognized compensation expense related to non-vested restricted stock which will be recognized over the remaining requisite service periods.

14.  Related Party Transactions

Independence American is primarily a reinsurer, and currently derives most of its business from pro rata quota share reinsurance treaties with Standard Security Life and Madison National Life, which are wholly owned subsidiaries of IHC.  These treaties were entered into in 2002 and terminate on December 31, 2014, unless terminated sooner by Independence American.  Standard Security Life and Madison National Life must cede at least 15% of their medical stop-loss business to Independence American under these treaties.  Additionally, Standard Security Life and Madison National Life have received regulatory approval to cede up to 30% to Independence American under most of IHC’s medical stop-loss programs. For the twelve months ended December 31, 2010 and 2009, Standard Security Life and Madison National Life ceded an average of approximately 20% and 23%, respectively, of their medical stop-loss business to Independence American. Commencing in July 2004, Independence American began reinsuring 20% of Standard Security Life’s DBL business.  Standard Security Life and Madison National Life ceded approximately 9% of the majority of its fully insured health business to Independence American in 2010 and 2009.

Independence American assumes these premiums from Standard Security Life and Madison National Life, and records related insurance income, expenses, assets and liabilities.  Independence American pays administrative fees and commissions to subsidiaries of IHC in connection with fully insured health business written by Independence American.  Additionally, AMIC’s MGUs market, underwrite and provide administrative services, and RSI provides medical management and claims adjudication, for a substantial portion of the medical stop-loss business written by the insurance subsidiaries of IHC.  AMIC’s MGUs and RSI record related income, assets and liabilities in connection with that business.  Such related party information is disclosed on the Consolidated Balance Sheets and Consolidated Statements of Operations.  American Independence Corp. also contracts for several types of insurance coverage (e.g. directors and officers and professional liability coverage) jointly with IHC.  The cost of this coverage is split proportionally between American Independence Corp. and IHC according to the type of risk and American Independence Corp.’s portion is recorded in Selling, General and Administrative Expenses.

IHC provides American Independence Corp. with pro rata quota share reinsurance on business written by Independence American.  In June 2008, Independence American began ceding 30% of its direct stop-loss business sold through Marlton to Madison National Life.  Independence American incurs an administration expense on its retained share of major medical for individual and families business that is paid to IHC Health Solutions, a subsidiary of IHC.

American Independence Corp. and its subsidiaries incurred expense of $1,151,000 and $1,083,000 for the twelve months ended December 31, 2010 and 2009, respectively, from service agreements with IHC and its subsidiaries.  These payments reimburse IHC and its subsidiaries, at agreed upon rates including an overhead factor, for management services provided to American Independence Corp. and its subsidiaries, including accounting, legal, compliance, underwriting, and claims.

15.  Income Taxes

American Independence Corp. and its subsidiaries file a consolidated federal income tax return on a September 30 fiscal tax year.  The provision for income taxes for the periods ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)
CURRENT:

U.S. Federal	$36	$35	$(1)
State and local	(99)	(1)	12
	(63)	34	11

DEFERRED:
U.S. Federal	1,023	1,311	497
State and local	131	127	123
	1,154	1,438	620

	$1,091	$1,472	$631

Taxes computed at the federal statutory rate of 35% for the years ended December 31, 2010, 2009 and 2008 are reconciled to American Independence Corp.’s actual income tax expense as follows:

	2010	2009	2008
	(In thousands)

Tax computed at the statutory rate	$1,117	$1,430	$585
Dividends received deduction and tax exempt interest	(55)	(46)	(46)
State and local income taxes, net of federal effect	21	82	88
Other, net	8	6	4
Income tax	$1,091	$1,472	$631

The federal income tax provision for the periods ending December 31, 2010, 2009 and 2008 include income tax benefits of $1,023,000, $1,311,000 and $497,000, respectively, for the utilization of American Independence Corp.’s federal NOL carryforwards.  American Independence Corp. recorded deferred tax benefits on discontinued operations of $40,000 for the period ending December 31, 2008, which were included in Loss on Disposition of Discontinued Operations, net of tax, in the Consolidated Statement of Operations

The tax effect of temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
DEFERRED TAX ASSETS:
Net liabilities associated with discontinued operations	$-	$43
Investments	742	679
Unpaid accruals	161	161
Property and equipment	141	141
Other	35	11
Compensation accruals	1,012	986
Derivative liability	908	681
Insurance reserves	131	166
Unrealized securities losses	(36)	281
Net operating loss carryforwards	97,655	98,177

Total gross deferred tax assets	100,749	101,326

Less valuation allowance	(86,059)	(86,384)

Net deferred tax assets	14,690	14,942

DEFERRED TAX LIABILITIES:
Goodwill	(516)	(282)
MGU partnership income	(3,924)	(3,388)
Total gross deferred tax liabilities	(4,440)	(3,670)
Net deferred tax asset	$10,250	$11,272

During the year ended December 31, 2010 and 2009 American Independence Corp. decreased its valuation allowance by $325,000 and $1,131,000, respectively, due to deferred tax on unrealized gains allocated to equity.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that American Independence Corp. will realize the benefits of these net deferred tax assets recorded at December 31, 2010.

At December 31, 2010, American Independence Corp. had federal NOL carryforwards of approximately $273,544,000 which expire as follows (in thousands):

Tax Year:
2019	$16,677
2020	70,827
2021	142,530
2022	41,252
2023	528
2024	2
2025	-
2026	354
2027	-
2028	2
2029	1,372
$273,544

At December 31, 2010, American Independence Corp. also had NOL carryforwards of approximately $25,814,000 for state income tax purposes, primarily in the State of California.  American Independence Corp. management believes that it is more likely than not that the state tax benefit of these net operating loss carryforwards will not be realized and has provided a valuation allowance against the full amount.

AMIC’s ability to utilize its federal NOL carrryforwards would be substantially reduced if AMIC were to undergo an “ownership change” within the meaning of Section 382(g)(1) of the Internal Revenue Code. AMIC will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during a three year ‘“testing period” by “5% stockholders.”  In order to reduce the risk of an ownership change, in November 2002, AMIC’s stockholders approved an amendment to its certificate of incorporation restricting transfers of shares of its common stock that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of AMIC’s NOL carryforwards and certain federal income tax credits.  The certificate of incorporation generally restricts any person from attempting to sell, transfer or dispose, or purchase or acquire any AMIC stock, if such transfer would affect the percentage of AMIC stock owned by a 5% stockholder.  Any person attempting such a transfer will be required, prior to the date of any proposed transfer, to request in writing that the board of directors review the proposed transfer and authorize or not authorize such proposed transfer.  Any transfer attempted to be made in violation of the stock transfer restrictions will be null and void.  In the event of an attempted or purported transfer involving a sale or disposition of capital stock in violation of stock transfer restrictions, the transferor will remain the owner of such shares.  Notwithstanding such transfer restrictions, there could be circumstances under which an issuance by AMIC of a significant number of new shares of common stock or other new class of equity security having certain characteristics (for example, the right to vote or convert into Common Stock) might result in an ownership change under the Code.

As of December 31, 2010, AMIC believes there were no material uncertain tax positions that would require disclosure under GAAP.

16.  Insurance Reserves

American Independence Corp. maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees and a portion of American Independence Corp.’s general expenses, for reported and unreported claims incurred as of the end of each accounting period. These loss reserves are based on actuarial assumptions and are maintained at levels that are in accordance with U.S. GAAP. Many factors could affect these reserves, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, American Independence Corp.’s reserves are necessarily based on estimates, assumptions and analysis of historical experience. American Independence Corp.’s results depend upon the variation between actual claims experience and the assumptions used in determining reserves and pricing products. Reserve assumptions and estimates require significant judgment and, therefore are inherently uncertain. American Independence Corp. cannot determine with precision the ultimate amounts that will be paid for actual claims or the timing of those payments.

Reserves are based on approved actuarial methods, but necessarily include assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments.

All of American Independence Corp.’s short-duration contracts are generated from its accident and health business, and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

	Year Ended
	December 31,
	2010	2009
	(In thousands)

Balance at a beginning of period	$29,286	$32,760
Less: reinsurance recoverables	(5,982)	(3,943)
Net balance at beginning of period	23,304	28,817
Amount incurred:
Current year	51,035	59,990
Prior years	(809)	(332)
Total	50,226	59,658
Amount paid, related to:
Current year	33,944	39,196
Prior years	20,388	25,975
Total	54,332	65,171
Net balance at end of period	19,198	23,304

Plus: reinsurance recoverables	5,800	5,982
Balance at end of period	$24,998	$29,286

The preceding schedule reflects (i) due and unpaid claims, (ii) claims in the course of settlement, (iii) estimated incurred but not reported reserves and (iv) the present value of amounts not yet due on claims. The incurred and paid data above reflects all activity for the year.  The amount incurred in 2010 for prior years of $(809,000) is a result of a redundancy of $1,355,000 of fully insured health reserves and of $340,000 of DBL reserves, offset by the re-estimation of unpaid losses on medical stop-loss reserves of $886,000.  The amount incurred in 2009 for prior years of $(332,000) is a result of a redundancy of $294,000 of medical stop-loss reserves and of $247,000 of DBL reserves, offset by the re-estimation of unpaid losses on fully insured health reserves of $209,000.  Fluctuations are generally the result of on-going analysis of recent loss development trends.

Medical stop-loss business is excess coverage with a short duration.  Predicting ultimate claims and estimating reserves in medical stop-loss is especially complicated due to the “excess of loss” nature of these products with very high deductibles applying to specific claims on any individual claimant and in the aggregate for a given group.  Fluctuations in results for specific coverage are primarily due to the severity and frequency of individual claims.  Due to the short-term nature of medical stop-loss, redundancies and deficiencies will typically emerge during the following year rather than over a number of years.

17.  Reinsurance

Independence American reinsures a portion of its direct business in order to limit the assumption of disproportionate risks.  Amounts not retained are ceded to other companies on an automatic basis.  Independence American is contingently liable with respect to reinsurance in the unlikely event that the assuming reinsurers are unable to meet their obligations.  The ceding of reinsurance does not discharge the primary liability of the original insurer to the insured.  At December 31, 2010, Independence American ceded to highly rated reinsurers.

The effect of reinsurance on insurance benefits and premiums earned is as follows (in thousands):

		ASSUMED	CEDED		% OF
		FROM	TO		AMOUNT
	DIRECT	OTHER	OTHER	NET	ASSUMED
	AMOUNT	COMPANIES	COMPANIES	AMOUNT	TO NET
Insurance Benefits:
Year ended December 31, 2010	$25,265	$31,467	$6,506	$50,226	63%
Year ended December 31, 2009	25,272	39,516	5,131	59,657	66%
Year ended December 31, 2008	24,684	46,430	1,000	70,114	66%

Premiums Earned:
Year ended December 31, 2010	$41,264	$45,315	$12,720	$73,859	61%
Year ended December 31, 2009	37,396	56,664	8,545	85,515	66%
Year ended December 31, 2008	32,342	66,911	2,269	96,984	69%

18.  Dividend Restrictions on Insurance Subsidiary

Dividends from Independence American to its parent, a subsidiary of AMIC, are subject to the prior notification to the Delaware Insurance Commissioner, if such dividends, together with the fair market value of other dividends or distributions made within the preceding twelve months, exceed the greater of (i) 10% of surplus as regards policyholders as of the preceding December 31 or (ii) net income, not including realized capital gains, for the twelve-month period ending the December 31 next preceding.  Such dividends may be paid as long as they have not been disapproved by the Delaware Insurance Commissioner within 30 days of its receipt of notice thereof.  Independence American paid dividends of $1,500,000 in 2010 and no dividends 2009.

Independence American’s statutory surplus was $47,392,000 (unaudited) as of December 31, 2010 and $44,215,000 as of December 31, 2009.  Independence American’s statutory net income was $2,697,000 (unaudited) for 2010, $2,760,000 for 2009, and $2,323,000 for 2008.

19.  Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) include (i) net income or loss reported in the Consolidated Statements of Operations, (ii) certain amounts reported directly in stockholders’ equity, principally the after-tax net unrealized gains and losses on investment securities available for sale including the subsequent increases and decreases in fair value of available-for-sale securities previously impaired, and (iii) effective April 1, 2009, the non-credit related component of other-than-temporary impairments of fixed maturities.

The comprehensive income (loss) for years 2010, 2009 and 2008 is summarized as follows (in thousands):

	Year Ended
	December 31,
	2010	2009	2008

Net income	$2,982	$3,166	$1,436
Unrealized holdings gains (losses) arising during the period	506	3,605	(4,897)
Reclassification adjustment for (gains) losses included in earnings	244	(275)	1,038
Reclassification of losses recognized as other-than-temporary impairments in earnings	179	-	1,006
Net unrealized gains (losses) on certain available-for-sale securities arising during the period	929	3,330	(2,853)
Comprehensive income (loss)	3,911	6,496	(1,417)
Comprehensive income attributable to non-controlling interests	(883)	(554)	(471)
Comprehensive income (loss) attributable to American Independence Corp.	$3,028	$5,942	$(1,888)

Accumulated other comprehensive income at December 31, 2010 and 2009 includes an adjustment of $99,000 related to the non-credit related component of other-than-temporary impairment losses recorded in connection with new accounting standards adopted on April 1, 2009.  No losses for other-than-temporary impairments were recognized in other comprehensive income since the adoption, in the second quarter of 2009, of the new accounting standards related to other-than-temporary impairments.
20.  Marketing Agreements

In February 2006, Independence American entered into an agreement (the “EDH Agreement”) with Employers Direct Health, Inc. (“EDH”).  Under the EDH Agreement, EDH began writing employer medical stop-loss for Independence American in 2006, and moved the majority of its existing block of employer-sponsored group major medical and medical stop-loss to Independence American during 2007.  The employer-sponsored group major medical product is part of American Independence Corp.’s fully insured health line of business.  Independence American paid EDH $2,500,000, which EDH simultaneously paid to IHC in consideration of IHC issuing 125,000 shares of IHC common stock (“IHC Stock”) to EDH.  As part of the EDH Agreement, an affiliate of EDH and Independence American agreed to a profit/loss sharing arrangement whereby Independence American will pay to, or receive from, such affiliate 35% of the underwriting profit or loss associated with the fully insured and medical stop-loss business written by Independence American through treaty year 2009.  For treaty year 2010, the profit/loss sharing percentage remained at 35% for fully insured business and increased to 50% for medical stop-loss business.  Accordingly, American Independence Corp. has recorded a profit sharing commission expense on the business underwritten in the twelve months period ended December 31, 2010.  The IHC stock is held by Independence American as collateral to satisfy EDH’s obligation under the profit/loss sharing agreement.

Derivative Liability

The EDH Agreement terminates on December 31, 2011; provided, it will automatically be extended to December 31, 2016, subject to satisfaction of certain conditions as to premium volume and profitability. Assuming these conditions are satisfied, EDH would be entitled to up to an additional $2,500,000 depending on the value of the IHC Stock as of December 31, 2011.  American Independence Corp. recorded a derivative liability (“EDH Derivative”) and an intangible asset on its balance sheet in the amount of $743,000 to account for the fair value of such contingent payment at closing.  The EDH Derivative is evaluated each quarter and is recorded in the Consolidated Balance Sheet as a liability at fair value.  The corresponding changes in unrealized gains or losses are reported in other income (loss) in the Consolidated Statements of Operations.

As a result of an actuarial evaluation of certain performance thresholds of EDH’s block of business, American Independence Corp. determined that such thresholds are not likely to be achieved.  Therefore, the fair value of the derivative liability representing the contingent payment to EDH was $0 as of December 31, 2010 and 2009.

The gain recognized on the derivative for the twelve months ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

		Amount of Gain
		Recognized in Income
		on Derivative
	Location of Gain	Year Ended
Derivatives Not Designated as	Recognized in Income on	December 31,
Hedging Instruments	Derivative	2010	2009	2008
EDH Derivative	Other income	$-	$205	$1,043
Total		$-	$205	$1,043

If the EDH Agreement is extended to December 31, 2016, subject to satisfaction of certain further conditions as to premium volume and profitability, EDH would be entitled to up to an additional $5,000,000 depending on the value of the IHC Stock as of December 31, 2016.  In addition, EDH could be entitled to a $1,000,000 bonus on December 31, 2013, subject to satisfaction of certain conditions as to premium volume and profitability.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to Independence Holding Company’s certificate of incorporation.

Independence Holding Company’s certificate of incorporation provides that Independence Holding Company shall indemnify to the full extent permitted by law and by the by-laws of the Corporation any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate is or was an officer, employee or agent of Independence Holding Company or serves or served any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee, agent or trustee at the express or implied request of Independence Holding Company. To the fullest extent permitted by Delaware law, such indemnity shall extend to the officers and Trustees of Independence Mortgage Trust, a Georgia business trust, as predecessor to Independence Holding Company.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Independence Holding Company may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Independence Holding Company or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Independence Holding Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits.

See the Exhibit Index.

(b)   Financial Statement Schedules.

See Index to IHC’s Consolidated Financial Statements and Schedules on page F-1

See Index to AMIC’s Consolidated Financial Statements and Schedules on page F-83.

(c)   Reports, Opinions and Appraisals.

None.

UNDERTAKINGS

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Independence Holding Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York , State of York, on June 16, 2011.

INDEPENDENCE HOLDING COMPANY

By:	/s/ Roy T.K. Thung
Roy T.K. Thung
Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/ David T. Kettig
David T. Kettig
Chief Operating Officer, Senior Vice President and Director (Principal Operating Officer)

By:	/s/ Teresa A. Herbert
Teresa A. Herbert
Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roy T.K. Thung, Adam C. Vandervoort and Teresa A. Herbert, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of Independence Holding Company), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of June 16, 2011:

/s/ Roy T.K. Thung	/s/ Steven B. Lapin
Roy T.K. Thung	Steven B. Lapin
Chief Executive Officer, President and	Vice Chairman of the Board of Directors
Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Larry R. Graber	/s/ David T. Kettig
Larry R. Graber	David T. Kettig
Senior Vice President – Life and Annuities	Chief Operating Officer, Senior Vice President
and Director	and Director

/s/ Allan C. Kirkman	/s/ John L. Lahey
Allan C. Kirkman	John L. Lahey
Director	Director

/s/ James G. Tatum
James G. Tatum
Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1
Restated Certificate of Incorporation of Independence Holding Company, filed August 9, 1996 (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 1996), as amended by a Certificate of Amendment filed July 29, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 29, 2004).

3.2	By-laws of Independence Holding Company as (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2007).
5.1**	Opinion of Adam C. Vandervoort, Esq.
10.1
Indemnity Agreement, dated as of May 16, 2008, by and among Independence Holding Company, Mr. Stephen A. Wood, Mr. Scott M. Wood, SAW Trust, dated April 1, 1991 and SAW Trust I, dated November 1, 1986.  (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 23, 2008 and incorporated herein by reference.)

10.2
Independence Holding Company 2006 Stock Incentive Plan (the “2006 Plan”), Form of Stock Option Agreement pursuant to the 2006 Plan, Form of Restricted Share Award Agreement pursuant to the 2006 Plan and Form of Share Appreciation Rights Award Agreement pursuant to the 2006 Plan. (The 2006 Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 21, 2006 and is incorporated herein by reference; the form of stock option agreement was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on June 21, 2006 and is incorporated herein by reference; the form of restricted share award agreement was filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on June 21, 2006 and is incorporated herein by reference; and the form of share appreciation rights award agreement was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on June 21, 2006 and is incorporated herein by reference.)

10.3
Independence Holding Company 2003 Stock Incentive Plan (the “2003 Plan”), as amended and Form of Restricted Stock Grant Agreement pursuant to the 2003 Plan. (The 2003 Plan was filed as Exhibit A to our Definitive Proxy Statement, Commission File No. 0-10306, and is incorporated herein by reference; the First Amendment to the 2003 Plan was filed as Exhibit 10(iii)(A)(7)(a) to our Current Report on Form 8-K filed with the SEC on April 14, 2005 and is incorporated herein by reference; and the form of restricted stock grant agreement was filed as Exhibit 10(iii)(A).8-2 to our Annual report on Form 10-K for the year ended December 31, 2005 and is incorporated herein by reference.)

10.4
Independence Holding Company 1988 Stock Incentive Plan, as amended (the “1988 Plan”), Form of Stock Option Agreement pursuant to the 1988 Plan and Form of Stock Appreciation Rights Agreement pursuant to the 1988 Plan. (The 1988 Plan was filed as Exhibit A to our Definitive Proxy Statement, Commission File No. 0-10306, and is incorporated herein by reference; the First Amendment to the 1988 Plan was filed as Exhibit 10(iii)(A)(5) to the Company Annual Report on Form 10-K for the year ended December 31, 1997 and is incorporated herein by reference; the form of stock option agreement was filed as a Exhibit to our Annual Report on Form 10-K for the year ended December 31, 1988 and is incorporated herein by reference; the form of stock appreciation rights agreement was filed as Exhibit 10(iii)(A)(6) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.)

10.5
2006 Deferred Compensation Agreements for Performance Bonus, dated as of June 15, 2006, between Independence Holding Company and, respectively, Ms. Teresa A. Herbert, Mr. David T. Kettig and Mr. Jeffrey C. Smedsrud. (Filed, respectively, as Exhibit 10(iii)(A).9-3, Exhibit 10(iii)(A).9-4 and Exhibit 10(iii)(A).9-5 to our Current Report on Form 8-K filed with the SEC on June 21, 2006, and incorporated herein by reference.)

10.6
2005 Deferred Compensation Agreements for Performance Bonus, dated as of June 17, 2005, between Independence Holding Company and, respectively, Ms. Teresa A. Herbert and Mr. David T. Kettig. (Filed, respectively, as Exhibit 10(iii)(A)(8)(a) and Exhibit 10(iii)(A)(8)(b) to our Current Report on Form 8-K filed with the SEC on June 22, 2005, and incorporated herein by reference.)

10.7
Retirement Benefit Agreement, dated as of September 30, 1991, between Independence Holding Company and Mr. Roy T.K. Thung, as amended. (Filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference; Amendment No. 1 filed as Exhibit 10(iii)(A)(4a) to our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference; Amendment No. 2 filed as Exhibit 10(iii)(4)(b) to our Current Report on Form 8-K filed with the SEC on June 22, 2005 and incorporated herein by reference; Amendment No. 3 filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2009 and incorporated herein by reference.)

10.8
Senior Leadership Team Annual Cash Bonus Plan, effective as of November 9, 2005.  (Filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 10, 2005 and incorporated herein by reference.)

10.9
Officer Employment Agreement, by and among Independence Holding Company, Standard Security Life Insurance Company of New York and Mr. David T. Kettig, dated as of April 18, 2011.  (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 22, 2011 and incorporated herein by reference.)

10.10
Officer Employment Agreement, by and among Independence Holding Company, Madison National Life Insurance Company, Inc. and Mr. Larry R. Graber, dated as of April 18, 2011.  (Filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on April 22, 2011 and incorporated herein by reference.)

10.11
Officer Employment Agreement, by and among Independence Holding Company, IHC Health Solutions, Inc. and Mr. Jeffrey C. Smedsrud, dated as of April 18, 2011.  (Filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on April 22, 2011 and incorporated herein by reference.)

10.12
Officer Employment Agreement, by and among Independence Holding Company, Actuarial Management Corporation and Mr. Bernon R. Erickson, Jr., dated as of April 18, 2011.  (Filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on April 22, 2011 and incorporated herein by reference.)

10.13
Officer Employment Agreement, by and between Independence Holding Company and Ms. Teresa A. Herbert, dated as of April 18, 2011.  (Filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on April 22, 2011 and incorporated herein by reference.)

12.1**	Computation of Ratio of Earnings to Fixed Charges.
21	Subsidiaries of Independence Holding Company, as of March 16, 2010. (Filed as Exhibit 21 to our Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference.)
23.1**	Consent of Adam C. Vandervoort, Esq. (included in his opinion in Exhibit 5.1).
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24.1**	Power of Attorney (set forth on the signature page of this Registration Statement).
99.1**	Form of Letter of Transmittal.
99.2**	Form of Notice of Guaranteed Delivery.
99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4**	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.
**	Previously filed.

SCHEDULE I

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
SUMMARY OF INVESTMENTS – OTHER THAN INVESTMENTS IN RELATED PARTIES
DECEMBER 31, 2010

			AMOUNT
			SHOWN IN
			BALANCE
TYPE OF INVESTMENT	COST	VALUE	SHEET
	(In thousands)
FIXED MATURITIES:
United States Government and Government agencies and authorities	$26,686	$27,192	$27,192
GSEs(1)	70,199	70,527	70,527
States, municipalities and political subdivisions	365,578	359,490	359,490
Public utilities	6,661	6,734	6,734
All other debt securities	325,676	329,713	329,713

TOTAL FIXED MATURITIES	794,800	793,656	793,656

EQUITY SECURITIES:
Common stock	4,600	4,669	4,669
Non-redeemable preferred stocks	41,320	43,404	43,404

TOTAL EQUITY SECURITIES	45,920	48,073	48,073

Short-term investments	53	53	53
Securities purchased under agreements to resell	41,081	41,081	41,081
Investment partnership interests	6,364	6,364	6,364
Operating partnership interests	6,138	6,138	6,138
Policy loans	23,216	23,216	23,216
Investment in trust subsidiaries	1,146	1,146	1,146

TOTAL INVESTMENTS	$918,718	$919,727	$919,727

(1) Government-sponsored enterprise securities consist of Federal National Mortgage Association mortgage-backed securities and other fixed maturity securities issued by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association.

SCHEDULE II

INDEPENDENCE HOLDING COMPANY
BALANCE SHEETS
(PARENT COMPANY ONLY)

	DECEMBER 31,
	2010	2009
	(In thousands, except share data)

ASSETS:
Cash and cash equivalents	$601	$453
Fixed maturities, available-for-sale	771	3,521
Other investments	6,323	5,665
Investments in continuing consolidated subsidiaries	310,814	235,473
Investment in AMIC	-	11,549
Taxes receivable	13,626	12,387
Goodwill	228	1,997
Other assets	59	129

TOTAL ASSETS	$332,422	$271,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and other liabilities	$4,207	$4,378
Amounts due to consolidated subsidiaries, net	23,269	18,540
Income taxes payable	5,374	4,671
Net liabilities related to discontinued operations	771	1,546
Junior subordinated debt securities	38,146	38,146
Dividends payable	381	386

TOTAL LIABILITIES	72,148	67,667

STOCKHOLDERS’ EQUITY:
Preferred stock (none issued)	-	-
Common stock, $1.00 par value, 20,000,000 shares authorized; 15,472,020 and 15,459,720 shares issued, 15,232,865 and 15,426,965 shares outstanding	15,472	15,460
Paid-in capital	101,003	100,447
Accumulated other comprehensive income (loss)	633	(7,104)
Treasury stock, at cost; 239,155 and 32,755 shares	(1,917)	(326)
Retained earnings	115,437	94,490

TOTAL IHC’S STOCKHOLDERS’ EQUITY	230,628	202,967
NONCONTROLLING INTERESTS IN SUBSIDIARIES	29,646	540

TOTAL EQUITY	260,274	203,507

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$332,422	$271,174

The financial information of Independence Holding Company (Parent Company Only) should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

SCHEDULE II

(Continued)

INDEPENDENCE HOLDING COMPANY
STATEMENTS OF OPERATIONS
(PARENT COMPANY ONLY)

	2010	2009	2008
	(In thousands)

REVENUES:
Net investment income (expense)	$746	$1,298	$(2,194)
Net realized investment gains (losses)	62	(2)	(38)
Other-than-temporary impairment losses	-	(1,735)	-
Other income	3,142	3,357	2,986

	3,950	2,918	754

EXPENSES:
Interest expense on debt	1,589	2,269	2,993
General and administrative expenses	3,805	4,229	3,052

	5,394	6,498	6,045

Loss before tax benefit	(1,444)	(3,580)	(5,291)
Income tax benefit	(559)	(1,446)	(1,918)

Loss before equity in net income (loss) of subsidiaries	(885)	(2,134)	(3,373)
Equity in net income (loss) of subsidiaries	24,554	(5,299)	(21,205)

Income (loss) from continuing operations	23,669	(7,433)	(24,578)

Discontinued operations:
Income (loss) from discontinued operations	(256)	301	644

Net income (loss)	23,413	(7,132)	(23,934)

(Income) loss from noncontrolling interests in subsidiaries	(1,676)	10	94

Net loss attributable to IHC	$21,737	$(7,122)	$(23,840)

The financial information of Independence Holding Company (Parent Company Only) should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

SCHEDULE II

(Continued)

INDEPENDENCE HOLDING COMPANY
STATEMENTS OF CASH FLOWS
(PARENT COMPANY ONLY)

	2010	2009	2008
	(In thousands)

CASH FLOWS PROVIDED BY (USED BY)
OPERATING ACTIVITIES:
Net income (loss)	$23,413	$(7,132)	$(23,934)
Adjustments to net income (loss):
Equity in net (income) loss of subsidiaries	(24,554)	5,299	21,205
(Income) loss from discontinued operations	256	(301)	(644)
Other	(640)	(248)	(1,940)
Changes in other assets and liabilities	368	6,223	1,091

Net change in cash from operating activities	(1,157)	3,841	(4,222)

CASH FLOWS PROVIDED BY (USED BY)
INVESTING ACTIVITIES:
Decrease in investments in and advances to consolidated subsidiaries	1,762	2,500	1,563
Purchases of fixed maturities	(2,567)	(5,007)	-
Sales of fixed maturities	5,377	1,501	-
Net distributions from other investments	(659)	(1,174)	2,358
Other	(199)	-	-

Net change in cash from investing activities	3,714	(2,180)	3,921

CASH FLOWS PROVIDED BY (USED BY)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	1	1,401
Repurchases of common stock	(1,591)	-	(133)
Exercises of common stock options	-	-	173
Excess tax benefits from exercises of common stock options and vesting of restricted stock	(51)	(720)	(363)
Dividends paid	(767)	(746)	(768)

Net change in cash from financing activities	(2,409)	(1,465)	310

Net change in cash and cash equivalents	148	196	9
Cash and cash equivalents, beginning of year	453	257	248

Cash and cash equivalents, end of year	$601	$453	$257

The financial information of Independence Holding Company (Parent Company Only) should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

SCHEDULE III
INDEPENDENCE HOLDING COMPANY
SUPPLEMENTARY INSURANCE INFORMATION
(In thousands)

		FUTURE
		POLICY		OTHER			INSURANCE	AMORTIZATION	SELLING
	DEFERRED	BENEFITS,	UNEARNED	POLICY-	NET	NET	BENEFITS,	OF DEFERRED	GENERAL &	NET
	ACQUISITION	LOSSES &	PREMIUMS	HOLDERS’	PREMIUMS	INVESTMENT	CLAIMS &	ACQUISITION	ADMINISTRATIVE	PREMIUMS
	COSTS	CLAIMS	(3)	FUNDS	EARNED	INCOME (1)	RESERVES	COSTS	EXPENSES (2)	WRITTEN
December 31, 2010
Medical Stop-Loss	$-	64,339	-	-	121,156	4,080	89,968	-	38,808	$121,156
Fully Insured Health	87	34,540	1,452	589	120,818	1,454	81,676	28	65,854	120,598
Group disability; life, annuities and DBL	4,015	249,937	2,336	26	55,828	9,668	41,440	497	17,389	55,791
Individual life, annuities and other	39,363	547,527	255	19,580	28,344	25,839	38,234	5,718	12,472	28,340
Corporate	-	-	-	-	-	760	-	-	5,120	-
	$43,465	896,343	4,043	20,195	326,146	41,801	251,318	6,243	139,643	$325,885

December 31, 2009
Medical Stop-Loss	$-	71,504	-	-	127,724	3,690	92,899	-	36,513	$127,724
Fully Insured Health	115	34,721	2,065	506	84,698	789	58,500	28	65,255	84,395
Group disability; life, annuities and DBL	4,003	234,986	2,108	44	54,896	9,657	39,270	364	18,251	54,988
Individual life, annuities and other	40,126	552,267	9,044	19,967	27,481	28,070	34,565	5,127	14,644	27,476
Corporate	-	-	-	-	-	1,314	-	-	4,707	-
	$44,244	893,478	13,217	20,517	294,799	43,520	225,234	5,519	139,370	$294,583
December 31, 2008
Medical Stop-Loss	$-	89,684	-	-	159,392	4,273	117,076	-	43,823	$159,392
Fully Insured Health	144	38,197	1,921	385	81,020	895	51,559	80	69,057	79,755
Group disability; life, annuities and DBL	5,115	214,440	1,824	59	46,957	10,323	33,718	149	16,441	46,992
Individual life, annuities and other	57,142	570,654	12,982	21,444	29,919	31,306	38,184	6,116	11,824	29,912
Corporate	-	-	-	-	-	(2,753)	-	-	2,861	-
	$62,401	912,975	16,727	21,888	317,288	44,044	240,537	6,345	144,006	$316,051

(1)	Net investment income is allocated between product lines based on the mean reserve method.
(2)
Where possible, direct operating expenses are specifically identified and charged to product lines. Indirect expenses are allocated based on time studies; however, other acceptable methods of allocation might produce different results.

(3)
2009 and 2008 include $8,847,000 and $12,781,000, respectively, of unearned premium reserves related to the co-insurance agreement for the sale of the Company’s credit segment.  In 2010, these reserves were transferred in accordance with an assumption reinsurance agreement.

SCHEDULE IV

AMERICAN INDEPENDENCE CORP. AND SUBSIDIARIES
SUMMARY OF INVESTMENTS – OTHER THAN INVESTMENTS IN RELATED PARTIES
AS OF DECEMBER 31, 2010
(In thousands)

			AMOUNT
			SHOWN ON
	AMORTIZED	FAIR	BALANCE
TYPE OF INVESTMENT	COST	VALUE	SHEET

FIXED MATURITIES:
BONDS:
Corporate securities	$15,850	$15,769	$15,769
Collateralized mortgage obligations (CMO) - residential	2,021	2,193	2,193
CMO - commercial	579	323	323
States, municipalities and political subdivisions	17,239	17,064	17,064
U.S. Government	10,137	10,296	10,296
Government sponsored enterprise (GSE)	7,678	7,818	7,818
Agency mortgage backed pass through securities (MBS)	256	273	273

TOTAL FIXED MATURITIES	53,760	53,736	53,736

EQUITY SECURITIES
Common stock	604	610	610
Preferred stock with maturities	273	327	327
Preferred stock without maturities	2,993	3,060	3,060

TOTAL EQUITY SECURITIES	3,870	3,997	3,997

Securities purchased under agreements to resell	6,716	6,716	6,716

TOTAL INVESTMENTS	$64,346	$64,449	$64,449